Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO THE ABL CREDIT AGREEMENT
This Fifth Amendment to the ABL Credit Agreement (this “Amendment”) is dated as of February 26, 2024 and is entered into by and between Williams Scotsman, Inc., a Maryland corporation (the “Administrative Borrower”), and Bank of America, N.A., as administrative agent and collateral agent for itself and the other Secured Parties (collectively, in such capacities, the “Agent”).
RECITALS
WHEREAS, reference is made to the ABL Credit Agreement, dated as of July 1, 2020 (as amended by the First Amendment to the ABL Credit Agreement, dated as of December 2, 2020, the LIBOR Transition Amendment, dated as of December 6, 2021, the Third Amendment to the ABL Credit Agreement, dated as of December 16, 2021, the Fourth Amendment to the ABL Credit Agreement, dated as of June 30, 2022, and as further amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing ABL Credit Agreement”, and as amended by this Amendment, the “Amended ABL Credit Agreement”), among the Administrative Borrower, Holdings, the Borrowers and Guarantors party thereto from time to time, the Lenders and Fronting Banks party thereto from time to time, and Bank of America, N.A., as the Agent;
WHEREAS, the Agent has determined that a Scheduled Unavailability Date (as defined in the Existing ABL Credit Agreement) will occur with respect to the Canadian BA Rate (as defined in the Existing ABL Credit Agreement) on June 28, 2024; and
WHEREAS, pursuant to Section 3.6(c) of the Existing ABL Credit Agreement, the Agent and the Administrative Borrower have elected to amend the Existing ABL Credit Agreement pursuant to this Amendment for the purpose of replacing the Canadian BA Rate with the Daily Simple CORRA Rate (to be replaced by the Term CORRA Rate upon the occurrence of the Term CORRA Activation Date) as the Successor Rate to the Canadian BA Rate.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Capitalized terms used but not defined herein (including in the introductory paragraph hereof and the recitals hereto) shall have the meanings assigned to such terms in the Amended ABL Credit Agreement.
Section 2.Amended ABL Credit Agreement.
(a)Subject to the occurrence of the Fifth Amendment Effective Date, the Existing ABL Credit Agreement shall hereby be amended as set forth in the Amended ABL Credit Agreement, to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and (ii) add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case as set forth in Annex I hereto.
(b)Effective as of the Fifth Amendment Effective Date, each of Exhibits D and E to the Existing ABL Credit Agreement shall hereby be replaced in its entirety as set forth in Annex II hereto and shall act as the corresponding Exhibits to the Amended ABL Credit Agreement (for the avoidance of doubt, all other Schedules and Exhibits to the Existing ABL Credit Agreement, as applicable, shall remain in full force and effect in the form attached to the

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Existing ABL Credit Agreement prior to the Fifth Amendment Effective Date and shall act as the corresponding Schedules and Exhibits to the Amended ABL Credit Agreement).
Section 3.Existing Canadian BA Rate Loans. Notwithstanding anything set forth in the Existing ABL Credit Agreement or the Amended ABL Credit Agreement, all outstanding Canadian BA Rate Loans (as defined in the Existing ABL Credit Agreement) (“Existing Canadian BA Rate Loans”) on the Fifth Amendment Effective Date immediately prior to giving effect to this Amendment shall remain outstanding under the Amended Credit Agreement as Canadian BA Rate Loans until the expiration of then current Interest Period applicable to such Existing Canadian BA Rate Loans, at which time such Existing Canadian BA Rate Loans shall be converted in full (the “Specified Conversion”) to Canadian Prime Rate Loans or Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) or Term CORRA Rate Loans (from and after the Term CORRA Activation Date), as applicable, in accordance with the terms of the Amended ABL Credit Agreement (unless such Existing Canadian BA Rate Loans are converted to Canadian Prime Rate Loans or Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) or Term CORRA Rate Loans (from and after the Term CORRA Activation Date), as applicable, in accordance with the terms of the Amended ABL Credit Agreement at an earlier date that is on or after the Fifth Amendment Effective Date). Any such Existing Canadian BA Rate Loans shall continue to be governed by the relevant provisions of the Existing ABL Credit Agreement applicable to Canadian BA Rate Loans until the earlier of (i) the repayment of such Existing Canadian BA Rate Loans and (ii) the conversion of such Existing Canadian BA Rate Loans to Canadian Prime Rate Loans or Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) or Term CORRA Rate Loans (from and after the Term CORRA Activation Date), as applicable, pursuant to the Specified Conversion. For the avoidance of doubt and notwithstanding anything set forth in the Existing ABL Credit Agreement or the Amended ABL Credit Agreement, (i) prior to the Fifth Amendment Effective Date, the Borrowers may not borrow any Revolver Loans as Daily Simple CORRA Rate Loans or Term CORRA Rate Loans or convert any Revolver Loans to Daily Simple CORRA Rate Loans or Term CORRA Rate Loans and (ii) on and after the Fifth Amendment Effective Date, the Borrowers may not borrow any Revolver Loans as Canadian BA Rate Loans or convert any Revolver Loans to Canadian BA Rate Loans or continue any Existing Canadian BA Rate Loans.
Section 4.Conditions to Effectiveness of Amendment.
The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the date of the satisfaction of such conditions precedent being referred to herein as the “Fifth Amendment Effective Date”):
(i)Execution. The Agent executing this Amendment and receiving a duly executed counterpart of this Amendment from the Administrative Borrower;
(ii)Negative Consent. The Agent not having received from Lenders comprising the Required Lenders (as determined in accordance with Section 3.6 of the Existing ABL Credit Agreement) by 5:00 p.m. (Local Time) on the fifth Business Day after the Agent shall have posted this Amendment to all Lenders and the Administrative Borrower written notice that such Required Lenders object to this Amendment; and
(iii)Fees and Expenses. Prior to or substantially concurrently with the Fifth Amendment Effective Date, the Administrative Borrower having paid (or having caused to be paid) to the Agent all reasonable out-of-pocket expenses with respect to this Amendment required to be paid on the Fifth Amendment Effective Date pursuant to the provisions of the Existing ABL Credit Agreement, to the extent invoiced at least two Business Days prior to the Fifth Amendment Effective Date (except as otherwise agreed to by the Administrative Borrower).

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Section 5.Reaffirmation. The Administrative Borrower, on behalf of each Loan Party, hereby (i) ratifies and affirms all the provisions of the Existing ABL Credit Agreement and the other Loan Documents as amended hereby, (ii) agrees that the terms and conditions of the Existing ABL Credit Agreement, the Security Documents and the other Loan Documents, including the guarantee and security provisions set forth therein, shall continue in full force and effect as amended hereby, and shall not be impaired or limited by the execution or effectiveness of this Amendment and (iii) acknowledges and agrees that the Collateral continues to secure, to the fullest extent possible in accordance with the Existing ABL Credit Agreement as amended hereby, the payment and performance of the applicable Secured Obligations in accordance with the Existing ABL Credit Agreement as amended hereby. The terms and conditions of the Guarantee and the Security Documents are hereby reaffirmed by the Administrative Borrower on behalf of the Loan Parties.
Section 6.Representations and Warranties. To induce the Agent to enter into this Amendment, the Administrative Borrower hereby represents and warrants to the Agent and Lenders that the following statements are true and correct:

(a)the Administrative Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Amendment and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment;

(b)the Administrative Borrower has duly executed and delivered this Amendment and this Amendment constitutes the legal, valid and binding obligation of the Administrative Borrower enforceable in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement or similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(c)neither the execution, delivery or performance by the Administrative Borrower of this Amendment nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby will (i) contravene any material provision of any Applicable Law applicable to the Administrative Borrower, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Administrative Borrower (other than Liens created under the Loan Documents and Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Administrative Borrower is a party or by which it or any of its property or assets is bound, (iii) violate any provision of the Organizational Documents of the Administrative Borrower or (iv) violate any provision of the 2025 Senior Secured Notes or the 2028 Senior Secured Notes.

Section 7.Effect on the Loan Documents.
(a)As of the Fifth Amendment Effective Date, each reference in the Existing ABL Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the “Credit Agreement” (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Amended ABL Credit Agreement.
(b)Except as specifically amended herein, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

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(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender, any Fronting Bank or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents, except as expressly contemplated hereby. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing ABL Credit Agreement or any other Loan Document or instruments securing the same, which shall remain in full force and effect as modified hereby.
(d)The parties hereto acknowledge and agree that, on and after the Fifth Amendment Effective Date, this Amendment shall constitute a Loan Document for all purposes of the Amended ABL Credit Agreement.
Section 8.GOVERNING LAW. THIS AMENDMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AMENDMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 9.Miscellaneous.
(1) This Amendment is binding and enforceable as of the Fifth Amendment Effective Date against each party hereto and their respective successors and permitted assigns.
(2) Section headings used in this Amendment are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
(3) Each of the parties hereto hereby agrees that Sections 13.6, 13.8, 13.14, 13.15 and 13.16 of the Existing ABL Credit Agreement are incorporated by reference herein, mutatis mutandis, and shall have the same force and effect with respect to this Amendment as if originally set forth herein.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers or representatives as of the day and year first above written.

WILLIAMS SCOTSMAN, INC.,
as Administrative Borrower

By:	/s/ Timothy D. Boswell
Name: Timothy D. Boswell
President & Chief Financial Officer

[Signature Page to Fifth Amendment to the ABL Credit Agreement]

BANK OF AMERICA, N.A.,
as Agent

By:	/s/ Gregory Kress
Name: Gregory Kress
Title: Senior Vice President

[Signature Page to Fifth Amendment to the ABL Credit Agreement]

Annex I

Amended ABL Credit Agreement

(see attached)

[Annex I]

Annex I

EXECUTION VERSION
Conformed through Fifth Amendment dated as of February 26, 2024

ABL CREDIT AGREEMENT
Dated as of July 1, 2020,
as amended as of December 2, 2020,
as further amended as of December 6, 2021,
as further amended as of December 16, 2021,
as further amended as of June 30, 2022,
and as further amended as of the Fifth Amendment Effective Date among

WILLIAMS SCOTSMAN HOLDINGS CORP.,
as Holdings,

WILLIAMS SCOTSMAN, INC.,
as Administrative Borrower,

Each of those entities listed on Schedule 1,
as Initial Borrowers and Initial Guarantors,

certain other Persons party hereto from time to time as Borrowers or Guarantors,

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,

and

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent
_______________________________________________________________

BOFA SECURITIES, INC.,
JPM MORGAN CHASE BANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and as Joint Bookrunners,

and

M&T BANK,
MUFG BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION,
BANK OF THE WEST,
ING CAPITAL LLC,
DEUTSCHE BANK AG, NEW YORK BRANCH,
NYCB SPECIALTY FINANCE COMPANY, LLC,
BMO CAPITAL MARKETS CORP.,
as Joint Bookrunners

4.3	Number and Amount of Interest Period Loans; Determination of Rate	142
4.4	Administrative Borrower	142
4.5	Effect of Termination	142

SECTION 5.	PAYMENTS	142
5.1	General Payment Provisions	142
5.2	Repayment of Obligations	143
5.3	Payment of Other Obligations	144
5.4	Marshaling; Payments Set Aside	144
5.5	Post-Default Allocation of Payments	144
5.6	Application of Payments	146
5.7	Loan Account; Account Stated	146
5.8	Taxes	146
5.9	Lender Tax Information	149
5.1	Guarantees	153
5.11	Currency Matters	155
5.12	Release of Guarantors	156
5.13	Keepwell	156

SECTION 6.	CONDITIONS PRECEDENT	156
6.1	[Reserved]	156
6.2	Conditions Precedent to All Credit Extensions after the Closing Date	156

SECTION 7.	COLLATERAL ADMINISTRATION	157
7.1	Administration of Accounts	157
7.2	Administration of Rental Equipment, Equipment and Inventory	157
7.3	Administration of Deposit Accounts	158
7.4	General Provisions	159
7.5	Cash Collateral	160

SECTION 8.	REPRESENTATIONS AND WARRANTIES	161
8.1	General Representations and Warranties	161

SECTION 9.	COVENANTS AND CONTINUING AGREEMENTS	167
9.1	Affirmative Covenants	167
9.2	Negative Covenants	181
9.3	Consolidated Fixed Charge Coverage Ratio	200

SECTION 10.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	200
10.1	Events of Default	200
10.2	Cure Right	204

10.3	Setoff	205
10.4	Remedies Cumulative; No Waiver	205
10.5	Judgment Currency	206

SECTION 11.	AGENT	206
11.1	Appointment, Authority and Duties of Agent	206
11.2	Agreements Regarding Collateral and Field Examination Reports	208
11.3	Reliance By Agent	209
11.4	Action Upon Default	209
11.5	Ratable Sharing	209
11.6	Indemnification of Agent Indemnitees	210
11.7	Limitation on Responsibilities of Agent	210
11.8	Successor Agent and Co-Agents	211
11.9	Due Diligence and Non-Reliance	212
11.1	Remittance of Payments and Collections	212
11.11	Agent in its Individual Capacity	213
11.12	ERISA Matters	213
11.13	Bank Product Providers	214
11.14	No Third Party Beneficiaries	214
11.15	Agent May File Proofs of Claim	214
11.16	Recovery of Erroneous Payments	215

SECTION 12.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	215
12.1	Successors and Assigns	215
12.2	Participations	215
12.3	Assignments	216

SECTION 13.	MISCELLANEOUS	219
13.1	Consents, Amendments and Waivers	219
13.2	Indemnity	221
13.3	Notices and Communications	221
13.4	Performance of Loan Parties’ Obligations	222
13.5	Credit Inquiries	222
13.6	Severability	222
13.7	Cumulative Effect; Conflict of Terms; Headings	223
13.8	Counterparts	223
13.9	Entire Agreement	223
13.1	Relationship with Lenders	223
13.11	No Advisory or Fiduciary Responsibility	224
13.12	Confidentiality	224
v

13.13	GOVERNING LAW	225
13.14	Consent to Forum; Process Agent	225
13.15	Process Agent	225
13.16	Waivers by Loan Parties	225
13.17	Patriot Act Notice	226
13.18	Canadian Anti-Money Laundering Legislation	226
13.19	Know Your Customer	226
13.2	Acknowledgement Regarding Any Supported QFCs	227
13.21	Reinstatement	228
13.22	Nonliability of Lenders	228
13.23	Certain Provisions Regarding Perfection of Security Interests	228
13.24	Acknowledgement and Consent to Bail-In	228

LIST OF EXHIBITS AND SCHEDULES
Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Multicurrency Facility Note
Exhibit B-2 Exhibit C	Form of US Facility Note Form of Compliance Certificate
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Notice of Conversion/Continuation
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Joinder Agreement
Exhibit I-1	Form of Non-Bank Certificate for Non-Partnership
Exhibit I-2	Form of Non-Bank Certificate for Partnership
Exhibit J	Form of Intercreditor Agreement
Exhibit K	Form of Security Agreement
Exhibit L	Form of Intercompany Note
Exhibit M	Form of Existing Borrowing Base Certificate

Schedule 1 Schedule 1.1(a)	Initial Borrowers and Initial Guarantors Letter of Credit Commitments
Schedule 1.1(b)	Existing Letters of Credit
Schedule 2.1.1(a)	Multicurrency Facility Commitment
Schedule 2.1.1(b)	US Facility Commitment
Schedule 6.1(a)	Other Loan Documents
Schedule 7.3	Deposit Accounts
Schedule 7.4.1	Location of Collateral
Schedule 8.1.3 Schedule 8.1.4	Material Debt Litigation
Schedule 8.1.12	Subsidiaries/Excluded Subsidiaries
Schedule 8.1.22 Schedule 9.1.10	Labor Matters Permitted Transactions with Affiliates
Schedule 9.1.15	Post-Closing Actions
Schedule 9.2.1	Existing Indebtedness
Schedule 9.2.2	Existing Liens
Schedule 9.2.5	Permitted Investments
Schedule 9.2.10	Permitted Burdensome Agreements
Schedule 13.3.1	Notice Addresses

ABL CREDIT AGREEMENT
    THIS ABL CREDIT AGREEMENT is dated as of July 1, 2020 (as amended by the First Amendment, the LIBOR Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment), among WILLIAMS SCOTSMAN HOLDINGS CORP., a Delaware corporation, as Holdings (in such capacity, “Holdings”), WILLIAMS SCOTSMAN, INC., a Maryland corporation (“WS”), as Administrative Borrower (as defined in Section 1 hereof), each of the parties listed on Schedule 1 attached hereto as an Initial Borrower (in such capacity, the “Initial Borrowers”), each of the parties listed on Schedule 1 attached hereto as an Initial Guarantor (in such capacity, the “Initial Guarantors”), certain other Persons party hereto from time to time as Borrowers or Guarantors, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”) and BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral agent and administrative agent for itself and the other Secured Parties (as defined herein) (together with any successor agent appointed pursuant to Section 11.8, including any branches from which such successor agent acts in such capacity, the “Agent”).
R E C I T A L S:
A.    Pursuant to the terms and conditions set forth in the Acquisition Agreement (as defined below), the Administrative Borrower acquired (the “Acquisition”), by way of a merger of one of its subsidiaries, all the issued and outstanding equity interests of Mobile Mini, Inc., a Delaware corporation (“MMI”), in accordance with and pursuant to the Acquisition Agreement.
B.    The Borrowers have requested that the Lenders make available to the Borrowers the Revolver Commitments (as defined below) as described herein.
C.    The Lenders have indicated their willingness to provide the Revolver Commitments on the terms and conditions set forth herein.
NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms have the meanings set forth below:
“2025 Senior Secured Notes”: the $526,500,000 in aggregate principal amount of 6.125% Senior Secured Notes due 2025 of the Administrative Borrower (as successor to Williams Scotsman International, Inc.) issued under the 2025 Senior Secured Notes Indenture.
“2025 Senior Secured Notes Collateral Agent”: Deutsche Bank Trust Company Americas, in its capacity as collateral agent under the 2025 Senior Secured Notes Indenture, and its successors and assigns.
“2025 Senior Secured Notes Documents”: the 2025 Senior Secured Notes Indenture, the 2025 Senior Secured Notes, and the 2025 Senior Secured Notes Security Documents.
“2025 Senior Secured Notes Guarantors”: the guarantors from time to time party to the 2025 Senior Secured Notes Indenture or any other 2025 Senior Secured Notes Document.
“2025 Senior Secured Notes Indenture”: the Indenture dated as of June 15, 2020 among the Administrative Borrower (as successor to Williams Scotsman International, Inc.), the 2025

Senior Secured Notes Trustee, the 2025 Senior Secured Notes Collateral Agent and the 2025 Senior Secured Notes Guarantors.
“2025 Senior Secured Notes Security Documents”: the “Security Documents,” as defined in the 2025 Senior Secured Notes Indenture.
“2025 Senior Secured Notes Trustee”: Deutsche Bank Trust Company Americas, in its capacity as trustee under the 2025 Senior Secured Notes Indenture, and its successors and assigns.
“2028 Senior Secured Notes”: the $500,000,000 in aggregate principal amount of 4.625% Senior Secured Notes due 2028 of the Administrative Borrower (as successor to Williams Scotsman International, Inc.) issued under the 2028 Senior Secured Notes Indenture.
“2028 Senior Secured Notes Collateral Agent”: Deutsche Bank Trust Company Americas, in its capacity as collateral agent under the 2028 Senior Secured Notes Indenture, and its successors and assigns.
“2028 Senior Secured Notes Documents”: the 2028 Senior Secured Notes Indenture, the 2028 Senior Secured Notes, and the 2028 Senior Secured Notes Security Documents.
“2028 Senior Secured Notes Guarantors”: the guarantors from time to time party to the 2028 Senior Secured Notes Indenture or any other 2028 Senior Secured Notes Document.
“2028 Senior Secured Notes Indenture”: the Indenture dated as of August 25, 2020 among the Administrative Borrower (as successor to Williams Scotsman International, Inc.), the 2028 Senior Secured Notes Trustee, the 2028 Senior Secured Notes Collateral Agent and the 2028 Senior Secured Notes Guarantors.
“2028 Senior Secured Notes Security Documents”: the “Security Documents,” as defined in the 2028 Senior Secured Notes Indenture.
“2028 Senior Secured Notes Trustee”: Deutsche Bank Trust Company Americas, in its capacity as trustee under the 2028 Senior Secured Notes Indenture, and its successors and assigns.
“Account”: as defined in the UCC or the PPSA, as applicable, in each case including all rights to payment for goods sold or leased, or for services rendered, whether or not they have been earned by performance.
“Account Debtor”: any Person who is obligated under an Account, Chattel Paper or General Intangible.
“Accounting Change”: as defined in Section 1.2.
“Acquisition”: as defined in the recitals to this Agreement.
“Acquisition Agreement”: that certain Agreement and Plan of Merger, dated as of March 1, 2020, by and among the Parent, Picasso Merger Sub, Inc. and MMI, as amended by the Amendment to Agreement and Plan of Merger, dated as of May 28, 2020, and as further amended, modified or restated from time to time.
“Additional Multicurrency Facility Lender”: as defined in Section 2.1.9(a)

“Additional Revolver Lender”: as defined in Section 2.1.9(b).
“Additional UK Treaty Lender”: as defined in the definition of “Borrower DTTP Filing”.
“Additional US Facility Lender”: as defined in Section 2.1.9(b).
“Adjustment”: has the meaning specified in Section 3.6(b).
“Administrative Borrower”: WS and its permitted successors and assigns.
“Affected Financial Institution”: means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: with respect to any Person, any branch of such Person or any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
“Agent”: as defined in the preamble to this Agreement.
“Agent Indemnitees”: Agent, the Joint Lead Arrangers, the Joint Bookrunners and their respective Affiliates and their respective officers, directors, employees, agents, advisors and other representatives.
“Agent Professionals”: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants and field examiners.
“Agreed Currency”: means Dollars, Canadian Dollars or any Alternative Currency, as applicable.
“Agreement”: this Credit Agreement, as amended by the First Amendment, the LIBOR Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, and as may be further amended, supplemented or otherwise modified from time to time.
“Allocable Amount”: as defined in Section 5.10.3(b).
“Alternative Currency”: means each of the following currencies: Pounds Sterling and Euros.
    “Alternative Currency Daily Rate”: means, for any day, with respect to any extension of credit denominated in Pounds Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan”: means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in Pounds Sterling.
“Alternative Currency Loan”: means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate”: means, for any Interest Period, with respect to any extension of credit denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Alternative Currency Term Rate Loan”: means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in Euros.
“AML Legislation”: as defined in Section 13.17.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrowers or any of its or their respective Subsidiaries from time to time concerning or that prohibit bribery or corruption, including without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, the UK Bribery Act and other similar legislation in any other jurisdictions in which Holdings, the Borrowers or any of its or their respective Subsidiaries has operations.
“Applicable Authority”: (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity, and (b) with respect to any Agreed Currency (other than Dollars), the applicable administrator for the Relevant Rate for such Agreed Currency or any Governmental Authority having jurisdiction over Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case, acting in such capacity.
“Applicable Canadian Borrower”: (a) the Initial Canadian Borrower, or (b) any other Canadian Borrower, as the context requires.
“Applicable Law”: all laws, rules, regulations and legally binding governmental guidelines applicable to the Person and its Property, conduct, transaction, agreement or matter in question, including all applicable statutory law and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (having the force of law).
“Applicable Lenders”: (a) with respect to Multicurrency Facility Loans made to the US Borrowers, the Canadian Borrowers or the UK Borrowers, the Multicurrency Facility Lenders and (b) with respect to US Facility Loans made to the US Borrowers, the US Facility Lenders.
“Applicable Margin”: with respect to any Type of Loan and such other Obligations specified below, the respective margin set forth below, as determined by reference to the Borrowers’ average daily Specified Excess Availability for the fiscal quarter then most recently ended:

Level	Average Daily Specified Excess Availability	Term CORRA Rate Loans (from and after the Term CORRA Activation Date), Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date), Term SOFR Loans and Alternative Currency Loans	Base Rate Loans and Canadian Prime Rate Loans
I	≥ 66.7% of the Line Cap	1.25%	0.25%
II	< 66.7% of the Line Cap but ≥ 33.3% of the Line Cap	1.50%	0.50%
III	< 33.3% of the Line Cap	1.75%	0.75%
provided, that, if the Applicable Margin is determined by reference to Level III, such Applicable Margin shall be reduced to 1.50% in respect of Term CORRA Rate Loans (from and after the Term CORRA Activation Date), Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date), Term SOFR Loans, and Alternative Currency Loans and 0.50% for Base Rate Loans and Canadian Prime Rate Loans, if the Total Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b) of Section 9.1.1 on or immediately preceding the date on which such Applicable Margin is determined is less than 3.50 to 1.00.
On and before September 30, 2022, the Applicable Margin shall be determined as if Level II were applicable and thereafter, the Applicable Margin shall be determined as of the end of each fiscal quarter of WS based upon the Borrowers’ average daily Specified Excess Availability (and, to the extent applicable, the Total Net Leverage Ratio) during such prior fiscal quarter. Each change in the Applicable Margin resulting from a change in Specified Excess Availability (and, to the extent applicable, the Total Net Leverage Ratio) shall be effective during the period commencing on the fifth Business Day following the last day of such fiscal quarter and ending on the date immediately preceding the effective date of the next such change.
“Applicable UK Borrower”: (a) the Initial UK Borrower, or (b) any other UK Borrower, as the context requires.
“Applicable US Borrower”: (a) the Initial US Borrower, or (b) any other US Borrower, as the context requires.
“Appraisal”: (a) from and after the Closing Date until New Appraisals and Field Exams are completed pursuant to Section 9.1.14, the Existing Appraisals and Field Exams and (b) from and after the date on which New Appraisals and Field Exams are completed, the most recent appraisals and field exams that have been completed pursuant to Section 9.1.14, provided, that upon the completion of the New WS Appraisals and Field Exams but prior to the completion of the New Mobile Mini Appraisals and Field Exams, “Appraisal” shall be deemed to refer to such New WS Appraisals and Field Exams and the Existing Mobile Mini Appraisals and Field Exams.

For all purposes of this Agreement, Agent, the Lenders and Fronting Banks are deemed to be satisfied with the Existing Appraisals and Field Exams.
“Appraised Fair Market Value”: with respect to any Real Estate, the price at which a willing buyer, who is not an Affiliate of the seller, and a willing seller, who does not have to sell, would agree to purchase and sell such Real Estate, as determined by an appraiser in an appraisal in form and substance reasonably satisfactory to Agent or other documentation in form and substance reasonably acceptable to Agent.
“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either and (in the case of assignment of Revolver Loans) has the capacity to fund Revolver Loans hereunder.
“Article 55 BRRD”: Article 55 of Directive 2014/59/EU (as amended or re-enacted) of the European Parliament and the Council of the European Union, establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Assignment and Acceptance”: an assignment agreement between a Lender and Eligible Assignee (and, to the extent required by the definition of “Eligible Assignee,” consented to by the Administrative Borrower) in the form of Exhibit A (or such other form approved by Agent and the Administrative Borrower).
“Availability”: Multicurrency Facility Availability and/or US Facility Availability (without duplication), as the context may require.
“Available Excluded Contribution Amount”: the aggregate amount of Cash or Permitted Investments or the fair market value of other assets or property (as reasonably determined by the Administrative Borrower, but excluding any Cure Amount) received by Holdings (and promptly contributed by Holdings to the Administrative Borrower) after the Closing Date from (without duplication):
(1)    contributions in respect of Equity Interests of Holdings other than Disqualified Stock (other than any amounts received from the Administrative Borrower or any of its Restricted Subsidiaries); and
(2)    the sale of Equity Interests of Holdings (other than (x) to the Administrative Borrower or any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) Disqualified Stock).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 BBRD, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America”: Bank of America, N.A., a national banking association, and its successors and assigns.
“Bank of America (Canada)”: Bank of America, N.A. (acting through its Canada branch).
“Bank of America (London)”: Bank of America, N.A. (acting through its London branch).
“Bank of America Indemnitees”: Bank of America, Bank of America (Canada), Bank of America (London) and their respective Affiliates (including, in each case, any applicable branches from which any of the foregoing act) and their respective officers, directors, employees, agents, advisors and other representatives.
“Bank Product”: any of the following products, services or facilities extended to any Borrower or any other Loan Party or any of their respective Restricted Subsidiaries by Agent, a Lender or any of their Affiliates or branches: (a) Cash Management Services; (b) products under Hedge Agreements; (c) commercial credit card, debit card, purchase card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or any other Loan Party or any of their respective Subsidiaries, other than loans and letters of credit.
“Bank Product Debt”: Indebtedness and other obligations of a Loan Party or any of their respective Restricted Subsidiaries relating to Bank Products.
“Bank Product Document”: any agreement, instrument or other document entered into in connection with any Bank Product Debt.
“Bank Product Reserves”: on any date of determination, the sum of (i) with respect to Qualified Secured Bank Product Obligations of a Loan Party or any Restricted Subsidiary, an amount equal to the sum of the maximum amounts of the then outstanding Qualified Secured Bank Product Obligations of such Loan Party or such Restricted Subsidiary to be secured as set forth in the notices delivered by Secured Bank Product Providers providing such Qualified Secured Bank Product Obligations and the Administrative Borrower to Agent in accordance with clause (b) of the definition of Secured Bank Product Providers and (ii) with respect to any other Secured Bank Product Obligations of any Loan Party or any Restricted Subsidiary, reserves established by Agent in its Permitted Discretion in consultation with the Administrative Borrower to reflect the reasonably anticipated liabilities in respect of such other then outstanding Secured Bank Product Obligations of any such Loan Party or any such Restricted Subsidiary.
“Base Rate”: Canadian Base Rate, US Base Rate and/or UK Base Rate, as the context requires.
“Base Rate Loan”: a Canadian Base Rate Loan, US Base Rate Loan and/or UK Base Rate Loan, as the context requires.
“Basel III”: the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocking Regulation”: means (i) Council Regulation (EC) No 2271/1996 of 22 November 1996 (as amended) and/or any applicable national law or regulation relating to it and (ii) any similar and applicable anti-boycott law or regulation created to provide for the UK’s substantive retention of Council Regulation (EC) No. 2271/96 and Commission Implementing Regulation (EU) 2018/1101 after exiting the European Union (presently being the Extraterritorial US Legislation (Sanctions against Cuba, Iran and Libya) (Protection of Trading Interests) Order 1996, as amended by the Protecting Against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020).
“Board of Governors”: the Board of Governors of the Federal Reserve System.
“Borrower DTTP Filing”: means an HM Revenue & Customs’ Form DTTP2 or DTTP2A duly completed and filed by the relevant UK Borrower, which:
(a)    where it relates to a UK Treaty Lender that is a Lender set forth on Schedule 2.1.1 (each an “Original UK Treaty Lender”), contains the scheme reference number and jurisdiction of tax residence stated opposite that Original UK Treaty Lender’s name in Schedule 2.1.1, and
(i)    where the UK Borrower is an Initial Borrower, is filed with HM Revenue & Customs within 30 days of the Closing Date; or
(ii)    where the UK Borrower is not an Initial Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower; or
(b)    where it relates to a UK Treaty Lender that becomes a Lender after the Closing Date (each an “Additional UK Treaty Lender”), contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Acceptance, and
(i)    where the UK Borrower is a Borrower as at the date on which that Additional UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or
(ii)    where the UK Borrower is not a Borrower as at the date on which that Additional UK Treaty Lender becomes a Party as Lender, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower.
“Borrowers”: collectively, (a) the Canadian Borrowers, (b) the UK Borrowers and (c) the US Borrowers.
“Borrowing”: a group of Revolver Loans of one Type that are made on the same day or are converted into Revolver Loans of one Type on the same day.

“Borrowing Base”: (a) the Canadian Borrowing Base, (b) the UK Borrowing Base and/or (c) the US Borrowing Base, as the context requires.
“Borrowing Base Certificate”: a certificate, executed by a Senior Officer of the Administrative Borrower setting forth the Borrowers’ calculation of the Borrowing Base, substantially in the form of the Existing Borrowing Base Certificate, but with modifications reasonably acceptable to the Agent and the Administrative Borrower including modifications necessary to reflect the definitions of Canadian Borrowing Base, UK Borrowing Base and US Borrowing Base.
“Borrowing Base Test Event”: any time when (i) a Specified Default has occurred and is continuing or (ii) Specified Excess Availability shall at any time be less than the greater of (A) 10% of the Line Cap and (B) $240,000,000 for a period of five (5) consecutive Business Days; provided, that, if a Borrowing Base Test Event has occurred, such Borrowing Base Test Event shall continue until such time as Specified Excess Availability shall thereafter have exceeded the greater of (x) 10% of the Line Cap and (y) $240,000,000 for at least twenty (20) consecutive calendar days and no Specified Default is outstanding during such twenty (20) consecutive calendar day period, at which time the Borrowing Base Test Event shall be deemed to be over.
“Business Day”: any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of North Carolina or the State of New York or is a day on which banking institutions located in such state are closed; and when used with reference to (a) any Alternative Currency Loan denominated in Pounds Sterling, shall exclude any day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom, (b) any Alternative Currency Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, shall also exclude any day that is not also a TARGET Day, or (c) a Revolver Loan made to a Canadian Borrower, shall also exclude any day on which banks in Toronto, Ontario, Canada are not open for the transaction of banking business.
“Canadian AML Legislation”: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other applicable Canadian policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder.
“Canadian Base Rate”: on any date, the highest of (a) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) as its “Base Rate”, (b) the sum of 0.50% plus the Federal Funds Rate for such day, and (c) the sum of 1.00% plus the Term SOFR rate for a one month Interest Period as determined on such day; provided, that in no event shall the Canadian Base Rate be less than zero. As used in this definition, the “Base Rate” is a rate set by Bank of America (Canada) based upon various factors including Bank of America (Canada)’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans made in Dollars in Canada, which may be priced at, above, or below such announced rate. Any change in such rate shall take effect at the opening of business on the day of such change.
“Canadian Base Rate Loan”: a Multicurrency Facility Loan, or portion thereof, made to a Canadian Borrower funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.
“Canadian Borrowers”: (a) the Initial Canadian Borrower and (b) each other Wholly-Owned Canadian Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 9.1.12 and has satisfied the other requirements set forth in Section 9.1.12 in order to become a Canadian Borrower.
“Canadian Borrowing Base”: at any time an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:
(a)eighty-five percent (85%) of the net book value of Eligible Accounts of the Canadian Loan Parties, plus
(b)the lesser of:
(i)ninety-five percent (95)% of the net book value of Eligible Rental Equipment of the Canadian Loan Parties and
(ii)the product of (x) ninety percent (90%) multiplied by (y) either (I) in the case of Eligible Rental Equipment not covered by the following clause (II), the lower of the (A) Cost of Eligible Rental Equipment of the Canadian Loan Parties and (B) Net Orderly Liquidation Value percentage identified in the most recent Appraisal of the Eligible Rental Equipment of the Canadian Loan Parties multiplied by the net book value of such Eligible Rental Equipment or (II) for Eligible Rental Equipment of the Canadian Loan Parties consisting of custom containers and ISO containers that are presold, the lower of (A) the Cost of such Eligible Rental Equipment and (B) the sales invoice price of such Eligible Rental Equipment, plus

(c)the sum of:

(i)ninety percent (90%) of the net book value of the Eligible Container Inventory Held For Sale of the Canadian Loan Parties,

(ii)ninety percent (90%) of the net book value of the Eligible Work-In-Process Container Inventory of the Canadian Loan Parties, and

(iii)sixty-five percent (65%) of either (x) Cost of the Eligible Raw Material Inventory of the Canadian Loan Parties or (y) if such Eligible Raw Material Inventory consists of steel, lumber, plywood, or paint, for purposes of fiscal year end calculations only, the lower of the (I) Cost of such Eligible Raw Material Inventory or (II) fair market value of such Eligible Raw Material Inventory; provided, that the amount of the Canadian Borrowing Base pursuant to this clause (c) shall not exceed (i) $100,000,000 at any time individually with respect to the Canadian Borrowing Base and (ii) $200,000,000 in the aggregate when taken together with the amount of the UK Borrowing Base pursuant to clause (c) of the definition thereof and the amount of the US Borrowing Base pursuant to clause (c) of the definition thereof, plus

(d)eighty-five percent (85%) of the Net Orderly Liquidation Value percentage identified in the most recent Appraisal of Eligible Machinery and Equipment of the Canadian Loan Parties, provided, that the amount included in the Canadian Borrowing Base pursuant to this clause (d) shall not exceed $25,000,000, plus

(e)one-hundred percent (100%) of Eligible Qualified Cash of the Canadian Loan Parties, minus

(f)upon five (5) Business Days’ prior written notification thereof to the Administrative Borrower by Agent (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”), any and all Reserves established against the Canadian Borrowing Base.
Clauses (a) through (e) of the Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to Agent.
“Canadian Dollars” or “Cdn$”: the lawful currency of Canada.
“Canadian Dominion Account”: each lockbox or Deposit Account established by the Canadian Loan Parties which is subject to a Deposit Account Control Agreement in favor of Agent in accordance with Section 7.3.2.
“Canadian Fronting Bank”: (a) Bank of America (Canada); JPMorgan Chase Bank, N.A.; Deutsche Bank AG New York Branch; ING Capital LLC; PNC Bank, National Association; Bank of the West; MUFG Bank, Ltd. and CIBC Bank USA or, in each case, any of their respective Affiliates or branches that agrees to issue Canadian Letters of Credit, (b) for purposes of such Existing Canadian Letters of Credit, any Multicurrency Facility Lender that issued an Existing Canadian Letter of Credit, and (c) if reasonably acceptable to the Administrative Borrower, any other Multicurrency Facility Lender or Affiliate or branch thereof that agrees to issue Canadian Letters of Credit.
“Canadian Fronting Bank Indemnitees”: any Canadian Fronting Bank and its Affiliates and branches and their respective officers, directors, employees, agents, advisors and other representatives.
“Canadian Guarantors”: (a) each Canadian Borrower, (b) the Initial Canadian Guarantors and (c) each other Canadian Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 9.1.12 and has satisfied the other requirements set forth in Section 9.1.12 in order to become a Canadian Guarantor.
“Canadian LC Application”: an application by any Canadian Borrower on behalf of itself or any other Restricted Subsidiary to a Canadian Fronting Bank for issuance of a Canadian Letter of Credit, in form and substance reasonably satisfactory to such Canadian Fronting Bank.
“Canadian LC Conditions”: the following conditions necessary for issuance, renewal and extension of a Canadian Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total Canadian LC Obligations do not exceed the Canadian Letter of Credit Sublimit and no Multicurrency Overadvance exists or would result therefrom; (c) the expiration date of such Canadian Letter of Credit is (i) no more than 365 days from issuance (provided, that each Canadian Letter of Credit may, upon the request of the Applicable Canadian Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than five (5) Business Days prior to the Revolver Facility Termination Date)) or such other date as the Administrative Borrower, Agent and the applicable Canadian Fronting Bank shall agree, and (ii) unless the applicable Canadian Fronting Bank and Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.2.3), at least five (5) Business Days prior to the Revolver Facility Termination Date; (d) the Canadian Letter of Credit and payments thereunder are denominated in Canadian Dollars or Dollars; (e) the form of the proposed Canadian Letter of Credit is reasonably satisfactory to the applicable Canadian Fronting Bank; (f) the proposed use of the Canadian Letter of Credit is for a lawful purpose; (g) such Canadian Letter of Credit complies with the applicable Canadian Fronting Bank’s policies and procedures with respect thereto; (h) no Canadian Fronting Bank shall be required to issue any Canadian Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding Canadian Letters of Credit issued by such Canadian Fronting

Bank and its Affiliates and branches would exceed (x) in the case of any Canadian Fronting Bank party hereto as of the Fourth Amendment Effective Date, the amount set forth opposite such Canadian Fronting Bankʼs name on Schedule 1.1(a) under the heading “Canadian Letters of Credit Commitments” and (y) in the case of any Canadian Fronting Bank that becomes a Canadian Fronting Bank after the Fourth Amendment Effective Date, the amount which shall be set forth in the written agreement by which such Canadian Fronting Bank becomes a Canadian Fronting Bank hereunder, in each case, unless otherwise agreed by such Canadian Fronting Bank in its sole discretion; and (i) no Canadian Fronting Bank shall be required to issue any Canadian Letters of Credit other than standby letters of credit without its consent.
“Canadian LC Documents”: all documents, instruments and agreements (including Canadian LC Applications) required to be delivered by any Canadian Borrower or by any other Person to a Canadian Fronting Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Canadian Letter of Credit.
“Canadian LC Obligations”: the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing in respect of any unreimbursed drawings under Canadian Letters of Credit; (b) the stated undrawn amount of all outstanding Canadian Letters of Credit; and (c) for the purpose of determining the amount of required Cash Collateralization only, all fees and other amounts owing with respect to such Canadian Letters of Credit.
“Canadian Letter of Credit”: any standby, time (usance) or documentary letter of credit issued by a Canadian Fronting Bank for the account of a Canadian Borrower or any Restricted Subsidiary, or any indemnity, guarantee or similar form of credit support issued by Agent or a Canadian Fronting Bank for the benefit of a Canadian Borrower or Restricted Subsidiary, including any Existing Canadian Letter of Credit issued for the account of a Canadian Borrower or any Restricted Subsidiary.
“Canadian Letter of Credit Sublimit”: $75,000,000.
“Canadian Loan Party”: each Canadian Borrower and each Canadian Guarantor, and “Canadian Loan Parties” means all such Persons, collectively.
“Canadian Multi-Employer Plan”: each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada).
“Canadian Obligations”: all Obligations of the Canadian Loan Parties (including, for the avoidance of doubt, the Obligations of the Canadian Loan Parties as Guarantors of any UK Obligations).
“Canadian Pension Plan”: a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Canadian Loan Party in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.
“Canadian Prime Rate”: on any date, the highest of (i) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) as its “Prime Rate” and (ii) from and after the Term CORRA Activation Date, the sum of 1.00% plus the Term CORRA Rate for a one-month Interest Period as determined on the date that is two (2) Business Days prior to such date; provided, that in no event shall the Canadian Prime Rate be less than zero. As used in this definition, the “Prime Rate” is a rate set by Bank of America (Canada) based upon various factors including the costs and desired return of Bank of America (Canada), general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based on the Canadian Prime Rate hereunder shall be adjusted simultaneously with any change in the Canadian Prime Rate.
“Canadian Prime Rate Loan”: a Multicurrency Facility Loan made to a Canadian Borrower funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.
“Canadian Reimbursement Date”: as defined in Section 2.2.2(a).
“Canadian Secured Obligations”: all Secured Obligations of the Canadian Loan Parties (including, for the avoidance of doubt, the Secured Obligations of the Canadian Loan Parties as Guarantors of any UK Secured Obligations).
“Canadian Security Agreements”: each general security agreement dated as of the Closing Date and each deed of movable hypothec dated as of on or about the Closing Date, in each case among the Canadian Loan Parties and Agent, as such general security agreements and deeds of movable hypothec may be amended, restated, amended and restated, supplemented, modified or waived, and any other security agreement or deed of hypothec entered into from time to time by any Canadian Loan Party and Agent.
“Canadian Subsidiary”: each Subsidiary of Holdings incorporated or organized under the laws of Canada or any province or territory of Canada.
“Canadian Swingline Commitment”: $50,000,000.
“Canadian Swingline Lender”: Bank of America (Canada) or an Affiliate or branch of Bank of America (Canada).
“Canadian Swingline Loan”: a Swingline Loan made by the Canadian Swingline Lender to a Canadian Borrower pursuant to Section 2.1.7(a), which Swingline Loan shall, if denominated in Canadian Dollars, be a Canadian Prime Rate Loan and, if denominated in Dollars, shall be a Canadian Base Rate Loan, in each case as selected by the Applicable Canadian Borrower.
“Capital Expenditures”: with respect to any Person, for any period, all liabilities incurred or expenditures made by such Person for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year that, in accordance with GAAP, would be required to be included as Capital Expenditures on the balance sheet, provided, that Capital Expenditures shall exclude (i) the purchase of new and used manufactured or remanufactured portable container Inventory held for sale and (ii) Inventory, Rental Equipment or Equipment acquired as part of a Permitted Acquisition or other Investment permitted hereunder.
“Capital Lease”: as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided, that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.
“Capital Lease Deposit Account”: any Deposit Account established by a Loan Party for the sole purpose of collecting proceeds of Accounts and Chattel Paper of such Loan Party which are not included in the Borrowing Base and which arise under Stand-Alone Customer Capital Leases of equipment by such Loan Party acquired by such Loan Party under Permitted Stand-Alone Capital Lease Transactions.
“Capitalized Lease Obligations”: as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Cash Collateral”: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Secured Obligations.
“Cash Collateralize”: the delivery of Cash Collateral to Agent, as security for the payment of Secured Obligations with respect to LC Obligations, in an amount equal to 103% of the aggregate LC Obligations. “Cash Collateralization” has a correlative meaning.
“Cash Dominion Event”: the occurrence of any one of the following events: (i) Specified Excess Availability shall be less than the greater of (A) 10% of the Line Cap and (B) $240,000,000 for a period of five (5) consecutive Business Days; or (ii) a Specified Default shall have occurred and be continuing; provided, that, if a Cash Dominion Event has occurred due to clause (i) of this definition, such Cash Dominion Event shall continue until such time as Specified Excess Availability shall thereafter have exceeded the greater of (1) 10% of the Line Cap and (2) $240,000,000 for at least twenty (20) consecutive calendar days, at which time the related Cash Dominion Event shall be deemed to be over. At any time that a Cash Dominion Event shall be deemed to be over or otherwise cease to exist, Agent shall take such actions as may reasonably be required by the Administrative Borrower to terminate the cash sweeps and other transfers existing on Deposit Accounts of the Loan Parties pursuant to Section 5.6 as a result of any notice or direction given by Agent during the existence of a Cash Dominion Event.
“Cash Management Services”: any services provided from time to time by Agent, any Lender or any of their respective Affiliates to any Borrower, any other Loan Party or any of their respective Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, credit card processing, lockbox and stop payment services.
“CCAA”: the Companies’ Creditors Arrangement Act (Canada), (or any successor statute), as amended from time to time, and includes all regulations thereunder.
“Certain Funds Provision”: as defined in Section 6.1(h).
“Certificate of Title”: shall mean certificates of title, certificates of ownership or other registration certificates issued or required to be issued under the certificate of title or other similar laws of any state, province or other jurisdiction for any Unit.
“Certificated Units”: each Unit that is the subject of, or is required to be the subject of, a Certificate of Title under the motor vehicle or other applicable statute of the state in which such Unit was located when it was first acquired by any US Loan Party or any other state where such Unit becomes permanently located while still owned by a US Loan Party, other than New Mexican Units.
“CFC”: as defined in the definition of “Excluded Subsidiary”.
“Change in Law”: the occurrence, after the Closing Date, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule,

regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change in Tax Law”: the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to Taxes.
“Change of Control”: shall mean and be deemed to have occurred if (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Parent, the Sponsor and/or the Sponsor Affiliates, shall at any time have acquired direct or indirect beneficial ownership of both (x) 35% or more of the voting power of the outstanding Voting Stock of Holdings and (y) more than the percentage of the voting power of such Voting Stock then beneficially owned, directly or indirectly, in the aggregate, by the Parent, the Sponsor and the Sponsor Affiliates collectively, unless the Parent, the Sponsor and/or the Sponsor Affiliates has or have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of managers or similar governing body of Holdings; (b) Holdings shall cease to own, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in each of the Borrowers’ equity (subject to director qualifying shares and management owned shares in a percentage not in excess of that held by managers on the Closing Date) unless 100% of the equity of such Borrower is sold or otherwise disposed of in a transaction permitted hereunder or (c) a “change of control”, “change in control” or similar term as defined in the 2028 Senior Secured Notes Indenture, the 2025 Senior Secured Notes Indenture or any other document, instrument or agreement evidencing or governing Indebtedness of a Loan Party or any Restricted Subsidiary in a principal amount in excess of $120,000,000 has occurred.
“Civil Code”: the Civil Code of Québec, or any successor statute, as amended from time to time, and includes all regulations thereunder.
“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and reasonable and documented out-of-pocket expenses of any kind (including remedial response costs, reasonable attorneys’ fees (which shall be limited to the fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction for all Indemnitees taken as a whole (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses), in which case the affected Indemnitees similarly situated (taken as a whole) may retain one additional counsel in each relevant jurisdiction) and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, the Commitment Letter, or the use thereof or transactions relating thereto, (b) the existence or perfection of any Liens, or realization upon any Collateral, (c) the exercise of any rights or remedies under any Loan Documents or Applicable Law or (d) the failure by any Loan Party to perform or observe any terms of any Loan Document, in each case, including all costs and reasonable and documented out-of-pocket expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
“Closing Date”: July 1, 2020.
“Closing Date Financial Statements”:
(a)the audited consolidated balance sheets of Parent and its consolidated Subsidiaries as at the end of, and related statements of income and cash flows for, the three prior fiscal years ended at least 90 days before the Closing Date;
(b)the audited consolidated balance sheets of MMI and its consolidated Subsidiaries as at the end of, and related statements of operations and cash flows for, the three prior fiscal years ended at least 90 days before the Closing Date;

(c)the unaudited condensed consolidated balance sheets of Parent and its consolidated Subsidiaries as at the end of, and the related condensed consolidated statements of operations and cash flows for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of Parent and its consolidated Subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) above and at least 45 days before the Closing Date; and

(d)the unaudited condensed consolidated balance sheets of MMI and its consolidated Subsidiaries as at the end of, and the related condensed consolidated statements of operations and cash flows for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of MMI and its consolidated Subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (b) above and at least 45 days before the Closing Date.

“CME”: means CME Group Benchmark Administration Limited.
“Code”: the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.
“Collateral”: all Property described in any Security Document as security for any Secured Obligation, and all other Property that now or hereafter secures (or is intended to secure) any Secured Obligations.
“Collateral Access Agreement”: a landlord waiver, bailee letter, warehouse letter, agreement regarding processing arrangements or other access agreement, collateral management agreement or warehouse receipt, reasonably acceptable to Agent.
“Commitment Letter”: the Sixth Amended and Restated Commitment Letter dated May 26, 2020 among Parent and each of the Joint Lead Arrangers party thereto.
“Commodity Agreement”: any commodity swap agreement, futures contract, option contract or other similar agreement or arrangement, each of which is for the purpose of hedging the commodity price exposure associated with any Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
“Commodity Exchange Act”: the Commodity Exchange Act (7 USC. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate, in the form of Exhibit C with such changes as may be agreed to by the Administrative Borrower and Agent, by which the Borrowers certify to the matters set forth in Section 9.1.1(d).
“Conforming Changes”: means, with respect to the use, administration of or any conventions associated with Base Rate, Canadian Base Rate, US Base Rate, UK Base Rate, SOFR, Term SOFR, EURIBOR, SONIA, CORRA, Daily Simple CORRA, Daily Simple CORRA Rate, Term CORRA, Term CORRA Rate, Canadian Prime Rate or any proposed Successor Rate for any currency, as applicable, any conforming changes to the definitions of “Base Rate”, “Canadian Base Rate”, “US Base Rate”, “UK Base Rate”, “SOFR”, “Term SOFR”, “EURIBOR”, “SONIA”, “CORRA”, “Daily Simple CORRA”, “Daily Simple CORRA Rate”, “Term CORRA”, “Term CORRA Rate”, “Canadian Prime Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “US Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of Agent (in consultation with the Administrative Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Agent in a manner substantially consistent with market practice for such currency (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated EBITDA”: with respect to WS and the Restricted Subsidiaries for any period, Consolidated Net Income for such period,
(1)increased (without duplication) by:
(a)provision for taxes based on income or profits or capital, including, without limitation, foreign, US federal, state, franchise, excise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of WS and the Restricted Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income and any payments to a Parent Entity in respect of any such taxes; plus

(b)Consolidated Interest Expense of such WS and its Restricted Subsidiaries for such period (but including items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(i) through (1)(ix) thereof), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)depreciation and amortization of WS and the Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)any expenses or charges (other than depreciation or amortization expenses) related to any equity offering (including by any Parent Entity), Permitted Investment, acquisition (including any Permitted Acquisition), disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing hereof) (whether or not successful), and any amendment or modification to the terms of any such transaction, including such fees, expenses or charges related to (i) the Transactions or (ii) any amendment or other modification of this Agreement, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)the amount of any restructuring charges or reserves, business optimization expenses or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs and charges related to the closure and/or consolidation of facilities, severance, relocation costs, integration and facilities opening costs, transition costs and other restructuring costs; plus

(f)any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (and not added back) (provided, that, if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary of WS deducted (and not added back) in such period in the calculation of Consolidated Net Income, excluding cash distributions in respect thereof to the extent such cash distributions are included in the calculation of Consolidated Net Income; plus

(h)the amount of net cost savings, operating expense reductions, charges attributable to the undertaking and/or implementation of cost savings initiatives and improvements, business optimization and other restructuring and integration charges, and other synergies (including, to the extent applicable, from the Transactions) (without duplication of any amounts added back pursuant to Section 1.7(b)) projected by WS in good faith to result from actions taken or reasonably expected to be taken within twenty-four (24) months following the date of determination as a result of specified actions initiated or reasonably expected to be taken (calculated on a pro forma basis as though such net cost savings, operating expense reductions, charges and other synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (including, without limitation, business optimization costs, charges and expenses, costs and expenses incurred in connection with new product design, development and introductions, costs and expenses incurred in connection with intellectual property development and new systems design, and costs and expenses incurred in connection with the implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives); provided, that (x) such net cost savings, operating expense reductions or other synergies are reasonably identifiable (in the good faith determination of the Administrative Borrower) and quantifiable and reflected in each Compliance Certificate delivered to Agent for any Test Period in which such net cost savings, operating expense reductions, charges or other synergies are reflected in Consolidated EBITDA and (y) the sum of (1) the aggregate amount of increases pursuant to this clause (h), plus (2) the aggregate amount of operating expense reductions, operating improvements and synergies pursuant to Section 1.7(b) shall not exceed 20% of Consolidated EBITDA for any four consecutive fiscal quarter period (calculated prior to giving effect to such adjustments); provided, further, that the adjustments pursuant to this clause (h) may be incremental to pro forma adjustments made pursuant to Section 1.7(b) (subject to the aggregate 20% limitation provided for in this clause (h) and in such Section 1.7(b)); plus

(i)the amount of loss or discount on sale of receivables and related assets to a Receivables Entity in connection with a Qualified Receivables Transaction deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(j)any costs or expenses incurred by WS or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the applicable Person or net cash proceeds of an issuance of Stock or other Equity Interests of the applicable Person, in each case to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plu

(k)the amount of expenses relating to payments made to option holders of Holdings or any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement, in each case to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(l)costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs, in each case to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(m)costs of Surety Bonds incurred in such period in connection with financing activities to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(n)payments by Holdings, any of the Borrowers or Restricted Subsidiaries paid or accrued during such period in respect of purchase price holdbacks or earn-outs to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(o)adjustments (i) previously identified in the model delivered to the Joint Lead Arrangers on May 15, 2020 (excluding any revenue adjustments included therein) or (ii) consistent with Regulation S-X of the Securities Act of 1933, as amended; and

(2)decreased by (without duplication) non-cash gains increasing Consolidated Net Income of WS and the Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; provided, that, to the extent non-cash gains are deducted pursuant to this clause (2) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein.
(3)
“Consolidated Fixed Charge Coverage Ratio”: for any Test Period, and subject to Section 1.7, the ratio of (a) the difference between (i) Consolidated EBITDA for such Test Period and (ii) the sum of (A) Unfinanced Capital Expenditures made by WS and its Restricted Subsidiaries in such Test Period plus (B) income taxes actually paid in cash by WS and its Restricted Subsidiaries during such Test Period to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges”: for any period, and subject to Section 1.7, the sum, without duplication, of (a) Consolidated Interest Expense, (b) scheduled amortization payments of principal on Consolidated Total Debt (excluding revolving Indebtedness and Indebtedness between or among Holdings or any Restricted Subsidiary and Holdings or any Restricted Subsidiary) paid or payable in cash, and (c) Dividends (on any class of Stock) paid in cash during such period (other than (x) Dividends paid by a Restricted Subsidiary of Holdings to a Loan Party, (y) for purposes of determining actual compliance with the covenant contained in Section 9.3, all Dividends described in clause (y) of the definition of “Dividends” and (z) for purposes of determining compliance with the Payment Conditions, (i) if the Total Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b) of Section 9.1.1 on or immediately preceding the date on which such Consolidated Fixed Charge is determined is (A) no greater than 4.00 to 1.00, all Dividends described in clause (y) of the definition of “Dividends” and (B) greater than 4.00 to 1.00, for any Test Period ending after the Fourth Amendment Effective Date, up to the amount of Dividends described in clause (y) of the definition of “Dividends” made in such Test Period (provided that no more than $500,000,000 of Dividends described in clause (y) of the definition of “Dividends” in the aggregate shall be excluded pursuant to this clause (B) from Consolidated Fixed Charges for all Test Periods ending after the Fourth Amendment Effective Date) and (ii) all Dividends described in clause (y) of the definition of “Dividends” that were made prior to the Fourth Amendment Effective Date).
“Consolidated Interest Expense”: with respect to WS and the Restricted Subsidiaries for any period, without duplication, the sum of:
(1)consolidated interest expense of WS and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, other than with respect to Indebtedness issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of hedging obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate hedging obligations with respect to Indebtedness, and excluding (i) penalties and interest relating to taxes, (ii) any “additional interest” relating to customary registration rights with respect to any securities, (iii) non-cash interest expense attributable to movement in mark-to-market valuation of hedging obligations or other derivatives (in each case permitted hereunder under GAAP), (iv) interest expense attributable to a Parent Entity resulting from push-down accounting, (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (vi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (vii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and, with respect to Indebtedness issued in connection with the Transactions, original issue discount, (viii) any expensing of bridge, commitment and other financing fees and (ix) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Transaction); plus
(2)consolidated capitalized interest of WS and the Restricted Subsidiaries for such period, whether paid or accrued; less

(3)interest income of WS and the Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income”: with respect to WS and the Restricted Subsidiaries for any period, the aggregate of the net income (loss), attributable to WS and the Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
(1)any after-tax effect of (a) extraordinary gains, losses, charges (including all fees and expenses relating thereto) or expenses and (b) non-recurring or unusual gains, losses, charges (including all fees and expenses relating thereto) or expenses (including the Transaction Expenses) shall be excluded,

(2)the cumulative effect of a change in accounting principles during such period and changes as a result of the adoption or modification of accounting policies shall be excluded,
(3)any after-tax effect of income (loss) from disposed of, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on the disposal of, or disposed-of, abandoned, transferred, closed or discontinued, operations or fixed assets shall be excluded,
(4)any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Stock of any Person other than in the Ordinary Course of Business, as determined in good faith by WS, shall be excluded,
(5)the net income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of WS shall be increased by the amount of Dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Permitted Investments) by such Person that is not a Subsidiary or Unrestricted Subsidiary, as the case may be, to WS or a Restricted Subsidiary thereof in respect of such period,
(6)effects of adjustments (including the effects of such adjustments pushed down to WS and the Restricted Subsidiaries) in the inventory, property and equipment, software and other intangible assets and in process research and development, deferred revenue and debt line items in WS’ consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(7)any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,
(8)any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), in each case, pursuant to GAAP shall be excluded,
(9)any (i) non-cash compensation charge or expense related to the grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded,

(10)accruals and reserves that are established within twelve (12) months after the Closing Date that are so required to be established as a result of the Transactions (or within twelve (12) months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies in accordance with GAAP,
(11)(i) any net gain or loss resulting in such period from currency transaction or translation gains or losses related to currency remeasurements and (ii) any income (or loss) related to currency gains or losses related to Indebtedness, intercompany balance sheet items and hedging obligations shall be excluded, and
(12)any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item, shall be excluded.
In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which WS has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amounts so included to the extent not so reimbursed within 365 days) and (iii) reimbursements received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets, in each case to the extent permitted hereunder.
“Consolidated Total Assets”: the total assets of WS and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of WS delivered pursuant to the terms of this Agreement.
“Consolidated Total Debt”: as of any date of determination, (a) the aggregate principal amount of Indebtedness of WS and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Permitted Investments held in accounts on the consolidated balance sheet of WS and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of senior Indebtedness is not prohibited by law or any contract to which any such Person is a party; it being understood that such aggregate amount of cash and Permitted Investments shall in any event include all Eligible Qualified Cash, provided, that Consolidated Total Debt shall be calculated (for all purposes hereunder, including as a component of the definition of Total Net Leverage Ratio, and any applications thereof) to exclude any obligation, liability or indebtedness of WS and/or the Restricted Subsidiaries if, upon or prior to the maturity thereof, WS and/or the Restricted Subsidiaries, as applicable, has (or have) irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidence of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness (it being understood and agreed that from and after such date that such funds (or evidence of indebtedness) are so deposited that such funds (or evidence of indebtedness) are not netted pursuant to clause (b) above for purposes of determining Consolidated Total Debt).
“Contribution Notice”: means a contribution notice issued by the Pensions Regulator in the UK under Section 38 or Section 47 of the Pensions Act 2004 of the United Kingdom.

“CORRA”: means, with respect to any applicable determination date, the Canadian Overnight Repo Rate Average administered and published on the second Business Day preceding such date by the Bank of Canada (or any successor administrator); provided that if such determination date is not a Business Day, then CORRA means such rate that applied on the first Business Day immediately prior thereto.
“Cost”: with respect to Eligible Rental Equipment or Eligible Raw Material Inventory, the cost thereof, as determined in a manner consistent with the Loan Parties’ current and historical accounting practices unless otherwise specified in this Agreement.
“Credit Documents”: the Loan Documents and the Bank Product Documents.
“Credit Party”: Agent, a Lender or any Fronting Bank; and “Credit Parties” means Agent, Lenders and Fronting Banks.
“Creditor Representative”: under any Applicable Law, a receiver, manager, controller, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator, administrative receiver, judicial manager, statutory manager or similar officer or fiduciary.
“CTA”: means the United Kingdom Corporation Tax Act 2009.
“Cure Amount”: as defined in Section 10.2(a).
“Cure Right”: as defined in Section 10.2(a).
“Currency Agreement”: any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with any Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
“Custodian Agreement”: the Custodian Agreement, dated as of the Closing Date, among each US Loan Party, Agent and the Custodians.
“Custodians”: as defined in the Custodian Agreement.
“Daily Simple CORRA”: the rate per annum equal to CORRA determined for any day pursuant to the definition thereof; provided that in no event shall Daily Simple CORRA be less than zero. Any change in Daily Simple CORRA shall be effective from and including the date of such change without further notice.
“Daily Simple CORRA Adjustment”: 0.32138% (32.138 basis points) per annum.
“Daily Simple CORRA Rate”: for any day, with respect to any Revolver Loan denominated in Canadian Dollars, the rate per annum equal to Daily Simple CORRA determined pursuant to the definition thereof plus the Daily Simple CORRA Adjustment.
“Daily Simple CORRA Rate Loan”: a Multicurrency Facility Loan made to a Canadian Borrower funded in Canadian Dollars and bearing interest calculated by reference to the Daily Simple CORRA Rate.

“Daily Simple SOFR”: with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt Repayment”: the repayment or redemption (with any applicable premium) or other satisfaction and discharge in full (including by way of cash necessary to redeem the Existing Mobile Mini Notes (as defined below) being deposited with the trustee of such Existing Mobile Mini Notes (it being understood and agreed that the depositing with the applicable trustee of cash necessary to redeem the Existing Mobile Mini Notes shall be satisfactory for such purposes, whether such deposit is made pursuant to Section 3.5 of the indenture referred to below, Section 11.1 of the indenture referred to below, or otherwise)) and the termination of any liens and guarantees related thereto, of each of the following:
(1)the Indebtedness of Holdings and its subsidiaries under that certain ABL Credit Agreement, dated as of November 29, 2017, among, inter alios, Parent, the joint lead arrangers and joint bookrunners party thereto and Bank of America, N.A., as administrative agent (as amended, restated, amended and restated, or otherwise modified from time to time, the “Existing WS Credit Agreement”),
(2)the Indebtedness of MMI and its subsidiaries under that certain Second Amended and Restated ABL Credit Agreement, dated as of March 22, 2019, among, inter alios, MMI, the joint lead arrangers and joint bookrunners party thereto and Deutsche Bank AG New York Branch, as administrative agent (as amended, restated, amended and restated, or otherwise modified from time to time, the “Existing Mobile Mini Credit Agreement”), and
(3)the senior notes of MMI and its subsidiaries under that certain Indenture, dated as of May 9, 2016, among, inter alios, MMI and Deutsche Bank Trust Company Americas as trustee, paying agent, registrar and transfer agent (the “Existing Mobile Mini Notes”).
“Default”: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
“Default Rate”: for any Obligation not paid when due (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto, or if such Obligation does not bear interest and is the Obligation of (i) a US Loan Party, a rate equal to the US Base Rate plus the Applicable Margin with respect to US Base Rate Loans plus 2.00%, (ii) a Canadian Loan Party, a rate equal to the Canadian Prime Rate (if denominated in Canadian Dollars) plus the Applicable Margin with respect to Canadian Prime Rate Loans plus 2.00% or Canadian Base Rate (if denominated in Dollars) plus the Applicable Margin with respect to Canadian Base Rate Loans plus 2.00% or (iii) a UK Loan Party, a rate equal to the UK Base Rate plus the Applicable Margin with respect to UK Base Rate Loans plus 2.00%.
“Defaulting Lender”: any Revolver Lender that, as reasonably determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within two Business Days, unless such Revolver Lender notifies Agent and the Administrative Borrower in writing that such failure is the result of such Revolver Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) have not been satisfied; (b) has notified Agent or any Borrower that such Revolver Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or generally under other credit facilities (unless such notice or public statement relates to such Revolver Lender’s obligation to fund a Revolver Loan hereunder and states that such position is based on such Revolver Lender’s determination that a condition precedent to funding cannot be satisfied); (c) has failed, within three Business

Days following written request by Agent, to confirm in a manner reasonably satisfactory to Agent that such Revolver Lender will comply with its funding obligations hereunder (provided, that such Revolver Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by Agent of such confirmation); or (d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action or an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that, for the avoidance of doubt, a Revolver Lender shall not be a Defaulting Lender solely by virtue of (i) a Governmental Authority’s ownership or acquisition of an equity interest in such Revolver Lender or parent company as long as such ownership does not give immunity or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, trustee, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed in any such case (and for only so long as there is no public disclosure of such appointment), where, in the case of clauses (i) or (ii), such ownership or action does not give immunity from the jurisdiction of courts of any Principal Jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Deposit Account”: (i) any “deposit account” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing and (ii) with respect to any account located outside of the US, any bank account with a deposit function.
“Deposit Account Control Agreements”: the deposit account control agreements (whether in the form of an agreement, notice and acknowledgement or like instrument), in form and substance reasonably satisfactory to Agent and the Administrative Borrower, executed by Agent, the applicable Loan Parties, the applicable lockbox servicer and financial institution maintaining a lockbox and/or Deposit Account (other than an Excluded Deposit Account) for a Loan Party in favor of Agent, for the benefit of any Secured Parties, as security for and/or to perfect Agent’s Liens securing any Secured Obligations.
“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by any Loan Party or a Restricted Subsidiary in connection with a Disposition pursuant to Section 9.2.4(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Senior Officer of the Administrative Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
“Disposition”: as defined in Section 9.2.4(b).
“Disqualified Institution”: (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by Holdings (or its Affiliates) to the Joint Lead Arrangers on or prior to March 1, 2020, (ii) those persons who are competitors of Parent or MMI or their respective Subsidiaries that were or are separately identified in writing by Holdings (or its Affiliates) to the Joint Lead Arrangers or, after the Closing Date, to Agent from time to time (which shall not apply to retroactively disqualify any person who previously acquired in a manner permitted hereunder and continues to hold, any Loans or Revolver Commitments in respect of any Facility) and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (excluding, in the case of clause (ii), bona fide debt fund affiliates predominantly engaged in the business of debt investing and for which no personnel involved with the relevant competitor (A) make investment decisions or (B) have access to non-public information relating to Holdings or MMI or any person that forms part of

Holdings’ or MMI’s business (including their respective Subsidiaries)) that are either (a) identified in writing by Holdings (or its Affiliates) from time to time (which shall not apply to retroactively disqualify any person who previously acquired in a manner permitted hereunder, and continues to hold, any Loans or Revolver Commitments in respect of any Facility) or (b) reasonably identifiable on the basis of such Affiliate’s name.
“Disqualified Stock”: with respect to any Person, any Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Revolver Facility Termination Date or the date of Full Payment of the Secured Obligations; provided, however, that if such Stock is issued to any plan for the benefit of employees of WS or its Subsidiaries or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by WS or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, provided, further, that any Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of WS, any of its Subsidiaries or any direct or indirect Parent Entity in each case upon the termination of employment or death of such person pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by WS or its Subsidiaries or any direct or indirect parent of WS.
“Dividends”: as defined in Section 9.2.6.
“Document”: as defined in the UCC (and/or with respect to any Document of a Canadian Loan Party, a “document of title” as defined in the PPSA) or any other Applicable Law, as applicable.
“Dollar Equivalent”: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.
“Dollars” or “$”: lawful money of the United States.
“Dominion Account”: with respect to (a) the Canadian Loan Parties, each Canadian Dominion Account, (b) the UK Loan Parties, each UK Dominion Account, and (c) the US Loan Parties, each US Dominion Account.
“EEA Financial Institution”: means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts”: at any time, the Accounts or Chattel Paper of any Loan Party at such date, except any Account or Chattel Paper:
(a)which is not subject to a valid and duly perfected Lien in favor of Agent;
(b)(i) which is subject to any Lien other than (x) a Lien in favor of Agent and (y) Liens permitted pursuant to Section 9.2.2 which do not have priority over (and are not pari passu with) the Liens in favor of Agent other than any Lien permitted pursuant to Section 9.2.2 which as a matter of law has priority over the respective Liens in favor of Agent or (ii) which arises under a Permitted Stand-Alone Capital Lease Transaction;
(c)owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 90 days past the due date for payment;
(d)which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor are ineligible pursuant to clause (c) above;
(e)which is owing by any Account Debtor to the extent the aggregate amount of all otherwise Eligible Accounts owing from such Account Debtor to the Loan Parties exceeds 20% of the aggregate of all Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;
(f)with respect to which any covenant, representation or warranty relating to such Account or Chattel Paper contained in this Agreement or any Security Document has been breached or is not true in each case in any material respect;
(g)which (i) does not arise from the sale or lease of Rental Equipment or Inventory, the provision of build-own-operate services or performance of other services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation reasonably satisfactory to Agent, which has been sent to the Account Debtor (provided, that unbilled Accounts (other than progress billing) not to exceed the Dollar Equivalent of $20,000,000 in the aggregate for all Loan Parties collectively at any time may constitute Eligible Accounts to the extent they satisfy the other criteria set forth in this definition), (iii) represents a progress billing, (iv) is contingent upon the applicable Loan Party’s completion of any further performance (other than, for the avoidance of doubt, performance terms under a rental or lease contract), or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis (other than, for the avoidance of doubt, pursuant to the terms of a rental or lease contract);
(h)for which any Rental Equipment giving rise to such Account or Chattel Paper (other than Rental Equipment utilized in build-own-operate services) has not been shipped to the Account Debtor or for which the services giving rise to such Account or Chattel Paper have not been performed by the applicable Loan Party;
(i)with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the US Bankruptcy Code, the UK Insolvency Act, the Bankruptcy and Insolvency Act (Canada) and the CCAA, unless the payment of Accounts or Chattel Paper from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to Agent, a Person that is reasonably acceptable to Agent or, if the Account or Chattel Paper from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor under such laws, including the US Bankruptcy Code, the UK Insolvency Act, the Bankruptcy and Insolvency Act (Canada) and the CCAA, as now or hereafter in effect, Agent shall have reasonably determined that the timely payment and collection of such Account or Chattel Paper will not be impaired;
(k)which is owed by an Account Debtor which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not solvent, or is a Restricted Party;
(l)which is owed by an Account Debtor which is not organized, incorporated or established under the applicable law of the US, Canada or the United Kingdom, any state of the US, the District of Columbia or any province or territory of Canada or does not have its principal place of business in the US, Canada or the United Kingdom unless such Account or Chattel Paper is backed by a letter of credit or other credit support reasonably acceptable to Agent;
(m)which is owed in any currency other than, (x) in the case of an Account Debtor of a US Loan Party or a Canadian Loan Party, Dollars or Canadian Dollars and (y) in the case of an Account Debtor of a UK Loan Party, Dollars, Pounds Sterling or Euros;
(n)which is owed by any Governmental Authority, unless (i) the Account Debtor is the United States or any state or political subdivision thereof, or any department, agency or instrumentality of the foregoing, and the Account has been assigned to Agent in compliance with the US Assignment of Claims Act, and any other steps necessary to perfect the Lien of Agent on such Account have been complied with to Agent’s reasonable satisfaction, (ii) the Account Debtor is the government of Canada or a province or territory thereof or any department, agency or instrumentality of the foregoing, and the Account has been assigned to Agent in compliance with the Financial Administration Act (Canada) (or similar Applicable Law of such province or territory), and any other steps necessary to perfect the Lien of Agent on such Account have been complied with to Agent’s reasonable satisfaction, (iii) the Account Debtor is the government of the United Kingdom or a province or territory thereof or any department, agency or instrumentality of the foregoing and any steps necessary to perfect the Lien of Agent on such Account have been complied with to Agent’s reasonable satisfaction, (iv) such Account is backed by a letter of credit reasonably acceptable to Agent or (v) Agent otherwise reasonably approves;
(o)which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided, that portfolio companies of the Sponsor or Parent that do business with any applicable Loan Party in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);
(p)which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless (i) Agent, in its Permitted Discretion, has established Reserves and determines to include such Account as an Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to Agent to waive or limit such rights;
(q)which is evidenced by any promissory note or instrument (in each case, other than any such items that are delivered to Agent);
(r)which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the applicable Loan Party may qualify subsequently as an entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account, provided, that any jurisdiction in clause (l) above shall not be excluded by virtue of this clause (r);
(s)with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business;
(t)with respect to a UK Loan Party, Accounts regulated by the UK Consumer Credit Act of 1974 (as amended); or
(u)with respect to a UK Loan Party, the Accounts are governed by laws other than that of England and Wales.
Subject to Section 13.1, Agent may modify the foregoing criteria in its Permitted Discretion (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”).
“Eligible Assignee”: subject to the requirements of Section 12.3.3, a Person that is (a) a Lender or an Affiliate or branch of a Lender; (b) an Approved Fund; (c) any other financial institution approved by Agent (such approval not to be unreasonably conditioned, withheld or delayed) and the Administrative Borrower (which approval by the Administrative Borrower shall not be unreasonably conditioned, withheld or delayed and shall be deemed given if no objection is made within ten (10) Business Days after the Administrative Borrower’s receipt of notice of the proposed assignment) whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law, or would, immediately following any such assignment, not result in increased costs or Taxes payable by the Loan Parties pursuant to Section 5.8; or (d) during the occurrence and continuance of any Event of Default arising under Section 10.1.1 or Section 10.1.5 with respect to a Borrower or a Material Subsidiary, any Person acceptable to Agent in its discretion, which acceptance shall not be unreasonably conditioned, withheld or delayed; provided, that in no event shall (x) a natural person, (y) a Disqualified Institution or (z) Holdings or any of its Subsidiaries or any of its Affiliates be an Eligible Assignee. For the avoidance of doubt, any purported assignment to a Disqualified Institution is subject to Section 12.3.6.
“Eligible Container Inventory Held For Sale”: at any date of determination thereof, Eligible Goods Inventory owned by any Loan Party consisting of (a) new and used manufactured or remanufactured portable and ISO containers and portable mobile offices held by such Loan Party for intended sale to third parties, containers temporarily out of service and otherwise unrefurbished ISO units and (b) up to an aggregate amount for all of the Loan Parties collectively equal to the Dollar Equivalent of $40,000,000 of containers used in the conduct of their business (and not held for sale or lease).
“Eligible Goods Inventory”: at any date of determination thereof, Inventory owned by a Loan Party at such date except any Inventory:
(a)which is not subject to a valid and duly perfected Lien in favor of Agent; provided, that this clause (a) shall not apply to Inventory owned by a US Loan Party constituting a Unit (such Inventory being subject to clause (f) below);
(b)which is subject to any Lien other than (i) a Lien in favor of Agent (subject to the proviso in clause (a) above) and (ii) Liens permitted pursuant to Section 9.2.2 which do not have priority over (and are not pari passu with) the Liens in favor of Agent (other than Liens permitted pursuant to Section 9.2.2 which as a matter of law have priority over the respective Liens in favor of the Agent);
(c)which is obsolete or damaged or defective and not repairable;
(d)with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;
(e)(i) with respect to Inventory owned by a Canadian Loan Party, which is not located in Canada or the United States or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a Canadian Loan Party and another Canadian Loan Party or a US Loan Party or (z) located on the premises of any customer of any Canadian Loan Party or in transit to or from the location of any customer of any Canadian Loan Party, (ii) with respect to Inventory owned by a US Loan Party, which is not located in the United States or Canada or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a US Loan Party and another US Loan Party or a Canadian Loan Party or (z) located on the premises of any customer of any US Loan Party or in transit to or from the location of any customer of any US Loan Party and (iii) with respect to Inventory owned by a UK Loan Party, which is not located in UK or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a UK Loan Party and another UK Loan Party or (z) located on the premises of any customer of any UK Loan Party or in transit to or from the location of any customer of any UK Loan Party;
(f)in respect of Inventory owned by a US Loan Party that constitutes a Unit only, the actions required to be taken pursuant to Section 9.1.20 have not been taken (unless the time period within which such actions are required to be taken has not yet expired);
(g)which is the subject of a Permitted Stand-Alone Capital Lease Transaction;
(h)which has not been subject to an Appraisal in form and substance satisfactory to Agent and it is not of an identical kind or type of Inventory that has been appraised;
(i)which is Eligible Rental Equipment, Eligible Raw Materials Inventory or Eligible Machinery and Equipment;
(j)which is not owned by a Loan Party or a Loan Party does not have good, valid and marketable title thereto; or

(k)which consists of goods returned or rejected by a Loan Partyʼs or Affiliateʼs customers on account of defects or damages;
provided, that the amount of Eligible Goods Inventory shall be determined on a first-in, first-out basis.
Subject to Section 13.1, Agent may modify the foregoing criteria in its Permitted Discretion (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”).
“Eligible Machinery and Equipment”: at any date of determination, Equipment owned by a Loan Party in the Ordinary Course of Business except at such date any Equipment:
(a)which is not subject to a valid and duly perfected Lien in favor of Agent; provided, that this clause (a) shall not apply to Equipment owned by a US Loan Party constituting a Unit (such Equipment being subject to clause (d) below);
(b)which is subject to any Lien other than (i) a Lien in favor of Agent (subject to the proviso in clause (a) above) and (ii) Liens permitted pursuant to Section 9.2.2 which do not have priority over (and are not pari passu with) the Liens in favor of Agent (other than Liens permitted pursuant to Section 9.2.2 which as a matter of law have priority over the respective Liens in favor of Agent);
(c)(i) with respect to Equipment owned by a Canadian Loan Party, which is not located in Canada or the United States or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a Canadian Loan Party and another Canadian Loan Party or a US Loan Party or (z) located on the premises of any customer of any Canadian Loan Party or in transit to or from the location of any customer of any Canadian Loan Party, (ii) with respect to Equipment owned by a US Loan Party, which is not located in the United States or Canada or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a US Loan Party and another US Loan Party or a Canadian Loan Party or (z) located on the premises of any customer of any US Loan Party or in transit to or from the location of any customer of any US Loan Party and (iii) with respect to Equipment owned by a UK Loan Party, which is not located in UK or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a UK Loan Party and another UK Loan Party or (z) located on the premises of any customer of any UK Loan Party or in transit to or from the location of any customer of any UK Loan Party;
(d)in respect of Equipment owned by a US Loan Party that constitutes a Unit only, the actions required to be taken pursuant to Section 9.1.20 have not been taken (unless the time period within which such actions are required to be taken has not yet expired);
(e)which has not been subject to an Appraisal in form and substance satisfactory to Agent and it is not of an identical kind or type of Equipment that has been appraised;
(f)which is Eligible Rental Equipment, Eligible Raw Materials or Eligible Goods Inventory; or
(g)which is not owned by a Loan Party or a Loan Party does not have good, valid and marketable title thereto.

Subject to Section 13.1, Agent may modify the foregoing criteria in its Permitted Discretion (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”).
“Eligible Qualified Cash”: shall mean the aggregate amount of cash and Permitted Investments (other than any cash or Permitted Investments that appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Administrative Borrower unless such appearance is related to the Loan Documents (or the Liens created thereunder)) of any Loan Party that is subject to a valid, enforceable and first priority Lien in favor of Agent in an investment account, deposit account or other account at Agent or another institution, in each case, subject to a Deposit Account Control Agreement or Securities Account Control Agreement in favor of Agent or, in the case of Eligible Qualified Cash of any UK Loan Party, a fixed charge in favor of Agent.
“Eligible Raw Materials Inventory”: at any date of determination thereof, Inventory owned by a Loan Party consisting of steel, lumber, plywood, paint, drywall, plumbing materials and fixtures, electrical components, insulation materials, HVAC materials, doors and windows, and fasteners at such date except any Inventory:
(a)which is not subject to a valid and duly perfected Lien in favor of Agent;
(b)which is subject to any Lien other than (i) a Lien in favor of Agent and (ii) Liens permitted pursuant to Section 9.2.2 which do not have priority over (and are not pari passu with) the Liens in favor of Agent (other than Liens permitted pursuant to Section 9.2.2 which as a matter of law have priority over the respective Liens in favor of Agent);
(c)which is slow moving or with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;
(d)(i) with respect to Inventory owned by a Canadian Loan Party, which is not located in Canada or the United States or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a Canadian Loan Party and another Canadian Loan Party or a US Loan Party or (z) located on the premises of any customer of any Canadian Loan Party or in transit to or from the location of any customer of any Canadian Loan Party, (ii) with respect to Inventory owned by a US Loan Party, which is not located in the United States or Canada or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a US Loan Party and another US Loan Party or a Canadian Loan Party or (z) located on the premises of any customer of any US Loan Party or in transit to or from the location of any customer of any US Loan Party and (iii) with respect to Inventory owned by a UK Loan Party, which is not located in UK or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a UK Loan Party and another UK Loan Party or (z) located on the premises of any customer of any UK Loan Party or in transit to or from the location of any customer of any UK Loan Party;
(e)which is Eligible Rental Equipment, Eligible Machinery and Equipment or Eligible Goods Inventory;
(f)which is not owned by a Loan Party or a Loan Party does not have good, valid and marketable title thereto; or
(g)which is not first quality raw materials or is obsolete;

provided, that the amount of Eligible Raw Materials Inventory shall be determined on a first-in, first-out basis.
Subject to Section 13.1, Agent may modify the foregoing criteria in its Permitted Discretion (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”).
“Eligible Real Property”: at any date of determination thereof, any Real Estate owned by a US Loan Party at such date except any Real Estate:
(a)which is not located in the United States;
(b)which is not subject to a valid and duly perfected Lien pursuant to a Mortgage in favor of Agent;
(c)which is subject to any Lien other than (i) a Lien in favor of Agent and (ii) Liens permitted pursuant to Section 9.2.2 which do not have priority over (and are not pari passu with) the Liens in favor of Agent (other than Permitted Encumbrances);
(d)with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;
(e)which is not covered by customary title insurance reasonably acceptable to Agent;
(f)with respect to which environmental due diligence reasonably satisfactory to Agent has not been completed with respect to such Real Estate;
(g)with respect to which an opinion of counsel for the US Loan Party which is the owner of the Real Estate has not been delivered to Agent, in a form, scope and substance reasonably satisfactory to Agent and its counsel, if reasonably requested by Agent;
(h)with respect to which a customary certificate in a form reasonably acceptable to Agent and the Lenders has not been obtained indicating that the property is not in a flood zone, or if the property is in a flood zone, an acknowledged borrower notice and flood insurance in compliance (including as to amount) with all applicable Food Insurance Laws and in an amount, with endorsements and by an insurer reasonably acceptable to Agent and the Lenders has not been obtained, provided, that each Lender shall be deemed to have reasonably accepted any certificate provided pursuant to this clause (h) and shall be reasonably satisfied with matters pertaining to the insurance requirements of this clause (h) if it has not rejected such certificate or insurance matters within 15 days of receiving such certificate and/or evidence of insurance from the applicable Loan Party;
(i)which is not owned by a US Loan Party or a US Loan Party does not have good record and valid and marketable title in fee simple thereto;
(j)which has not been subject to an appraisal that is reasonably satisfactory to Agent (or other means for determining the fair market value that is reasonably acceptable to the Agent);
(k)for which all Related Real Estate Documents (regardless of whether such Real Estate is Material Real Estate) have not been delivered to Agent; or
(l)which is not covered by casualty and property insurance reasonably acceptable to Agent.

“Eligible Rental Equipment”: at any date of determination thereof, the Rental Equipment owned by any Loan Party at such date except any Rental Equipment:
(a)which is not subject to a valid and duly perfected Lien in favor of Agent; provided, that this clause (a) shall not apply to Rental Equipment owned by a US Loan Party constituting a Unit (such Rental Equipment being subject to clause (h) below);
(b)which is subject to any Lien other than (i) a Lien in favor of Agent (subject to the proviso in clause (a) above) and (ii) Liens permitted pursuant to Section 9.2.2 which do not have priority over (and are not pari passu with) the Liens in favor of Agent other than any Lien permitted pursuant to Section 9.2.2 which as a matter of law has priority over the respective Liens in favor of Agent;
(c)which is slow moving, obsolete, unmerchantable, defective, unfit for rent or unacceptable due to age, type, category and/or quantity;
(d)with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;
(e)which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects), or has been acquired from a Restricted Party;
(f)which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods, returned or repossessed goods (other than goods that are undamaged and able to be resold or released in the Ordinary Course of Business), defective goods, goods to be returned to the applicable Loan Party’s suppliers or goods which are not of a type held for lease or sale in the Ordinary Course of Business;
(g)(i) with respect to Rental Equipment owned by a Canadian Loan Party, which is not located in Canada or the United States or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a Canadian Loan Party and another Canadian Loan Party or a US Loan Party or (z) located on the premises of any customer of any Canadian Loan Party or in transit to or from the location of any customer of any Canadian Loan Party, (ii) with respect to Rental Equipment owned by a US Loan Party, which is not located in the United States or Canada or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a US Loan Party and another US Loan Party or a Canadian Loan Party or (z) located on the premises of any customer of any US Loan Party or in transit to or from the location of any customer of any US Loan Party and (iii) with respect to Rental Equipment owned by a UK Loan Party, which is not located in UK or is not (x) at a location listed on Schedule 7.4.1 (as updated from time to time in accordance with the provisions hereof), (y) in transit between locations of a UK Loan Party and another UK Loan Party or (z) located on the premises of any customer of any UK Loan Party or in transit to or from the location of any customer of any UK Loan Party;
(h)in respect of Rental Equipment owned by a US Loan Party that constitutes a Unit only, the actions required to be taken pursuant to Section 9.1.20 have not been taken (unless the time period within which such actions are required to be taken has not yet expired);
(i)which is the subject of a Permitted Stand-Alone Capital Lease Transaction;
(j)which is not owned by a Loan party or a Loan Party does not have good, valid and marketable title thereto;

(k)which has not been subject to an Appraisal in form and substance satisfactory to Agent and it is not of an identical kind or type of Inventory that has been appraised; or
(l)which is the subject of a consignment by such Loan Party as consignor unless (i) a protective UCC-1 or PPSA financing statement has been properly filed by the applicable Loan Party against the consignee in respect if such Loan Partyʼs interests in and to such Rental Equipment, and (ii) there is a written agreement acknowledging that such Rental Equipment is held on consignment, that such Loan Party retains title to such Rental Equipment, that no Lien arising by, through or under such consignee has attached or will attach to such Rental Equipment and requiring consignee to segregate the consigned Equipment from the consigneeʼs other personal or movable property and having other terms consistent with such Loan Partyʼs past practice for consigned Rental Equipment.
Subject to Section 13.1, Agent may modify the foregoing criteria in its Permitted Discretion (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”).
“Eligible Work-In-Process Container Inventory”: at any date of determination, Eligible Goods Inventory consisting of: (a) new and used manufactured or remanufactured portable containers, which is in the work-in-process phase of manufacturing; (b) shaped steel component parts; or (c) sub-assemblies; provided, that any property that may qualify as Eligible Rental Equipment and Eligible Work-In-Process Container Inventory shall be deemed solely to constitute Eligible Rental Equipment.
“Enforcement Action”: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right or vote to act in a Loan Party’s Insolvency Proceeding, or otherwise).
“Environmental Claims”: any and all actions, suits, orders, decrees, demands, claims, liens, notices of noncompliance, violation, general notice letters issued to potentially responsible parties pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §§ 9601 et seq., or government investigation or proceedings relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, (i) any and all such claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all such claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials).
“Environmental Law”: any applicable federal, commonwealth, state, provincial, territorial, foreign, municipal or local statute, law, rule, regulation, ordinance and code, and any binding judicial or administrative order, agreement, consent decree or judgment, relating to the protection of the environment, including, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or the protection of human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.
“Equipment”: all machinery, apparatus, equipment, motor vehicles and other similar assets (other than Inventory and Rental Equipment) used in the operations of a Loan Party or any of its Restricted Subsidiaries or owned by any Loan Party or any of its Restricted Subsidiaries or in which any Loan Party or any of its Restricted Subsidiaries has an interest, whether now owned or hereafter acquired by a Loan Party or any of its Restricted Subsidiaries and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.
“Equity Interests”: Stock and all warrants, options or other rights to acquire Stock, but excluding any other debt security that is convertible into, or exchangeable for, Stock.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with a Loan Party or treated as a single employer with a Loan Party, in each case within the meaning of Section 414 of the Code.
“ESG”: as defined in Section 2.8(a).
“ESG Amendment”: as defined in Section 2.8(a).
“ESG Pricing Provisions”: as defined in Section 2.8(a).
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR”: as defined in the definition of Alternative Currency Term Rate.
“Euro” or “€”: the lawful currency of the European Union.
“Event of Default”: as defined in Section 10.1.
“Excess Availability”: as of any date of determination, an amount equal to (i) the Line Cap minus (ii) the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Revolver Loans then outstanding under the Facilities and (b) the aggregate principal amount of all LC Obligations then outstanding.
“Exchange Rate”: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding Business Day in the financial market for the first currency or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.
“Excluded Deposit Account”: any lockbox or deposit account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) which is a zero balance account, (iii) which is used solely for paying taxes, including sales taxes, (iv) which is used solely as an escrow account or solely as a fiduciary or trust account, (v) which, individually or in the aggregate with all other accounts being treated as Excluded Deposit Accounts pursuant to this clause (v), has a daily balance of less than $10,000,000, (vi) which is then a Capital Lease Deposit Account, or (vii) is used solely for disbursements.
“Excluded Subsidiary”: (a) each Subsidiary listed on Schedule 8.1.12 hereto as an Excluded Subsidiary; (b) any Subsidiary that is not a Wholly-Owned Subsidiary of Holdings

(other than any Borrower); (c) (i) any Subsidiary that is prohibited by any Applicable Law or, solely with respect to Subsidiaries existing on the Closing Date or on the date such Subsidiary is acquired (provided, that such prohibition is not be created in contemplation of such acquisition), its Organizational Documents from guaranteeing the Secured Obligations, (ii) any Subsidiary that is prohibited by any contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired from guaranteeing the Secured Obligations (provided, that such prohibition is not be created in contemplation of such acquisition) or (iii) to the extent that the provision of any guarantee of the Secured Obligations would require the consent, approval, license or authorization of any Governmental Authority or unaffiliated third party which has not been obtained, any Subsidiary that is subject to such restrictions; provided, that, after such time that such restrictions on guarantees are waived, lapse, terminate or are no longer effective, such Restricted Subsidiary shall no longer be an Excluded Subsidiary; (d) (i) any Non-US Subsidiary or (ii) any direct or indirect US Subsidiary (A) of a direct or indirect Non-US Subsidiary of any US Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (any such Non-US Subsidiary, a “CFC”) or (B) of a US Borrower that has no material assets (directly or through one or more disregarded entities) other than equity of one or more direct or indirect Non-US Subsidiary that is a CFC (provided that, solely for purposes of the foregoing clauses (d)(i) and (d)(ii), any Subsidiary described in the foregoing clauses (d)(i) or (d)(ii) shall be an Excluded Subsidiary only with respect to the guarantee of Secured Obligations of US Loan Parties, and not in respect of any other Secured Obligations); (e) each Subsidiary that is not a Material Subsidiary, (f) any Subsidiary that is not a Canadian Subsidiary, UK Subsidiary or a US Subsidiary, (g) each Receivables Entity, (h) each Unrestricted Subsidiary, (i) any Subsidiary that is a special purpose entity, (j) any Subsidiary with respect to which Agent and the Administrative Borrower reasonably agree that the cost of guaranteeing the Secured Obligations outweighs the value afforded thereby, and (k) any Subsidiary for which the provision of a Guarantee would result in a material adverse Tax or regulatory consequence to the US Borrowers or one of their respective Subsidiaries, a material adverse Tax or regulatory consequence to the UK Borrowers or one of their respective Subsidiaries or a material adverse Tax or regulatory consequence to the Canadian Borrowers or one of their respective Subsidiaries, as applicable (in each case as reasonably determined by the Administrative Borrower in consultation with Agent); provided, that no Subsidiary shall be an Excluded Subsidiary to the extent it is required to be or becomes a guarantor of the 2028 Senior Secured Notes or the 2025 Senior Secured Notes. Notwithstanding the foregoing (and for the avoidance of doubt), if any entity shall be considered an “Excluded Subsidiary” under this definition as a result of costs or adverse tax consequences, in each case, under Section 956 of the Code, such entity shall be an Excluded Subsidiary solely with respect to the guarantee of Secured Obligations of US Loan Parties, and not in respect of any other Secured Obligations except to the extent that it would otherwise be treated as an Excluded Subsidiary pursuant to this definition.
“Excluded Swap Obligation”: with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations, and agreed by Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: with respect to Agent, any Lender, any Fronting Bank or any other recipient of a payment to be made by or on behalf of any Loan Party on account of any Obligation, (a) Taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (i) by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in the jurisdiction imposing such Tax or (ii) as the result of any other present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such recipient has a branch; (c) in the case of a Foreign Lender (other than in the case of an assignee pursuant to a request by any Borrower under Section 3.8 or Section 12.3.4) with a Loan or Revolver Commitment to a US Borrower, any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to laws in force at the time such Foreign Lender becomes a Lender (or designates a new Lending Office) hereunder, except that taxes in this clause (c) shall not include (i) additional withholding tax that may be imposed on amounts payable to a Foreign Lender after the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office), as a result of a Change in Tax Law after such time or (ii) any amount with respect to withholding tax that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 5.8 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender designates a new Lending Office (or at the time of the assignment); (d) any United States withholding tax imposed under FATCA; (e) any withholding tax that is attributable to such recipient’s failure (other than as a result of a Change in Tax Law) to comply with Section 5.9 other than Sections 5.9.3, 5.9.4 and 5.9.6; or (f) in the case of a Lender with a Loan or Revolver Commitment to a Canadian Borrower, any Canadian federal withholding tax arising as a result of the recipient (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party, or (ii) being a “specified non-resident shareholder” of a Loan Party or being a non-resident person not dealing at arm’s length with a “specified shareholder” of a Loan Party (in each case within the meaning of the Income Tax Act (Canada)), in each case, excluding any non-arm’s length or “specified non-resident shareholder” relationship that is attributable solely to such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.
“Existing Appraisals and Field Exams”: Existing Mobile Mini Appraisals and Field Exams and Existing WS Appraisals and Field Exams.
“Existing Borrowing Base Certificate”: a certificate, executed by a Senior Officer of the Administrative Borrower, in the form of Exhibit M, which reflects (a) the borrowing base of MMI and its Subsidiaries under the Existing Mobile Mini Credit Agreement, as if such Existing Mobile Mini Credit Agreement were still in effect, (b) the Canadian borrowing base of those Canadian Subsidiaries of the Administrative Borrower that were Canadian Subsidiaries of the Administrative Borrower prior to the Closing Date under the Existing WS Credit Agreement, as if such Existing WS Credit Agreement were still in effect, and (c) the US borrowing base of the Administrative Borrower and its US Subsidiaries that were its US Subsidiaries prior to the Closing Date under the Existing WS Credit Agreement, as if such Existing WS Credit Agreement were still in effect.
“Existing Canadian Letter of Credit”: as defined in Section 2.2.1(e).

“Existing Letters of Credit”: collectively, the Existing Canadian Letters of Credit, the Existing US Letters of Credit and the Existing UK Letters of Credit.
“Existing Mobile Mini Appraisals and Field Exams”: (i) the equipment appraisal with respect to MMI and its Subsidiaries dated January 22, 2020, (ii) the machinery and equipment appraisal with respect to MMI and its Subsidiaries dated January 22, 2020 and (iii) the field exam with respect to MMI and its Subsidiaries dated September 26, 2019.
“Existing Mobile Mini Credit Agreement”: as defined in the definition of “Debt Repayment”.
“Existing Mobile Mini Notes”: as defined in the definition of “Debt Repayment”.
“Existing UK Letter of Credit”: as defined in Section 2.3.1(e).
“Existing US Letter of Credit”: as defined in Section 2.4.1(e).
“Existing WS Appraisals and Field Exams”: collectively, (i) the equipment appraisal with respect to Parent and its Subsidiaries dated January 16, 2020 and (ii) the field exam with respect to Parent and its Subsidiaries dated January 15, 2020.
“Existing WS Credit Agreement”: as defined in the definition of “Debt Repayment”.
“Extended Tranche”: as defined in Section 2.1.8(a).
“Extending Lender”: as defined in Section 2.1.8(a).
“Extension Offer”: as defined in Section 2.1.8(a).
“Extraordinary Expenses”: all costs, reasonable and documented out-of-pocket expenses or advances that Agent may incur during the continuance of an Event of Default, or during the pendency of any Insolvency Proceeding of any Loan Party or any Restricted Subsidiary, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Fronting Bank, any Lender, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, travel expenses, receivers’ and managers’ fees and legal fees (which shall be limited to the reasonable fees, disbursements and other charges of one primary counsel and one local counsel in each appropriate state, province or foreign jurisdiction for Agent).
“Facility Termination Date”: the Multicurrency Facility Commitment Termination Date and/or US Facility Commitment Termination Date, as the context may require.

“Facilities”: collectively, (a) the Multicurrency Facility and (b) the US Facility and “Facility” means either of the foregoing.
“FATCA”: Sections 1471 through 1474 of the Code, as of the Fourth Amendment Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FATCA Deduction”: means a deduction or withholding from a payment under a Finance Document required by FATCA.
“Federal Funds Rate”: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall such rate be less than zero.
“Fee Letter”: the Sixth Amended and Restated Fee Letter dated May 26, 2020 among Parent and each of the Joint Lead Arrangers party thereto.
“Fifth Amendment”: that certain Fifth Amendment to the ABL Credit Agreement, dated as of February [ ], 2024, by and between the Administrative Borrower and the Agent.
“Fifth Amendment Effective Date”: the date on which all of the conditions precedent in Section 4 of the Fifth Amendment are satisfied or waived.
“Financial Covenant Test Event”: Specified Excess Availability shall, on any day, be less than the greater of (A) 10% of the Line Cap and (B) $240,000,000, provided, that, if the Financial Covenant Test Event has occurred, such Financial Covenant Test Event shall continue until such time as Specified Excess Availability shall have thereafter exceeded the greater of (x) 10% of the Line Cap and (y) $240,000,000 for at least twenty (20) consecutive calendar days, at which time the Financial Covenant Test Event shall be deemed to be over.
“Financial Performance Covenant”: as defined in Section 10.2.
“Financial Support Direction”: a financial support direction issued by the Pensions Regulator in the UK under Section 43 of the Pensions Act 2004 of the United Kingdom.
“First Amendment”: that certain First Amendment to ABL Credit Agreement, dated as of December 2, 2020, by and among the Administrative Borrower, the other Loan Parties party thereto and Agent.
“First Amendment Effective Date”: December 2, 2020.
“Floating Rate Loan”: a Base Rate Loan, a Canadian Prime Rate Loan, a Daily Simple CORRA Rate Loan (prior to the Term CORRA Activation Date) or an Alternative Currency Daily Rate Loan.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and the Biggert – Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.
“FLSA”: the Fair Labor Standards Act of 1938.
“Foreign Lender”: (a) with respect to each Borrower that is a US Person, each Lender or Fronting Bank that is not a US Person, and (b) with respect to each Borrower that is not a US Person, each Lender or Fronting Bank that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Plan”: any employee benefit plan, fund or other similar program maintained or established by a Loan Party or any of its Subsidiaries outside of the US or Canada primarily for the benefit of employees of any Loan Party or any of its Subsidiaries residing outside of the US or Canada, other than any state social security arrangements, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA, the Code or the PBA.
“Fourth Amendment”: that certain Fourth Amendment to the ABL Credit Agreement, dated as of June 30, 2022, by and among the Administrative Borrower, the other Loan Parties party thereto, the Lenders party thereto, the New Revolver Lenders party thereto (as defined therein), the Fronting Banks, the Swingline Lenders, and Agent.
“Fourth Amendment Effective Date”: the date on which all of the conditions precedent in Section 7 of the Fourth Amendment are satisfied or waived, which date is June 30, 2022.
“Fronting Bank”: (a) a Canadian Fronting Bank (b) a UK Fronting Bank, and/or (c) a US Fronting Bank, as the context requires, and shall include, with respect to any Existing Letter of Credit, the issuer of such Existing Letter of Credit.
“Fronting Bank Indemnitees”: (a) Canadian Fronting Bank Indemnitees, (b) UK Fronting Bank Indemnitees, and/or (c) US Fronting Bank Indemnitees, as the context requires.
“FSRA”: the Financial Services Regulatory Authority of Ontario or like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan is required to be registered in accordance with Applicable Law and any other Governmental Authority succeeding to the functions thereof.
“Full Payment”: with respect to any Secured Obligations (other than (i) Secured Bank Product Obligations, (ii) reimbursement obligations for which no claim has been made and (iii) contingent indemnity claims), (a) the full cash payment thereof in the applicable currency required hereunder, including any interest and documented fees and other charges accruing during an Insolvency Proceeding (including such amount that would have accrued or arisen but for the commencement of such Insolvency Proceeding), whether or not a claim for such post-petition interest, fees or other charges is allowed in such proceeding; and (b) if such Obligations are LC Obligations, the Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the related Fronting Bank in its discretion, in the amount of required Cash Collateral). No Revolver Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Revolver Loans have expired or been terminated.

“GAAP”: generally accepted accounting principles in effect in the United States from time to time, provided, that (i) in no event shall any lease be deemed a capital lease for purposes of this Agreement if such lease would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Accounting Standards Codification Topic 842, Leases and (ii) for the avoidance of doubt, all lease liabilities related to operating leases shall not constitute Indebtedness and all payments under and in respect of operating leases shall not constitute Consolidated Fixed Charges.
“General Intangibles”: as defined in the UCC (and/or with respect to any General Intangible of a Canadian Loan Party, an “intangible” as defined in the PPSA) or any other Applicable Law, as applicable.
“Governmental Approval”: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
“Governmental Authority”: any federal, state, provincial, territorial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, authority, tax authority, corporation or body, regulatory or self-regulatory organization or other entity or officer exercising executive, legislative, judicial, statutory, regulatory or administrative functions for or pertaining to any government or court (including any supranational bodies such as the European Union), in each case whether it is or is not associated with Canada, the United Kingdom, the United States or any state, province, district or territory thereof, or any other foreign entity or government.
“Guarantee”: each guarantee agreement including the guarantee under Section 5.10 of this Agreement executed by a Guarantor in favor of Agent guaranteeing all or any portion of the Secured Obligations.
“Guarantee Obligations”: as to any Person, any obligation of such Person guaranteeing or intended to guarantee, or having the economic effect of guaranteeing, any Indebtedness or other obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase or pay any such Indebtedness or other obligations or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or other obligations or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or other obligations or (d) otherwise to assure or hold harmless the owner of such Indebtedness or other obligations against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations of the Unit Subsidiary and other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation (other than in respect of the Secured Obligations) shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligations in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantor Payment”: as defined in Section 5.10.3(b).

“Guarantors”: Canadian Guarantors, UK Guarantors, US Guarantors and each other Person who guarantees payment or performance of any Secured Obligations.
“Hazardous Materials”: (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance which is prohibited, limited or regulated as harmful or deleterious by any Environmental Law.
“Hedge Agreement”: an Interest Rate Agreement, Currency Agreement, Commodity Agreement or other swap or hedging agreement entered into in the ordinary course of any Borrower’s or any of its Restricted Subsidiaries’ businesses.
“HMT”: Her Majesty’s Treasury of the United Kingdom.
“Holdings”: as defined in the preamble to this Agreement.
“IFRS”: International Financial Reporting Standards, as adopted by the International Accounting Standards Board and/or the European Union, as in effect from time to time, provided, that (i) in no event shall any lease be deemed a capital lease for purposes of this Agreement if such lease would have been categorized as an operating lease as determined in accordance with IFRS prior to giving effect to the IFRS 16 and (ii) for the avoidance of doubt, all lease liabilities related to operating leases shall not constitute Indebtedness and all payments under and in respect of operating leases shall not constitute Consolidated Fixed Charges.
“Increase Date”: as defined in Section 2.1.9(c).
“Indebtedness”: with respect to any Person shall mean (a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures notes, loan agreements or other similar instruments, (b) the deferred purchase price of assets or services, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a Person of the type described in clauses (a), (b), (c), (e), (f) and (g) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed (limited to the lesser of the principal amount of such Indebtedness and the fair market value of the property subject to such Lien as determined by the Administrative Borrower in good faith), (e) all Capitalized Lease Obligations of such Person, (f) all net obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount); and (g) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; and (iv) indebtedness of any Parent Entity of WS appearing on the consolidated balance sheet of WS by reason of push-down accounting under GAAP.
“Indemnified Taxes”: Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees”: Agent Indemnitees, Lender Indemnitees, Fronting Bank Indemnitees and Bank of America Indemnitees.
“Information”: as defined on Section 13.12.
“Initial Borrowers”: each of those entities on Schedule 1 identified as an Initial Borrower.
“Initial Canadian Borrower”: such entity on Schedule 1 identified as the Initial Canadian Borrower.
“Initial Canadian Guarantors”: each of those entities on Schedule 1 identified as an Initial Canadian Guarantor.
“Initial Guarantors”: each of those entities on Schedule 1 identified as an Initial Guarantor.
“Initial UK Borrower”: such entity on Schedule 1 identified as the Initial UK Borrower.
“Initial UK Guarantors”: each of those entities on Schedule 1 identified as an Initial UK Guarantor.
“Initial US Borrower”: such entity on Schedule 1 identified as the Initial US Borrower.
“Initial US Guarantors”: each of those entities on Schedule 1 identified as an Initial US Guarantor.
“Insolvency Proceeding”: (i) any case or proceeding, application, meeting convened, resolution passed, proposal, corporate action or any other proceeding commenced by or against a Person under any state, provincial, territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the US Bankruptcy Code, or any other steps being taken under any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, territorial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada), the CCAA, the Winding-Up and Restructuring Act (Canada) and the UK Insolvency Act; (b) the appointment of a Creditor Representative for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; (d) the winding-up or strike off of the Person; and/or (e) a suspension of payment, moratorium of any debts, official assignment, composition or arrangement with a Person’s creditors; and (ii) in the case of a UK Loan Party, any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (A) such UK Loan Party being adjudicated or found insolvent, (B) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement, restructuring plan or otherwise) of such UK Loan Party other than a solvent liquidation or reorganization of such UK Loan Party, the terms of which have been previously approved in writing by Agent, (C) a composition, assignment or arrangement with any class of creditors of such UK Loan Party or (D) the appointment of a liquidator, trustee in bankruptcy, receiver, administrator, administrative receiver, compulsory manager, monitor or other similar officer in respect of such UK Loan Party or any of its assets.
“Intellectual Property Security Agreements”: each trademark security agreement, patent security agreement and copyright security agreement, substantially in the forms attached as exhibits to the US Security Agreement, required to be executed and delivered by a US Loan Party under the terms of the US Security Agreement.

“Intercompany Note”: an intercompany promissory note, duly executed and delivered substantially in the form of Exhibit L (or such other form as shall be reasonably satisfactory to Agent), with blanks completed in conformity herewith.
“Intercreditor Agreement”: that certain Intercreditor Agreement dated as of the Closing Date among Agent, Deutsche Bank Trust Company Americas, in its capacity as Initial Second Lien Representative and Initial Second Lien Collateral Agent, Deutsche Bank Trust Company Americas, in its capacity as the 2018 Additional Second Lien Representative and the 2018 Additional Second Lien Collateral Agent (as those terms are defined therein) and acknowledged and agreed to by the Loan Parties substantially in the form of Exhibit J as the same may be amended, supplemented or otherwise modified from time to time.
“Interest Coverage Ratio”: for any Test Period, and subject to Section 1.7, the ratio of (a) Consolidated EBITDA for such Test Period to (b) to the extent paid in cash during such Test Period, Consolidated Interest Expense for such Test Period.
“Interest Period”: as defined in Section 3.1.4.
“Interest Period Loan”: a Term CORRA Rate Loan (from and after the Term CORRA Activation Date), a Term SOFR Loan or an Alternative Currency Term Rate Loan.
“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with any Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
“Inventory”: as defined in the UCC, the PPSA or any other Applicable Law, as applicable, and in any event including all goods intended for sale, lease, display or demonstration; all goods provided under a contract for services; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, transformation, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Rental Equipment).
“Investment”: for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, other Equity Interests, bonds, notes, debentures, partnership or other ownership interests, debt instruments convertible into Equity Interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any advance, loan or other extension of credit or capital contribution (including contribution to reserves) to, investment in, or assumption of debt of, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person; or (d) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness of another Person.
“IRS”: the United States Internal Revenue Service.
“ITA”: means the United Kingdom Income Tax Act 2007.
“Joint Bookrunners”: M&T Bank; MUFG Bank, Ltd.; Sumitomo Mitsui Banking Corporation; Bank of the West; ING Capital LLC; Deutsche Bank AG, New York Branch;

NYCB Specialty Finance Company, LLC, and BMO Capital Markets Corp. in their respective capacities as joint bookrunners hereunder.
“Joint Lead Arrangers”: as the context requires, on the Closing Date, BofA Securities, Inc.; Deutsche Bank Securities Inc.; JPMorgan Chase Bank, N.A.; ING Capital LLC; BBVA USA; Bank of the West; PNC Capital Markets LLC; MUFG Bank, Ltd.; M&T Bank; and NYCB Specialty Finance Company, LLC in their respective capacities as joint lead arrangers and joint bookrunners hereunder, and BMO Capital Markets Corp., in its capacity as joint bookrunner hereunder, or, on and after the Fourth Amendment Effective Date, BofA Securities, Inc.; JPMorgan Chase Bank, N.A. and PNC Bank, National Association, in their respective capacities as joint lead arrangers and joint bookrunners hereunder.
“Junior Debt”: any Indebtedness of a Loan Party or Restricted Subsidiary permitted hereunder that is contractually Subordinated Indebtedness.
“KPI’s”: as defined in Section 2.8.
“LC Conditions”: the Canadian LC Conditions, the UK LC Conditions and/or the US LC Conditions, as applicable.
“LC Document”: any of the Canadian LC Documents, the UK LC Documents and/or the US LC Documents, as the context requires.
“LC Obligations”: the Canadian LC Obligations, the UK LC Obligations and/or the US LC Obligations, as the context requires.
“LCT Election”: as defined in Section 1.8.
“LCT Test Date”: as defined in Section 1.8.
“Lender Indemnitees”: Lenders (including, for the avoidance of doubt, any applicable branches thereof), Affiliates of Lenders and their respective officers, directors, members, partners, employees, agents, advisors and other representatives.
“Lender Recipient Parties”: collectively, the Lenders, the Swingline Lenders and the Fronting Banks.
“Lenders”: as defined in the preamble to this Agreement, including (a) Bank of America and its Affiliates and branches in their respective capacities as the Canadian Swingline Lender, the UK Swingline Lender and the US Swingline Lender, (b) each Revolver Lender listed on Schedule 2.1.1(a) or Schedule 2.1.1(b) as of the date hereof and (c) where applicable, any Fronting Bank and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.
“Lending Office”: the office designated as such by the Applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and the Administrative Borrower.
“Letter-of-Credit Right”: as defined in the UCC, and in any event shall mean a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Letters of Credit”: the Canadian Letters of Credit, the UK Letters of Credit and/or the US Letters of Credit, as the context requires. Letters of Credit include the Existing Letters of Credit.
“LIBOR Amendment”: that certain LIBOR Transition Amendment, dated as of December 6, 2021, by and among the Administrative Borrower and Agent.
“Lien”: any mortgage, pledge (including, without limitation, disclosed, undisclosed, possessory and non-possessory), security interest, hypothecation, assignment, statutory trust, deemed trust, privilege, lien, charge, bailment or similar encumbrance, whether statutory, based on common law, contract or otherwise, and including any option or agreement to give any of the foregoing, any filing of or agreement to give any financing statement under the Uniform Commercial Code or PPSA (or equivalent statutes) of any jurisdiction to evidence any of the foregoing, any conditional sale or other title retention agreement, any reservation of ownership or any lease in the nature thereof.
“Limited Condition Transaction”: any Permitted Acquisition or other similar Investment, irrevocable debt repurchase, repayment or redemption, or Dividend (including, in each case, the incurrence of any Indebtedness contemplated or incurred in connection therewith), in each case, permitted hereunder by a Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Line Cap”: at any time, the lesser of (i) the aggregate Revolver Commitments and (ii) the aggregate Borrowing Base.
“Loan”: a Revolver Loan and/or Swingline Loan, as the context requires.
“Loan Account”: as defined in Section 5.7.1.
“Loan Documents”: this Agreement, the Other Agreements and the Security Documents.
“Loan Parties”: the Canadian Loan Parties, the UK Loan Parties, and the US Loan Parties, collectively, and “Loan Party” means any of the Loan Parties, individually. For the avoidance of doubt, except to the extent provided in clause (d) of the definition of Excluded Subsidiary, no Excluded Subsidiary shall be a Loan Party hereunder.
“Loan Party Group”: a group consisting of (a) the Non-US Loan Parties or (b) the US Loan Parties, as the context requires.
“Loan Party Group Obligations”: with respect to (a) all Non-US Loan Parties, the Canadian Obligations and the UK Obligations and (b) all US Loan Parties, the US Obligations.
“Local Time”: prevailing Eastern time in the United States (or, (i) with respect to UK Base Rate Loans, prevailing time in London, England and (ii) with respect to Section 4.1.1, prevailing time in Phoenix, Arizona).
“Market Capitalization”: shall mean an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of Holdings or a Parent Entity on the date of the declaration of the relevant Dividend multiplied by (ii) the arithmetic mean of the closing prices per share of the common (or common equivalent) Equity Interests on the principal securities exchange on which such common (or common equivalent) Equity Interests are traded for 30 consecutive trading days immediately preceding the date of declaration of such Dividend.

“Master Lease Agreements”: any lease agreement between a US Loan Party and the Unit Subsidiary pursuant to which Non-Certificated Units from time to time held by the Unit Subsidiary are leased to another US Loan Party.
“Material Adverse Effect”: a material adverse effect on (a) the operations, business, assets, properties or financial condition of the Borrowers, the Guarantors and their respective Subsidiaries, taken as a whole; (b) the rights and remedies of Agent, any Fronting Bank or any Lender under any of the Loan Documents or (c) the ability of the Borrowers or the Guarantors, taken as a whole, to perform the payment obligations of the Borrowers or the Guarantors under any of the Loan Documents to which a Borrower or a Guarantor is a party.
“Material Real Estate”: subject to the proviso in Section 9.1.12(e), any parcel of Real Estate located in the United States and owned in fee simple by any US Loan Party with a fair market value in excess of $25,000,000.
“Material Subsidiary”: at any date of determination, each Restricted Subsidiary of WS (a) whose total assets (other than intercompany receivables) at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.1.1 were equal to or greater than 2.5% of the Consolidated Total Assets of WS and its Restricted Subsidiaries at such date or (b) whose gross revenues (other than revenues generated from sales to WS or any Restricted Subsidiary) for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of WS and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided, that in the event that the Consolidated Total Assets or gross revenues as at such date or for such period of WS’ Restricted Subsidiaries that are not Material Subsidiaries, taken together, comprise more than 7.5% of Consolidated Total Assets of WS and its Restricted Subsidiaries as at such date or more than 7.5% of gross revenues of WS and its Restricted Subsidiaries for such period, the Administrative Borrower will designate one or more of such Restricted Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 7.5% limits shall not be exceeded, and any such Restricted Subsidiary shall thereafter be deemed to be a Material Subsidiary. Notwithstanding the foregoing, each Borrower shall at all times be deemed to be a Material Subsidiary.
“Maturity Reserve”: a Reserve with respect to any Indebtedness of a Loan Party or any Restricted Subsidiary with a principal amount in excess of $120,000,000 that remains outstanding as of the date that is 91 days prior to the maturity date of such Indebtedness, provided that the amount of such Reserve shall be no more than the aggregate principal amount of such Indebtedness. The maximum amount of the Maturity Reserve with respect to any such Indebtedness is the aggregate principal amount of such Indebtedness as of the date that is 91 days prior to the maturity date of such Indebtedness (or such lesser amount as Agent may agree). The Maturity Reserve with respect to any such Indebtedness shall become effective no earlier than the 91st day prior to the maturity date of such Indebtedness.
“Maximum Multicurrency Facility Amount”: on any date of determination, the Multicurrency Facility Commitments on such date (after giving effect to (i) any reductions in the Multicurrency Facility Commitments pursuant to Section 2.1.3, (ii) any Reallocation pursuant to Section 2.1.6 and/or (iii) any Multicurrency Facility Commitment Increase made pursuant to and in accordance with Section 2.1.9(a)).
“Maximum Revolver Facility Amount”: the sum of (a) Maximum Multicurrency Facility Amount and (b) Maximum US Facility Amount.
“Maximum US Facility Amount”: on any date of determination, the aggregate US Facility Commitments on such date (after giving effect to (i) any reductions in the US Facility

Commitments pursuant to Section 2.1.3, (ii) any Reallocation pursuant to Section 2.1.6 and/or (iii) any US Facility Commitment Increase made pursuant to and in accordance with Section 2.1.9(b)).
“Minimum Extension Condition”: as defined in Section 2.1.8(b).
“MMI”: as defined in the recitals to this Agreement.
“Moody’s”: Moody’s Investors Service, Inc., and its successors.
“Mortgage”: each mortgage, deed of trust or deed to secure debt pursuant to which any US Loan Party grants to Agent, for the benefit of Secured Parties, Liens upon the Material Real Estate owned by such US Loan Party, as security for the applicable Secured Obligations.
“Multicurrency Facility”: the credit facility provided by the Multicurrency Facility Lenders to the Borrowers hereunder.
“Multicurrency Facility Availability”: as of any date of determination, the difference between:
(a)the lesser of (i) the Multicurrency Facility Commitments and (ii) the Multicurrency Facility Borrowing Base as of such date of determination, minus
(b)the Dollar Equivalent of the principal balance of all Multicurrency Facility Loans and all Multicurrency LC Obligations as of such date of determination (other than, if no Event of Default exists, those constituting charges owing to any Canadian Fronting Bank or UK Fronting Bank).
“Multicurrency Facility Borrowing Base”: collectively, (a) the Canadian Borrowing Base, (b) the UK Borrowing Base and (c) the US Borrowing Base; provided that for purposes of determining the Multicurrency Facility Borrowing Base, the US Borrowing Base shall be deemed to be reduced by the amount of the Total US Facility Exposure.
“Multicurrency Facility Commitment”: for any Multicurrency Facility Lender, its obligation to make Multicurrency Facility Loans to the Borrowers and to participate in Multicurrency LC Obligations up to the maximum principal amount shown on Schedule 2.1.1(a), or, in the case of any Additional Multicurrency Facility Lender, up to the maximum principal amount indicated on the joinder agreement executed and delivered by such Additional Multicurrency Facility Lender pursuant to Section 2.1.9(c)(iv) or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Multicurrency Facility Commitment may be adjusted from time to time in accordance with the provision of Sections 2.1.3, 2.1.9 or 10.1. It is understood and agreed that, on and after the Fourth Amendment Effective Date, the Multicurrency Facility Commitments shall consist of the New Multicurrency Facility Commitments (as defined in the Fourth Amendment) provided for in the Fourth Amendment, which amount is equal to $400,000,000 in the aggregate as of the Fourth Amendment Effective Date.
“Multicurrency Facility Commitment Increase”: as defined in Section 2.1.9(a).
“Multicurrency Facility Commitment Termination Date”: the earliest of (a) the Revolver Facility Termination Date, (b) the date on which the Administrative Borrower terminates or reduces to zero all of the Multicurrency Facility Commitments pursuant to Section 2.1.3(a), and (c) the date on which the Multicurrency Facility Commitments are terminated pursuant to Section 10.1. From and after the Multicurrency Facility Commitment Termination Date, the

Borrowers shall no longer be entitled to request a Multicurrency Commitment Increase pursuant to Section 2.1.9 hereof.
“Multicurrency Facility Lender”: each Lender that has a Multicurrency Facility Commitment (including each Additional Multicurrency Facility Lender ) and each other Lender that acquires an interest in the Multicurrency Facility Loans and/or Multicurrency LC Obligations pursuant to an Assignment and Acceptance.
“Multicurrency Facility Loan”: (i) a Revolver Loan made by Multicurrency Facility Lenders to a Borrower pursuant to Section 2.1.1(a), which Revolver Loan shall, (a) if denominated in Canadian Dollars, be borrowed by a Canadian Borrower and be either a Canadian Prime Rate Loan, a Daily Simple CORRA Rate Loan (prior to the Term CORRA Activation Date) or a Term CORRA Rate Loan (from and after the Term CORRA Activation Date), (b) if denominated in Dollars and (x) borrowed by a Canadian Borrower, be either a Canadian Base Rate Loan or Term SOFR Loan, (y) borrowed by a UK Borrower, be either a UK Base Rate Loan or Term SOFR Loan or (z) borrowed by a US Borrower, be either a US Base Rate Loan or Term SOFR Loan or (c) if denominated in Euros or Pounds Sterling, be borrowed by a UK Borrower and be an Alternative Currency Loan, in each case as selected by the Administrative Borrower, (ii) each Canadian Swingline Loan, (iii) each UK Swingline Loan, (iv) each Multicurrency Overadvance Loan, and (v) each Multicurrency Protective Advance. It is understood and agreed that, on and after the Fourth Amendment Effective Date, the Multicurrency Facility Loans shall consist of the New Multicurrency Facility Loans (as defined in the Fourth Amendment) provided for in the Fourth Amendment.
“Multicurrency Facility Note”: the promissory notes, if any, executed by Borrowers in favor of each Multicurrency Facility Lender to evidence the Multicurrency Facility Loans funded from time to time by such Multicurrency Facility Lender, which shall be substantially in the form of Exhibit B-1 to this Agreement or such other form as Agent may agree, together with any replacement or successor notes therefor.
“Multicurrency Facility Obligations”: all Obligations of the Loan Parties pertaining to Multicurrency Facility Commitments, Multicurrency Facility Loans borrowed by any Borrower, Canadian LC Obligations and UK LC Obligations (including, for the avoidance of doubt, any guarantees in respect thereof).
“Multicurrency LC Obligations”: collectively, the Canadian LC Obligations and the UK LC Obligations.
“Multicurrency Overadvance”: as defined in Section 2.1.4(a).
“Multicurrency Overadvance Loan”: a Loan made to a Borrower when a Multicurrency Overadvance exists or is caused by the funding thereof.
“Multicurrency Protective Advances”: as defined in Section 2.1.5(a).
“Multicurrency Secured Parties”: Agent, any Canadian Fronting Bank, any UK Fronting Bank, the Multicurrency Facility Lenders and the Secured Bank Product Providers of Bank Products to Canadian Loan Parties or UK Loan Parties, and the other Secured Parties that are the holders of, or beneficiaries of, any Guarantee of any Multicurrency Facility Obligations.
“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any US Loan Party or ERISA Affiliate domiciled in the US makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions with respect to employees in the US.
“Net Orderly Liquidation Value”: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Eligible Rental Equipment or Eligible Machinery and Equipment that is estimated to be recoverable in an orderly liquidation of such Eligible Rental Equipment or Eligible Machinery and Equipment, as determined from time to time by reference to the most recent Appraisal. The Net Orderly Liquidation Value percentage shall be, for the purposes of any Borrowing Base calculation and any category of assets, the fraction, expressed as a percentage (a) the numerator of which is the Net Orderly Liquidation Value of the aggregate amount of such category of Eligible Rental Equipment or Eligible Machinery and Equipment and (b) the denominator of which is the net book value of the aggregate amount such category of Eligible Rental Equipment or Eligible Machinery and Equipment subject to such Appraisal.
“New Appraisals and Field Exams”: the New Mobile Mini Appraisals and Field Exams and/or the New WS Appraisals and Field Exams, as the context requires.
“New Lender”: each Lender that becomes a party to this Agreement after the Fourth Amendment Effective Date.
“New Loan Party”: Any Person that executes a supplement or joinder to this Agreement substantially in the form of Exhibit H and becomes a Loan Party under this Agreement pursuant to Section 9.1.12(a) or (b), Section 9.2.1(b)(ix) or Section 9.2.3(a).
“New Mexican Units”: Units located in the State of New Mexico on the Closing Date for which a Certificate of Title has been issued but which are no longer required to be subject to a Certificate of Title under the laws of the State of New Mexico.
“New Mobile Mini Appraisals and Field Exams”: the first appraisals and field exams to be completed after the Closing Date with respect to the assets of MMI and its Subsidiaries pursuant to Section 9.1.14.
“New WS Appraisals and Field Exams”: the first appraisals and field exams to be completed after the Closing Date with respect to the assets of Holdings and those Subsidiaries that were its Subsidiaries prior to the Closing Date pursuant to Section 9.1.14.
“Non-Bank Certificate”: as defined in Section 5.9.2.
“Non-Certificated Units”: each Unit that is neither the subject of, nor is required to be the subject of, a Certificate of Title under the motor vehicle or other applicable statute of the state in which such Unit was located when it was first acquired by any US Loan Party or any other state where such Unit becomes permanently located while still owned by a US Loan Party.
“Non-Term SOFR Successor Rate”: has the meaning set forth in Section 3.6(c).
“Non-US Loan Party”: each Canadian Loan Party and each UK Loan Party, and “Non-US Loan Parties” means all such Persons, collectively.
“Non-US Subsidiary”: a Subsidiary of Holdings that is not a US Subsidiary.
“Notice of Borrowing”: a Notice of Borrowing to be provided by the Administrative Borrower to request a Borrowing of Loans, in the form attached hereto as Exhibit D or otherwise in form reasonably satisfactory to Agent and the Administrative Borrower.

“Notice of Conversion/Continuation”: a Notice of Conversion/Continuation to be provided by the Administrative Borrower to request, in accordance with the terms hereof, (x) a conversion of any Loans from one Type to another, or (y) a continuation of any Alternative Currency Term Rate Loans, Term CORRA Rate Loans (from and after the Term CORRA Activation Date) or Term SOFR Loans, in the form attached hereto as Exhibit E or otherwise in form reasonably satisfactory to Agent and the Administrative Borrower.
“Obligations”: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of the Loan Parties with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by the Loan Parties under the Loan Documents and (d) other Indebtedness, obligations and liabilities of any kind owing by the Loan Parties pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed or allowable in any Insolvency Proceeding (including, without limitation, any of the foregoing Obligations described in this definition that would have accrued or arisen but for the commencement of any Insolvency Proceeding of any Loan Party at the rate provided for in the respective Loan Documents, whether or not a claim for such is allowed or allowable against such Loan Party in any such proceeding) whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guarantee, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
“OFAC”: Office of Foreign Assets Control of the US Treasury Department.
“Ordinary Course of Business”: with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with past practices or, with respect to actions taken by such Person for which no past practice exists, consistent in all material respects with past practices of similarly situated companies, and, in each case, determined by such Person in good faith.
“Organizational Documents”: with respect to any Person, its charter, certificate and/or articles of incorporation, continuation or amalgamation, bylaws, articles of organization, consolidated articles of association, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum or articles of association, constitution, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person, including, with respect to any UK Loan Party, its “PSC register” (within the meaning of section 790C(10) of the UK Companies Act 2006).
“Original UK Treaty Lender”: as defined in the definition of “Borrower DTTP Filing”.
“Other Agreement”: each Revolver Note; each LC Document; the Fee Letter; the Intercreditor Agreement; each Intercompany Note; each intercreditor or any intercompany subordination agreement relating to the Obligations; any amendments, supplements, waivers, reaffirmations, acknowledgements or other modifications to or of the foregoing; and any other document to which a Loan Party is a party which expressly states that it is to be treated as a “Loan Document” or “Other Agreement”.
“Other Connection Taxes”: with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes”: all present or future stamp, registration or documentary Taxes, intangible, recording, filing or similar Taxes, or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 3.8 and 12.3.4).
“Overadvance”: a Multicurrency Overadvance and/or a US Overadvance, as the context requires.
“Overadvance Loan”: a Multicurrency Overadvance Loan and/or a US Overadvance Loan, as the context requires.
“Parent”: WillScot Mobile Mini Holdings Corp., a Delaware corporation (as successor to WillScot Corporation, a Delaware corporation).
“Parent Entity”: Parent or a Person that is a direct or indirect parent of Holdings that owns a majority on a fully diluted basis of the economic and voting interests in Holdings’ Equity Interests.
“Participant”: as defined in Section 12.2.1.
“Participant Register”: as defined in Section 12.2.1.
“PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
“Payment Condition”:
(a)immediately after giving effect to the Specified Transaction at issue, either:
(i)(a) as of the date such Specified Transaction is effected and for each day during the prior 30 consecutive day period (based on daily Specified Excess Availability for such 30 consecutive day period), pro forma Specified Excess Availability after giving effect to such Specified Transaction shall be greater than the greater of (i) 10% of the Line Cap and (ii) $240,000,000 and (b) the Borrowers shall be in compliance with the Financial Performance Covenant (assuming, for the purposes of this determination, that a Financial Covenant Test Event has occurred) determined as of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b)(i) of Section 9.1.1 (on a trailing four quarter basis after giving pro forma effect to such Specified Transaction and each other Specified Transaction requiring pro forma effect under Section 1.7 that has occurred since the beginning of such four quarter period through the date of such Specified Transaction for which pro forma effect shall be given pursuant to Section 1.7); or

(ii)as of the date such Specified Transaction is effected and for each day during the prior 30 consecutive day period (based on daily Specified Excess Availability for such 30 consecutive day period), pro forma Specified Excess Availability after giving effect to such Specified Transaction shall be greater than the greater of (i) 15% of the Line Cap and (ii) $360,000,000;

(b)no Specified Default has occurred and is continuing before or after giving effect to such Specified Transaction; and

(c)with respect to each Specified Transaction in an amount in excess of $200,000,000, receipt by Agent of a certificate, signed by a Senior Officer, certifying as to the matters set forth in clauses (a) and (b) above, together with, if requested by Agent, reasonably detailed relevant financial information in support of such calculations.
“Payment Item”: each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.
“PBA”: the Pensions Benefits Act (Ontario) or any other Canadian federal or provincial or territorial pension benefit standards legislation pursuant to which any Canadian Pension Plan is required to be registered.
“PBGC”: the Pension Benefit Guaranty Corporation.
“Perfection Certificate”: a certificate disclosing information regarding the Loan Parties in the form of Exhibit F or any other form approved by Agent.
“Permitted Acquisition”: the acquisition, by purchase, merger, amalgamation, consolidation or otherwise, by any Borrower or any of the Restricted Subsidiaries (other than the Unit Subsidiary) of all or substantially all of the assets of, or business line, unit or division of, another Person or Persons or a majority of the outstanding Stock or other Equity Interest of any Person (or that increases the Stock or other Equity Interests of such Person held by such Borrower or Restricted Subsidiary), so long as (a) such acquisition shall result in the issuer of such Stock or other Equity Interests becoming a Restricted Subsidiary and a Guarantor, to the extent required by, and in accordance with, Section 9.1.12; (b) such acquisition shall result in Agent, for the benefit of the Secured Parties, being granted a Lien in any Stock, other Equity Interest or any assets so acquired, to the extent required by, and in accordance with, Section 9.1.12; (c) no Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such acquisition (or, in the case of a Limited Condition Transaction, at the Administrative Borrower’s option, at the time of the LCT Test Date); (d) the target of such acquisition shall be primarily in the same line of business as the Loan Parties or a Similar Business; (e) to the extent that the target of such acquisition becomes a Loan Party, substantially concurrently with such Person becoming a Loan Party, Agent shall have been provided with (x) such information as it shall reasonably request which is necessary to comply with the Patriot Act and AML Legislation and (y) any other information as it shall reasonably request and shall be reasonably available to complete its evaluation of any Person so acquired and any acquired Collateral; and (f) the Administrative Borrower shall have delivered to Agent a certificate signed by a Senior Officer certifying to Agent compliance with the conditions specified in clause (c) and, if the total consideration (other than any equity consideration) in respect of such acquisition exceeds $200,000,000, the Loan Parties shall have delivered, if requested by Agent, reasonably detailed financial information related to the acquisition.
Notwithstanding the respective Borrowing Base definitions, in connection with and subsequent to any Permitted Acquisition, the Specified Assets acquired by the Loan Parties, or, subject to compliance with Section 9.1.12 of this Agreement, of the Person so acquired, may be included in the calculation of the Borrowing Base and thereafter if all criteria set forth in the definitions of Eligible Accounts, Eligible Container Inventory Held For Sale, Eligible Goods Inventory, Eligible Machinery and Equipment, Eligible Raw Materials Inventory, Eligible Real Property, Eligible Rental Equipment and Eligible Work-In-Process Container Inventory have been satisfied and Agent shall have received a field exam of any Person so acquired and collateral audit and appraisal of such Specified Assets acquired by the applicable Loan Party or

Loan Parties or owned by such Person acquired by the applicable Loan Party or Loan Parties which shall be reasonably satisfactory in scope, form and substance to Agent; provided, that no field exam, collateral audit or appraisals shall be required for newly-acquired Specified Assets constituting less than 10% in the aggregate of the aggregate Borrowing Base in effect after giving effect to such acquisition.
“Permitted Capped Debt”: Indebtedness in an aggregate principal amount not to exceed $600,000,000 in the aggregate outstanding at any one time.
“Permitted Discretion”: the commercially reasonable credit judgment of Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions. In exercising such judgment as it relates to the establishment of Reserves or the establishment or adjustment of any ineligibility, Permitted Discretion will require that: (a) such establishment, adjustment or modification be based on the analysis of facts or events first occurring (including the coming into effect of any change in law) or discovered after the Closing Date that are materially different from the facts or events occurring or discovered on or prior to the Closing Date, unless the Administrative Borrower and Agent agree in writing, provided that, Reserves may be established during the period starting from the completion and delivery to Agent of the New WS Appraisals and Field Exams (after which, in accordance with Section 2.6(b), the Canadian Borrowing Base, the UK Borrowing Base and the US Borrowing Base shall be calculated in accordance with the definitions thereof) and ending upon the completion and delivery of the New Mobile Mini Appraisals and Field Exams (which shall also be accompanied by a new appraisal and field exam that has been conducted and delivered after the Closing Date with respect to the assets of Holdings and those Subsidiaries that were its Subsidiaries prior to the Closing Date pursuant to Section 9.1.14) based on analysis of facts or events occurring or discovered prior to the Closing Date, (b) the contributing factors to such establishment, adjustment or modification shall not duplicate (i) any other exclusionary criteria set forth in the definitions of Eligible Accounts, Eligible Goods Inventory, Eligible Machinery and Equipment, Eligible Raw Materials Inventory, Eligible Rental Equipment, Eligible Real Property or any other eligibility terms (including advance rates) as applicable (and vice versa) or (ii) any Reserves deducted in computing book value and (c) the amount of any such Reserve or ineligibility criteria so established or the effect of any adjustment or modification thereto shall be a reasonable quantification (as reasonably determined by Agent) of the incremental dilution of the Borrowing Base attributable to such contributing factors. Reserves will not be established or changed except upon at least five (5) Business Days’ prior written notice to the Administrative Borrower (during which period Agent shall be available to discuss any such proposed Reserve with the Administrative Borrower and the Administrative Borrower may take such actions as may be required to ensure that the event, condition or matter that is the basis of such Reserve no longer exists; provided, that the Borrowers may not borrow Revolver Loans or Swingline Loans or amend or request the issuance of Letters of Credit during such five (5) Business Day period in excess of the Line Cap (which shall be calculated assuming the effectiveness of such proposed Reserve)).
“Permitted Encumbrance”: shall mean, with respect to any Real Estate that is subject to a Mortgage, such exceptions to title as are set forth in a lender's title insurance policy delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Agent.
“Permitted Investments”: shall mean:
(a)securities issued or unconditionally guaranteed by the Canadian, UK or US government or any agency or instrumentality thereof, in each case having maturities of not more than two years from the date of acquisition thereof;

(b)securities issued by any state of the United States of America, any province or territory of Canada, any country of the United Kingdom or any political subdivision of any such state, province, territory or country, or any public instrumentality thereof or any political subdivision of any such state, province, territory or country, or any public instrumentality thereof having maturities of not more than two years from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);
(c)commercial paper issued by any Lender or any bank holding company owning any Lender;
(d)commercial paper, marketable short-term money market and similar securities at the time of acquisition, having a rating of at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(e)domestic or foreign certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000;
(f)repurchase agreements for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;
(g)marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(h)United States Dollars, Canadian Dollars, Euros, Pounds Sterling or any national currency of any member state of the European Union or any other foreign currency held by the Loan Parties or the Restricted Subsidiaries in the Ordinary Course of Business;
(i)Indebtedness or Preferred Stock issued by Persons with a rating of A- or higher from S&P or A3 or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another rating agency) with maturities of 12 months or less from the date of acquisition;
(j)bills of exchange issued in the United States, Canada, the United Kingdom or any member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(k)Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;
(l)investment funds investing at least 95% of their assets in securities which are one or more of the types of securities described in clauses (a) through (k) above; and

(m)in the case of Investments by any Non-US Subsidiary (other than the Canadian Borrowers and UK Borrowers) or Investments made in a country outside Canada, the UK and the US, Permitted Investments shall also include (i) direct obligations of the sovereign nation (or any agency thereof) in which such Restricted Non-US Subsidiary is organized, incorporated or established and is conducting business or where such Investment is made, or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating equivalent to one of the two highest ratings from either S&P or Moody’s, (ii) investments of the type and maturity described in clauses (a) through (l) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this clause (iii)) and (iv) other short-term investments utilized by such Non-US Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (l).
“Permitted Liens”: shall mean:
(a)pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or US government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the Ordinary Course of Business;
(b)Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, contractors’, supplier of materials, architects’, and other like Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(c)Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property if the Borrowers or one of their Subsidiaries has determined to abandon such property and if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(d)Liens in favor of the issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances and completion guarantees, in each case issued pursuant to the request of and for the account of such Person in the Ordinary Course of Business;
(e)minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, drains, sewers, electric lines, telegraph and telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;
(f)Liens securing Indebtedness permitted to be incurred (and, in the case of Section 9.2.1(a), secured) pursuant to Section 9.2.1(a) and Sections 9.2.1(b)(iv) (to the extent the underlying obligations that are being guaranteed are permitted to be secured), (vi), (viii), (ix), (xiii), (xx) and (xxi); provided, that (i) Liens securing Indebtedness permitted to be incurred pursuant to Section 9.2.1(b)(vi) and (xxi) extend only to the assets and Equity Interests purchased, leased, constructed or improved with the proceeds of such Indebtedness and the proceeds and products thereof (and, in the case of any Loan Party, Accounts and Chattel Paper of such Loan Party which are not included in the Borrowing Base and which arise from the lease by such Loan Party of equipment acquired by such Loan Party under Permitted Stand-Alone Capital Lease Transactions and the related Capital Lease Deposit Accounts), (ii) in the case of Non-US Loan Parties and Restricted Subsidiaries that are not Loan Parties, Liens securing Indebtedness permitted to be incurred pursuant to Section 9.2.1(a) and (b)(xx) extend only to the assets and Equity Interests of such Non-US Loan Parties and Restricted Subsidiaries that are not Loan Parties that are incurring or guaranteeing such Indebtedness; provided, further, that for purposes of Section 9.2.1(a) (unless such Indebtedness constitutes Capital Leases or other Purchase Money Indebtedness), this clause (f) shall be available to permit such Liens only to the extent that the conditions set forth in clause (ii)(A)(y) of the second proviso to Section 9.2.1(a) with respect to such secured Indebtedness are satisfied; provided, further, that Liens securing Indebtedness permitted to be incurred pursuant to Section 9.2.1(b)(viii) shall be limited to cash collateral in an amount of up to the greater of (x) $30,000,000 and (y) 0.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period at any one time outstanding; and provided, further, that Liens securing Indebtedness permitted to be incurred pursuant to Section 9.2.1(b)(xiii) shall only secure obligations of up to the greater of (x) $20,000,000 and (y) 0.3% of Consolidated Total Assets as of the last day of the most recently ended Test Period at any one time outstanding;
(g)Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date, provided, that to the extent such Liens are in excess of $50,000,000 in the aggregate, they are identified on Schedule 9.2.2 hereof;
(h)Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any (i) Specified Assets (other than Real Estate) (except for Liens securing Purchase Money Indebtedness and Capital Leases in respect of such Specified Assets in an aggregate amount, when combined with the corresponding basket in the second proviso in clause (i)

below, not greater than $360,000,000 at any time outstanding) or (ii) other property owned by such Person (other than, in the case of this clause (ii), (w) after-acquired property that is affixed or incorporated into the property covered by such Lien, (x) after-acquired property subject to a Lien securing such Indebtedness to the extent the terms of the Indebtedness secured thereby require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (y) the proceeds or products of such property, shares of stock or assets or improvements thereon and (z) Capital Lease Deposit Accounts);
(i)Liens on property or other assets at the time such Person acquired such property or other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into WS or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any Specified Assets (other than Real Estate) (except for Liens securing Purchase Money Indebtedness and Capital Leases in respect of such Specified Assets in an aggregate amount, when combined with the corresponding basket in the proviso in clause (h) above, not greater than $360,000,000 at any time outstanding) or to any other property owned by the Borrowers or any of the Restricted Subsidiaries (other than the proceeds or products of such assets or property or improvements thereon);
(j) Liens on specific items of inventory or other goods of any Person (and any proceeds thereof) securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(k)leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the Ordinary Course of Business which do not materially interfere with the ordinary conduct of the business of WS or any of the Restricted Subsidiaries;
(l)Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings and/or PPSA financing statements or similar filings entered into by WS and the Restricted Subsidiaries regarding operating leases entered into in the Ordinary Course of Business;
(m)Liens on vehicles or equipment (other than Rental Equipment of the Loan Parties) of WS or any of the Restricted Subsidiaries created in the Ordinary Course of Business;
(n)Liens on accounts receivable and related assets of the Restricted Subsidiaries (other than Loan Parties) incurred in connection with a Qualified Receivables Transaction;
(o)Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) or (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including (x) after-acquired property that is affixed or incorporated into the property covered by such Lien, (y) after-acquired property subject to a Lien securing such Indebtedness, the terms of which

Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such modification, refinancing, refunding, extension, renewal or replacement) and (z) the proceeds and products thereof) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the Indebtedness described under such clauses (f), (g), (h) or (i) at the time the original Lien became a Permitted Lien under this Agreement, and (y) an amount necessary to pay any fees and expenses, including any Refinancing Costs, related to such modification, refinancing, refunding, extension, renewal or replacement;
(p)deposits made or other security provided in the Ordinary Course of Business to secure liability to insurance carriers;
(q)other Liens securing obligations which do not exceed an amount at any one time outstanding equal to the greater of (x) $420,000,000 and (y) 7.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period; provided, that, to the extent any such Liens cover the Collateral (unless such Indebtedness constitutes Capital Leases or other Purchase Money Indebtedness), this clause (q) shall be available to permit such Liens only to the extent that such Liens are subordinated to the Liens securing the Secured Obligations pursuant to the terms of the Intercreditor Agreement (and the holders of such Indebtedness (or their duly appointed agent or other representative) shall have become party to the Intercreditor Agreement);
(r)Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1.10 so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(s)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(t)Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any comparable or successor provision) on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business, and (c) in favor of banking institutions arising as a matter of law or their standard business terms and conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;
(u)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.2.5; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(v)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;
(w)Liens that are legal or contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of WS or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of WS and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of WS or any of the Restricted Subsidiaries in the Ordinary Course of Business;
(x) any encumbrance or restriction (including put and call arrangements) with respect to Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(y)Liens solely on any cash earnest money deposits made by WS or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted under this Agreement;
(z)Liens on Stock of an Unrestricted Subsidiary;
(aa)Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by WS or any Restricted Subsidiary in the Ordinary Course of Business other than with respect to real property that constitutes Collateral;
(bb)    ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by WS or any of their Subsidiaries are located;
(cc)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(dd)    the reservations, limitations, provisos and conditions expressed in any original grants of real or immoveable property which do not materially impair the use of the affected land for the purpose used or intended to be used;
(ee)     Liens resulting from the deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the Ordinary Course of Business or deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;
(ff)     Liens in favor of a lessor or licensor for rent to become due or for other obligations or acts, the payment or performance of which is required under any lease as a condition to the continuance of such lease other than with respect to real property than constitutes Collateral;

(gg)    (i) Liens securing Indebtedness or other obligations of any Loan Party in favor of any other Loan Party, (ii) Liens securing any Indebtedness or other obligations of any Subsidiary (other than a Loan Party) in favor of any Loan Party, (iii) Liens securing Indebtedness or other obligations of any Subsidiary that is not a Loan Party in favor of any other Subsidiary that is not a Loan Party;
(hh)     Liens on the assets and capital stock of Restricted Subsidiaries that are not Loan Parties securing any Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted to be incurred hereunder;
(ii)     all rights of expropriation, access or use or other similar rights conferred by or reserved by any federal, provincial, territorial, state or municipal authority or agency;

(jj)     any agreements with any governmental authority or utility that do not, in the aggregate, adversely effect in any material respect the use or value of real property and improvements thereon in the good faith judgment of the Administrative Borrower;
(kk)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment or (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under this Agreement in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;
(ll)     agreements to subordinate any interest of the Borrowers or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by WS or any Restricted Subsidiary pursuant to an agreement entered into in the Ordinary Course of Business; and
(mm)     Liens on Collateral securing Permitted Capped Debt on a junior basis to the Liens granted to Agent for the benefit of the Secured Parties under the Security Documents so long as the creditors with respect to such Indebtedness become party to the Intercreditor Agreement or other intercreditor agreement or customary arrangement in form and substance reasonably satisfactory to Agent.
For purposes of determining compliance with this definition, (A) Liens need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrowers shall, in their sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Permitted Sale Leaseback”: any Sale Leaseback consummated by any Loan Party or any of the Restricted Subsidiaries after the Closing Date, provided, that any such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by such Loan Party or such Restricted Subsidiary.
“Permitted Stand-Alone Capital Lease Counterparty”: as defined in the definition of Permitted Stand-Alone Capital Lease Transactions.
“Permitted Stand-Alone Capital Lease Transactions”: Capital Leases or purchases of equipment that has never constituted Collateral entered into by a Loan Party from a financial institution (such financial institution, a “Permitted Stand-Alone Capital Lease Counterparty”) for the purpose of re-leasing such equipment to a customer of such Loan Party under a Capital Lease (such lease, together with any guarantees or other credit support provided in connection therewith, a “Stand-Alone Customer Capital Lease”) and (a) as to which no other Loan Party nor any of their Restricted Subsidiaries (i) provides credit support of any kind, or (ii) is directly or indirectly liable (as a guarantor or otherwise); and (b) as to which the applicable Permitted Stand-Alone Capital Lease Counterparty will not have any recourse to the Stock or assets of any of the Loan Parties or any of their Restricted Subsidiaries (other than the equipment so leased, the related Stand-Alone Customer Capital Leases and any Capital Lease Deposit Account into which the proceeds of such Stand-Alone Customer Capital Lease (and only the proceeds of such Stand-Alone Customer Capital Lease) are deposited).

“Person”: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
“Pounds Sterling” or “£”: the lawful currency of the United Kingdom.
“PPSA”: the Personal Property Security Act (Ontario) (or any successor statute) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection and opposability of Agent’s security interest in or Lien on any Collateral located in Canada or owned by a Canadian Loan Party are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.
“Preferred Stock”: any Equity Interest with preferential rights of payment of Dividends or upon liquidation, dissolution, or winding up.
“Principal Jurisdiction”: Canada, the UK, the US (including the District of Columbia) and each state, province, territory or other political subdivision of any of the foregoing.
“Priority Payables Reserves”: on any date of determination, (i) solely with respect to Collateral owned by a Canadian Loan Party, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, or any rights, whether imposed by Applicable Law in Canada or any province or territory thereof or elsewhere (including rights to the payment or reimbursement of any costs, charges or other amounts in connection with any Insolvency Proceeding), which rank or are capable of ranking in priority to Agent’s and/or the Secured Parties’ Liens or claims and/or for amounts which may represent costs relating to the enforcement of Agent’s and/or Secured Parties’ Liens or claims including, without limitation, any such amounts due and not paid for wages or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), amounts currently or past due and not paid or remitted for sales tax, goods and services tax, harmonized sales tax, excise tax, realty tax, municipal tax or similar taxes (to the extent impacting any Collateral owned by a Canadian Loan Party), all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan or the PBA, and any amounts representing any unfunded liability, solvency deficiency or wind up deficiency with respect to any Canadian Pension Plan which provides benefits on a defined benefit basis and (ii) solely with respect to Collateral owned by a UK Loan Party, a reserve in such amount as Agent may determine in its Permitted Discretion (but not exceeding any statutory limit on any such amounts) which reflects the full amount of any liabilities or amounts which by virtue of any Liens, choate or inchoate, or any rights, whether imposed by any Applicable Law in the UK or elsewhere (and including rights to the payment or reimbursement of any costs, charges or other amounts required to be paid in connection with any Insolvency Proceeding), which rank or are capable of ranking in priority to (or otherwise dilute or reduce the recoveries in respect of) Agent’s and/or the Secured Parties’ Liens or claims and/or for amounts which may represent costs relating to the enforcement of Agent’s and or the Secured Parties’ Liens or claims including, without limitation, but only to the extent prescribed pursuant to English law and statute then in force, (a) amounts due to employees in respect of unpaid wages and holiday pay, together with any other preferential debts (as described in Section 386 of the UK Insolvency Act), (b) the “prescribed part” of floating charge realizations held for unsecured creditors, (c) the expenses and liabilities incurred by any liquidator, administrator, monitor or other insolvency officer and any remuneration of such administrator, monitor or other insolvency officer, and (d) the amount of any unpaid contributions to occupational pension schemes and state scheme premiums, including in respect of contracted-out rights.
“pro forma”: pro forma determinations made in accordance with Section 1.7.
“Pro Rata”: (a) when used with reference to a Multicurrency Facility Lender’s (i) share on any date of the Multicurrency Facility Commitments, (ii) participating interest in Multicurrency LC Obligations (if applicable), (iii) share of payments made by the Borrowers with respect to Multicurrency Facility Obligations, (iv) reductions to the Multicurrency Facility Commitments pursuant to Section 2.1.3, and (v) obligation to pay or reimburse Agent for Extraordinary Expenses owed by the Borrowers in respect of the Multicurrency Facility or to indemnify any Indemnitees for Claims relating to the Multicurrency Facility, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Multicurrency Facility Commitment of such Multicurrency Facility Lender on such date by the aggregate amount of the Multicurrency Facility Commitments of all Multicurrency Facility Lenders on such date (or if the Multicurrency Facility Commitments have been terminated, by reference to the Multicurrency Facility Commitments as in effect immediately prior to the termination thereof), (b) when used with reference to a US Facility Lender’s (i) share on any date of the US Facility Commitments, (ii) participating interest in US LC Obligations (if applicable), (iii) share of payments made by the US Borrowers with respect to US Facility Obligations, (iv) reductions to the US Facility Commitments pursuant to Section 2.1.3, and (v) obligation to pay or reimburse Agent for Extraordinary Expenses owed by the US Borrowers in respect of the US Facility or to indemnify any Indemnitees for Claims relating to the US Facility, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the US Facility Commitment of such US Facility Lender on such date by the aggregate amount of the US Facility Commitments of all US Facility Lenders on such date (or if the US Facility Commitments have been terminated, by reference to the US Facility Commitments as in effect immediately prior to the termination thereof) or (c) when used for any other reason, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the aggregate amount of the Lender’s Revolver Commitments on such date by the aggregate amount of the Revolver Commitments of all Lenders on such date (or if any such Revolver Commitments have been terminated, such Revolver Commitments as in effect immediately prior to the termination thereof).
“Property”: any interest in any kind of property or asset, whether real (immovable), personal (movable) or mixed, or tangible (corporeal) or intangible (incorporeal).
“Protective Advances”: Multicurrency Protective Advances and/or US Protective Advances, as the context requires.
“PTE”: a prohibited transaction class exemption issued by the US Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs”: costs associated with, or in anticipation of, or prepayment for, compliance with the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“Purchase Money Indebtedness”: with respect to any Person, any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition, construction,

installation or improvement of any real or tangible personal property which is incurred substantially concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed and, to the extent permitted hereunder, any related assets.
“Qualified ECP Guarantor”: in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Receivables Transaction”: any transaction or series of transactions that may be entered into by a Restricted Subsidiary that is not a Loan Party pursuant to which such Subsidiary may sell, assign, convey, participate, contribute to capital or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by such Subsidiary) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in or pledge, any Accounts or interests therein (whether now existing or arising in the future) of such Subsidiary, and any assets related thereto (other than any Inventory, Rental Equipment or Equipment) including, without limitation, all collateral securing such Accounts, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Accounts and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such Accounts, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such Accounts and any collections or proceeds of any of the foregoing (the “Related Assets”); provided, that such Qualified Receivables Transaction is permitted under the 2028 Senior Secured Notes Indenture and the 2025 Senior Secured Notes Indenture.
“Qualified Secured Bank Product Obligations”: Bank Product Debt with respect to Hedge Agreements owing by a Loan Party or a Restricted Subsidiary to a Secured Bank Product Provider and evidenced by one or more Bank Product Documents that the Administrative Borrower, in a written notice to Agent, has expressly requested be treated as Qualified Secured Bank Product Obligations for purposes hereof, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates or branches) specified by such provider in writing to Agent, which amount may be established and increased or decreased by further written notice to Agent from time to time. All Bank Product Debt with respect to Hedge Agreements owed to Bank of America and its Affiliates or branches shall constitute Qualified Secured Bank Product Obligations unless otherwise agreed by Bank of America or such Affiliate or branch.
“Real Estate”: all right, title and interest of any Loan Party (whether as owner, lessor or lessee) in any real Property, or any land, buildings, structures, parking areas or other and improvements thereon, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.
“Reallocation”: as defined in Section 2.1.6(a).
“Reallocation Consent”: as defined in Section 2.1.6(b).
“Reallocation Date”: as defined in Section 2.1.6(a).
“Receivables Entity”: any Wholly-Owned Subsidiary (or another Person in which such Subsidiary makes an Investment and to which such Subsidiary transfers Accounts and Related

Assets) formed after the Closing Date, in each such case, (i) which is not a Loan Party, (ii) which engages in no activities other than in connection with the financing of Accounts or interests therein and Related Assets and any business or activities incidental or related to such business, (iii) which is designated by the Administrative Borrower as a Receivables Entity, (iv) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is guaranteed by any Loan Party; (B) is recourse to or obligates any Loan Party in any way; or (C) subjects any property or asset of any Loan Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof; (v) with which no Loan Party has any material contract, agreement, arrangement or understanding other than in connection with a Qualified Receivables Transaction; and (vi) to which neither any Loan Party nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
“Records”: as defined in the UCC, and in any event means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form, including all books and records, customer lists, files, correspondence, tapes, computer programs, print outs and computer records.
“Refinancing Costs”: as defined in “Refinancing Indebtedness”.
“Refinancing Indebtedness”: the incurrence of Indebtedness which serves to refund, refinance, replace, renew, extend or defease any Indebtedness or any Indebtedness issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, in an amount not to exceed the principal amount (or accreted value, if applicable) of such Indebtedness (including any unused commitments thereunder) plus additional Indebtedness incurred to pay all unpaid accrued interest and premiums thereon plus underwriting discounts, other arranger fees, commissions and expenses (including upfront fees, original issues discount or similar payments incurred in connection therewith) (collectively, “Refinancing Costs”); provided, however, that such Refinancing Indebtedness (a) (i) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased and (ii) has a maturity date which is not earlier than the maturity date of the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased; (b) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases Indebtedness subordinated or pari passu (without giving effect to security interests) to the Obligations or any guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu (without giving effect to security interests) to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased; (c) no direct and contingent obligor with respect to such Refinancing Indebtedness shall be a Person that was not a direct or contingent obligor with respect to the Indebtedness being refinanced; (d) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases unsecured Indebtedness (including Refinancing Costs related to such Indebtedness), such Refinancing Indebtedness is unsecured, (e) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases secured Indebtedness (including Refinancing Costs related to such Indebtedness), such Refinancing Indebtedness shall not expand the scope of the collateral securing such Indebtedness (including Refinancing Costs related to such Indebtedness) being refunded, refinanced, replaced, renewed, extended or defeased, and (f) to the extent such Refinancing Indebtedness refunds, refinances, renews, extends or defeases either of (i) the 2028 Senior Secured Notes or (ii) the 2025 Senior Secured Notes, the terms of such Refinancing Indebtedness (other than pricing) are either (x) no less favorable in any material respect, when taken as a whole, to the Loan Parties or the Lenders than the debt being refinanced or (y) consistent with then-prevailing market terms, in each case as determined by the Administrative Borrower.

“Register”: as defined in Section 12.1.
“Regulation”: as defined in Section 9.1.16.
“Related Asset”: as defined in “Qualified Receivables Transaction”.
“Related Real Estate Documents”: with respect to any Material Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent and received by Agent for review at least forty-five (45) days prior to the effective date of the Mortgage (or such lesser time period as Agent may agree): (a) a mortgagee title policy (or binding pro forma therefor) covering Agent’s interest under the Mortgage, in a form and amount and by a title insurer reasonably acceptable to Agent, to include endorsements as reasonably requested by Agent and to be fully paid and subject to no other conditions on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Material Real Estate; (c) unless Agent otherwise agrees, either (i) a current, as-built survey of the Material Real Estate, meeting the 2011 minimum standard detail requirements for ALTA/ACSM land title surveys, including, but not limited to, (w) a metes-and-bounds property description, (x) a flood plain certification, (y) certification by a licensed surveyor reasonably acceptable to Agent and (z) any other optional table A items as reasonably requested by Agent or (ii) existing surveys with respect to a particular piece of Material Real Estate that are in the possession of any Loan Party accompanied by a no-change survey affidavit, or similar document, in form and substance sufficient for a title insurer to issue any applicable survey related endorsement coverage as reasonably requested by Agent; and (d) flood zone determinations and, if the Material Real Estate is within a special flood hazard area, an acknowledged borrower notice, and flood insurance in compliance (including as to amount) with all applicable Flood Insurance Laws and in an amount, with endorsements and by an insurer acceptable to Agent. Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any Real Estate unless and until each Applicable Lender has received (at least forty-five (45) days in advance of any such execution, or such shorter period to which such Lender shall agree) a life of loan flood zone determination, the other documents described in the preceding clause (d), and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.
“Release”: disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into or through the environment, including into or upon any land, water or air.
“Relevant Rate”: means, with respect to any Loan denominated in (a) Dollars, Term SOFR, (b) Pounds Sterling, SONIA, (c) Euros, EURIBOR, and (d) Canadian Dollars, Daily Simple CORRA Rate (prior to the Term CORRA Activation Date) or Term CORRA Rate (from and after the Term CORRA Activation Date), as applicable.
“Rent Reserves”: on any date of determination, the sum of (a) all past due rent and other past due charges owing by any Loan Party to any landlord or other Person who possesses any Collateral or has the right to assert a Lien on such Collateral (other than any Loan Party or any Restricted Subsidiary); plus (b) a reserve in an amount not to exceed rent and other charges that Agent determines, in its Permitted Discretion (but in any event, not more than three months’ rent), would reasonably be expected to be payable to any such Person for the time period used to determine and realize the Net Orderly Liquidation Value of Collateral being held by such Person, in each case, as adjusted from time to time by Agent in its Permitted Discretion; provided, that no Rent Reserve shall be established with respect to any location (i) leased by a Loan Party as of the Closing Date, prior to the date that is 120 days after the Closing Date, (ii) that becomes leased by a Loan Party after the Closing Date in connection with a Permitted Acquisition or similar Investment, prior to the date that is 120 days after the date on which such Permitted Acquisition or similar Investment is consummated, or (iii) where the lessor has delivered to Agent a Collateral Access Agreement. Notwithstanding anything herein to the contrary, if Agent would be entitled to establish a Rent Reserve but for the operation of clause (i) of the proviso in the preceding sentence, the amount of such Rent Reserve may be established by Agent on the 120th day after the Closing Date and the amount of such Rent Reserve shall be the amount that could have been established at the Closing Date but for the operation of clause (i).
“Rental Equipment”: all rental fleet equipment and containers (including, without limitation, value added products) including (i) new and used manufactured or remanufactured over-the-road tractor trailers and trailers intended for use as storage facilities, (ii) timber accommodation units, (iii) new and used manufactured or remanufactured portable and ISO containers and portable mobile offices, and (iv) any other rental storage fleet inventory or rental mobile office inventory that, in each case, are held for lease, or provided under a contract for services (including, without limitation, build-own-operate services), by a Person.
“Report”: as defined in Section 11.2.3.
“Reportable Event”: the occurrence of any of the events set forth in Section 4043(c) of ERISA and regulations thereunder with respect to a US Employee Plan (other than an event for which the 30-day notice period is waived).
“Required Facility Lenders”: Required Multicurrency Facility Lenders and/or Required US Facility Lenders, as the context requires.
“Required Lenders”: at any date of determination thereof, Lenders having Revolver Commitments representing more than 50% of the aggregate Revolver Commitments at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Required Lenders” shall mean Lenders (excluding Defaulting Lenders) having Revolver Commitments representing more than 50% of the aggregate Revolver Commitments (excluding the Revolver Commitments of each Defaulting Lender) at such time; provided, further, that if the Revolver Commitments have been terminated, the term “Required Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Lender’s terminated Revolver Commitment, the outstanding principal amount of the Revolver Loans by such Lender to, and (if applicable) participation interests in LC Obligations owing by, all Borrowers and (b) in lieu of the aggregate Revolver Commitments to all Borrowers, the aggregate outstanding Revolver Loans to, and (if applicable) LC Obligations owing by, all Borrowers.
“Required Multicurrency Facility Lenders”: at any date of determination thereof, Multicurrency Facility Lenders having Multicurrency Facility Commitments representing more than 50% of the aggregate Multicurrency Facility Commitments at such time; provided, however, that if and for so long as any such Multicurrency Facility Lender shall be a Defaulting Lender, the term “Required Multicurrency Facility Lenders” shall mean Multicurrency Facility Lenders (excluding Defaulting Lenders) having Multicurrency Facility Commitments representing more than 50% of the aggregate Multicurrency Facility Commitments at such time (excluding the Multicurrency Facility Commitments of each Defaulting Lender) at such time; provided, further, however, that if all of the Multicurrency Facility Commitments have been terminated, the term “Required Multicurrency Facility Lenders” shall mean Multicurrency Facility Lenders holding Multicurrency Facility Loans to, and (if applicable) participating interest in Canadian LC Obligations and/or UK LC Obligations owing by, the Borrowers representing more than 50% of the aggregate outstanding principal amount of Multicurrency Facility Loans and (if applicable) Canadian LC Obligations and/or UK LC Obligations.

“Required US Facility Lenders”: at any date of determination thereof, US Facility Lenders having US Facility Commitments representing more than 50% of the aggregate US Facility Commitments at such time; provided, however, that if and for so long as any such US Facility Lender shall be a Defaulting Lender, the term “Required US Facility Lenders” shall mean US Facility Lenders (excluding Defaulting Lenders) having US Facility Commitments representing more than 50% of the aggregate US Facility Commitments at such time (excluding the US Facility Commitments of each Defaulting Lender) at such time; provided, further, however, that if all of the US Facility Commitments have been terminated, the term “Required US Facility Lenders” shall mean US Facility Lenders holding US Facility Loans to, and (if applicable) participating interest in US LC Obligations owing by, the US Borrowers representing more than 50% of the aggregate outstanding principal amount of US Facility Loans and US LC Obligations.
“Rescindable Amount”: any payment that the Agent makes for the account of any Lender, any Swingline Lender or any Fronting Bank hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the applicable Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment.
“Reserves”: on any date of determination, the sum (without duplication) of (a) Bank Product Reserves; (b) Priority Payables Reserves; (c) Rent Reserves; (d) obligations of any Loan Party under contracts and purchase orders relating to the purchase or other acquisition of Rental Equipment, Inventory or Equipment which are, or could reasonably be expected to be, subject to retention of title, repossession or similar claims by contract or law; (e) the aggregate amount of liabilities secured by Liens upon Collateral owned by any Loan Party that are senior to or pari passu with Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) [reserved]; (g) the Maturity Reserve and (h) such additional reserves in such amounts and with respect to such matters as Agent may establish in its Permitted Discretion.
“Resolution Authority”: means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Non-US Subsidiary”: a Non-US Subsidiary that is a Restricted Subsidiary.
“Restricted Party”: any Person that is: (i) listed on, or owned 50 percent or more by one or more Persons listed on, any Sanctions List; (ii) located in, organized, incorporated or established under the laws of, or domiciled in a Sanctioned Country; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifies a Person with whom a person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business, or other activities).
“Restricted Subsidiary”: any Subsidiary of Holdings or a Loan Party, as the context requires, other than an Unrestricted Subsidiary.
“Revolver Commitment Increase”: as defined in Section 2.1.9(b).
“Revolver Commitments”: Multicurrency Facility Commitments and/or US Facility Commitments, as the context requires.
“Revolver Facility Termination Date”: June 30, 2027.

“Revolver Lenders”: each Lender that has a Revolver Commitment (including each Additional Revolver Lender) and each other Lender that acquires an interest in any Revolver Loans and/or LC Obligations pursuant to an Assignment and Acceptance.
“Revolver Loan”: a loan made pursuant to Section 2.1.1, and any Overadvance Loan, Swingline Loan or Protective Advance.
“Revolver Notes”: Multicurrency Facility Notes and US Facility Notes.
“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.
“Sale Leaseback”: any transaction or series of related transactions pursuant to which any Loan Party or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Same Day Funds”: (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Agreed Currency (other than Dollars), same day or other funds as may be determined by the Agent or any Fronting Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Agreed Currency (other than Dollars).
“Sanctioned Country”: any country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions (being, at the Fourth Amendment Effective Date, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).
“Sanctions”: any applicable financial or economic sanction or trade embargo administered or enforced by a Sanctions Authority.
“Sanctions Authority”: (a) the US Government; (b) the Government of Canada; (c) the United Kingdom; (d) the United Nations; (e) the European Union; or (f) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State, the United States Department of Commerce, and HMT.
“Sanctions List”: the Sanctions-related lists of designated persons administered or maintained by OFAC (including the List of Specially Designated Nationals and Blocked Persons and the Sectoral Sanctions Identifications lists), HMT (including the Consolidated List of Financial Sanctions Targets), the Government of Canada, or any other Sanctions Authority, each as amended, supplemented, or substituted from time to time.
“Scheduled Unavailability Date”: has the meaning specified in Section 3.6(c)(ii).
“SEC”: the Securities and Exchange Commission or any successor thereto and, as the context may require, any analogous Governmental Authority in any other relevant jurisdiction of Holdings or any Subsidiary.
“Secured Bank Product Obligations”: Bank Product Debt owing by a Loan Party or a Restricted Subsidiary to a Secured Bank Product Provider and evidenced by one or more Bank Product Documents that the Administrative Borrower on behalf of any Loan Party or Restricted

Subsidiary, in a written notice to Agent, has expressly requested be treated as Secured Bank Product Obligations and/or a Qualified Secured Bank Product Obligation for purposes hereof, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates or branches) specified by such provider and the Administrative Borrower in writing to Agent, which amount may be established and increased or decreased by further written notice from such provider and the Administrative Borrower to Agent from time to time.
“Secured Bank Product Provider”: (a) Bank of America or any of its Affiliates or branches; and (b) any other Lender or Affiliate or branch of a Lender that is providing a Bank Product or any other Person providing a Bank Product that was a Lender or Affiliate or branch of Lender at the time of entering into a Bank Product Document with respect to the Bank Product Debt designated as a Secured Bank Product Obligation pursuant to the definition thereof; provided, that such provider and the Administrative Borrower shall have delivered or shall deliver a written notice to Agent, in form and substance reasonably satisfactory to Agent, by the later of the Closing Date or 10 Business Days (or such later time as Agent and the Administrative Borrower may agree in their reasonable discretion) following the later of the creation of the Bank Product or such Secured Bank Product Provider (or its Affiliate or branch) becoming a Lender hereunder, (i) describing the Bank Product and setting forth the maximum amount of the related Secured Bank Product Obligations (and, if all or any portion of such Secured Bank Product Obligations are to constitute Qualified Secured Bank Product Obligations, the maximum amount of such Qualified Secured Bank Product Obligations) that are to be secured by the Collateral and the methodology to be used in calculating such amount(s) and (ii) if such provider is not a Lender, agreeing to be bound by Section 11.13.
“Secured Obligations”: Obligations and Secured Bank Product Obligations, including in each case those under all Credit Documents, but not including any Excluded Swap Obligations.
“Secured Parties”: Multicurrency Secured Parties, US Secured Parties and Secured Bank Product Providers.
“Securities Account Control Agreement”: the securities account control agreements, in form and substance reasonably satisfactory to Agent and the Administrative Borrower, executed by Agent, the applicable Loan Parties and the applicable financial institution maintaining a Securities Account for such Loan Parties, in favor of Agent.
“Securities Accounts”: all present and future “securities accounts” (as defined in Article 8 of the UCC, or in the PPSA, as applicable), including all monies, “uncertificated securities,” “security entitlements” and other “financial assets” (as defined in Article 8 of the UCC or in the PPSA, as applicable), contained therein.
“Security Documents”: this Agreement, the Guarantees, the Canadian Security Agreements, the UK Security Agreements, the US Security Agreement, the Custodian Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Intellectual Property Security Agreements, the Mortgages and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Secured Obligations or which reaffirm, acknowledge, amend or restate any of the foregoing.
“Senior Officer”: the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Principal Accounting Officer, the Treasurer, the Director of Treasury, Controller, Secretary, Director, Manager or other “Authorized Officer” (or similar term), or any other senior officer of a Person designated as such in writing to Agent by such Person.

“Series of Cash Neutral Transactions”: any series of Investments solely among Loan Parties and Restricted Subsidiaries; provided, that (i) the amount of cash transferred by a Loan Party (such Loan Party, an “Initiating Company”) to a Restricted Subsidiary in such Series of Cash Neutral Transactions is not greater than the amount of cash received by such Initiating Company or another Loan Party in such Series of Cash Neutral Transactions less reasonable transaction expenses and taxes (which cash must be received by such Initiating Company or another Loan Party within three Business Days of the initiation of such Series of Cash Neutral Transactions), (ii) any Collateral (including cash of any Loan Party involved in such Series of Cash Neutral Transactions) shall be subject to a perfected security interest of Agent, and the validly, perfection and priority of such security interest shall not be impaired by or in connection with such Series of Cash Neutral Transactions, (iii) no Restricted Subsidiary that is not a Loan Party may retain any cash after giving effect to such Series of Cash Neutral Transactions, and (iv) five (5) Business Days prior to giving effect to such Series of Cash Neutral Transactions (or such shorter period as Agent may agree), Agent shall have received a reasonably detailed description of such Series of Cash Neutral Transactions and drafts of the documentation relating thereto as Agent may reasonably request.
“Settlement Report”: a report delivered by Agent to the Revolver Lenders summarizing the Revolver Loans and, if applicable, participations in LC Obligations of the applicable Borrowers under a Facility outstanding as of a given settlement date, allocated to such Applicable Lenders on a Pro Rata basis in accordance with their Revolver Commitments.
“Similar Business”: any business conducted or proposed to be conducted by Holdings or any of its Subsidiaries on the Closing Date or any business that is similar, complementary, reasonably related, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.
“SOFR”: the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment”: means 0.10% (10 basis points) per annum.
“SOFR Administrator”: the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to Agent.
“SONIA” : with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time); provided, however, that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment”: with respect to SONIA, 0.0326% per annum.
“Solvent”: with respect to the Borrowers and their Subsidiaries, that, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrowers and their Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrowers and their Subsidiaries, on a consolidated basis, (ii) the fair value of the property of the Borrowers and their Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrowers and their Subsidiaries, on a consolidated basis, (iii) the capital of the Borrowers and their Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof and (iv) the Borrowers and their Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).
“Specified Acquisition Agreement Representations”: representations made by, or with respect to, MMI and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Parent (or its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or to decline to consummate the Acquisition (in accordance with the terms of the Acquisition Agreement).
“Specified Assets”: Equipment, Rental Equipment, Inventory, Real Estate, Chattel Paper and Accounts, in each case, solely to the extent included in the Borrowing Base.
“Specified Defaults”: any (i) Event of Default under Section 10.1.1 or 10.1.5, (ii) any Event of Default arising from the failure of any Loan Party to deliver a Borrowing Base Certificate required to be delivered hereunder or any material inaccuracy contained in any Borrowing Base Certificate, (iii) any Event of Default arising from the failure of any Loan Party to comply with its obligations under this Agreement and the Security Agreements to make or direct payments into Deposit Accounts over which Agent has a first priority perfected Lien and dominion and control (or, in the case of a Deposit Account of a UK Loan Party, a floating charge), or to maintain such Lien and dominion and control (or, in the case of a Deposit Account of a UK Loan Party, a floating charge), over Deposit Accounts (other than Excluded Deposit Accounts and Deposit Accounts to the extent such Deposit Accounts are not yet required to be subject to a Deposit Account Control Agreement pursuant to Section 7.3.2 or 9.1.12(c)(iii)) and (iv) any Event of Default arising from the failure of the Loan Parties to comply with the covenant contained in Section 9.3 at any time that such covenant is applicable pursuant to the terms hereof.
“Specified Equity Contribution”: any cash contribution to the common equity (or otherwise in a form reasonably acceptable to Agent) of Holdings and/or any purchase or investment in the common equity (or otherwise in a form reasonably acceptable to Agent) of Holdings, in each case made pursuant to Section 10.2.
“Specified Excess Availability”: as of any date of determination, an amount equal to the sum of (a) Excess Availability and (b) Specified Suppressed Availability.
“Specified Holders”: Sponsor, Parent or any of their respective Affiliates.
“Specified Representations”: the representations and warranties contained in Section 8.1.1(a), Section 8.1.2, Section 8.1.3(c) and (d), Section 8.1.5, Section 8.1.7, the second sentence of Section 8.1.15, Section 8.1.16, Section 8.1.18 and Section 8.1.19.
“Specified Suppressed Availability”: as of any date of determination, the lesser of (a) the amount (if any, but in no event less than zero) by which the aggregate Borrowing Base exceeds the aggregate Revolver Commitments and (b) an amount equal to 5% of the aggregate Revolver Commitments.
“Specified Transaction”: any Permitted Acquisition, any Investment under Section 9.2.5(g) or (k), any Dividend under Section 9.2.6 or any prepayment, repurchase, redemption or defeasance of Indebtedness under Section 9.2.7, or any other action or matter, in each case which is being made in reliance on compliance with the Payment Condition.

“Sponsor”: TDR Capital LLP, a limited liability partnership established under the laws of England and Wales, having its registered office at 20 Bentinck, London W1U 2EU and being registered with Companies House under number OC302604.
“Sponsor Affiliates”: (a) the TDR Investor and any other fund (including, without limitation, any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, the Sponsor or the TDR Investor (or a group controlled by and whose members include the Sponsor and/or the TDR Investor or their Affiliates (other than Holdings or any of its Subsidiaries or any portfolio company of the Sponsor or the TDR Investor)); and (b) any other fund (including, without limitation, any unit trust, investment trust, limited partnership or general partnership) of which the Sponsor or the TDR Investor (or a group controlled by and whose members include the Sponsor and/or the TDR Investor or their Affiliates (other than Holdings or any of its Subsidiaries or any portfolio company of the Sponsor or the TDR Investor)) or the TDR Investor’s general partner, trustee or nominee, is a general partner, manager, adviser, trustee or nominee (but, for the avoidance of doubt, excluding any of Holdings or any of its Subsidiaries or any portfolio company of the Sponsor or the TDR Investor).
“Stand-Alone Customer Capital Leases”: as defined in the definition of Permitted Stand-Alone Capital Lease Transactions.
“Stock”: shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
“Subordinated Indebtedness”: Indebtedness of any Loan Party that is expressly subordinate and junior in right of payment to the Obligations of such Loan Party under this Agreement and is on subordination terms no less favorable to the Lenders than as is customary for senior subordinated notes issued in a public or Rule 144A high yield debt offering, it being understood that delivery to Agent at least five Business Days prior to the incurrence of such Indebtedness of a certificate of a Senior Officer of a Borrower (together with a reasonably detailed description of the subordination terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that such Borrower has determined in good faith that such subordination terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement.
“Subsidiary”: means, with respect to any Person:
(a)any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Stock entitled to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and
(b)any partnership, joint venture, limited liability company or similar entity of which:
(x)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(y)    such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Holdings, WS or of a Loan Party, as the context requires.
“Successor Rate”: has the meaning set forth in Section 3.6(c).
“Super-Majority Facility Lenders”: Super-Majority Multicurrency Facility Lenders and/or Super-Majority US Facility Lenders, as the context requires.
“Super-Majority Lenders”: at any date of determination thereof, Revolver Lenders having Revolver Commitments representing more than 66-2/3% of the aggregate Revolver Commitments at such time; provided, however, that for so long as any Revolver Lender shall be a Defaulting Lender, the term “Super-Majority Lenders” shall mean Revolver Lenders (excluding Defaulting Lenders) having Revolver Commitments representing more than 66 2/3% of the aggregate Revolver Commitments (excluding the Revolver Commitments of each Defaulting Lender) at such time; provided, further, that if the Revolver Commitments have been terminated, the term “Super-Majority Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Revolver Lender’s terminated Revolver Commitment, the outstanding principal amount of the Revolver Loans by such Revolver Lender to, and (if applicable) participation interests in LC Obligations owing by, all Borrowers and (b) in lieu of the aggregate Revolver Commitments to all Borrowers, the aggregate outstanding Revolver Loans to, and (if applicable) LC Obligations owing by, all Borrowers.
“Super-Majority Multicurrency Facility Lenders”: at any date of determination thereof, Multicurrency Facility Lenders having Multicurrency Facility Commitments representing more than 66-2/3% of the aggregate Multicurrency Facility Commitments at such time; provided, however, that for so long as any Multicurrency Facility Lender shall be a Defaulting Lender, the term “Super-Majority Multicurrency Facility Lenders” shall mean Multicurrency Facility Lenders (excluding Defaulting Lenders) having Multicurrency Facility Commitments representing more than 66 2/3% of the aggregate Multicurrency Facility Commitments (excluding the Multicurrency Facility Commitments of each Defaulting Lender) at such time; provided, further, that if the Multicurrency Facility Commitments have been terminated, the term “Super-Majority Multicurrency Facility Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Multicurrency Facility Lender’s terminated Multicurrency Facility Commitment, the outstanding principal amount of the Multicurrency Facility Loans by such Multicurrency Facility Lender to, and (if applicable) participation interests in Multicurrency LC Obligations owing by, all Borrowers and (b) in lieu of the aggregate Multicurrency Facility Commitments to all Borrowers, the aggregate outstanding Multicurrency Facility Loans to, and (if applicable) Multicurrency LC Obligations owing by, all Borrowers.
“Super-Majority US Facility Lenders”: at any date of determination thereof, US Facility Lenders having US Facility Commitments representing more than 66-2/3% of the aggregate US Facility Commitments at such time; provided, however, that for so long as any US Facility Lender shall be a Defaulting Lender, the term “Super-Majority US Facility Lenders” shall mean US Facility Lenders (excluding Defaulting Lenders) having US Facility Commitments representing more than 66 2/3% of the aggregate US Facility Commitments (excluding the US Facility Commitments of each Defaulting Lender) at such time; provided, further, that if the US Facility Commitments have been terminated, the term “Super-Majority US Facility Lenders”

shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such US Facility Lender’s terminated US Facility Commitment, the outstanding principal amount of the US Facility Loans by such US Facility Lender to, and (if applicable) participation interests in US LC Obligations owing by, all US Borrowers and (b) in lieu of the aggregate US Facility Commitments to all US Borrowers, the aggregate outstanding US Facility Loans to, and (if applicable) US LC Obligations owing by, all US Borrowers.
“Supporting Obligations”: as defined in the UCC, and in any event means a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property, including, but not limited to, securities, Investment Property, bills, notes, lien notes, judgments, chattel mortgages, mortgages, security interests, hypothecs, assignments, guarantees, suretyships, accessories, bills of exchange, negotiable instruments, invoices and all other rights, benefits and documents now or hereafter taken, vested in or held by a Person in respect of or as security for the same and the full benefit and advantage thereof, and all rights of action or claims which a Person now has or may at any time hereafter have against any other Person in respect thereof, including rights in its capacity as seller of any property or assets returned, repossessed or recovered, under an installment or conditional sale or otherwise.
“Suppressed Availability”: as of any date of determination, the amount (if any, but in no event less than zero) by which the aggregate Borrowing Base exceeds the aggregate Revolver Commitments.
“Surety Bond”: any bid, performance, payment, surety, indemnity, or other similar bonds.
“Sustainability Coordinator”: shall mean one or more Lenders (which may include Bank of America) chosen by the Administrative Borrower at the time, if any, of making any ESG Amendment; provided that, if the Administrative Borrower appoints a Lender other than Bank of America as the Sustainability Coordinator, such appointment shall be subject to Agent’s consent (not to be unreasonably withheld or delayed).
“Sustainability Linked Loan Principles”: shall mean the Sustainability Linked Loan Principles published in May 2020 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndication & Trading Association.
“Sustainability Assurance Provider”: shall mean an independent accounting firm of nationally recognized standing or an ESG consultant of nationally recognized standing.
“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.
“Swingline Commitment”: the Canadian Swingline Commitment, the UK Swingline Commitment and/or the US Swingline Commitment, as the context requires.
“Swingline Lender”: the Canadian Swingline Lender, the UK Swingline Lender and/or the US Swingline Lender, as the context requires.
“Swingline Loan”: a loan made pursuant to Section 2.1.7.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax Confirmation”: means a confirmation in writing by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:
(a)a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)a partnership each member of which is:

(i)a company so resident in the United Kingdom; or

(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit”: a credit against, relief or remission for, or refund or repayment of, any Taxes.
“Tax Deduction”: a deduction or withholding for or on account of Taxes from a payment under any Loan Document, other than a FATCA Deduction.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed in the nature of taxation by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TDR Investor”: TDR Capital II Holdings LP.
“Term CORRA”: means the forward-looking term rate based on CORRA; provided that in no event shall Term CORRA be less than zero.
“Term CORRA Activation Date”: the date on which the Agent has notified (the “Term CORRA Activation Notice”) the Administrative Borrower that Multicurrency Facility Lenders have obtained the requisite license, and have the operational ability, to make Multicurrency Facility Loans bearing interest at the Term CORRA Rate (such license and operational ability, “Term CORRA Capability”). Any Multicurrency Facility Lender that does not have the Term CORRA Capability on or prior to the Fifth Amendment Effective Date shall be required to notify the Agent that it has obtained such Term CORRA Capability within three (3) Business Days after obtaining such Term CORRA Capability. For the avoidance of doubt, the Agent shall not deliver the Term CORRA Activation Notice until it has received confirmation from all Multicurrency Facility Lenders that they have the Term CORRA Capability.

“Term CORRA Activation Notice” has the meaning set forth in the definition of “Term CORRA Activation Date”.
“Term CORRA Adjustment”: means (a) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (b) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.
“Term CORRA Capability” has the meaning set forth in the definition of “Term CORRA Activation Date”.
“Term CORRA Rate”: means, for any calculation, with respect to any Revolver Loan denominated in Canadian Dollars, Term CORRA for a tenor comparable to the applicable Interest Period, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two Business Days prior to the first day of such Interest Period (or, if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period.
“Term CORRA Rate Loan”: a Multicurrency Facility Loan, or portion thereof, made to a Canadian Borrower funded in Canadian Dollars and bearing interest calculated by reference to the Term CORRA Rate.
“Term SOFR” : means
(a)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two US Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. (Local Time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first US Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and
(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided that, if the “Term SOFR” determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the “Term SOFR” shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan”: means a Revolver Loan denominated in Dollars that bears interest based on clause (a) of the definition of Term SOFR; provided, however, that a Canadian Base Rate Loan denominated in Dollars bearing interest as set forth in clause (c) of the definition of Canadian Base Rate or a US Base Rate Loan denominated in Dollars bearing interest as set forth in clause (c) of the definition of US Base Rate, or a UK Base Rate Loan denominated in Dollars, shall not, in each case, constitute a Term SOFR Loan.
“Term SOFR Replacement Date”: has the meaning specified in Section 3.6(b).
“Term SOFR Scheduled Unavailability Date”: has the meaning specified in Section 3.6(b)(ii).
“Term SOFR Screen Rate”: means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable

Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time in its reasonable discretion).
“Term SOFR Successor Rate”: has the meaning specified in Section 3.6(b).
“Termination Event”: (a) the voluntary full or partial wind-up of a Canadian Pension Plan that is a registered pension plan by a Canadian Loan Party; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding-up or partial termination or winding-up or the appointment of a trustee to administer, any such plan.
“Test Period”: for (i) any determination under Section 9.3 of this Agreement, the four consecutive fiscal quarters of WS then last ended and (ii) for all other purposes hereunder (including any provision of this Agreement requiring pro forma compliance with the Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio or Total Net Leverage Ratio), the four consecutive fiscal quarters of WS then last ended for which financial statements have been delivered pursuant to clauses (a) or (b) of Section 9.1.1.
“Third Amendment”: that certain Third Amendment to ABL Credit Agreement, dated as of December 16, 2021, by and among the Administrative Borrower, the other Loan Parties party thereto and Agent.
“Third Amendment Effective Date”: December 16, 2021.
“Titling State”: any state with a motor vehicle or other applicable statute that requires certain mobile assets to be subject to a Certificate of Title.
“Total Multicurrency Facility Exposure”: as of any date of determination, the Dollar Equivalent of an amount equal to the sum of (a) the Multicurrency Facility Loans outstanding on such date, (b) the Canadian LC Obligations on such date and (c) the UK LC Obligations on such date.
“Total Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date of determination to (b) Consolidated EBITDA for the relevant Test Period.
“Total Revolver Exposure”: Total US Facility Exposure and Total Multicurrency Facility Exposure.
“Total US Facility Exposure”: as of any date of determination, the amount equal to the sum of (a) the US Facility Loans outstanding on such date and (b) the US LC Obligations on such date.
“Tranche”: as defined in Section 2.1.8(a).
“Transaction Expenses”: any fees or expenses incurred or paid by any Loan Party or any of its Subsidiaries in connection with this Agreement, the other Loan Documents, the Transactions and the transactions contemplated hereby and thereby.
“Transactions”: collectively, (i) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents (including the Fourth Amendment), the borrowing of the Loans and issuance of Letters of Credit hereunder and the use of the proceeds thereof, (ii) the consummation of the Acquisition, (iii) the consummation of the Debt

Repayment, (iv) the execution, delivery and performance by the parties thereto of the 2025 Senior Secured Notes Indenture and all related documents, the issuance of the 2025 Senior Secured Notes thereunder and the use of the proceeds thereof and (v) the payment of the Transaction Expenses.
“Transfer”: as defined in Section 2.1.5(d).
“Transfer Date”: as defined in Section 2.1.5(d).
“Transferee”: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
“Type”: any type of a Loan (i.e., Base Rate Loan, Term SOFR Loan, Alternative Currency Daily Rate Loan, Alternative Currency Term Rate Loan, Daily Simple CORRA Rate Loan (prior to the Term CORRA Activation Date), Term CORRA Rate Loan (from and after the Term CORRA Activation Date), or Canadian Prime Rate Loan) and which shall be either an Interest Period Loan or a Floating Rate Loan.
“UCC”: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other US state or territory govern the creation, perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such state or territory.
“UK” or “United Kingdom”: the United Kingdom of Great Britain and Northern Ireland.
“UK Base Rate”: on any date, a rate per annum equal to (i) with respect to Dollars, the Term SOFR Screen Rate with a term of one month commencing on the first day of the then-current calendar month, plus 1%, (ii) with respect to Euros, the Alternative Currency Term Rate with a term of one month commencing on the first day of the then-current calendar month, plus 1% or (iii) with respect to Pounds Sterling, the Alternative Currency Daily Rate on the first day of the then-current calendar month, plus 1%, as applicable.
“UK Base Rate Loan”: a Multicurrency Facility Loan, or portion thereof, made to a UK Borrower or a UK Swingline Loan made to a UK Borrower in each case which is designated or deemed designated as a UK Base Rate Loan by the Administrative Borrower at the time or the borrowing or conversion thereto. All UK Base Rate Loans shall be denominated in Euros (only to the extent such UK Base Rate Loan is a UK Swingline Loan), Pounds Sterling (only to the extent such UK Base Rate Loan is a UK Swingline Loan) or Dollars and bear interest calculated by reference to the UK Base Rate.
“UK Borrowers”: (a) the Initial UK Borrower and (b) each other Wholly-Owned UK Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 9.1.12 and has satisfied the other requirements set forth in Section 9.1.12 in order to become a UK Borrower.
“UK Borrowing Base”: at any time an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:
(a)eighty-five percent (85%) of the net book value of Eligible Accounts of the UK Loan Parties, plus
(b)the lesser of:
(i)ninety-five percent (95%) of the net book value of Eligible Rental Equipment of the UK Loan Parties and

(ii)the product of (x) ninety percent (90%) multiplied by (y) either (I) in the case of Eligible Rental Equipment not covered by the following clause (II), the lower of the (A) Cost of Eligible Rental Equipment of the UK Loan Parties and (B) Net Orderly Liquidation Value percentage identified in the most recent Appraisal of the Eligible Rental Equipment of the UK Loan Parties multiplied by the net book value of such Eligible Rental Equipment or (II) for Eligible Rental Equipment of the UK Loan Parties consisting of custom containers and ISO containers that are presold, the lower of (A) the Cost of such Eligible Rental Equipment and (B) the sales invoice price of such Eligible Rental Equipment, plus
(c)the sum of:
(i)ninety percent (90%) of the net book value of the Eligible Container Inventory Held For Sale of the UK Loan Parties,
(ii)ninety percent (90%) of the net book value of the Eligible Work-In-Process Container Inventory of the UK Loan Parties, and
(iii)sixty-five percent (65%) of either (x) Cost of the Eligible Raw Material Inventory of the UK Loan Parties or (y) if such Eligible Raw Material Inventory consists of steel, lumber, plywood, or paint, for purposes of fiscal year end calculations only, the lower of the (I) Cost of such Eligible Raw Material Inventory or (II) fair market value of such Eligible Raw Material Inventory;
provided, that the amount of the UK Borrowing Base pursuant to this clause (c) shall not exceed (i) $100,000,000 at any time individually with respect to the UK Borrowing Base and (ii) $200,000,000 in the aggregate when taken together with the amount of the Canadian Borrowing Base pursuant to clause (c) of the definition thereof and the amount of the US Borrowing Base pursuant to clause (c) of the definition thereof, plus

(d)eighty-five percent (85%) of the Net Orderly Liquidation Value percentage identified in the most recent Appraisal of Eligible Machinery and Equipment of the UK Loan Parties, provided, that the amount included in the UK Borrowing Base pursuant to this clause (d) shall not exceed $25,000,000, plus

(e)one-hundred percent (100%) of Eligible Qualified Cash of the UK Loan Parties, minus

(f)upon five (5) Business Days’ prior written notification thereof to the Administrative Borrower by Agent (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”), any and all Reserves established against the UK Borrowing Base.
Clauses (a) through (e) of the UK Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to Agent.
“UK Bribery Act”: the United Kingdom Bribery Act of 2010.
“UK DB Pension Plan”: an occupational pension scheme which is not a money purchase scheme (each as defined in Section 181 of the Pension Schemes Act 1993) of the United Kingdom.

“UK Dominion Account”: each lockbox or Deposit Account established by the UK Loan Parties which is either (i) subject to a fixed charge lien in favor of Agent or (ii) subject to a floating charge lien in favor of Agent which shall, upon the occurrence of a Cash Dominion Event and subsequent creation of a fixed charge lien in favor of Agent over such lockboxes or Deposit Accounts, become subject to a fixed charge lien in favor of Agent, in each case, in accordance with Section 7.3.2.
“UK Financial Institution”: means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Fronting Bank”: (a) Bank of America (London); JPMorgan Chase Bank, N.A.; Deutsche Bank AG New York Branch; ING Capital LLC; PNC Bank, National Association; Bank of the West and MUFG Bank, Ltd. or, in each case, any Affiliate or branch thereof that agrees to issue UK Letters of Credit, (b) for purposes of such Existing UK Letters of Credit, any Multicurrency Facility Lender that issued an Existing UK Letter of Credit, and (c) if reasonably acceptable to the Administrative Borrower, any other Multicurrency Facility Lender or Affiliate or branch thereof that agrees to issue UK Letters of Credit.
“UK Fronting Bank Indemnitees”: any UK Fronting Bank and its Affiliates and branches and their respective officers, directors, employees, agents, advisors and other representatives.
“UK Guarantors”: (a) each UK Borrower, (b) the Initial UK Guarantors and (c) each other UK Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 9.1.12 and has satisfied the other requirements set forth in Section 9.1.12 in order to become a UK Guarantor.
“UK Insolvency Act”: the Insolvency Act 1986 enacted in the United Kingdom, as such act may be amended, varied, supplemented or replaced from time to time.
“UK LC Application”: an application by any UK Borrower on behalf of itself or any Restricted Subsidiary to a UK Fronting Bank for issuance of a UK Letter of Credit, in form and substance reasonably satisfactory to such UK Fronting Bank.
“UK LC Conditions”: the following conditions necessary for issuance, renewal and extension of a UK Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total UK LC Obligations do not exceed the UK Letter of Credit Sublimit and no Multicurrency Overadvance exists or would result therefrom; (c) the expiration date of such UK Letter of Credit is (i) no more than 365 days from issuance (provided, that each UK Letter of Credit may, upon the request of the Applicable UK Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than five (5) Business Days prior to the Revolver Facility Termination Date)) or such other date as the Administrative Borrower, Agent and applicable UK Fronting Bank shall agree, and (ii) unless the applicable UK Fronting Bank and Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.3.3), at least five (5) Business Days prior to the Revolver Facility Termination Date; (d) the UK Letter of Credit and payments thereunder are denominated in Dollars, Pounds Sterling or Euros; (e) the form of the proposed UK Letter of Credit is reasonably satisfactory to the applicable UK Fronting Bank; (f) the proposed use of the UK Letter of Credit is for a lawful purpose; (g) such UK Letter of Credit complies with the applicable UK Fronting Bank’s policies and procedures with respect thereto; (h) no UK Fronting

Bank shall be required to issue any UK Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding UK Letters of Credit issued by such UK Fronting Bank and its Affiliates and branches would exceed (x) in the case of any UK Fronting Bank party hereto as of the Fourth Amendment Effective Date, the amount set forth opposite such UK Fronting Bank’s name on Schedule 1.1(a) under the heading “UK Letters of Credit Commitments” and (y) in the case of any UK Fronting Bank that becomes a UK Fronting Bank after the Fourth Amendment Effective Date, the amount which shall be set forth in the written agreement by which such UK Fronting Bank becomes a UK Fronting Bank hereunder, in each case, unless otherwise agreed by such UK Fronting Bank in its sole discretion; and (i) no UK Fronting Bank shall be required to issue any UK Letters of Credit other than standby letters of credit without its consent.

“UK LC Documents”: all documents, instruments and agreements (including UK LC Applications) required to be delivered by any UK Borrower or by any other Person to a UK Fronting Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any UK Letter of Credit.
“UK LC Obligations”: the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing for any unreimbursed drawings under UK Letters of Credit; (b) the stated undrawn amount of all outstanding UK Letters of Credit; and (c) for the purpose of determining the amount of required Cash Collateralization only, all fees and other amounts owing with respect to such UK Letters of Credit.
“UK Letter of Credit”: any standby, time (usance) or documentary letter of credit issued by a UK Fronting Bank for the account of a UK Borrower or a Restricted Subsidiary or any indemnity, guarantee or similar form of credit support issued by Agent or a Fronting Bank for the benefit of a UK Borrower or a Restricted Subsidiary, including any Existing UK Letter of Credit issued for the account of a UK Borrower or a Restricted Subsidiary.
“UK Letter of Credit Sublimit”: $20,000,000.
“UK Loan Party”: each UK Borrower and each UK Guarantor, and “UK Loan Parties” means all such Persons, collectively.
“UK Non-Bank Lender”: means:
(a)a Lender (which falls within clause (a)(ii) of the definition of UK Qualifying Lender) which becomes a Party on the Closing Date and which is listed in Schedule 2.1.1(a); and
(b)where a Lender becomes a party after the Closing Date, an Eligible Assignee which gives a Tax Confirmation in the Assignment and Acceptance (or pursuant to the Fourth Amendment) which it executes on becoming a party.
“UK Obligations”: all Obligations of the UK Loan Parties (including, for the avoidance of doubt, the Obligations of the UK Loan Parties as Guarantors of any Canadian Obligations).
“UK Qualifying Lender”: means:
(a)a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:
(i)a Lender;

(A)which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)a Lender which is:

(A)a company resident in the United Kingdom for United Kingdom tax purposes;

(B)a partnership, each member of which is:

(1)a company so resident in the United Kingdom; or

(2)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)a UK Treaty Lender; or

(b)a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.

“UK Reimbursement Date”: as defined in Section 2.3.2(a).
“UK Resolution Authority”: means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Secured Obligations”: all Secured Obligations of the UK Loan Parties (including, for the avoidance of doubt, the Secured Obligations of the UK Loan Parties as Guarantors of any Canadian Secured Obligations).
“UK Security Agreements”: (i) the English law debenture among certain UK Loan Parties and Agent; (ii) the English law share charge among certain Loan Parties and Agent; and (iii) the English law partnership debenture among certain Loan Parties and Agent, each of (i), (ii) and (iii) dated as of the Closing Date and each as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“UK Subsidiary”: each Subsidiary of Holdings incorporated under the laws of England and Wales.
“UK Swingline Commitment”: $20,000,000.
“UK Swingline Lender”: Bank of America (London) or an Affiliate of Bank of America (London).
“UK Swingline Loan”: a Swingline Loan made by the UK Swingline Lender to a UK Borrower pursuant to Section 2.1.7(b), which Swingline Loan shall be a UK Base Rate Loan.
“UK Tax Deduction”: a deduction or withholding for or on account of Taxes imposed by the United Kingdom from a payment under any Loan Document, other than a FATCA Deduction.
“UK Treaty Lender”: a Lender which:
(a)is treated as a resident of a UK Treaty State for the purposes of the relevant treaty;
(b)does not carry on a business in the United Kingdom, as applicable, through a permanent establishment with which that Lender’s participation in any advance is effectively connected; and
(c)meets all other conditions in the relevant Treaty for full exemption from tax imposed by the United Kingdom on interest, subject to the completion of any procedural formalities.
“UK Treaty State”: means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“Unfinanced Capital Expenditures”: for any period, Capital Expenditures of WS and the Restricted Subsidiaries made in cash during such period, except to the extent financed with the proceeds of Capitalized Lease Obligations or other Indebtedness (other than Loans incurred hereunder), equity issuances, cash received from the sale of any fixed assets (including, without limitation, assets of the type that may constitute Rental Equipment hereunder), casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, during such period; provided, that the aggregate amount of Unfinanced Capital Expenditures during such period may not be less than zero.
“Unfunded Current Liability”: of any (i) US Employee Plan shall mean the amount, if any, by which the present value of the accrued benefits under the US Employee Plan as of the close of its most recent plan year, determined in accordance with Accounting Standards Codification Topic 715-30, formerly Statement of Financial Accounting Standards No. 87, as in effect on the Closing Date, based upon the actuarial assumptions that would be used by the US Employee Plan’s actuary in a termination of the US Employee Plan, exceeds the fair market value of the assets allocable thereto, and (ii) Canadian Pension Plan which provides benefits on a defined benefit basis shall mean the excess of the present value of the benefit liabilities determined on a plan termination basis in accordance with actuarial assumptions over the current value of the assets, and in any event includes any unfunded liability, solvency liability or wind up deficiency in respect of any such Canadian Pension Plan.
“Unit”: any (a) Eligible Goods Inventory (disregarding for purposes of this definition the requirements of clauses (a) and (f) of the definition of Eligible Goods Inventory), (b) Eligible

Machinery and Equipment (disregarding for purposes of this definition the requirements of clauses (a) and (d) of the definition of Eligible Machinery and Equipment) or (c) Eligible Rental Equipment (disregarding for purposes of this definition the requirements of clauses (a) and (h) of the definition of Eligible Rental Equipment) owned by a US Loan Party that, in each case, is of the type that, if it were located in a Titling State, it would be required to be subject to a Certificate of Title.
“Unit Subsidiary”: WillScot Equipment II, LLC, a Delaware limited liability company.
“Unit Subsidiary Management Agreement”: the Unit Subsidiary Management Agreement dated as of November 29, 2017 between the Administrative Borrower (as the successor to Williams Scotsman International, Inc.) and Unit Subsidiary and shall include any other management agreement entered into by a Loan Party with the Unit Subsidiary so long as all terms and conditions thereof are reasonably acceptable to Agent.
“Unrestricted Subsidiary”: (a) any Subsidiary of WS (whether existing as of the Closing Date or formed or acquired thereafter) that the Administrative Borrower designates as an Unrestricted Subsidiary in a written notice to Agent, provided, that (x) such designation shall be deemed to be an Investment on the date of such designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) WS’ direct or indirect equity ownership percentage of the fair market value of such designated Restricted Subsidiary immediately prior to such designation and (ii) the aggregate outstanding principal amount of any Indebtedness owed by such designated Restricted Subsidiary to any Loan Party or any other Restricted Subsidiary immediately prior to such designation, all calculated on a consolidated basis in accordance with GAAP, (y) the Payment Condition shall be satisfied after giving effect to such designation, and (z) no Specified Default has occurred and is continuing at the time of such designation or would result from such designation or would exist after giving effect thereto (or, if such designation is part of a Limited Condition Transaction, on the LCT Test Date) and (b) each Subsidiary of an Unrestricted Subsidiary; provided, however, that (i) such Subsidiary shall constitute an “Unrestricted Subsidiary” (under and as defined in the 2028 Senior Secured Notes Indenture as in effect on the Fourth Amendment Effective Date and the 2025 Senior Secured Notes Indenture as in effect on the Closing Date) and an “unrestricted subsidiary” (or similar term) under any other document, instrument or agreement evidencing or governing Indebtedness of a Loan Party in a principal amount in excess of $120,000,000 at the time of any determination made hereunder (to the extent that the terms of such document, instrument or agreement provide that there may be unrestricted subsidiaries (or similar term) thereunder) and (ii) at the time of any written designation by the Administrative Borrower to Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent (x) no Specified Default has occurred and is continuing at the time of such designation or would result from such designation or would exist after giving effect thereto (or, if such designation is part of a Limited Condition Transaction, on the LCT Test Date), (y) the Payment Condition shall be satisfied after giving effect to such designation and (z) any Indebtedness of such Unrestricted Subsidiary or Liens on assets of such Unrestricted Subsidiary as of the date on which it becomes a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness and Liens on such date. As of the Fourth Amendment Effective Date, no Subsidiary is an Unrestricted Subsidiary. Notwithstanding anything herein to the contrary, no Borrower shall be designated as or otherwise be an Unrestricted Subsidiary.
“US”: the United States of America.
“US Assignment of Claims Act”: Assignment of Claims Act of 1940, 31 USC. § 3727, 41 USC. § 15, as amended.
“US Bankruptcy Code”: Title 11 of the United States Code.

“US Base Rate”: for any day, a per annum rate equal to the greatest of (a) the US Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one-month Interest Period as determined as of such day, plus 1.0%. In no event shall the US Base Rate be less than zero.
“US Base Rate Loan”: any Revolver Loan made to a US Borrower denominated in Dollars that bears interest based on the US Base Rate.
“US Borrowers”: (a) the Initial US Borrowers and (b) each other Wholly-Owned US Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 9.1.12 and has satisfied the other requirements set forth in Section 9.1.12 in order to become a US Borrower.
“US Borrowing Base”: at any time an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:
(a)eighty-five percent (85%) of the net book value of Eligible Accounts of the US Loan Parties, plus
(b)the lesser of:
(i)ninety-five percent (95%) of the net book value of Eligible Rental Equipment of the US Loan Parties; and
(ii)the product of (x) ninety percent (90%) multiplied by (y) either (I) in the case of Eligible Rental Equipment not covered by the following clause (II), the lower of the (A) Cost of Eligible Rental Equipment of the US Loan Parties and (B) Net Orderly Liquidation Value percentage identified in the most recent Appraisal of the Eligible Rental Equipment of the US Loan Parties multiplied by the net book value of such Eligible Rental Equipment or (II) for Eligible Rental Equipment of the US Loan Parties consisting of custom containers and ISO containers that are presold, the lower of (A) the Cost of such Eligible Rental Equipment and (B) the sales invoice price of such Eligible Rental Equipment, plus
(c)the sum of:
(i)ninety percent (90%) of the net book value of the Eligible Container Inventory Held For Sale of the US Loan Parties;
(ii)ninety percent (90%) of the net book value of the Eligible Work-In-Process Container Inventory of the US Loan Parties; and
(iii)sixty-five percent (65%) of either (x) Cost of the Eligible Raw Material Inventory of the US Loan Parties or (y) if such Eligible Raw Material Inventory consists of steel, lumber, plywood, or paint, for purposes of fiscal year end calculations only, the lower of (I) Cost of such Eligible Raw Material Inventory or (II) fair market value of such Eligible Raw Material Inventory;
provided, that the amount of the US Borrowing Base pursuant to this clause (c) shall not exceed (i) $100,000,000 at any time individually with respect to the US Borrowing Base and (ii) $200,000,000 in the aggregate when taken together with the amount of the UK Borrowing Base pursuant to clause (c) of the definition thereof and the amount of the Canadian Borrowing Base pursuant to clause (c) of the definition thereof, plus

(d)the sum of:
(i)eighty-five percent (85%) of the Net Orderly Liquidation Value percentage identified in the most recent Appraisal of Eligible Machinery and Equipment of the US Loan Parties; and
(ii)solely at the Administrative Borrower’s option, sixty percent (60%) of the Appraised Fair Market Value of Eligible Real Property;
provided, that the amount included in the US Borrowing Base pursuant to this clause (d) shall not exceed $125,000,000, plus

(e)one-hundred percent (100%) of Eligible Qualified Cash of the US Loan Parties, minus

(f)upon five (5) Business Days’ prior written notification thereof to the Administrative Borrower by Agent (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”), any and all Reserves established against the US Borrowing Base.
Clauses (a) through (e) of the US Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to Agent.
“US Collateral”: Collateral that now or hereafter secures (or is intended to secure) any of the US Secured Obligations, including property of US Loan Parties pledged to secure the US Secured Obligations under the Security Documents to which they are a party.
“US Dominion Account”: each lockbox or Deposit Account established by the US Loan Parties which is subject to a Deposit Account Control Agreement in favor of Agent in accordance with Section 7.3.2.
“US Employee Plan”: an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which is or, during the five-year period immediately preceding the Fourth Amendment Effective Date, was sponsored, maintained or contributed to by, or required to be contributed to by, any US Loan Party or any of their ERISA Affiliates domiciled in the US, excluding, for greater clarity, any Foreign Plan or arrangement subject to the laws of a non-US jurisdiction.
“US Facility”: the credit facility provided by the US Facility Lenders to the US Borrowers hereunder.
“US Facility Availability”: as of any date of determination, the difference between:
(a) the lesser of (i) the US Facility Commitments and (ii) the US Borrowing Base (provided that for purposes of determining US Facility Availability, the US Borrowing Base as of such date of determination shall be deemed to be reduced by the amount by which the Total Multicurrency Facility Exposure as of such date of determination exceeds the sum of the Canadian Borrowing Base and the UK Borrowing Base as of such date of determination) as of such date of determination, minus
(b) the principal balance of all US Facility Loans and all US LC Obligations as of such date of determination (other than, if no Event of Default exists, those constituting charges owing to any US Fronting Bank).

“US Facility Commitment”: for any US Facility Lender, its obligation to make US Facility Loans to the US Borrowers and to participate in US LC Obligations up to the maximum principal amount shown on Schedule 2.1.1(b), or, in the case of any Additional US Facility Lender, up to the maximum principal amount indicated on the joinder agreement executed and delivered by such Additional US Facility Lender pursuant to Section 2.1.9(c)(iv) or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such US Facility Commitment may be adjusted from time to time in accordance with the provision of Sections 2.1.3, 2.1.9 or 10.1. It is understood and agreed that, on and after the Fourth Amendment Effective Date, the US Facility Commitments shall consist of the New US Facility Commitments (as defined in the Fourth Amendment) provided for in the Fourth Amendment, which amount is equal to $3,300,000,000 in the aggregate as of the Fourth Amendment Effective Date.
“US Facility Commitment Increase”: as defined in Section 2.1.9(b).
“US Facility Commitment Termination Date”: the earliest of (a) the Revolver Facility Termination Date, (b) the date on which the Administrative Borrower terminates or reduces to zero all of the US Facility Commitments pursuant to Section 2.1.3(b), and (c) the date on which the US Facility Commitments are terminated pursuant to Section 10.1. From and after the US Facility Commitment Termination Date, the US Borrowers shall no longer be entitled to request a US Facility Commitment Increase pursuant to Section 2.1.9 hereof.
“US Facility Lender”: each Lender that has a US Facility Commitment (including each Additional US Facility Lender) and each other Lender that acquires an interest in the US Facility Loans and/or US LC Obligations pursuant to an Assignment and Acceptance.
“US Facility Loan”: (i) a Revolver Loan made by a US Facility Lender to a US Borrower pursuant to Section 2.1.1(b), which Revolver Loan shall be denominated in Dollars and shall be either a US Base Rate Loan or a Term SOFR Loan, in each case as selected by the Administrative Borrower, and (ii) each US Swingline Loan, US Overadvance Loan and US Protective Advance. It is understood and agreed that, on and after the Fourth Amendment Effective Date, the US Facility Loans shall consist of the New US Facility Loans (as defined in the Fourth Amendment) provided for in the Fourth Amendment.
“US Facility Note”: the promissory notes, if any, executed by the US Borrowers in favor of each US Facility Lender to evidence the US Facility Loans funded from time to time by such US Facility Lender, which shall be substantially in the form of Exhibit B-2 to this Agreement or such other form as Agent may agree, together with any replacement or successor notes therefor.
“US Facility Obligations”: all Obligations of the US Loan Parties pertaining to US Facility Commitments, US Facility Loans borrowed by any US Borrower and US LC Obligations, including any guarantees in respect thereof.
“US Fronting Bank”: (a) Bank of America, JPMorgan Chase Bank, N.A.; Deutsche Bank AG New York Branch; ING Capital LLC; Bank of the West; PNC Bank, National Association; MUFG Bank, Ltd.; and M&T Bank; or, in each case, any of their respective Affiliates or branches that agrees to issue US Letters of Credit, (b) for purposes of such Existing US Letters of Credit, any US Facility Lender that issued an Existing US Letter of Credit, and (c) if reasonably acceptable to the Administrative Borrower, any other US Facility Lender or Affiliate or branch thereof that agrees to issue US Letters of Credit.
“US Fronting Bank Indemnitees”: any US Fronting Bank and its Affiliates and branches and their respective officers, directors, employees, agents, advisors and other representatives.

“US Government Securities Business Day”: means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“US Guarantors”: (a) each US Borrower, (b) the Initial US Guarantors and (c) each other US Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 9.1.12 and has satisfied the other requirements set forth in Section 9.1.12 in order to become a US Guarantor.
“US LC Application”: an application by any US Borrower on behalf of itself or any other US Restricted Subsidiary to a US Fronting Bank for issuance of a US Letter of Credit, in form and substance reasonably satisfactory to such US Fronting Bank.
“US LC Conditions”: the following conditions necessary for issuance, renewal and extension of a US Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, total US LC Obligations do not exceed the US Letter of Credit Sublimit, (ii) no US Overadvance exists or would result therefrom and (iii) the sum of the Dollar Equivalent of the outstanding amount of all US Loans made to all US Borrowers and the US LC Obligations of all US Loan Parties does not exceed the US Borrowing Base (provided that for purposes of determining whether this clause (b)(iii) has been satisfied, the US Borrowing Base shall be deemed to be reduced by the amount by which the Total Multicurrency Facility Exposure exceeds the sum of the Canadian Borrowing Base and the UK Borrowing Base); (c) the expiration date of such US Letter of Credit is (i) no more than 365 days from issuance (provided, that each US Letter of Credit may, upon the request of the Applicable US Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than five (5) Business Days prior to the Revolver Facility Termination Date)) or such other date as the Administrative Borrower, Agent and the applicable US Fronting Bank shall agree, and (ii) unless the applicable US Fronting Bank and Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.4.3), at least five (5) Business Days prior to the Revolver Facility Termination Date; (d) the US Letter of Credit and payments thereunder are denominated in Dollars; (e) the form of the proposed US Letter of Credit is reasonably satisfactory to the applicable US Fronting Bank; (f) the proposed use of the US Letter of Credit is for a lawful purpose; (g) such US Letter of Credit complies with the applicable US Fronting Bank’s policies and procedures with respect thereto; (h) no US Fronting Bank shall be required to issue any US Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding US Letters of Credit issued by such US Fronting Bank and its Affiliates and branches would exceed (x) in the case of any US Fronting Bank party hereto as of the Fourth Amendment Effective Date, the amount set forth opposite such US Fronting Bank’s name on Schedule 1.1(a) under the heading “US Letters of Credit Commitments” and (y) in the case of any US Fronting Bank that becomes a US Fronting Bank after the Fourth Amendment Effective Date, the amount which shall be set forth in the written agreement by which such US Fronting Bank becomes a US Fronting Bank hereunder, in each case, unless otherwise agreed by such US Fronting Bank in its sole discretion; and (i) no US Fronting Bank shall be required to issue any US Letters of Credit other than standby letters of credit without its consent.
“US LC Documents”: all documents, instruments and agreements (including US LC Applications) required to be delivered by any US Borrower or by any other Person to a US Fronting Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any US Letter of Credit.

“US LC Obligations”: the sum (without duplication) of (a) all amounts owing in respect of any unreimbursed drawings under US Letters of Credit; (b) the stated undrawn amount of all outstanding US Letters of Credit; and (c) for the purpose of determining the amount of required Cash Collateralization only, all fees and other amounts owing with respect to US Letters of Credit.
“US Letter of Credit”: any standby, time (usance) or documentary letter of credit issued by a US Fronting Bank for the account of a US Borrower or any Restricted Subsidiary, including any Existing US Letter of Credit issued for the account of a US Borrower or a Restricted Subsidiary.
“US Letter of Credit Sublimit”: $125,000,000.
“US Loan Party”: each US Borrower and each US Guarantor, and “US Loan Parties” means all such Persons, collectively.
“US Loans”: (i) a US Facility Loan and (ii) each Multicurrency Facility Loan made by a Multicurrency Facility Lender to a US Borrower pursuant to Section 2.1.1(a).
“US Obligations”: all Obligations of the US Loan Parties (including, for the avoidance of doubt, the Obligations of the US Loan Parties as Guarantors of any Obligations).
“US Overadvance”: as defined in Section 2.1.4(b).
“US Overadvance Loan”: a US Base Rate Loan made to a US Borrower when a US Overadvance exists or is caused by the funding thereof.
“US Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“US Prime Rate”: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. In no event shall the US Prime Rate be less than zero.
“US Protective Advances”: as defined in Section 2.1.5(b).
“US Reimbursement Date”: as defined in Section 2.4.2(a).
“US Secured Obligations”: all Secured Obligations of the US Loan Parties (including, for the avoidance of doubt, the Secured Obligations of the US Loan Parties as Guarantors of any Secured Obligations).
“US Secured Parties”: Agent, any US Fronting Bank, US Facility Lenders and Secured Bank Product Providers of Bank Products to US Loan Parties and any other Secured Parties that are the holders of, or the beneficiaries of, any Guarantee of any US Facility Obligations.
“US Security Agreement”: the Security and Pledge Agreement substantially in the form of Exhibit K hereto among the US Loan Parties (including Holdings) and Agent, as such Security and Pledge Agreement may be amended, supplemented, modified or waived.

“US Special Resolution Regimes”: has the meaning specified in Section 13.20.
“US Subsidiary”: a Subsidiary of Holdings that is organized under the laws of the United States, any state of the United States or the District of Columbia.
“US Swingline Commitment”: $150,000,000.
“US Swingline Lender”: Bank of America or an Affiliate of Bank of America.
“US Swingline Loan”: a Swingline Loan made by the US Swingline Lender to a US Borrower pursuant to Section 2.1.7(c), which Swingline Loan shall be denominated in Dollars and shall be a US Base Rate Loan.
“VAT” means:
(a)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.
“Voting Stock”: with respect to any Person, any class or classes of equity interests pursuant to which the holders thereof have the general voting power under ordinary circumstances, in the absence of contingencies, to elect at least a majority of the board of directors of such Person.
“Wholly-Owned”: with respect to any Person at any time any Subsidiary, 100% of whose Stock (other than (i) Stock owned by third parties on the Closing Date and (ii) in the case of any Non-US Subsidiary, nominal directors’ qualifying shares or other nominal shares legally required to be held by third parties) is at such time owned, directly or indirectly, by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
    “Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
    “WS”: as defined in the preamble to this Agreement.
1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP. In the event that the Administrative Borrower shall notify Agent that the Loan Parties have adopted IFRS or any Accounting Changes (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then regardless of whether any such notice is given before or after such adoption or such Accounting Change or in the application thereof, at the request of the Administrative Borrower, Agent or the

Required Lenders, the Administrative Borrower, Agent and the Lenders agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably such adoption or such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Loan Parties and the Restricted Subsidiaries shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties, Agent and the Required Lenders, (i) all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such adoption or such Accounting Changes had not occurred and (ii) to the extent the applicable Accounting Change is the result of a proposal by the Administrative Borrower pursuant to clause (ii) of the definition thereof, the Loan Parties shall provide to Agent and the Lenders any documents and calculations reasonably requested by Agent setting forth a reconciliation between calculations of such ratios and requirements and other terms of an accounting or a financial nature made before and after giving effect to such adoption or such Accounting Change. “Accounting Changes” refers to changes in accounting principles (i) required by the promulgation or change in application of any rule, regulation, pronouncement or opinion by the United States Financial Accounting Standards Board or International Accounting Standards Board, as applicable, or (ii) otherwise proposed by the Administrative Borrower to, and approved by, Agent. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of WS and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of any accounting principles on financial liabilities shall be disregarded.

1.3    Uniform Commercial Code/PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper”, “Commercial Tort Claim”, “Instrument”, “Investment Property” (and, subject to Section 1.6, as such terms relate to any such Property of any Canadian Loan Party, such terms shall refer to such Property as defined in the PPSA or the Securities Transfer Act, 2006 to the extent applicable). In addition, other terms relating to Collateral used and not otherwise defined herein that are defined in the UCC and/or the PPSA shall have the meanings set forth in the UCC and/or the PPSA, as applicable and as the context requires.
1.4    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” All references to “knowledge” or “awareness” of any Loan Party or any Restricted Subsidiary thereof means the actual knowledge of a Senior Officer of such Loan Party or such Restricted Subsidiary. The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any reference to any Loan Document shall be deemed to include any amendments, restatements, waivers and other modifications, extensions or supplements to, or renewals of, such Loan Document and any reference to any other document, instrument or agreement shall be deemed to include any amendments, restatements, waivers and other modifications, extensions or supplements to, or renewals of, such document, instrument or agreement so long as the same is not prohibited under this Agreement or the other Loan Documents; (c) section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors, permitted transferees and permitted assigns of such Person; (f) time of day means time of day in New York, New York (Eastern Time) unless otherwise specified herein; (g) discretion of Agent, any Fronting Bank or any Lender means the sole and absolute discretion of such Person exercised in a manner consistent with its duties of good faith and fair dealing; (h) “property” or “asset” includes any real or personal, present or future, tangible or intangible property or asset and any right, interest, revenue or benefit in, under or derived from the property or asset; and (i) for the purposes of this Agreement and the other Loan Documents governed by the laws of the United States, any “foreign” jurisdiction means any jurisdiction outside of the United States of America. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. To the extent not otherwise specified herein, Borrowing Base calculations for each Borrower shall be consistent with historical methods of valuation and calculation for such Borrower’s Borrowing Base under this Agreement or such Borrower’s borrowing base under any asset based loan facility of such Borrower in existence immediately prior to its entering into this Agreement, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever any payment, certificate, notice or other delivery shall be stated to be due on a day other than a Business Day, the due date for such payment or delivery shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Interest Period Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.
1.5    Currency Calculations. Unless expressly provided otherwise, all references in the Loan Documents to Loans, Letters of Credit, Obligations, Revolver Commitments, availability, Borrowing Base components and other amounts shall be denominated in Dollars. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Exchange Rate. Loan Parties shall report the value of any Borrowing Base components to Agent in the currency invoiced by Loan Parties or shown in Loan Parties’ financial records, and unless expressly provided otherwise herein, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.
1.6     Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “right of retention”, “reservation of ownership” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall be deemed to include “legal hypothecs” and “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “rank” or “prior claim”, as applicable (q) “survey” shall be deemed to include “certificate of location and plan”, and (r) “fee simple title” shall be deemed to include “absolute ownership” and “ownership” (including ownership under a right of superficies), (s) “accounts” shall include “claims”, (t) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (u) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable, (v) “leasehold interest” shall be deemed to include a “valid lease”, (w) “lease” shall be deemed to include a “leasing contract”, (x) “guarantee” and “guarantor” shall be deemed to include “suretyship” and “surety”, respectively, and (y) “foreclosure” shall be deemed to include the “exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any Applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une Applicable Law).
1.7    Pro Forma Calculations. (a) For purposes of determining the Interest Coverage Ratio, the Total Net Leverage Ratio, the Consolidated Total Assets and the Consolidated Fixed Charge Coverage Ratio (including Consolidated EBITDA and the other components of such ratios), Investments, Dividends, prepayments, repurchases, redemptions or defeasance of Indebtedness, the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, the incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by WS or any of the Restricted Subsidiaries during a Test Period or subsequent to such Test Period and on or prior to the date that the Interest Coverage Ratio, the Total Net Leverage Ratio, the Consolidated Total Assets and the Consolidated Fixed Charge Coverage Ratio is being tested shall be calculated on a pro forma basis assuming that all such Investments, Dividends, prepayments, repurchases, redemptions or defeasance of Indebtedness, acquisitions, dispositions, mergers, amalgamations consolidations and disposed operations (and, for the avoidance of doubt, the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period; provided, that, in the case of Dividends described in clause (y) of the definition “Dividends” and Unfinanced Capital Expenditures, to the extent that any such anticipated Dividends or Unfinanced Capital Expenditures (as applicable) to be made in any given period are, in the good faith judgment of the Administrative Borrower, lower than historical or previously budgeted amounts for such Dividends and Unfinanced Capital Expenditures (as applicable), pro forma effect is to be given with respect to the entire Test Period taking into account the newly anticipated amounts of such Dividends and Unfinanced Capital Expenditures (as applicable) in each case, as reasonably determined by a responsible financial or accounting officer of the Administrative Borrower; provided, further, that, notwithstanding the immediately preceding proviso, to the extent that any such Dividends that were actually made in any given period are greater than historical or previously budgeted or anticipated amounts for such Dividends, any such difference between any such Dividends that were actually made in such given period and historical or previously budgeted or anticipated amounts for such Dividends shall be taken into account for purposes of determining the Consolidated Fixed Charge Coverage Ratio, with respect to the immediately succeeding Test Period by including the difference between such historical or previously budgeted or anticipated amounts and such actual amounts in such calculations. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into WS or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, Dividends, prepayments, repurchases, redemptions or defeasance of Indebtedness, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to the preceding sentence, then the Interest Coverage Ratio, the Total Net Leverage Ratio, the Consolidated Total Assets and the Consolidated Fixed Charge Coverage Ratio (including Consolidated EBITDA and the other components of such ratios) shall be calculated giving pro forma effect thereto for such period as if such Investment, Dividends, prepayments, repurchases, redemptions or defeasance of Indebtedness, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the Test Period.
        (b) Whenever pro forma effect is to be given with respect to a transaction or specified action, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Administrative Borrower and shall be made in accordance with Article 11 of Regulation S-X. In addition to pro forma adjustments made in accordance with Article 11 of Regulation S-X, pro forma calculations may also include operating expense reductions and operating improvements or synergies for such period resulting from any asset sale or other disposition or acquisition, Investment, merger, amalgamation, consolidation, discontinued operation, cost savings initiatives, operating improvements and changes or business optimization and other restructuring and integration activities for which pro forma effect is being given that (A) have been realized or (B) for which specified actions have been taken or are reasonably expected to be taken within twenty-four (24) months of the date of such transaction; provided, that (w) any pro forma adjustments made pursuant to this sentence shall be set forth in Compliance Certificates of the Administrative Borrower delivered to Agent pursuant to Section 9.1.1(d) and, to the extent required hereunder, in any certificate required to be delivered under the definition of Payment Condition, (x) such operating expense reductions, operating improvements or synergies are reasonably identifiable and quantifiable in the good faith judgment of the Administrative Borrower, (y) no operating expense reductions, operating improvements or synergies shall be given pro forma effect to the extent duplicative of any expenses or charges relating to such operating expense reductions, operating improvements or synergies that are added back pursuant to the definition of Consolidated EBITDA, and (z) operating expense reductions, operating improvements or synergies given pro forma effect shall not include any operating expense reductions, operating improvements or synergies related to the combination of the operation of any Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and subsequently so disposed of. Such pro forma adjustments may be in addition to (but not duplicative of) adjustments to Consolidated Net Income and addbacks to Consolidated EBITDA; provided, that the sum of (i) the aggregate amount of operating expense reductions, operating improvements and synergies pursuant to this Section 1.7(b), plus (ii) the aggregate amount of increases to Consolidated EBITDA pursuant to clause (h) of the definition thereof shall not exceed 20% of Consolidated EBITDA for any four consecutive fiscal quarter period (calculated prior to giving effect to such adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date that Consolidated EBITDA is being tested had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Administrative Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, any rate based on SOFR, SONIA, EURIBOR, CORRA or any Successor

Rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Administrative Borrower may designate.
1.8    Limited Condition Transaction.
(a)For purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the Interest Coverage Ratio, the Total Net Leverage Ratio, the Consolidated Total Assets or the Consolidated Fixed Charge Coverage Ratio, (ii) determining compliance with representations and warranties (other than, in the case of an acquisition or other similar Investment, certain customary “specified representations” or, at the option of the Administrative Borrower, European “certain funds” representations) or absence of Defaults or Events of Default, (iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA) or (iv) satisfying the Payment Conditions, in each case, in connection with a Limited Condition Transaction (and each transaction entered into connection therewith, including, without limitation, the incurrence of any Indebtedness, or the issuance of any shares of Disqualified Stock, the incurrence of any Liens or the making of Investments, Dividends, prepayments of Junior Debt, asset sales, transfers and dispositions, fundamental changes or the designation of any Restricted Subsidiary or Unrestricted Subsidiary), at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (A) in the case of any acquisition or other similar Investment (including with respect to any Indebtedness to be incurred in connection therewith), either, at the Administrative Borrower’s option (x) as of the date the definitive agreements for such acquisition or other similar Investment are entered into, (y) at the time that binding commitments to provide any Indebtedness to be incurred in connection therewith are provided or at the time such Indebtedness is incurred or (z) at the time of the consummation of the relevant acquisition or other similar Investment, (B) in the case of any Dividends (including with respect to any Indebtedness to be incurred in connection therewith), either, at the Administrative Borrower’s option, (x) at the time of the declaration of such Dividend, (y) at the time that binding commitments to provide any Indebtedness to be incurred in connection therewith are provided or are the time such Indebtedness is incurred or (z) at the time of the making of such Dividend, and (C) in the case of any irrevocable repayment, repurchase or redemption of Indebtedness (including with respect to any Indebtedness to be incurred in connection therewith), either, at the option of the Administrative Borrower (x) at the time of delivery of notice with respect to such repayment, repurchase or redemption, (y) at the time that binding commitments to provide any Indebtedness to be incurred in connection therewith are provided or at the time such Indebtedness is incurred or (z) at the time of the making of such repayment, repurchase or redemption (each such time described in clauses (A) through (C), the “LCT Test Date”), in each case, after giving effect to the relevant transaction, any related Indebtedness (including the intended use of proceeds thereof), and all other permitted pro forma adjustments on a pro forma basis, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrowers or other Restricted Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such ratio, representation, warranty, absence of Defaults or Events of Default, basket or Payment Condition, such ratio, representation, warranty, absence of Defaults or Events of Default, basket or Payment Condition shall be deemed to have been complied with, provided, that the determination of or testing of clauses (a)(i)(a) and (a)(ii) of a Payment Condition on an LCT Test Date in connection with a Limited Condition Transaction shall only be permitted to the extent such Limited Condition Transaction is consummated within ninety (90) days of such LCT Test Date.

(1)For the avoidance of doubt, if the Administrative Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any acquisition or other similar Investment that is part of such Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Administrative Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of such ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires or such irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. Notwithstanding the foregoing, assets of the target of any acquisition or other similar Investment that is part of a Limited Condition Transaction shall not be included in the Borrowing Base until the date on which such Limited Condition Transaction is consummated.
(2)Notwithstanding anything herein to the contrary (other than as set forth in Section 2.1.9(c)), this Section 1.8 shall not be applicable in determining whether the conditions precedent set forth in Section 6 have been satisfied with respect to the making of any Loan or the issuance, extension or renewal of any Letter of Credit.
1.9     Compliance with Certain Sections. For purposes of determining compliance with Section 9.2, in the event that any Lien, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Investment, Dividend, prepayment of Junior Debt, fundamental change, disposition or contractual requirement, meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Section 9.2 related thereto, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Administrative Borrower in its sole discretion at such time and thereafter may be reclassified by the Administrative Borrower in any manner not expressly prohibited by this Agreement; provided, that (w) all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance on Section 9.2.1(b)(i)(A), (w) all Indebtedness outstanding under the 2025 Senior Secured Notes and any Refinancing Indebtedness with respect thereto will at all times be deemed to be outstanding in reliance on Section 9.2.1(b)(i)(B), (x) all Indebtedness outstanding under the 2028 Senior Secured Notes and any Refinancing Indebtedness with respect thereto will at all times be deemed to be outstanding in reliance on Section 9.2.1(b)(i)(C), (y) all Indebtedness under Hedge Agreements will at all times be deemed to be outstanding in reliance on Section 9.2.1(b)(viii) and (z) no such classification or reclassification shall obviate the requirement for any Indebtedness secured by any of the Collateral to be subject to the Intercreditor Agreement to the extent otherwise required by this Agreement. With respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that do not require compliance with a financial ratio or test (including the Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio, the Total Net Leverage Ratio, Consolidated EBITDA and/or Consolidated Total Assets) substantially concurrently with (y) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including the Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio, the Total Net Leverage Ratio, Consolidated EBITDA and/or the Consolidated Total Assets), it is understood and agreed that the amounts in clause (x) shall be disregarded in the calculation of the financial ratio or test applicable to the amounts in clause (y).
1.10     Interest Rates. Agent does not warrant, nor accept responsibility, nor shall Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any comparable or successor rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for, or successor to, any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
1.11     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 2.     CREDIT FACILITIES

2.1    Commitment.
2.1.1    Revolver Loans.
(a)Multicurrency Facility Loans. Each Multicurrency Facility Lender agrees, severally and not jointly with the other Multicurrency Facility Lenders, upon the terms and subject to the conditions set forth herein, to make Multicurrency Facility Loans to any of the Borrowers on any Business Day during the period from the Closing Date to the Multicurrency Facility Commitment Termination Date, not to exceed an aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such Multicurrency Facility Lender’s portion of the Multicurrency LC Obligations, such Multicurrency Facility Lender’s Multicurrency Facility Commitment at such time, which Multicurrency Facility Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Multicurrency Facility Lenders shall have no obligation to the Borrowers whatsoever to honor any request for a Multicurrency Facility Loan (i) on or after the Multicurrency Facility Commitment Termination Date, (ii) if the Dollar Equivalent of the amount of the proposed Multicurrency Facility Loan exceeds the Multicurrency Facility Availability on the proposed funding date for such Multicurrency Facility Loan or (iii) in the case of a Multicurrency Facility Loan to be borrowed by a US Borrower, after giving effect thereto, if the amount of all Multicurrency Facility Loans made to all US Borrowers as of the proposed funding date for such Multicurrency Facility Loan exceeds the US Borrowing Base as of such date (provided that for purposes of determining whether this clause (iii) has been satisfied, the US Borrowing Base as of such date shall be deemed to be reduced by the amount of the Total US Facility Exposure as of such date). Each Borrowing of Multicurrency Facility Loans shall be funded by the Multicurrency Facility Lenders on a Pro Rata basis. The Multicurrency Facility Loans shall bear interest as set forth in Section 3.1. Each Multicurrency Facility Loan shall, at the option of the Administrative Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein shall consist entirely of (i) if denominated in Canadian Dollars, Canadian Prime Rate Loans, Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) or Term CORRA Rate Loans (from and after the Term CORRA Activation Date) (and shall be borrowed by a Canadian Borrower), (ii) if denominated in Dollars and (x) borrowed by a Canadian Borrower, Canadian Base Rate Loans or Term SOFR Loans, (y) borrowed by a UK Borrower, UK Base Rate Loans or Term SOFR Loans or (z) borrowed by a US Borrower, US Base Rate Loans or Term SOFR Loans or (iii) if denominated in Euros or Pounds Sterling, Alternative Currency Loans (and shall be borrowed by a UK Borrower). All Borrowers shall be jointly and severally liable to pay all of the Multicurrency Facility Loans borrowed by a Canadian Borrower or a UK Borrower. All US Borrowers shall be jointly and severally liable to pay all Multicurrency Facility Loans borrowed by a US Borrower. The Multicurrency Facility Loans shall be repaid in accordance with the terms of this Agreement. Each Multicurrency Facility Loan shall be funded, at the option of the Administrative Borrower, in Canadian Dollars, Dollars, Euros or Pounds Sterling, and repaid in the same currency as the underlying Multicurrency Facility Loan was made. Canadian Prime Rate Loans, Daily Simple CORRA Rate Loans and Canadian Base Rate Loans shall be in a minimum amount of Cdn$500,000 and $500,000, respectively, and increments of Cdn$500,000 and $500,000, respectively, in excess thereof. UK Base Rate Loans shall be in a minimum amount of £500,000 and increments of £500,000 in excess thereof. US Base Rate Loans under the Multicurrency Facility shall be in a minimum amount of $500,000 and increments of $500,000 in excess thereof. Notwithstanding anything to the contrary set forth herein, prior to the Term CORRA Activation Date, the Borrowers may not borrow any Multicurrency Facility Loans as Term CORRA Rate Loans or convert any Multicurrency Facility Loans to Term CORRA Rate Loans. Notwithstanding anything to the contrary set forth herein, (i) on the Term CORRA Activation Date, any then outstanding Daily Simple CORRA Rate Loans shall be converted to Term CORRA Rate Loans in accordance with the terms of this Agreement and (ii) from and after the Term CORRA Activation Date, the Borrowers may not borrow any Multicurrency Facility Loans as Daily Simple CORRA Rate Loans or convert any Multicurrency Facility Loans to Daily Simple CORRA Rate Loans.
(b)US Facility Loans. Each US Facility Lender agrees, severally and not jointly with the other US Facility Lenders, upon the terms and subject to the conditions set forth herein, to make US Facility Loans to any of the US Borrowers on any Business Day during the period from the Closing Date to the US Facility Commitment Termination Date, not to exceed an aggregate principal amount outstanding at any time, together with such US Facility Lender’s portion of the US LC Obligations, such US Facility Lender’s US Facility Commitment at such time, which US Facility Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that US Facility Lenders shall have no obligation to US Borrowers whatsoever to honor any request for a US Facility Loan (i) on or after the US Facility Commitment Termination Date or (ii) if the amount of the proposed US Facility Loan exceeds US Facility Availability on the proposed funding date for such US Facility Loan. Each Borrowing of US Facility Loans shall be funded by US Facility Lenders on a Pro Rata basis. The US Facility Loans shall bear interest as set forth in Section 3.1. Each US Facility Loan shall, at the option of the Administrative Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of US Base Rate Loans or Term SOFR Loans. The US Facility Loans shall be repaid in accordance with the terms of this Agreement. US Borrowers shall be jointly and severally liable to pay all of the US Facility Loans. Each US Facility Loan shall be funded and repaid in Dollars. US Base Rate Loans under the US Facility shall be in a minimum amount of $500,000 and increments of $500,000 in excess thereof.
(c)Cap on Total Revolver Exposure. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Revolver Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the Maximum Revolver Facility Amount. If at any time, (i) the Total Revolver Exposure exceeds the Maximum Revolver Facility Amount, (ii) the Total US Facility Exposure exceeds the Maximum US Facility Amount or (iii) the Total Multicurrency Facility Exposure exceeds the Maximum Multicurrency Facility Amount, in each case the applicable excess amount shall be payable on demand by Agent. Notwithstanding anything herein to the contrary, any Revolver Loans made on the Closing Date shall be used solely (w) to finance the Debt Repayment, (x) to fund all or a portion of the Transaction Expenses, (y) for general corporate purposes, including working capital (with the amount of Revolver Loans that may be borrowed on the Closing Date for the purposes described in this clause (y) not to exceed $75,000,000) and (z) to finance any original issue discount or upfront fees payable in connection with the Transactions.
2.1.2    Revolver Notes. The Revolver Loans made by each Revolver Lender and interest accruing thereon shall be evidenced by the records of Agent and such Revolver Lender. At the request of (a) any Multicurrency Facility Lender, the Borrowers shall deliver a Multicurrency Facility Note to such Multicurrency Facility Lender in the amount of such Multicurrency Facility Lender’s Multicurrency Facility Commitment and (b) any US Facility Lender, the US Borrowers shall deliver a US Facility Note to such US Facility Lender in the amount of such US Facility Lender’s US Facility Commitment.

2.1.3    Reduction or Termination of Revolver Commitments.

(a)Multicurrency Facility Commitments. Unless sooner terminated in accordance with this Agreement, the Multicurrency Facility Commitments, the Canadian Swingline Commitments and the UK Swingline Commitments shall terminate on the Multicurrency Facility Commitment Termination Date. Upon at least ten days’ prior written notice to Agent, the Administrative Borrower may, at its option, terminate the Multicurrency Facility Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.9). On the Multicurrency Commitment Termination Date, the Loan Parties shall make Full Payment of all Multicurrency Facility Obligations.
(b)US Facility Commitments. Unless sooner terminated in accordance with this Agreement, the US Facility Commitments and the US Swingline Commitments shall terminate on the US Facility Commitment Termination Date. Upon at least ten days’ prior written notice to Agent, the Administrative Borrower may, at its option, terminate the US Facility Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.9). If the US Borrowers elect to reduce to zero or terminate the US Facility Commitments pursuant to the previous sentence, the Multicurrency Facility Commitments shall automatically terminate concurrently with the termination of the US Facility Commitments. On the US Facility Commitment Termination Date, the US Loan Parties shall make Full Payment of all US Facility Obligations.
(c)Notices Irrevocable. Any notice of termination given by the Borrowers pursuant to this Section 2.1.3 shall be irrevocable; provided, however, that notice may be contingent on the occurrence of a financing or refinancing or the consummation of a sale, transfer, lease or other disposition of assets, the occurrence of a Change of Control or the occurrence of another Limited Condition Transaction and may be revoked or the termination date deferred if the financing or refinancing or sale, transfer, lease or other disposition of assets, Change of Control or Limited Condition Transaction does not occur.
(d)Partial Reductions. So long as no Default or Event of Default then exists or would result therefrom and after giving effect thereto, the Administrative Borrower may permanently and irrevocably reduce the Maximum Revolver Facility Amount by giving Agent at least five (5) Business Days’ prior written notice thereof (or such lesser time as Agent may consent to) from a Senior Officer of the Administrative Borrower, which notice shall (1) specify the date (which shall be a Business Day) and amount of such reduction (which shall be in a minimum amount of $10,000,000 and increments of $5,000,000 in excess thereof) and (2) specify the allocation of such reduction to, and the corresponding reductions of, the Maximum Multicurrency Facility Amount and/or the Maximum US Facility Amount (and the respective Multicurrency Facility Commitments and the US Facility Commitments in respect thereof, each of which shall be allocated to the Multicurrency Facility Lenders and the US Facility Lenders, respectively, on a Pro Rata basis at the time of such reduction). Without limiting the foregoing, (i) each reduction in the Revolver Commitment shall not exceed the aggregate Availability as of the date of such reduction, (ii) each reduction in the US Facility Commitment shall not exceed the US Facility Availability as of the date of such reduction, (iii) each reduction in the Multicurrency Facility Commitment shall not exceed the Multicurrency Facility Availability as of the date of such reduction and (iv) each reduction in the Multicurrency Facility Commitment may not result in, as of the date of such reduction, the amount of all Multicurrency Facility Loans made to all US Borrowers as of such date exceeding the US Borrowing Base (provided that for purposes of determining whether this clause (iv) has been satisfied, the US Borrowing Base as of such date shall be deemed to be reduced by the amount of the Total US Facility Exposure as of such date).
2.1.4    Overadvances.

(a)Multicurrency Overadvance. If at any time the Dollar Equivalent of the aggregate principal balance of the sum of (a) all Multicurrency Facility Loans plus (b) all Multicurrency LC Obligations exceeds the Multicurrency Facility Borrowing Base (a “Multicurrency Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the Borrowers under the Multicurrency Facility on demand by Agent; provided, that, if the aggregate principal balance of the sum of (a) all Multicurrency Facility Loans plus (b) all Multicurrency LC Obligations exceeds the Multicurrency Facility Borrowing Base solely as a result of a fluctuation in Exchange Rates between the currency in which such Loans were funded and Dollars, no repayment shall be required until and unless such excess amount is equal to or greater than 105% of the Multicurrency Facility Borrowing Base. All Multicurrency Overadvance Loans shall (i) constitute Secured Obligations and (ii) subject to Section 2.5, be secured by the applicable Collateral and entitled to all benefits of the Loan Documents.
(b)US Overadvance. If at any time the aggregate principal balance of the sum of (a) all US Facility Loans plus (b) all US LC Obligations exceeds the US Borrowing

Base (provided that for purposes of determining whether a US Overadvance exists, the US Borrowing Base at such time shall be deemed to be reduced by the amount by which the Total Multicurrency Facility Exposure at such time exceeds the sum of the Canadian Borrowing Base and the UK Borrowing Base at such time) (a “US Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the US Borrowers on demand by Agent. All US Overadvance Loans shall constitute US Obligations secured by the US Collateral and shall be entitled to all benefits of the Loan Documents.
(c)Funding of Overadvance Loans. Agent may require applicable Revolver Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower(s) to cure an Overadvance, (i) when no other Event of Default is known to Agent, as long as (1) such Overadvance does not continue for more than twenty (20) consecutive Business Days (and no Overadvance may exist for at least five (5) consecutive days thereafter before further Overadvance Loans are required), (2) such Overadvance is not known by Agent to exceed five percent (5%) or, if agreed to by Agent in its sole discretion, ten percent (10%), of the applicable Borrowing Base (as calculated as described above in clauses (a) and (b)) and (3) the aggregate principal amount of the Overadvances existing at any time, together with the Protective Advances outstanding at any time pursuant to Section 2.1.5 below, do not exceed ten percent (10%) of the aggregate Revolver Commitments for the applicable Facility then in effect; and (ii) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance does not continue for more than twenty (20) consecutive Business Days. In no event shall Overadvance Loans be required that would cause (I) the Total Multicurrency Facility Exposure to exceed the aggregate Multicurrency Facility Commitments then in effect or (II) the Total US Facility Exposure to exceed the aggregate US Facility Commitments then in effect. Required Facility Lenders may at any time revoke Agent’s authority to make further Overadvance Loans to the Borrowers under their applicable Facility by written notice to Agent. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.1.4 nor authorized to enforce any of its terms. All Multicurrency Overadvance Loans shall be Multicurrency Facility Loans funded by Multicurrency Facility Lenders on a Pro Rata basis. All US Overadvance Loans shall be US Facility Loans funded by US Facility Lenders on a Pro Rata basis.
2.1.5     Protective Advances.
(a)Multicurrency Protective Advances. Agent shall be authorized by each Borrower and each Multicurrency Facility Lender, from time to time in Agent’s sole discretion (but shall have absolutely no obligation), to make (in the case of any Canadian Borrower, through its Canada branch), US Base Rate Loans to any US Borrower, Canadian Base Rate Loans or Canadian Prime Rate Loans to any Canadian Borrower or UK Base Rate Loans to any UK Borrower, in each case, on behalf of the Multicurrency Facility Lenders (any of such Loans are herein referred to as “Multicurrency Protective Advances”) which Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect Collateral or any portion thereof or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Multicurrency Facility Loans and other Multicurrency Facility Obligations; provided, that no Multicurrency Protective Advance shall cause the Total Multicurrency Facility Exposure to exceed the Multicurrency Facility Commitments then in effect. All Multicurrency Protective Advances made by Agent shall (i) be Secured Obligations, (ii) be secured by the applicable Collateral, (iii) if borrowed by a Canadian Borrower, be denominated in either Canadian Dollars or Dollars and (A) if denominated in Canadian Dollars, be treated for all purposes as a Canadian Prime Rate Loan or (B) if denominated in Dollars, be treated for all purposes as a Canadian Base Rate Loan, (iv) if borrowed by a UK Borrower, be treated for all purposes as a UK Base Rate Loan and be denominated in either Dollars, Euros or Pounds Sterling and (v) if borrowed by a US Borrower, be denominated in Dollars and be treated as a US Base Rate Loan.
(b)US Protective Advances. Agent shall be authorized by each US Borrower and each US Facility Lender, from time to time in Agent’s sole discretion (but shall have absolutely no obligation), to make US Base Rate Loans to the US Borrowers on behalf of the US Facility Lenders (any of such Loans are herein referred to as “US Protective Advances”) which Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect US Collateral or any portion thereof or (ii) enhance the likelihood of, or maximize the amount of, repayment of the US Facility Loans and other US Facility Obligations; provided, that no US Protective Advance shall cause the Total US Facility Exposure to exceed the US Facility Commitments then in effect. All US Protective Advances made by Agent shall be US Obligations, secured by the US Collateral and shall be treated for all purposes as US Base Rate Loans.
(c)Limitations on Protective Advances. The aggregate principal amount of Multicurrency Protective Advances shall not exceed ten percent (10%) of the Multicurrency Facility Commitments at such time. The aggregate principal amount of US Protective Advances shall not exceed ten percent (10%) of the US Facility Commitments at such time. In addition, (x) the aggregate principal amount of Multicurrency Protective Advances outstanding at any time pursuant to this Section 2.1.5, together with the aggregate principal amount of Multicurrency Overadvances existing at any time pursuant to Section 2.1.4 above, shall not exceed ten percent (10%) of the aggregate Multicurrency Facility Commitments then in effect and (y) the aggregate principal amount of US Protective Advances outstanding at any time pursuant to this Section 2.1.5, together with the aggregate principal amount of US Overadvances existing at any time pursuant to Section 2.1.4 above, shall not exceed ten percent (10%) of the aggregate US Facility Commitments then in effect. Protective Advances may be made even if the conditions set forth in Section 6 have not been satisfied. Each Revolver Lender shall participate in each Protective Advance with respect to any applicable Facility in which such Revolver Lender has a Revolver Commitment on a Pro Rata basis for such Facility. Required Facility Lenders may at any time revoke Agent’s authority to make further Protective Advances to any Borrower under the applicable Facility, in each case by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. At any time that there is sufficient Availability for the applicable Facility and the conditions precedent set forth in Section 6 have been satisfied, Agent may request the applicable Revolver Lenders to make a Revolver Loan to repay a Protective Advance. At any other time, Agent may require the Revolver Lenders to fund their risk participations described in Section 2.1.5(d).
(d)Transfers. Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default or Event of Default), each applicable Revolver Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata share of such Protective Advance. Each applicable Revolver Lender shall transfer (a “Transfer”) the amount of such Revolver Lender’s Pro Rata share of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested by Agent to such account of Agent as Agent may designate, but in any case not later than 3:00 p.m. (Local Time) on the

Business Day notified (if notice is provided by Agent prior to 12:00 p.m. (Local Time) and otherwise on the immediately following Business Day (the “Transfer Date”)). Transfers may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 6 have then been satisfied. Such amounts transferred to Agent shall be applied against the amount of the applicable Protective Advance and, together with such applicable Revolver Lender’s Pro Rata share of such Protective Advance, shall constitute Revolver Loans under the applicable Facility of such applicable Revolver Lenders, respectively. If any such amount is not transferred to Agent by any Revolver Lender on such Transfer Date, Agent shall be entitled to recover such amount on demand from such Revolver Lender together with interest thereon as specified in Section 3.1. From and after the date, if any, on which any Revolver Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Revolver Lender such Revolver Lender’s Pro Rata share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance.
2.16     Reallocation.

(a)Reallocation Mechanism. Subject to the terms and conditions of this Section 2.1.6, the Administrative Borrower may request that certain Revolver Lenders (and such Revolver Lenders in their individual sole discretion may agree to) change the then current allocation of each such Revolver Lender’s (and, if applicable, its Affiliate’s or branch’s) Revolver Commitment among the Facilities in order to effect an increase or decrease in the Revolver Commitments of a particular Facility, with any such increase or decrease in Revolver Commitments for one Facility to be accompanied by a concurrent and equal decrease or increase, respectively, in the Revolver Commitments for the other Facility (each, a “Reallocation”); provided, that, no more than $100,000,000 may be reallocated from the US Facility to the Multicurrency Facility over the term of this Agreement. In addition to the conditions set forth in Section 2.1.6(b), any such Reallocation shall be subject to the following conditions: (i) the Administrative Borrower shall have provided to Agent a written request (in reasonable detail) at least fifteen Business Days prior to the requested effective date therefor (which effective date must be a Business Day) (the “Reallocation Date”) setting forth the proposed Reallocation Date and the amounts of the proposed Revolver Commitment Reallocations to be effected, (ii) any such Reallocation shall increase or decrease, as the case may be, the applicable Revolver Commitments in an amount equal to $5,000,000 and in increments of $1,000,000 in excess thereof, (iii) Agent shall have received Reallocation Consents from Lenders having applicable Revolver Commitments sufficient to effectuate such requested Reallocation, (iv) no more than two Reallocations may be effected in any calendar year, (v) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the Reallocation Date (both immediately before and after giving effect to such Reallocation), (vi) any increase in a Revolver Commitment of one Facility shall result in a dollar-for-dollar decrease in the Revolver Commitment of the other Facility, (vii) in no event shall the Maximum Revolver Facility Amount exceed the aggregate amount of the aggregate Revolver Commitments then in effect, (viii) after giving effect to such Reallocation, no Overadvance would exist or would result therefrom and (ix) at least three Business Days prior to the proposed Reallocation Date, a Senior Officer of the Administrative Borrower shall have delivered to Agent a certificate certifying as to compliance with preceding clauses (v), (vii) and (viii) and demonstrating (in reasonable detail) the calculations required in connection therewith, which certificate shall be deemed recertified to Agent by a Senior Officer of the Administrative Borrower on and as of the Reallocation Date.

(b)Reallocations Generally. Agent shall promptly inform the Revolver Lenders in each of the Facilities of any request for a Reallocation. Each Revolver Lender electing to participate in the Reallocation by decreasing its Revolver Commitments under one Facility and increasing its Revolver Commitments in the other Facility in an equal amount shall notify Agent within five (5) Business Days after its receipt of such notice of its election and the maximum amount of the respective Revolver Commitment Reallocations to which it would agree (each, a “Reallocation Consent”). Notwithstanding the foregoing, (i) no Revolver Lender shall be obligated to agree to any such Reallocation of its Revolver Commitment (and no consent by any Revolver Lender to any Reallocation on one occasion shall be deemed consent to any future Reallocation by such Revolver Lender), (ii) other than the Revolver Lenders consenting to such Reallocation, no consent of any other Revolver Lender shall be required and (iii) the failure of any Revolver Lender to affirmatively consent to participate in any such Reallocation on or prior to the fifth Business Day after its receipt of notice thereof shall be deemed to constitute an election by such Revolver Lender not to participate in such Reallocation. If, at the end of such five Business Day period, Agent receives Reallocation Consents from Revolver Lenders in an aggregate amount greater than or equal to the required reallocation amounts, each such consenting Revolver Lender’s affected Revolver Commitments for the applicable Facility shall be increased or decreased on a Pro Rata basis based on the affected Revolver Commitments of the participating Revolver Lenders. If the conditions set forth in Section 2.1.6, including, without limitation, the receipt of Reallocation Consents within the time period set forth above, are not satisfied on the applicable Reallocation Date (or, to the extent such conditions relate to an earlier date, such earlier date), Agent shall notify the Administrative Borrower in writing that the requested Reallocation will not be effectuated; provided, that (A) Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the Administrative Borrower pursuant to Section 2.1.6(a)(ix) in making its determination as to the satisfaction of the conditions set forth in Section 2.1.6(a) (v), (vii) and (viii) and (B) if the proposed Reallocation cannot be effected because sufficient Reallocation Consents were not received, then the Administrative Borrower may elect to consummate such Reallocation in the lesser amount of the Reallocation Consents that were received. On each Reallocation Date, Agent shall notify the Revolver Lenders of the affected Facility and the Administrative Borrower, on or before 3:00 p.m. (Local Time) by facsimile, e-mail or other electronic means, of the occurrence of the Reallocation to be effected on such Reallocation Date, the amount of the Revolver Loans held by each such Revolver Lender as a result thereof and the amount of the affected Revolver Commitments of each such Revolver Lender as a result thereof. To the extent necessary where a Revolver Lender in one Facility and its separate affiliate or branch that is a Revolver Lender in another Facility are participating in a Reallocation, the Reallocation among such Persons shall be deemed to have been consummated pursuant to an Assignment and Acceptance. The respective Pro Rata shares of the Revolver Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto), and Agent and the affected Revolver Lenders shall make such adjustments as Agent shall deem necessary so that the outstanding Revolver Loans and LC Obligations of each Revolver Lender equals its Pro Rata share thereof after giving effect to the Reallocation.
2.1.7     Swingline Loans.
(a)Canadian Swingline Loans to Canadian Borrowers. The Canadian Swingline Lender shall make Canadian Swingline Loans to any of the Canadian Borrowers on any Business Day during the period from the Closing Date to the Multicurrency Facility Commitment Termination Date, not to exceed the Canadian Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which Canadian Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the Canadian Swingline Lender shall not honor any request for a Canadian Swingline Loan (i) on or after the Multicurrency Facility Commitment Termination Date or (ii) if the Dollar Equivalent of the amount of the proposed Canadian Swingline Loan exceeds the Multicurrency Facility Availability on the proposed funding date for such Canadian Swingline Loan. The Canadian Swingline Loans shall be Canadian Prime Rate Loans if denominated in Canadian Dollars and Canadian Base Rate Loans if denominated in Dollars and shall bear interest as set forth in Section 3.1. Each Canadian Swingline Loan shall constitute a Revolver Loan and a Multicurrency Facility Loan for all purposes (subject, in the case of unused line fees, to Section 3.2.1(a)), except that payments thereon shall be made to the Canadian Swingline Lender for its own account. The Canadian Swingline Loans of each Canadian Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Collateral. The Borrowers under the Multicurrency Facility shall be jointly and severally liable to pay all of the Canadian Swingline Loans. Each Canadian Swingline Loan shall be funded in Canadian Dollars or, at the option of the Administrative Borrower, Dollars and repaid in the same currency as the underlying Canadian Swingline Loan was made. Canadian Swingline Loans shall be in a minimum amount of Cdn$100,000 (or $100,000 if denominated in Dollars) and increments of Cdn$100,000 (or $100,000 if denominated in Dollars) in excess thereof.
(b)UK Swingline Loans to UK Borrowers. The UK Swingline Lender shall make UK Swingline Loans to any of the UK Borrowers on any Business Day during the period from the Closing Date to the Multicurrency Facility Commitment Termination Date, not to exceed the UK Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which UK Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the UK Swingline Lender shall not honor any request for a UK Swingline Loan (i) on or after the Multicurrency Facility Commitment Termination Date or (ii) if the Dollar Equivalent of the amount of the proposed UK Swingline Loan exceeds the Multicurrency Facility Availability on the proposed funding date for such UK Swingline Loan. The UK Swingline Loans shall be UK Base Rate Loans denominated in Pounds Sterling, Euros or Dollars and shall bear interest as set forth in Section 3.1. Each UK Swingline Loan shall constitute a Revolver Loan and a Multicurrency Facility Loan for all purposes (subject, in the case of unused line fees, to Section 3.2.1(a)), except that payments thereon shall be made to the UK Swingline Lender for its own account. The UK Swingline Loans of each UK Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Collateral. The Borrowers under the Multicurrency Facility shall be jointly and severally liable to pay all of the UK Swingline Loans. Each UK Swingline Loan shall be funded in Pounds Sterling or, at the option of the Administrative Borrower, Euros or Dollars and repaid in the same currency as the underlying UK Swingline Loan was made. UK Swingline Loans shall be in a minimum amount of £100,000 and increments of £100,000 in excess thereof.
(c)US Swingline Loans to US Borrowers. The US Swingline Lender shall make US Swingline Loans to any of the US Borrowers on any Business Day during the period from the Closing Date to the US Facility Commitment Termination Date, not to exceed the US Swingline Commitment in aggregate principal amount outstanding at any time, which US Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the US Swingline Lender shall not honor any request for a US Swingline Loan (i) on or after the US Facility Commitment Termination Date or (ii) if the amount of the proposed US Swingline Loan exceeds the

US Facility Availability on the proposed funding date for such US Swingline Loan. The US Swingline Loans shall be US Base Rate Loans and shall bear interest as set forth in Section 3.1. Each US Swingline Loan shall constitute a Revolver Loan and a US Facility Loan for all purposes (subject, in the case of unused line fees, to Section 3.2.1(b)), except that payments thereon shall be made to the US Swingline Lender for its own account. The US Swingline Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the US Collateral. The US Borrowers shall be jointly and severally liable to pay all of the US Swingline Loans. Each US Swingline Loan shall be funded and repaid in Dollars. US Swingline Loans shall be in a minimum amount of $100,000 and increments of $100,000 in excess thereof.
(d)Swinglines Generally. The Swingline Loans made by each Swingline Lender and interest accruing thereon shall be evidenced by the records of Agent and such Swingline Lender and need not be evidenced by any promissory note.
2.1.8    Extensions.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Administrative Borrower to all Revolver Lenders within a Facility on a Pro Rata basis (based on the aggregate outstanding principal amount of the Revolver Commitments for such Facility), the Administrative Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolver Commitments for the applicable Facility and otherwise modify the terms of such Revolver Commitments for such Facility pursuant to the terms of the relevant Extension Offer (to the extent permitted hereunder) (each, an “Extension”), so long as the following terms are satisfied with respect to any such Extension: (i) each Extension Offer made to any Revolver Lender of any Tranche must be made on the same terms to each Revolver Lender of such Tranche, (ii) each Extension Offer shall provide that the proposed extended Tranche shall have the same terms as the original Revolver Commitments (and related outstandings) for such Facility to be extended, except for (A) the extension of the maturity date, (B) changes to interest rates, fees (including agreements as to additional administrative fees to be paid by the Borrowers), premiums and amortization and (C) changes to covenants and other provisions that are no more favorable to the Lenders of an Extended Tranche than to the existing Revolver Lenders for the applicable Facility (unless such changes are extended for the benefit of the existing Revolver Lenders for the applicable Facility) or that are applicable only to the periods after the then applicable Facility Termination Date (which, in each case, shall be determined by the Administrative Borrower and set forth in the relevant Extension Offer), (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Administrative Borrower and (iv) at no time shall there be Revolver Commitments hereunder (including Revolver Commitments in respect of any Extended Tranche and any original Revolver Commitments) which have more than three (3) different maturity dates, unless otherwise agreed by Agent and the Administrative Borrower. The Revolver Commitments of any Revolver Lender that agrees to an extension with respect to such Revolver Commitment (an “Extending Lender”) extended pursuant to an Extension (an “Extended Tranche”), and the related outstandings, shall be a Revolver Commitment (or related outstandings, as the case may be) with the same terms as the original Revolver Commitments (and related outstandings) except as provided above; provided, that, subject to the provisions of Section 2 to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Revolver Commitments with a longer maturity date, all Letters of Credit and Swingline Loans for the applicable Facility shall be participated in on a Pro Rata basis by all Lenders with

Revolver Commitments for such Facility in accordance with their respective Pro Rata shares of the Revolver Commitments for such Facility and all borrowings under Revolver Commitments and repayments thereunder shall be made on a Pro Rata basis (except for (A) payments of interest and fees at different rates on Extended Tranches (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolver Commitments). Each group of Revolver Commitments, as so extended, as well as the original Revolver Commitments (not so extended), as applicable, shall be considered separate “tranches” (each, a “Tranche”), with any Extended Tranche of Revolver Commitments constituting a separate tranche of Revolver Commitments from the tranche of Revolver Commitments from which they were converted.
(b)With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.1.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of this Agreement and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided, that the Administrative Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Administrative Borrower’s sole discretion and which may be waived by the Administrative Borrower) of Revolver Commitments of any or all applicable Tranches be extended. Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.1.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Tranches on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.2 and 5.6) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.1.8.
(c)No consent of any Lender or Agent shall be required to effectuate any Extension, other than (A) the consent of each Revolver Lender agreeing to such Extension with respect to its Revolver Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolver Commitments for either Facility, the consent of each applicable Fronting Bank and each applicable Swingline Lender for such Facility (in each case in its sole discretion). All Extended Tranches and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the same Collateral as the applicable Tranche being extended on a pari passu basis with all other Obligations of such Facility under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Revolver Commitments so extended, permit the repayment of non-extending Loans on the Revolver Commitment Termination Date, and such technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and the Administrative Borrower in connection therewith, in each case on terms consistent with this Section 2.1.8. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and Agent is hereby directed to amend) any Mortgage or other Security Document that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to Agent).
(d)In connection with any Extension, the Administrative Borrower shall provide Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such

Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 2.1.8.
2.1.9    Increase in Revolver Commitments.
(a)Multicurrency Facility Commitment Increase. Subject to the other terms of this Section 2.1.9, the Administrative Borrower may by written notice to Agent elect to increase the Maximum Multicurrency Facility Amount then in effect (a “Multicurrency Facility Commitment Increase”) by increasing the Multicurrency Facility Commitment of a Multicurrency Facility Lender (with the consent of such Multicurrency Facility Lender, which may be withheld in its sole discretion) or by causing a Person that is an Eligible Assignee (reasonably acceptable to Agent, each UK Fronting Bank, each Canadian Fronting Bank, each Canadian Swingline Lender and each UK Swingline Lender, in each case, to the extent such Person’s consent would be required under Section 12.3.1 for an assignment to such Eligible Assignee) that at such time is not a Multicurrency Facility Lender to become a Multicurrency Facility Lender (an “Additional Multicurrency Facility Lenderˮ).
(b)US Facility Commitment Increase. Subject to the other terms of this Section 2.1.9, the Administrative Borrower may by written notice to Agent elect to increase the Maximum US Facility Amount then in effect (a “US Facility Commitment Increase” and, together with any Multicurrency Facility Commitment Increase, a “Revolver Commitment Increase”) by increasing the US Facility Commitment of a US Facility Lender (with the consent of such US Facility Lender, which may be withheld in its sole discretion) or by causing a Person that is an Eligible Assignee (reasonably acceptable to Agent, each US Fronting Bank and each US Swingline Lender, in each case, to the extent such Person’s consent would be required under Section 12.3.1 for an assignment to such Eligible Assignee) that at such time is not a US Facility Lender to become a US Facility Lender (an “Additional US Facility Lender” and together with any Additional Multicurrency Facility Lender, the “Additional Revolver Lenders”).
(c)Terms of Revolver Commitment Increases. Each notice of a Revolver Commitment Increase shall specify the proposed date (each, an “Increase Date”) for the effectiveness of the Revolver Commitment Increase, which date shall be not less than five Business Days (or such shorter period as Agent may agree) after the date on which such notice is delivered to Agent, and the applicable Facility to which such Revolver Commitment Increase shall apply. Any such Revolver Commitment Increase shall be subject to the following additional conditions: (i) no Event of Default shall have occurred and be continuing as of the date of such notice or both immediately before and after giving effect thereto as of the Increase Date (provided, that, solely with respect to an Increase Date occurring in connection with a Limited Condition Transaction, (x) no Event of Default shall have occurred and be continuing as of the LCT Test Date and (y) no Event of Default arising under Section 10.1.1 or Section 10.1.5 shall have occurred and be continuing as of the date of the consummation of such Limited Condition Transaction, both immediately before and after giving effect thereto, it being understood and agreed that the terms of clause (x) of this proviso shall not apply to any Borrowing or other extension of credit under any Facility other than a Borrowing or extension of credit that is occurring concurrently with such Limited Condition Transaction); (ii) no Lender shall be obligated or have a right to participate in the Revolver Commitment Increase by increasing its Revolver Commitment and no Borrower shall have any obligation to offer existing Lenders rights to participate in such Revolver Commitment Increase; (iii) the Revolver Commitment Increase shall be on the same terms and conditions as this Agreement (other than any arrangement, upfront or other fees paid to any Lender that is increasing its Revolver Commitment or to any Additional Revolver Lender), provided, that, if the Applicable Margin, unused line fees or fees associated with Letters of Credit in respect of any Revolver Commitment Increase are greater than those of the relevant Facility, the Applicable Margin, unused line fees and fees associated with Letters of Credit with respect to such Facility shall be increased (without the consent of any Lender) to the extent of the applicable differential, provided, further, that any Revolver Commitment Increase may include terms that are more restrictive to the Loan Parties so long as the existing Revolver Lenders benefit from such more restrictive terms (it being understood and agreed that, notwithstanding Section 13.1, such amendments may be made to this Agreement for the purpose of effectuating such terms without the consent of any existing Revolver Lender); (iv) the Revolver Commitment Increase, to the extent arising from the admission of an Additional Revolver Lender, shall be effected pursuant to one or more joinder agreements executed and delivered by the applicable Borrowers, the Additional Revolver Lender(s) and Agent, each of which shall be in form and substance reasonably satisfactory to Agent, or otherwise pursuant to an amendment to this Agreement executed and delivered by the applicable Borrowers, the participating Revolver Lenders and Agent; (v) all of the representations and warranties contained in this Agreement and the other Loan Documents (provided, that, solely with respect to an Increase Date occurring in connection with a Limited Condition Transaction, this clause (v) shall be limited to the Specified Representations and other customary “SunGardˮ representations or European “certain funds” representations as agreed by the relevant Lenders and Additional Revolver Lenders providing the relevant Revolver Commitment Increase) are true and correct in all material respects (unless such representations and warranties are stated to relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date, and unless any representation or warranty is qualified by materiality, material adverse effect or similar language, in which case such representation and warranty shall be true and correct in all respects (after giving effect to such materiality, material adverse effect or similar qualifying language), it being understood and agreed that the terms of this proviso shall not apply to any Borrowing or other extension of credit under any Facility other than a Borrowing or extension of credit that is occurring concurrently with such Limited Condition Transaction); (vi) the Administrative Borrower shall deliver or cause to be delivered any officer’s certificates, board resolutions, legal opinions or other documents reasonably requested by Agent in connection with the Revolver Commitment Increase, in each case substantially similar to those delivered on the Closing Date (to the extent comparable documentation was delivered on the Closing Date); (vii) the Borrowers shall pay all reasonable and documented out-of-pocket expenses of the Agent in connection with the Revolver Commitment Increase to the extent required pursuant to Section 3.4; (viii) such increase shall be in a minimum amount of the Dollar Equivalent of $25,000,000 and integral multiples of $5,000,000 in excess thereof (or such lesser amount as Agent may reasonably agree); and (ix) if Agent determines in its reasonable discretion upon the advice of counsel that the same is required by, or advisable under, Applicable Law in order to maintain the perfected security interest and Lien of Agent in and on the Collateral with the priority contemplated in the Intercreditor Agreement and the Security Documents to secure all of the Secured Obligations, including the Secured Obligations arising due to any Revolver Commitment Increase, the Loan Parties shall enter into any such security documents, amendments, confirmations, reaffirmations or other agreements (it being understood and agreed that, at the reasonable discretion of Agent, such agreements may be entered into on a post-closing basis within a timeframe to be agreed). Notwithstanding the foregoing, in no event shall the Dollar Equivalent of the sum of the aggregate principal amount of all Revolver Commitment Increases made under this Section 2.1.9 exceed the greater of (x) $750,000,000 and (y) Suppressed Availability (for the avoidance of doubt, which Suppressed Availability shall be measured at the time of each such Revolver Commitment Increase and not in the aggregate for all such Revolver Commitment Increases), plus the amount of all voluntary permanent reductions of the Revolver Commitments hereunder.
(d)Increases Generally. Agent shall promptly inform the Lenders of any request for a Revolver Commitment Increase made by the Administrative Borrower. If the conditions set forth in clause (c) above are not satisfied on the applicable Increase Date (or, to the extent such conditions relate to an earlier date, such earlier date), Agent shall notify the Administrative Borrower in writing that the requested Revolver Commitment Increase will not be effectuated. On each Increase Date, Agent shall notify the Lenders and the Administrative Borrower, on or before 3:00 p.m. (Local Time), by telecopier or e-mail, of the occurrence of the Revolver Commitment Increase to be effected on such Increase Date, the amount of Revolver Loans of each Facility held by each Revolver Lender as a result thereof, the amount of the Revolver Commitment under each Facility of each Revolver Lender (and the percentage of each Revolver Loan, if any, that each Revolver Lender must purchase a participation interest in) as a result thereof. At the time of any provision of any Revolver Commitment Increase pursuant to this Section 2.1.9, the Applicable Lenders shall, in coordination with Agent, purchase and sell the applicable Loans and participations in the other applicable Obligations in this Agreement (even though as a result thereof such new Revolver Loans (to the extent required to be maintained as Alternative Currency Term Rate Loans, Term SOFR Loans or Term CORRA Rate Loans (from and after the Term CORRA Activation Date)) may have a shorter Interest Period than the then outstanding Revolving Loans), in each case to the extent necessary so that (i) all of the Multicurrency Facility Lenders participate in outstanding Multicurrency Facility Obligations Pro Rata on the basis of their respective Multicurrency Facility Commitments and (ii) all of the US Facility Lenders participate in outstanding US Facility Obligations Pro Rata on the basis of their respective US Facility Commitments (in each case, after giving effect to any Revolver Commitment Increases pursuant to this Section 2.1.9). All determinations by Agent and any Revolver Lender pursuant to the preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.
(e)In the event the Borrowers from time to time obtain any Revolver Commitment Increase under this Section 2.1.9, all availability levels hereunder denominated in Dollars, Canadian Dollars, Euros or Pounds Sterling hereunder (including, without limitation, in the definition of “Payment Conditions”) shall be increased in proportion to the ratio of such Revolver Commitment Increase to the aggregate Revolver Commitments and the Revolver Commitments of each Facility, as applicable, as in effect immediately prior to the Borrowers obtaining such Revolver Commitment Increase and, for the avoidance of doubt, all such levels denominated in percentages shall be calculated based on the Revolver Commitments after giving effect to such Revolver Commitment Increase.
(f)In the case of a material increase in the Multicurrency Facility Commitments under the Multicurrency Facility, to the extent reasonably requested by the Agent, the following documents shall be executed in form reasonably satisfactory to Agent:
(i)an English law governed supplemental debenture in relation to the English law debenture, dated as of July 1 2020, entered into by and among certain UK Loan Parties and Agent; and
(ii)an English law governed supplemental share charge in relation to the English law share charge, dated as of July 1, 2020, entered into by and among certain Loan Parties and Agent.

2.2    Canadian Letters of Credit.
2.2.1    Issuance of Canadian Letters of Credit. Each Canadian Fronting Bank agrees to issue Canadian Letters of Credit for the account of any Canadian Borrower or any Restricted Subsidiaries from time to time until five Business Days prior to the Multicurrency Facility Commitment Termination Date, in, at the option of the Applicable Canadian Borrower, Canadian Dollars or Dollars, on the terms set forth herein, including the following:

(a)Each Canadian Borrower acknowledges that each Canadian Fronting Bank’s willingness to issue any Canadian Letter of Credit is conditioned upon such Canadian Fronting Bank’s receipt of a Canadian LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as such Canadian Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No Canadian Fronting Bank shall have any obligation to issue any Canadian Letter of Credit unless (i) such Canadian Fronting Bank and Agent receive a Canadian LC Application at least three Business Days prior to the requested date of issuance; (ii) each Canadian LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Multicurrency Facility Lender exists, such Defaulting Lender or Canadian Borrowers have entered into arrangements reasonably satisfactory to Agent and such Canadian Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a Canadian Fronting Bank receives written notice from a Multicurrency Facility Lender at least three Business Days before issuance of a Canadian Letter of Credit that any Canadian LC Condition has not been satisfied, such Canadian Fronting Bank shall have no obligation to issue the requested Canadian Letter of Credit (or any other) until such notice is withdrawn in writing by such Multicurrency Facility Lender or until the Required Multicurrency Facility Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a Canadian Fronting Bank shall not be deemed to have knowledge of any failure of Canadian LC Conditions.
(b)The renewal or extension of any Canadian Letter of Credit shall be treated as the issuance of a new Canadian Letter of Credit, except that delivery of a new Canadian LC Application shall only be required at the discretion of the applicable Canadian Fronting Bank. No Canadian Fronting Bank shall renew or extend any Canadian Letter of Credit if it receives written notice from Agent or the Required Multicurrency Facility Lenders of the existence of a Default or Event of Default.
(c)The Canadian Borrowers assume all risks of the acts, omissions or misuses of any Canadian Letter of Credit by the beneficiary. In connection with issuance of any Canadian Letter of Credit, none of Agent, any Canadian Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Canadian

Borrower or Restricted Subsidiary; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Canadian Fronting Bank, Agent or any Multicurrency Facility Lender, including any act or omission of a Governmental Authority. The rights and remedies of each Canadian Fronting Bank under the Loan Documents shall be cumulative. Each Canadian Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Canadian Borrowers or Restricted Subsidiaries are discharged with proceeds of any Canadian Letter of Credit issued by such Canadian Fronting Bank.
(d)In connection with its administration of and enforcement of rights or remedies under any Canadian Letters of Credit or Canadian LC Documents, each Canadian Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Canadian Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Canadian Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Canadian Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to Canadian Letters of Credit or Canadian LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
(e)Schedule 1.1(b) contains a description of letters of credit under the heading “Existing Canadian Letters of Credit” that were issued by a Multicurrency Facility Lender for the account of a Canadian Borrower or Restricted Subsidiary prior to the Fourth Amendment Effective Date and which remain outstanding on the Fourth Amendment Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name of the account party, (iv) the stated amount (which shall be Dollars or Canadian Dollars), (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each Canadian Borrower and each Multicurrency Facility Lender hereby acknowledges and agrees that each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Canadian Letter of Credit”) shall constitute a “Canadian Letter of Credit” for all purposes of this Agreement and, notwithstanding anything to the contrary stated in any such Existing Canadian Letter of Credit (including, without limitation, the account party named therein), shall be deemed issued on the Fourth Amendment Effective Date for the account of the Applicable Canadian Borrower or Restricted Subsidiary.
2.2.2    Canadian LC Reimbursement; Canadian LC Participations.
(a)If a Canadian Fronting Bank honors any request for payment under a Canadian Letter of Credit, the Canadian Borrowers agree, jointly and severally, to pay to such Canadian Fronting Bank, on the day that Canadian Borrowers receive notice of such drawing if such notice is received by 10:00 a.m. (Local

Time) and on the next succeeding Business Day if such notice is received after such time (“Canadian Reimbursement Date”), the amount paid by such Canadian Fronting Bank under such Letter of Credit, together with interest on the amount of such drawing at the interest rate for Canadian Prime Rate Loans (if the Canadian Letter of Credit was denominated in Canadian Dollars) and Canadian Base Rate Loans (if the Canadian Letter of Credit was denominated in Dollars), in each case, from the date of drawing under such Canadian Letter of Credit until payment by Canadian Borrowers of the amount of such drawing, provided, that the Canadian Borrowers may, without regard to the conditions to set forth in Section 6.2, request (and, absent such payment having already been made, shall be deemed to have requested) that such payment be financed with a Multicurrency Facility Loan accruing interest at Canadian Base Rate (if denominated in Dollars) or Canadian Prime Rate (if denominated in Canadian Dollars), denominated in the same currency as the Canadian Letter of Credit being financed, and in an amount equal to such payment and, to the extent so financed, the Canadian Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Multicurrency Facility Loan. The obligation of the Canadian Borrowers to reimburse each Canadian Fronting Bank for any payment made under a Canadian Letter of Credit issued by such Canadian Fronting Bank shall be absolute, unconditional and irrevocable, and joint and several among the Canadian Borrowers, and shall be paid without regard to any lack of validity or enforceability of any Canadian Letter of Credit or the existence of any claim, setoff, defense or other right that the Canadian Borrowers or Loan Parties may have at any time against the beneficiary, provided, however, that no Canadian Borrower shall be obligated to reimburse any Canadian Fronting Bank for any wrongful payment made by such Canadian Fronting Bank under a Canadian Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of such Canadian Fronting Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(b)Upon issuance of a Canadian Letter of Credit, each Multicurrency Facility Lender shall be deemed to have irrevocably and unconditionally purchased from the Canadian Fronting Bank that issued such Canadian Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all Canadian LC Obligations relating to the Canadian Letter of Credit. If the applicable Canadian Fronting Bank makes any payment under a Canadian Letter of Credit and the Canadian Borrowers do not reimburse such payment on the Canadian Reimbursement Date, Agent shall promptly notify Multicurrency Facility Lenders and each Multicurrency Facility Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such Canadian Letter of Credit, for the benefit of the Canadian Fronting Bank, the Multicurrency Facility Lender’s Pro Rata share of such payment. Upon request by a Multicurrency Facility Lender, the applicable Canadian Fronting Bank shall furnish copies of any Canadian Letters of Credit and Canadian LC Documents in its possession at such time.
(c)The obligation of each Multicurrency Facility Lender to make payments to Agent for the account of the applicable Canadian Fronting Bank in connection with such Canadian Fronting Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Canadian Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any Canadian Borrower or other Person of any obligations under any Canadian LC Documents. No Canadian Fronting Bank makes any express or implied warranty, representation or guarantee to Multicurrency Facility Lenders with respect to the Collateral, Canadian LC Documents or any Canadian Loan Party. No Canadian Fronting Bank shall be responsible to any Multicurrency Facility Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Canadian LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.
(d)No Canadian Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Canadian LC Documents except as a result of such Canadian Fronting Bank’s gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No Canadian Fronting Bank shall have any liability to any Multicurrency Facility Lender if such Canadian Fronting Bank refrains from any action under any Canadian Letter of Credit or Canadian LC Documents until it receives written instructions from Required Multicurrency Facility Lenders to act and fails to so act.
2.2.3    Canadian LC Cash Collateral. If any Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a Multicurrency Overadvance exists (with respect to the amount of Overadvance only), (c) after the Multicurrency Facility Commitment Termination Date, or (d) within five Business Days prior to the Multicurrency Facility Commitment Termination Date, then Canadian Borrowers shall, within one Business Day of any Canadian Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Canadian Letters of Credit and pay to each Canadian Fronting Bank the amount of all other Canadian LC Obligations owing to such Canadian Fronting Bank. Canadian Borrowers shall, within one Business Day of demand by any Canadian Fronting Bank or Agent from time to time, Cash Collateralize the Canadian LC Obligations of any Defaulting Lender that is a Multicurrency Facility Lender. If Canadian Borrowers fail to provide any Cash Collateral as required hereunder, Multicurrency Facility Lenders may (and shall upon direction of Agent) advance, as Multicurrency Facility Loans, the amount of the Cash Collateral required whether or not the Multicurrency Facility Commitments have terminated, any Multicurrency Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied (it being agreed that no Multicurrency Facility Lender shall have any obligation to make any such Multicurrency Facility Loan if after giving effect thereto such Multicurrency Facility Loan would cause its Pro Rata share of the Total Multicurrency Facility Exposure to exceed its Multicurrency Facility Commitment (or if its Multicurrency Facility Commitment has been terminated, its Multicurrency Facility Commitment as in effect immediately prior to such termination)); provided, that, in the event the reason for such cash collateralization is to cash collateralize a Defaulting Lender’s obligation, (x) no Multicurrency Facility Lender shall be required to fund more than its Pro Rata share of such Multicurrency Facility Loan after giving effect to the reallocation pursuant to

Section 4.2.1 and (y) no Multicurrency Facility Lender shall be required to fund such a Multicurrency Facility Loan to the extent such Multicurrency Facility Loan would cause its Pro Rata share of the Total Multicurrency Facility Exposure to exceed its Multicurrency Facility Commitment (or if its Multicurrency Facility Commitment has been terminated, its Multicurrency Facility Commitment as in effect immediately prior to such termination).
2.3     UK Letters of Credit.

2.3.1    Issuance of UK Letters of Credit. Each UK Fronting Bank agrees to issue UK Letters of Credit for the account of any UK Borrower or any Restricted Subsidiaries from time to time until five Business Days prior to the Multicurrency Facility Commitment Termination Date, in, at the option of the Applicable UK Borrower, Dollars, Pounds Sterling or Euros, on the terms set forth herein, including the following:
(a)Each UK Borrower acknowledges that each UK Fronting Bank’s willingness to issue any UK Letter of Credit is conditioned upon such UK Fronting Bank’s receipt of a UK LC Application with respect to the requested UK Letter of Credit, as well as such other instruments and agreements as such UK Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No UK Fronting Bank shall have any obligation to issue any UK Letter of Credit unless (i) such UK Fronting Bank and Agent receive UK LC Application at least three Business Days prior to the requested date of issuance; (ii) each UK LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Multicurrency Facility Lender exists, such Defaulting Lender or UK Borrowers have entered into arrangements reasonably satisfactory to Agent and such UK Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a UK Fronting Bank receives written notice from a Multicurrency Facility Lender at least three Business Days before issuance of a UK Letter of Credit that any UK LC Condition has not been satisfied, such UK Fronting Bank shall have no obligation to issue the requested UK Letter of Credit (or any other) until such notice is withdrawn in writing by such Multicurrency Facility Lender or until the Required Multicurrency Facility Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a UK Fronting Bank shall not be deemed to have knowledge of any failure of UK LC Conditions.
(b)The renewal or extension of any UK Letter of Credit shall be treated as the issuance of a new UK Letter of Credit, except that delivery of a new UK LC Application shall only be required at the discretion of the applicable UK Fronting Bank. No UK Fronting Bank shall renew or extend any UK Letter of Credit if it receives written notice from Agent or the Required Multicurrency Facility Lenders of the existence of a Default or Event of Default.
(c)The UK Borrowers assume all risks of the acts, omissions or misuses of any UK Letter of Credit by the beneficiary. In connection with issuance of any UK Letter of Credit, none of Agent, any UK Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a UK Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a UK Borrower or Restricted Subsidiary; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any UK Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any UK Fronting Bank, Agent or any Multicurrency Facility Lender, including any act or omission of a Governmental Authority. The rights and remedies of each UK Fronting Bank under the Loan Documents shall be cumulative. Each UK Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against UK Borrowers or Restricted Subsidiaries are discharged with proceeds of any UK Letter of Credit issued by such UK Fronting Bank.
(d)In connection with its administration of and enforcement of rights or remedies under any UK Letters of Credit or UK LC Documents, each UK Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such UK Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each UK Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each UK Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to UK Letters of Credit or UK LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
(e)Schedule 1.1(b) contains a description of letters of credit under the heading “Existing UK Letters of Credit” that were issued by a Multicurrency Facility Lender for the account of a UK Borrower or Restricted Subsidiary prior to the Fourth Amendment Effective Date and which remain outstanding on the Fourth Amendment Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name of the account party, (iv) the stated amount (which shall be Dollars, Pounds Sterling or Euros), (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each UK Borrower and each Multicurrency Facility Lender hereby acknowledges and agrees that each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing UK Letter of Credit”) shall constitute a “UK Letter of Credit” for all purposes of this Agreement and, notwithstanding anything to the contrary stated in any such Existing UK Letter of Credit (including, without limitation, the account party named therein), shall be deemed issued on the Fourth Amendment Effective Date for the account of the Applicable UK Borrower or Restricted Subsidiary.
2.3.2    UK LC Reimbursement; UK LC Participations.
(a)If a UK Fronting Bank honors any request for payment under a UK Letter of Credit, the UK Borrowers agree, jointly and severally, to pay to such UK Fronting Bank, on the day that UK Borrowers receive notice of such drawing if such notice is received by 10:00 a.m. (Local Time), and on the next succeeding Business Day if such notice is received after such time (“UK Reimbursement Date”), the amount paid by such UK Fronting Bank under such Letter of Credit, together with interest on the amount of such drawing at the interest rate for UK Base Rate Loans (if the UK Letter of Credit was denominated in Dollars), Alternative Currency Term Rate Loans (if the UK Letter of Credit was denominated in Euros) and Alternative Currency Daily Rate Loans (if the UK Letter of Credit was denominated in Pounds Sterling), in each case, from the date of drawing under such UK Letter of Credit until payment by the UK Borrowers of the amount of such drawing, provided, that the UK Borrowers may, without regard to the conditions to set forth in Section 6.2, request (and, absent such payment having already been made, shall be deemed to have requested) that such payment be financed with a UK Swingline Loan accruing interest at the UK Base Rate (or, in the event that the Dollar Equivalent of such UK Swingline Loan would exceed the Dollar Equivalent of the available UK Swingline Commitment, a Multicurrency Facility Loan accruing interest as a Term SOFR Loan if the UK Letter of Credit was denominated in Dollars, as an Alternative Currency Term Rate Loan if the UK Letter of Credit was denominated in Euros or an Alternative Currency Daily Rate Loan if the UK Letter of Credit was denominated in Pounds Sterling), denominated in the same currency as the UK Letter of Credit being financed, and in an amount equal to such payment and, to the extent so financed, the UK Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting UK Swingline Loan or Multicurrency Facility Loan, as applicable. The obligation of the UK Borrowers to reimburse each UK Fronting Bank for any payment made under a UK Letter of Credit issued by such UK Fronting Bank shall be absolute, unconditional and irrevocable, and joint and several among the UK Borrowers, and shall be paid without regard to any lack of validity or enforceability of any UK Letter of Credit or the existence of any claim, setoff, defense or other right that the UK Borrowers or Loan Parties may have at any time against the beneficiary, provided, however, that no UK Borrower shall be obligated to reimburse any UK Fronting Bank for any wrongful payment made by such UK Fronting Bank under a UK Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of such UK Fronting Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(b)Upon issuance of a UK Letter of Credit, each Multicurrency Facility Lender shall be deemed to have irrevocably and unconditionally purchased from the UK Fronting Bank that issued such UK Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all UK LC Obligations relating to the UK Letter of Credit. If the applicable UK Fronting Bank makes any payment under a UK Letter of Credit and the UK Borrowers do not reimburse such payment on the UK Reimbursement Date, Agent shall promptly notify Multicurrency Facility Lenders and each Multicurrency Facility Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such UK Letter of Credit, for the benefit of the UK Fronting Bank, the Multicurrency Facility Lender’s Pro Rata share of such payment. Upon request by a Multicurrency Facility Lender, the applicable UK Fronting Bank shall furnish copies of any UK Letters of Credit and UK LC Documents in its possession at such time.
(c)The obligation of each Multicurrency Facility Lender to make payments to Agent for the account of the applicable UK Fronting Bank in connection with such UK Fronting Bank’s payment under a UK Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a UK Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No UK Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any UK Borrower or other Person of any obligations under any UK LC Documents. No UK Fronting Bank makes any express or implied warranty, representation or guarantee to Multicurrency Facility Lenders with respect to the Collateral, the UK LC Documents or any UK Loan Party. No UK Fronting Bank shall be responsible to any Multicurrency Facility Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any UK LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.
(d)No UK Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any UK LC Documents except as a result of such UK Fronting Bank’s gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No UK Fronting Bank shall have any liability to any Multicurrency Facility Lender if such UK Fronting Bank refrains from any action under any UK Letter of Credit or UK LC Documents until it receives written instructions from Required Multicurrency Facility Lenders to act and fails to so act.
2.3.3     UK LC Cash Collateral. If any UK LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a Multicurrency Overadvance exists (with respect to the amount of Overadvance only), (c) after the Multicurrency Facility Commitment Termination Date, or (d) within five Business Days prior to the Multicurrency Facility Commitment Termination Date, then UK Borrowers shall, within one Business Day of any UK Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding UK Letters of Credit and pay to each UK Fronting Bank the amount of all other UK LC Obligations owing to such UK Fronting Bank. UK Borrowers shall, within one Business Day of demand by any UK Fronting Bank or Agent from time to time, Cash Collateralize the UK LC Obligations of any Defaulting Lender that is a Multicurrency Facility Lender. If UK Borrowers fail to provide any Cash Collateral as required hereunder, Multicurrency Facility Lenders may (and shall upon direction of Agent) advance, as Multicurrency Facility Loans, the amount of the Cash Collateral required (whether or not the Multicurrency Facility Commitments have terminated, any Multicurrency Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied (it being agreed that no Multicurrency Facility Lender shall have any obligation to make any such Multicurrency Facility Loan if after giving effect thereto such Multicurrency Facility Loan would cause its Pro Rata share of the Total Multicurrency Facility Exposure to exceed its Multicurrency Facility Commitment (or if its Multicurrency Facility Commitment has been terminated, its Multicurrency Facility Commitment as in effect immediately prior to such termination)); provided, that, in the event the reason for such cash collateralization is to cash collateralize a Defaulting Lender’s obligation, (x) no Multicurrency Facility Lender shall be required to fund more than its Pro Rata share of such Multicurrency Facility Loan after giving effect to the reallocation pursuant to Section 4.2.1 and (y) no Multicurrency Facility Lender shall be required to fund such Multicurrency Facility Loan to the extent such Multicurrency Facility Loan would cause its Pro Rata share of the Total Multicurrency Facility Exposure to exceed its Multicurrency Facility Commitment (or if its Multicurrency Facility Commitment has been terminated, its Multicurrency Facility Commitment as in effect immediately prior to such termination).
2.4     US Letters of Credit.
2.4.1    Issuance of US Letters of Credit. Each US Fronting Bank agrees to issue US Letters of Credit for the account of any US Borrower or any Restricted Subsidiaries from time to time until five Business Days prior to the US Facility Commitment Termination Date, in Dollars, on the terms set forth herein, including the following:
(a)Each US Borrower acknowledges that each US Fronting Bank’s willingness to issue any US Letter of Credit is conditioned upon such US Fronting Bank’s receipt of a US LC Application with respect to the requested US Letter of Credit, as well as such other instruments and agreements as such US Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No US Fronting Bank shall have any obligation to issue any US Letter of Credit unless (i) such US Fronting Bank and Agent receive a US LC Application at least three Business Days prior to the requested date of issuance; (ii) each US LC Condition is satisfied; and (iii) if a Defaulting Lender that is a US Facility Lender exists, such Defaulting Lender or US Borrowers have entered into arrangements reasonably satisfactory to Agent and such US Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a US Fronting Bank receives written notice from a US Facility Lender at least three

Business Days before issuance of a US Letter of Credit that any US LC Condition has not been satisfied, such US Fronting Bank shall have no obligation to issue the requested US Letter of Credit (or any other) until such notice is withdrawn in writing by such US Facility Lender or until the Required US Facility Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a US Fronting Bank shall not be deemed to have knowledge of any failure of US LC Conditions.
(b)The renewal or extension of any US Letter of Credit shall be treated as the issuance of a new US Letter of Credit, except that delivery of a new US LC Application shall only be required at the discretion of the applicable US Fronting Bank. No US Fronting Bank shall renew or extend any US Letter of Credit if it receives written notice from Agent or the Required US Facility Lenders of the existence of a Default or Event of Default.
(c)The US Borrowers assume all risks of the acts, omissions or misuses of any US Letter of Credit by the beneficiary. In connection with issuance of any US Letter of Credit, none of Agent, any US Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a US Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a US Borrower or Restricted Subsidiary; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any US Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any US Fronting Bank, Agent or any US Facility Lender, including any act or omission of a Governmental Authority. The rights and remedies of each US Fronting Bank under the Loan Documents shall be cumulative. Each US Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against US Borrowers or Restricted Subsidiaries are discharged with proceeds of any US Letter of Credit issued by such US Fronting Bank.
(d)In connection with its administration of and enforcement of rights or remedies under any US Letters of Credit or US LC Documents, each US Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such US Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each US Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each US Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to US Letters of Credit or US LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
(e)Schedule 1.1(b) contains a description of letters of credit under the heading “Existing US Letters of Credit” that were issued by a US Facility Lender for the account of a US Borrower or Restricted Subsidiary prior to the Fourth Amendment Effective Date and which remain outstanding on the Fourth Amendment Effective Date

(and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name of the account party, (iv) the stated amount (which shall be Dollars), (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each US Borrower and each US Facility Lender hereby acknowledges and agrees that each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing US Letter of Credit”) shall constitute a “US Letter of Credit” for all purposes of this Agreement and, notwithstanding anything to the contrary stated in any such Existing US Letter of Credit (including, without limitation, the account party named therein), shall be deemed issued on the Fourth Amendment Effective Date for the account of the Applicable US Borrower or Restricted Subsidiary.
2.4.2    US LC Reimbursement; US LC Participations.
(a)If a US Fronting Bank honors any request for payment under a US Letter of Credit, the US Borrowers agree, jointly and severally, to pay to such US Fronting Bank, on the day that US Borrowers receive notice of such drawing if such notice is received by 10:00 a.m. (Local Time) and on the next succeeding Business Day if such notice is received after such time (“US Reimbursement Date”), the amount paid by such US Fronting Bank under such US Letter of Credit, together with interest on the amount of such drawing at the interest rate for US Base Rate Loans from the date of drawing under such US Letter of Credit until payment by the US Borrowers of the amount of such drawing, provided, that the US Borrowers may, without regard to the conditions to set forth in Section 6.2, request (and, absent such payment having already been made, shall be deemed to have requested) that such payment be financed with a US Facility Loan accruing interest at US Base Rate, denominated in Dollars, and in an amount equal to such payment and, to the extent so financed, the US Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting US Facility Loan. The obligation of the US Borrowers to reimburse each US Fronting Bank for any payment made under a US Letter of Credit issued by such US Fronting Bank shall be absolute, unconditional and irrevocable, and joint and several among the US Borrowers, and shall be paid without regard to any lack of validity or enforceability of any US Letter of Credit or the existence of any claim, setoff, defense or other right that the US Borrowers or Loan Parties may have at any time against the beneficiary, provided, however, that no US Borrower shall be obligated to reimburse any US Fronting Bank for any wrongful payment made by such US Fronting Bank under a US Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of such US Fronting Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(b)Upon issuance of a US Letter of Credit, each US Facility Lender shall be deemed to have irrevocably and unconditionally purchased from the US Fronting Bank that issued such US Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all US LC Obligations relating to the US Letter of Credit. If the applicable US Fronting Bank makes any payment under a US Letter of Credit and US Borrowers do not reimburse such payment on the US Reimbursement Date, Agent shall promptly notify US Facility Lenders and each US Facility Lender shall promptly (within one Business Day) and unconditionally pay to Agent in Dollars, for the benefit of US Fronting Bank, the US Facility Lender’s Pro Rata share of such payment. Upon request by a US Facility Lender, the applicable US Fronting Bank shall furnish copies of any US Letters of Credit and US LC Documents in its possession at such time.

(c)The obligation of each US Facility Lender to make payments to Agent for the account of the applicable US Fronting Bank in connection with such US Fronting Bank’s payment under a US Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a US Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No US Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any US Borrower or other Person of any obligations under any US LC Documents. No US Fronting Bank makes any express or implied warranty, representation or guarantee to US Facility Lenders with respect to the US Collateral, US LC Documents or any US Loan Party. No US Fronting Bank shall be responsible to any US Facility Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any US LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any US Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any US Loan Party.
(d)No US Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any US LC Documents except as a result of such US Fronting Bank’s gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No US Fronting Bank shall have any liability to any US Facility Lender if such US Fronting Bank refrains from any action under any US Letter of Credit or US LC Documents until it receives written instructions from Required US Facility Lenders to act and fails to so act.
2.4.3     US LC Cash Collateral. If any US LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a US Overadvance exists (with respect to the amount of Overadvance only), (c) after the US Facility Commitment Termination Date, or (d) within five Business Days prior to the US Facility Commitment Termination Date, then US Borrowers shall, within one Business Day of any US Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding US Letters of Credit and pay to each US Fronting Bank the amount of all other US LC Obligations owing to such US Fronting Bank. US Borrowers shall, within one Business Day of demand by any US Fronting Bank or Agent from time to time, Cash Collateralize the US LC Obligations of any Defaulting Lender that is a US Facility Lender. If US Borrowers fail to provide any Cash Collateral as required hereunder, US Facility Lenders may (and shall upon direction of Agent) advance, as US Facility Loans, the amount of the Cash Collateral required whether or not the US Facility Commitments have terminated, any US Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied (it being agreed that no US Facility Lender shall have any obligation to make any such US Facility Loan if after giving effect thereto such US Facility Loan would cause its Pro Rata Share of the Total US Facility Exposure to exceed its US Facility Commitment (or if its US Facility Commitment has been terminated, its US Facility Commitment as in effect immediately prior to such termination)); provided, that, in the event the reason for such cash collateralization is to cash collateralize a Defaulting Lender’s obligation, (x) no US Facility Lender shall be required to fund more than its Pro Rata share of such US Facility Loan after giving effect to the reallocation pursuant to Section 4.2.1 and (y) no US Facility Lender shall be required to fund such US Facility Loan to the extent such US Facility Loan would cause its Pro Rata share of the Total US Facility Exposure to exceed its US Facility

Commitment (or if its US Facility Commitment has been terminated, its US Facility Commitment as in effect immediately prior to such termination).

2.5    Obligations of the Non-US Loan Parties. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, except as may be otherwise expressly agreed by Agent and the Administrative Borrower in writing following the Closing Date, no Non-US Loan Party shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any Secured Obligations (including, without limitation, principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other Secured Obligations) of US Loan Parties under this Agreement or any other Credit Document.
2.6    Minimum Borrowing Base.
(a)Notwithstanding anything in this Agreement or any other Loan Document to the contrary and regardless of the calculation of the Multicurrency Facility Borrowing Base and the US Borrowing Base pursuant to the definitions thereof on the Closing Date, the aggregate amount of the Multicurrency Facility Borrowing Base and the US Borrowing Base shall be deemed to be no less than $2,200,000,000 ($100,000,000 of which shall be allocated to the Canadian Borrowing Base, $100,000,000 of which shall be allocated to the UK Borrowing Base and $2,000,000,000 of which shall be allocated to the US Borrowing Base) on and from the Closing Date until the date that is 120 days after the Closing Date (or such later date as Agent may agree in its sole discretion).
(b)Subject to the preceding clause (a), until the earlier of (i) January 31, 2021 and (ii) the date of receipt by Agent of the New Appraisals and Field Exams, the aggregate amount of the Canadian Borrowing Base, UK Borrowing Base and US Borrowing Base shall be determined using the Existing Appraisals and Field Exams and be based on the sum of such borrowing bases as calculated under the Existing WS Credit Agreement and the Existing Mobile Mini Credit Agreement, in each case, as if such agreements were still in effect, provided, that, upon completion and delivery to Agent of the New WS Appraisals and Field Exams (but prior to the completion of the New Mobile Mini Appraisals and Field Exams), the Canadian Borrowing Base, UK Borrowing Base and US Borrowing Base shall each be calculated in accordance with the definitions thereof based on the New WS Appraisals and Field Exams and the Existing Mobile Mini Appraisals and Field Exams until the New Mobile Mini Appraisals and Field Exams are completed and delivered to Agent. In the event that the New WS Appraisals and Field Exams are not completed and delivered to Agent by January 31, 2021, the Borrowing Base shall be deemed to be $0 from and after January 31, 2021 until the date on which the New WS Appraisals and Field Exams are completed and delivered to Agent.
2.7    Bank of the West. Upon Bank of the West receiving requisite internal approvals to act as a Canadian Fronting Bank, a UK Fronting Bank and a US Fronting Bank and delivery by Bank of the West to Agent and the Administrative Borrower of duly executed signature pages to this Agreement in such capacities, Bank of the West (or any applicable branch or Affiliate) shall be deemed to be a Canadian Fronting Bank, a UK Fronting Bank and a US Fronting Bank hereunder and Schedule 1.1(a) shall be amended (i) to reduce the “Canadian Letters of Credit Commitment”, the “UK Letters of Credit Commitment” and the “US Letters of Credit Commitment” set forth thereon of Bank of America, N.A. (or any applicable branch or Affiliate) in an amount to be agreed between Agent and Bank of the West and (ii) to add Bank of the West (or any applicable branch or Affiliate) to such Schedule 1.1(a) with a “Canadian Letters of Credit Commitment”, a “UK Letters of Credit Commitment” and a “US Letters of Credit Commitment”

in each case in an amount equal to the corresponding reduction described in the foregoing clause (i), all without the consent of any other party hereto.
2.8     Sustainability Adjustments.
(a)After the Fourth Amendment Effective Date, the Administrative Borrower, at its option, and in consultation with the Sustainability Coordinator and Agent, shall be entitled to establish specified key performance indicators (“KPI’s”) with respect to certain environmental, social and governance (“ESG”) targets of WS and its Restricted Subsidiaries. Agent, the Sustainability Coordinator and the Administrative Borrower may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPI’s and other related provisions (the “ESG Pricing Provisions”) into this Agreement, with the written consent of the Required Lenders. Upon effectiveness of any such ESG Amendment, based on WS’ and its Restricted Subsidiaries’ performance against the KPI’s, certain adjustments (increase, decrease or no adjustment) to the otherwise applicable unused line fees pursuant to Section 3.2.1 and the Applicable Margin will be made; provided that the amount of such adjustments shall not exceed, in the aggregate when taking into account WS’ and its Restricted Subsidiaries’ performance against all of such KPI’s adjustments, (i) a 0.05% increase and/or a 0.05% decrease in the otherwise applicable Applicable Margin, in each case, determined based upon the applicable rating on the effective date of the ESG Amendment, and the adjustments to the Applicable Margin for Base Rate Loans and Canadian Prime Rate Loans shall be the same amount, in basis points, as the adjustments to the Applicable Margin for Term SOFR Loans, Alternative Currency Loans, Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) and Term CORRA Rate Loans (from and after the Term CORRA Activation Date) and (ii) a 0.01% increase and/or a 0.01% decrease in the otherwise applicable unused line fees payable pursuant to Section 3.2.1. The pricing adjustments pursuant to the KPI’s will require, among other things, reporting and validation of the measurement of the KPI’s in a manner that is aligned with the Sustainability Linked Loan Principles and is to be agreed between the Administrative Borrower, Agent and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the unused line fees payable pursuant to Section 3.2.1 or the Applicable Margin to a level not otherwise permitted by this paragraph shall be subject to the consent of the Required Lenders.
(b)The Sustainability Coordinator will (i) assist the Administrative Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Administrative Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.
(c)After the Administrative Borrower has determined specific KPI’s pursuant to clause (a) of this Section, in furtherance of but without limiting the terms of the penultimate sentence of clause (a) of this Section, the Administrative Borrower shall retain a Sustainability Assurance Provider to independently monitor WS’ and its Restricted Subsidiaries performance against the KPI’s on a periodic basis to be set forth in the applicable ESG Amendment and the Administrative Borrower shall cause such Sustainability Assurance Provider to deliver reports with respect to such monitoring to the Agent and the Lenders as shall be set forth in the applicable ESG Amendment.
(d)This Section shall supersede any provisions in Section 13.1 to the contrary.

Section 3.     INTEREST, FEES AND CHARGES
3.1    Interest.

3.1.1     Rates and Payment of Interest.
(a)The Obligations shall bear interest as follows:
(i)in the case of a Base Rate Loan, at the Base Rate in effect from time to time for the applicable currency, plus the Applicable Margin for such Base Rate Loan;
(ii)in the case of a Term CORRA Rate Loan, at the Term CORRA Rate for the applicable Interest Period, plus the Applicable Margin for Term CORRA Rate Loans;
(iii)in the case of a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans;
(iv)in the case of a Term SOFR Loan, at a rate equal to Term SOFR for the applicable Interest Period, plus the Applicable Margin for Term SOFR Loans;
(v)in the case of an Alternative Currency Daily Rate Loan, at a rate equal to the Alternative Currency Daily Rate in effect from time to time, plus the Applicable Margin for Alternative Currency Daily Rate Loans;
(vi)in the case of an Alternative Currency Term Rate Loan, at a rate equal to the Alternative Currency Term Rate for the applicable Interest Period, plus the Applicable Margin for Alternative Currency Term Rate Loans; and
(vii)in the case of a Daily Simple CORRA Rate Loans, at a rate equal to Daily Simple CORRA Rate in effect from time to time, plus the Applicable Margin for Daily Simple CORRA Rate Loans.
Interest shall accrue from the date the Loan is advanced or the Obligation becomes payable, until paid by the applicable Borrower(s), and shall in no event be less than zero at any time. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)Interest on Loans shall be payable in the currency of the underlying Loan.
(c)If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or any other amounts shall not be paid when due hereunder, such overdue amount shall bear interest (including post-petition interest during the pendency of any Insolvency Proceeding) at a rate per annum that is (x) in the case of overdue principal, the Default Rate or (y) in the case of any overdue interest or other amounts not paid when due hereunder, to the extent permitted by Applicable Law, the Default Rate from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment). Payment or acceptance of the increased rates of interest provided for in this Section 3.1.1 is not a permitted alternative to timely payment of amounts due hereunder and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.
(d)Interest accrued on the Loans shall be due and payable in arrears, (i) for any Base Rate Loan, Daily Simple CORRA Rate Loan or Canadian Prime Rate Loan,

quarterly on the first day of each January, April, July and October for the preceding quarter; (ii) for any Interest Period Loan, in arrears on the last day of each Interest Period (provided, however, that if such Interest Period exceeds three months, at the end of each period of three months), (iii) for any Alternative Currency Daily Rate Loans, monthly in arrears on the first day of each month and (iv) on any date of prepayment, with respect to the principal amount of Loans being prepaid. In addition, interest accrued on the (1) Multicurrency Facility Loans shall be due and payable in arrears on the Multicurrency Facility Commitment Termination Date and (2) US Facility Loans shall be due and payable in arrears on the US Facility Commitment Termination Date. Notwithstanding the foregoing, interest on Obligations accrued at the Default Rate shall be due and payable on demand.
3.1.2    Application of Term SOFR and Alternative Currency Term Rate to Outstanding Loans.
(a)Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of any Base Rate Loan funded in Dollars to a Term SOFR Loan, or to continue any Term SOFR Loan or Alternative Currency Term Rate Loan at the end of its Interest Period as, a Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable. During any Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan funded in Dollars may be made, converted or continued as a Term SOFR Loan.
(b)Whenever Borrowers desire to convert or continue Loans as Term SOFR Loans or continue Loans as Alternative Currency Term Rate Loans, the Administrative Borrower shall give Agent a Notice of Conversion/Continuation, no later than 10:00 a.m. (Local Time) at least three Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each applicable Revolver Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the Type and principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and, in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Term SOFR Loans or Alternative Currency Term Rate Loans, the Administrative Borrower shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, Borrowers shall be deemed to have elected to continue such Loans as the same Type with an Interest Period of one month.
3.1.3    Application of Daily Simple CORRA Rate and Term CORRA Rate to Outstanding Loans.
(a)From and after the Term CORRA Activation Date, a Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Canadian Prime Rate Loans, or to continue any Term CORRA Rate Loan at the end of its Interest Period as a Term CORRA Rate Loan; provided, however, that such Term CORRA Rate Loans may only be so converted at the end of the Interest Period applicable thereto. From and after the Term CORRA Activation Date, during any Event of Default, Agent may (and shall at the direction of Required Multicurrency Facility Lenders) declare that no Loan may be made, converted or continued as a Term CORRA Rate Loan.
(b)From and after the Term CORRA Activation Date, whenever the Applicable Canadian Borrower desires to convert or continue Loans as Term CORRA Rate Loans, the Administrative Borrower shall give Agent a Notice of Conversion/

Continuation, no later than 10:00 a.m. (Local Time) at least three Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Multicurrency Facility Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). From and after the Term CORRA Activation Date, if, upon the expiration of any Interest Period in respect of any Term CORRA Rate Loans, Administrative Borrower shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the Applicable Canadian Borrower shall be deemed to have elected to continue such Loans as Term CORRA Rate Loans with an Interest Period of one month.
(c)During any Event of Default, prior to the Term CORRA Activation Date, Agent may (and shall at the direction of Required Multicurrency Facility Lenders) declare that no Loan may be made as a Daily Simple CORRA Rate Loan and unless repaid, any Daily Simple CORRA Rate Loans then outstanding shall be converted to a Canadian Prime Rate Loan.
3.1.4    Interest Periods. In connection with the making, conversion or continuation of any Interest Period Loans, the Administrative Borrower, on behalf of the applicable Borrower(s), shall select an interest period to apply (the “Interest Period”), which interest period shall be a one, three, (other than regarding Term CORRA Rate Loans) six or, if available to all Applicable Lenders as determined by such Applicable Lenders in good faith based upon prevailing market conditions, (other than regarding Term CORRA Rate Loans) twelve month or a shorter period; provided, however, that:
(a)each Interest Period shall commence on the date the Loan is made or continued as, or converted into, an Interest Period Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
(b)if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month;
(c)subject to clause (b), above, if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
(d)no Interest Period shall extend beyond the Revolver Facility Termination Date.
3.2    Fees.
3.2.1    Unused Line Fee.
(a)Multicurrency Facility Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of the Multicurrency Facility Lenders, a fee equal to 0.20% per annum times the average daily amount by which the Multicurrency Facility Commitments exceed the Total Multicurrency Facility Exposure during any month. Such fee shall be payable in arrears in Dollars, quarterly on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date) and on the Multicurrency Facility Commitment Termination Date.

(b)US Facility Unused Line Fee. US Borrowers shall pay to Agent, for the Pro Rata benefit of US Facility Lenders, a fee equal to 0.20% per annum times the average daily amount by which the US Facility Commitments exceed the Total US Facility Exposure during any month. Such fee shall be payable in arrears in Dollars, quarterly on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date) and on the US Facility Commitment Termination Date.
(c)Swingline Utilization.     For the purposes of this Section 3.2.1, outstanding Swingline Loans shall not be considered utilization of any Facility in determining the unused line fees.
3.2.2    Canadian Letters of Credit Fees. The Canadian Borrowers jointly and severally agree to pay (a) to Agent, for the Pro Rata benefit of Multicurrency Facility Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) or Term CORRA Rate Loans (from and after the Term CORRA Activation Date) (in the case of Canadian Letters of Credit denominated in Canadian Dollars), as applicable or Term SOFR Loans (in the case of Canadian Letters of Credit denominated in Dollars) times the average daily stated amount of the Canadian Letters of Credit denominated in such currency, as the case may be, which fee shall be payable quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of any Canadian Letter of Credit and on the Multicurrency Facility Commitment Termination Date; (b) to each Canadian Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Canadian Letter of Credit issued by it, which fee shall be payable upon the issuance of such Canadian Letter of Credit and at the time of each renewal or extension of each Canadian Letter of Credit, and also quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of such Canadian Letter of Credit and on the Multicurrency Facility Commitment Termination Date; and (c) to each Canadian Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit issued by it, which charges shall be paid as and when incurred on demand. All fees payable under this Section 3.2.2 shall be payable in (x) Dollars for Canadian Letters of Credit denominated in Dollars and (y) Canadian Dollars for Canadian Letters of Credit denominated in Canadian Dollars.
3.2.3    UK Letters of Credit Fees. The UK Borrowers jointly and severally agree to pay (a) to Agent, for the Pro Rata benefit of Multicurrency Facility Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Term SOFR Loans or Alternative Currency Loans, of the applicable currency, times the average daily stated amount of UK Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of any UK Letter of Credit and on the Multicurrency Facility Commitment Termination Date; (b) to each UK Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each UK Letter of Credit issued by it, which fee shall be payable upon the issuance of such UK Letter of Credit and at the time of each renewal or extension of each UK Letter of Credit, and also quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of such UK Letter of Credit and on the Multicurrency Facility Commitment Termination Date; and (c) to each UK Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of UK Letters of Credit issued by it, which charges shall be paid as and when incurred on demand. All fees payable under this Section 3.2.3 shall be payable in (x)

Dollars for UK Letters of Credit denominated in Dollars, (y) Pounds Sterling for UK Letters of Credit denominated in Pounds Sterling and (z) Euros for UK Letters of Credit denominated in Euros.
3.2.4    US Letters of Credit Fees. US Borrowers jointly and severally agree to pay (a) to Agent, for the Pro Rata benefit of US Facility Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Term SOFR Loans times the average daily stated amount of US Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of any US Letter of Credit and on the US Facility Commitment Termination Date; (b) to each US Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each US Letter of Credit issued by it, which fee shall be payable upon the issuance of such US Letter of Credit and at the time of each renewal or extension of each US Letter of Credit, and also quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of such US Letter of Credit and on the US Facility Commitment Termination Date; and (c) to each US Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of US Letters of Credit issued by it, which charges shall be paid as and when incurred on demand. All fees payable under this Section 3.2.4 shall be payable in Dollars.
3.2.5    Other Fees. Holdings and the Borrowers shall pay such other fees as described in the Fee Letter.
3.3    Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, (i) in the case of interest based on Loans bearing interest at the US Prime Rate, on the basis of a year of 365 or 366 days, as the case may be, or (ii) in the case of interest on Loans denominated in Canadian Dollars, on the basis of a year of 365 days, or (iii) in the case of interest on Loans denominated in Dollars bearing interest at the Canadian Base Rate, on the basis of a year of 365 days, or (iv) in the case of interest on Alternative Currency Loans, on the basis of a year of 365 or 366 days, as the case may be, (or, in the case of interest in respect of Alternative Currency Loans as to which market practice differs from the foregoing, in accordance with such market practice). Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money, except to the extent such treatment is inconsistent with any Applicable Law. A certificate setting forth in reasonable detail amounts payable by any Borrower under Section 3.4, 3.7 or 3.9 and the basis therefor, submitted to the Administrative Borrower by Agent or the affected Lender or Fronting Bank shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within ten (10) Business Days following receipt of the certificate. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. Each Canadian Loan Party confirms that it understands and is able to calculate the rate of interest applicable to Borrowings based on the methodology for calculating per annum rates provided for herein. Each Canadian Loan Party irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any Loan Documents, that the interest payable hereunder and the calculation thereof has not been adequately disclosed to the Canadian Loan Parties as required pursuant to Section 4 of the Interest Act (Canada). Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

3.4     Reimbursement Obligations. Each Borrower shall, subject to Section 2.5, reimburse Agent for all Extraordinary Expenses incurred by Agent in reference to such Borrower or its related Loan Party Group Obligations or Collateral securing its Loan Party Group Obligations. In addition to such Extraordinary Expenses, such Borrowers shall also reimburse Agent and, in the case of clause (a) below only, each Joint Lead Arranger and each Joint Bookrunner, for all reasonable and documented legal, accounting, appraisal, and other reasonable and documented fees, costs and expenses, without duplication, incurred by them in connection with (a) negotiation and preparation of any Loan Documents and any commitment letters executed in connection herewith and the syndication of the Loans hereunder; (b) any amendment or other modification to any of the Loan Documents; (c) all due diligence expenses, including field examinations and appraisals incurred by Agent in connection with the Loan Documents incurred prior to the Closing Date, provided, that any expenses incurred by an Agent Professional (other than attorneys which, for the avoidance of doubt, are covered by the proviso to this sentence) shall only be reimbursed to the extent the Administrative Borrower provided its prior written consent to the retaining of such Agent Professional (such consent not to be unreasonably conditioned, withheld or delayed); (d) administration of and actions relating to any Collateral, including any actions taken to perfect or maintain priority of Agent’s Liens on any such Collateral, to maintain any insurance required hereunder or to verify such Collateral; and (e) each inspection, field exam, audit or appraisal with respect to any Loan Party within such Borrowers’ related Loan Party Group or Collateral securing such Loan Party Group’s Obligations (including Bank of America’s standard charges for field examinations, audits and the preparation of reports thereof), whether prepared by Agent’s personnel or a third party (subject to the limitations of Section 9.1.14); provided, that the Borrowers’ obligation to reimburse Agent, Joint Lead Arrangers and Joint Bookrunners for legal fees shall be limited to the reasonable and documented legal fees and expenses of Latham & Watkins, LLP, US and UK counsel to Agent, Joint Lead Arrangers and Joint Bookrunners, and Norton Rose Fulbright Canada LLP, Canadian counsel to Agent, Joint Lead Arrangers and Joint Bookrunners, replacement or substitute counsel in any such jurisdiction and, if necessary, one local counsel in each other relevant material jurisdiction, including material local jurisdictions within any country listed above (which may include a local counsel acting in multiple jurisdictions). In addition to the Extraordinary Expenses of Agent, upon the occurrence and during the continuance of an Event of Default, Borrowers shall reimburse Fronting Banks and Lenders for the reasonable and documented fees, charges and disbursements of one US counsel, one UK counsel, and one Canadian counsel (and, if necessary, of one local counsel in each other relevant material jurisdiction, including local material jurisdictions within any country listed above (which may include a local counsel acting in multiple jurisdictions)) for the Fronting Banks and Lenders, as a whole, in connection with the enforcement, collection or protection of their respective rights under the Loan Documents (unless there is an actual or perceived conflict of interest, in which case the affected Fronting Banks and Lenders (taken as a whole) may retain one additional counsel in each relevant material jurisdiction, including local material jurisdictions within any country listed above (which may include a local counsel acting in multiple jurisdictions))), including all such expenses incurred during any workout, restructuring or Insolvency Proceeding. All amounts payable by Borrowers under this Section 3.4 shall be due and payable in accordance with Section 3.3.
3.5    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Interest Period Loans, or to determine or charge interest rates based upon the Daily Simple CORRA Rate, the Term CORRA Rate, Term SOFR, Alternative Currency Term Rate or the Alternative Currency Daily Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell bills of exchange denominated in, or to take deposits of, Dollars, Euros or Pounds Sterling in the applicable interbank market, or Canadian Dollars through bankers’ acceptances in the Canadian interbank market then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to make or continue affected Interest Period Loans or Daily Simple CORRA Rate Loans, or to convert Floating Rate Loans to affected Interest Period Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining (x) Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of the Base Rate, or (y) Canadian Prime Rate Loans the interest rate on which is determined by reference to the Term CORRA Rate component of the Canadian Prime Rate, the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the Term CORRA Rate component of the Canadian Prime Rate, in each case until such Lender notifies Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, (i) Borrowers shall prepay or, if applicable, convert all affected Interest Period Loans or Daily Simple CORRA Rate Loans of such Lender to Floating Rate Loans that are not affected, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Interest Period Loans or Daily Simple CORRA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Interest Period Loans or Daily Simple CORRA Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon (x) Term SOFR, Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or (y) the Term CORRA Rate, Agent shall during the period of such suspension compute the Canadian Prime Rate applicable to such Lender without reference to the Term CORRA Rate component thereof until Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term CORRA Rate. Upon any such prepayment or conversion, the affected Borrowers shall also pay accrued interest on the amount so prepaid or converted. If any Lender invokes this Section 3.5, such Lender shall use reasonable efforts to notify the Administrative Borrower and Agent when the conditions giving rise to such action no longer exists, provided, however, that such Lender shall have no liability to Borrowers or to any other Person for its failure to provide such notice.
3.6    Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan, a Daily Simple CORRA Rate Loan, a Term CORRA Rate Loan or an Alternative Currency Loan, a conversion of Base Rate Loans to Term SOFR Loans, a conversion of Canadian Prime Rate Loans to Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) or Term CORRA Rate Loans (from and after the Term CORRA Activation Date) or a continuation of any such Loans, as applicable, (i) Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the Agreed Currency has been determined in accordance with Section 3.6(b) or Section 3.6(c) and the circumstances under clause (i) of

Section 3.6(b) or of Section 3.6(c) or the Scheduled Unavailability Date or the Term SOFR Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, Daily Simple CORRA Rate Loan, Term CORRA Rate Loan or Alternative Currency Loan, or in connection with an existing or proposed Base Rate Loan or Canadian Prime Rate Loan, or (ii) Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Term SOFR Loan, Daily Simple CORRA Rate Loan, Term CORRA Rate Loan or Alternative Currency Loan denominated in the applicable Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify the Administrative Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, Daily Simple CORRA Rate Loans, Term CORRA Rate Loans or Alternative Currency Loans, to convert Base Rate Loans to Term SOFR Loans or to convert Canadian Prime Rate Loans to Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) or Term CORRA Rate Loans (from and after the Term CORRA Activation Date), as the case may be, shall be suspended, in each case, to the extent of the affected Loans, Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate or the Term CORRA Rate component of the Canadian Prime Rate, the utilization of the Term SOFR component in determining the Base Rate or the utilization of the Term CORRA Rate component in determining the Canadian Prime Rate, as applicable, shall be suspended, in each case until Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.6(a), until Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Administrative Borrower may revoke any pending request for a Borrowing of, or continuation of Term SOFR Loans, Daily Simple CORRA Rate Loans, Term CORRA Rate Loans or Alternative Currency Loans to the extent of the affected Term SOFR Loans, Daily Simple CORRA Rate Loans, Term CORRA Rate Loans or Alternative Currency Loans, or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of (x) in the case of any affected Term SOFR Loans or Alternative Currency Loans, Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified in such pending request or, (y) in the case of any affected Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) or Term CORRA Rate Loans (from and after the Term CORRA Activation Date), as applicable, Canadian Prime Rate Loans, in each case, in the amount specified in such pending request, and (B) any outstanding affected Term SOFR Loans, Daily Simple CORRA Rate Loans, Term CORRA Rate Loans or Alternative Currency Loans, at the Administrative Borrower’s election, shall either (1) be converted into a Borrowing of (x) Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Term SOFR Loans or Alternative Currency Loans, or (y) Canadian Prime Rate Loans in the amount of such outstanding Daily Simple CORRA Rate Loans (prior to the Term CORRA Activation Date) or Term CORRA Rate Loans (from and after the Term CORRA Activation Date), as applicable, in each case, (x) immediately, in the case of a Daily Simple CORRA Rate Loan or an Alternative Currency Daily Rate Loan, or (y) at the end of the applicable Interest Period, in the case of an Interest Period Loan, or (2) be prepaid in full (x) immediately, in the case of a Daily Simple CORRA Rate Loan or an Alternative Currency Daily Rate Loan, or (y) at the end of the applicable Interest Period, in the case of an Interest Period Loan; provided that if no election is made by the Administrative Borrower (x) in the case of a Daily Simple CORRA Rate Loan or an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Administrative Borrower of such notice or (y) in the case of an Interest Period Loan, by the last day of the current Interest Period for the applicable Interest Period Loan, the Administrative Borrower shall be deemed to have elected clause (1) above.

(b)Replacement of Term SOFR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Agent determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to the Administrative Borrower) that the Administrative Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances in this clause (i) are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided, that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);
then, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”).

If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.6(b)(i) or (ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, the Agent and the Administrative Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Term SOFR Successor Rate in accordance with this Section 3.6 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. (Local Time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Administrative Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to such amendment.

(c)Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, (A) if Agent determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Administrative Borrower) that the Administrative Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than Term SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or
(ii)the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than Term SOFR) for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
or if the events or circumstances of the type described in Section 3.6(c)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, Agent and the Administrative Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.6 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-Term SOFR Successor Rate”, and collectively with the Term SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (Local Time) on the fifth Business Day after Agent shall have posted such proposed amendment to all Lenders and the Administrative Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders object to such amendment.

(d)Successor Rate. Agent will promptly (in one or more notices) notify the Administrative Borrower and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent (in consultation with the Administrative Borrower). Notwithstanding anything else herein, if at any time any Successor

Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents. In connection with the implementation of a Successor Rate, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Agent shall post each such amendment implementing such Conforming Changes to the Administrative Borrower and the Lenders reasonably promptly after such amendment becomes effective. For purposes of this Section 3.6, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Agreed Currency shall be excluded from any determination of Required Lenders.

3.7    Increased Costs; Capital Adequacy.
3.7.1    Change in Law. If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term CORRA Rate) or Fronting Bank;
(b)impose on any Lender or Fronting Bank or the London interbank market or the Canadian market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations; or
(c)subject any Lender, any Fronting Bank or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c), (d) and (e) of the definition of Excluded Taxes, and (C) franchise, branch profit and net income Taxes (however denominated) imposed as a result of a present or former connection between such party and the jurisdiction imposing such Tax other than connections arising from such party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document, in each case imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital thereto, and the result thereof shall be to increase the cost to such Lender of making or maintaining any Interest Period Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Fronting Bank, the Borrowers to which such Lender or Fronting Bank has a Revolver Commitment shall pay to such Lender or Fronting Bank such additional amount or amounts as will compensate such Lender or Fronting Bank for such additional costs incurred or reduction suffered, in each case, in accordance with Section 3.3. For the avoidance of doubt, this Section 3.7.1 shall not apply to the extent that any amount is (i) attributable to a Tax Deduction required by law to be made by a Loan Party, or (ii) attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Closing Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Secured Party or any of its Affiliates) other than in connection with Basel III.
3.7.2    Capital Adequacy. If any Lender or Fronting Bank determines that any Change in Law affecting such Lender or Fronting Bank or any Lending Office of such Lender or such Lender’s or Fronting Bank’s holding company, if any, regarding capital, liquidity or leverage requirements has or would have the effect of reducing the rate of return on such Lender’s, Fronting Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Fronting Bank’s Revolver Commitments, Loans, Letters of Credit or participations in LC Obligations to a level below that which such Lender, Fronting Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Fronting Bank’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrowers to which such Lender or Fronting Bank has a Revolver Commitment will pay to such Lender or Fronting Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered, in each case, in accordance with Section 3.3.
3.7.3    Compensation. Failure or delay on the part of any Lender or Fronting Bank to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Fronting Bank for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or Fronting Bank notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).
3.8    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.8, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or unlawful. Subject to Section 2.5, the Borrowers shall pay all reasonable costs and expenses incurred by any Lender that has a Revolver Commitment in connection with any such designation or assignment.
3.9    Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan or any Reallocation occurs on a day other than the end of an Interest Period, (c) any Borrower fails to repay an Interest Period Loan when required hereunder, or (d) pursuant to Section 12.3.4, the Administrative Borrower requires a Lender to assign all of its rights and obligations under the Loan Documents to one or more Eligible Assignees, then the relevant Borrower shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds, but excluding loss of margin. All amounts payable by Borrowers under this Section 3.9 shall be due and payable in accordance with Section 3.3. Lenders shall not be required to purchase deposits in the London interbank market or any other applicable market to fund any Interest Period Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund such Loans.
3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of this Section 3.10, if any provision of any of the Loan Documents would obligate any Canadian Loan Party to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Loan Parties to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Loan Parties shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Loan Party. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Revolver Loans to any Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the date of Full Payment of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.
Section 4.    LOAN ADMINISTRATION
4.1    Manner of Borrowing and Funding Loans.
4.1.1    Notices of Borrowing.
(a)Revolver Loans. Whenever any Borrower desires funding of a Borrowing of any Loans, the Administrative Borrower shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 10:00 a.m. (Local Time) (i) on the Business Day of the requested funding date, in the case of Floating Rate Loans (or one Business Day prior to the requested funding date in the case of any Floating Rate Loans to be Borrowed on the Closing Date) (provided that, in the case of any UK Base Rate Loans (other than UK Swingline Loans), such notice must be received by Agent no later than 10:00 a.m. (Local Time) two Business Days (or such shorter period as may be agreed by Agent and all Applicable Lenders) prior to the requested funding date) (provided that, in the case of any Canadian Prime Rate Loans (other than Canadian Swingline Loans), such notice must be received by Agent no later than 10:00 a.m. (Local Time) one Business Day (or such shorter period as may be agreed by Agent and all Applicable Lenders) prior to the requested funding date) (provided that, in the case of any Daily Simple CORRA Rate Loans or Alternative Currency Daily Rate Loans, such notice must be received by Agent no later than 10:00 a.m. (Local Time) three Business Days (or such shorter period as may be agreed by Agent and all Applicable Lenders) prior to the requested funding date) and (ii) at least three Business Days prior to the requested funding date, in the case of Interest Period Loans (or one Business Day in the case of any Interest Period Loans to be Borrowed on the Closing Date); provided, however, that if the Administrative Borrower wishes to request Alternative Currency Term Rate Loans or Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by Agent (x) with respect to Alternative Currency Term Rate Loans, not later than 10:00 a.m. (Local Time) five Business Days prior to the requested date of such Borrowing or continuation of Alternative Currency Term Rate Loans or (y) with respect to Term SOFR Loans not later than 10:00 a.m. (Local Time) four Business Days prior to the requested date of such Borrowing or continuation of Term SOFR Loans, whereupon Agent shall give prompt notice to the Revolving Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m. (Local Time), (x) with respect to Alternative Currency Term Rate Loans, four Business Days and (y) with respect to Term SOFR Loans, three Business Days prior to the requested date of such Borrowing or continuation of Alternative Currency Term Rate Loans or Term SOFR Loans, as applicable, Agent shall notify the Administrative Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Notices received after 10:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the applicable Borrower for such Borrowing, (B) the amount of the Borrowing, (C) the requested funding date (which must be a Business Day), (D) the Type of Loans to be borrowed, (E) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), (F) whether the Borrowing is to be a Multicurrency Facility Loan or a US Facility Loan and (G) the currency in which such Loan is to be denominated.
(b)Swingline Loans. Whenever any Borrower desires funding of a Borrowing of Swingline Loans, the Administrative Borrower shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 10:00 a.m. (Local Time) on the Business Day of the requested funding date. Notices received after 10:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the applicable Borrower for such Borrowing, (B) the amount of the Borrowing, (C) the requested funding date (which must be a Business Day), (D) whether the Borrowing is to be made as a Base Rate Loan or Canadian Prime Rate Loan, (E) whether such Swingline Loan is to be a Canadian Swingline Loan, a UK Swingline Loan or a US Swingline Loan and (F) the currency in which such Loan is to be denominated.
4.1.2    Fundings by Lenders; Settlement.
(a)Each Applicable Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans under the applicable Facility that is properly requested hereunder; provided, however, that no Lender shall be required to honor its Revolver Commitment by funding its Pro Rata share of any Borrowing that would (i) in the case of a Multicurrency Facility Loan, cause the Total Multicurrency Facility Exposure to exceed the Multicurrency Facility Borrowing Base or the Multicurrency Facility Commitment, (ii) in the case of a US Facility Loan, cause the Total US Facility Exposure to exceed the US Borrowing Base (provided that for purposes of determining whether this clause (ii) has been satisfied, the US Borrowing Base shall be deemed to be reduced by the amount by which the Total Multicurrency Facility Exposure exceeds the sum of the Canadian Borrowing Base and the UK Borrowing Base) or the US Facility Commitment or (iii) in the case of a Multicurrency Facility Loan borrowed by a US Borrower, cause the outstanding amount of all Multicurrency Facility Loans made to all US Borrowers to exceed the US Borrowing Base (provided that for purposes of determining whether this clause (iii) has been satisfied, the US Borrowing Base shall be deemed to be reduced by the amount of the Total US Facility Exposure). Agent shall endeavor to provide prompt written notice to the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing). Subject to its receipt of such amounts from the Applicable Lenders, Agent shall disburse the proceeds of the applicable Revolver Loans as directed by the Administrative Borrower. Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable Borrower or Borrowers. If an Applicable Lender’s share of any Borrowing is not received by Agent, then the applicable Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing. Notwithstanding the foregoing, Agent may, in its discretion, fund any request for a Borrowing of Revolver Loans as Swingline Loans.
(b)To facilitate administration of the Revolver Loans, the Lenders, the Swingline Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower or any other Loan Party) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place on a date determined from time to time by Agent, which, in the case of Canadian Swingline Loans and US Swingline Loans, shall occur at least once every five (5) Business Days. On each settlement date, settlement shall be made with each such Lender in accordance with the Settlement Report delivered by Agent to the Lenders. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. Between settlement dates contemplated under the first sentence of this clause (b), Agent may in its discretion (but is not obligated to) apply payments on Revolver Loans to Swingline Loans, regardless of any designation by the Administrative Borrower or any Borrower or any provision herein to the contrary. If, due to an Insolvency Proceeding with respect to any Borrower or any other Loan Party or otherwise, any Swingline Loan may not be settled among the Lenders, then each Applicable Lender shall be deemed to have purchased from the applicable Swingline Lender a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to the applicable Swingline Lender, in immediately available funds, within one Business Day after Agent’s request therefor.
4.1.3    Notices. Each Borrower authorizes Agent and Lenders to extend Loans, convert or continue Revolver Loans, effect selections of interest rates, and transfer funds to or on behalf of applicable Borrowers based on telephonic or e-mailed instructions by the Administrative Borrower to Agent. The Administrative Borrower shall confirm each such request by reasonably prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by

Agent or any Lender to be a person authorized to give such instructions on the Administrative Borrower’s behalf.
4.1.4    Lending Offices. Each Lender may, at its option, make any Revolver Loan, and participation in Letters of Credit, available to any Borrower by causing any lending office, foreign or domestic branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement. Each such lending office, branch or Affiliate of any Lender shall, for all purposes of this Agreement and the other Loan Documents, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions (subject to all conditions and restrictions with respect to such provisions) in respect of its acting as such).
4.2    Defaulting Lender.
4.2.1    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Revolver Loans or Letters of Credit, Agent may exclude the Revolver Commitments and Loans of any Defaulting Lender from the calculation of Pro Rata shares; provided, that (i) no non-Defaulting Lender shall be re-allocated any Defaulting Lender’s commitment to fund Revolver Loans under Section 2.1.1 hereof if a Default or Event of Default is then continuing and (ii) notwithstanding such exclusion, no non-Defaulting Lender shall be required to fund or participate in any Loans or Letter of Credit if such funding or participation shall cause the Total Revolver Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolver Commitments. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 13.1.1(c).
4.2.2    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s LC Obligations, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Revolver Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2, 3.2.3 or 3.2.4 shall be paid to such Lenders. Notwithstanding anything to the contrary in Section 4.2.1 and this Section 4.2.2, the LC Obligations owing to a Defaulting Lender may be reallocated to the other Lenders only to the extent that such reallocation does not cause the Total Revolver Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolver Commitments. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
4.2.3    Cure. Administrative Borrower, Agent and each Fronting Bank may agree in writing that a Revolver Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Revolver Lender’s Revolver Commitment and Revolver Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Revolver Lenders and settled by Agent (with appropriate payments by the reinstated Revolver Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and each Fronting Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Revolver Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any

Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.
4.3    Number and Amount of Interest Period Loans; Determination of Rate. For ease of administration, all Interest Period Loans within a Facility of the same Type having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together, and such Loans shall be allocated among the Applicable Lenders on a Pro Rata basis. With respect to either Facility, no more than ten (10) Borrowings of Interest Period Loans may be outstanding at any time, and each Borrowing of Interest Period Loans when made, continued or converted shall be in a minimum amount of $1,000,000, Cdn$1,000,000, €1,000,000, or £1,000,000, as applicable, or an increment of $100,000, Cdn$100,000, €100,000 or £100,000 in excess thereof, as applicable. Upon determining the Term CORRA Rate, Term SOFR or Alternative Currency Term Rate for any Interest Period, Agent shall promptly notify the Administrative Borrower by telephone or electronically and, if requested by the Administrative Borrower, shall confirm any telephonic notice in writing.
4.4    Administrative Borrower.
4.4.1    Administrative Borrower. Each Loan Party hereby designates WS as its representative and agent (in such capacity, the “Administrative Borrower”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of any Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Fronting Bank or any Lender. The Administrative Borrower hereby accepts such appointment.
4.4.2    Administrative Borrower Generally. Agent, each Fronting Bank and each Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Administrative Borrower on behalf of any Loan Party. Agent, any Fronting Bank and any Lender may give any notice or communication with a Loan Party hereunder to the Administrative Borrower on behalf of such Loan Party. Each of Agent, any Fronting Bank and any Lender shall have the right, in its discretion, to deal exclusively with the Administrative Borrower for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Administrative Borrower shall be binding upon and enforceable against it.
4.5    Effect of Termination. On the effective date of termination of the Revolver Commitments, all Obligations shall be immediately due and payable. All undertakings of Loan Parties contained in the Loan Documents shall survive, and Agent shall retain their Liens on the Collateral and all of their rights and remedies under the Loan Documents until Full Payment of the Secured Obligations. Sections 2.2, 2.3, 2.4, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 11, 13.2 and this Section 4.5, and the obligation of each Loan Party and Lenders with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Secured Obligations.
Section 5.    PAYMENTS
5.1    General Payment Provisions. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, and in immediately available funds, not later than 1:00 p.m. (Local Time) on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans by a Borrower shall be applied first to costs and expenses of Agent (including any Extraordinary Expenses) relating to such Borrower, second to Floating Rate Loans (and Agent may, in its discretion, apply such prepayment to Swingline Loans before other Revolver Loans) of such Borrower, and then to Interest Period Loans of such Borrower; provided, however, that as long as no Default or Event of Default exists, prepayments of Interest Period Loans may (other than in the case of Full Payment of the Obligations), at the option of the applicable Borrower, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods (in which case no compensation under Section 3.9 hereof shall be payable with respect to such prepayment, but interest shall continue to accrue on the outstanding principal of such Loans until payment thereon). All payments with respect to any Obligation shall be made in the currency of the underlying Obligation. Any payment made contrary to the requirements of the preceding sentence shall be subject to the terms of Section 5.11.
5.2    Repayment of Obligations. (i) All Multicurrency Facility Obligations shall be immediately due and payable in full on the Multicurrency Facility Commitment Termination Date and (ii) all US Facility Obligations shall be immediately due and payable in full on the US Facility Commitment Termination Date, in each case, unless payment of such Obligations is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of Interest Period Loans, the payment of costs set forth in Section 3.9 (except to the extent provided in Section 5.1). Notwithstanding anything herein to the contrary, (x) if a Multicurrency Overadvance exists, Borrowers under the Multicurrency Facility shall, subject to Section 2.5, on the sooner of Agent’s demand or the first Business Day after the Administrative Borrower has knowledge thereof, repay the outstanding Multicurrency Facility Loans in an amount sufficient to reduce the principal balance of the related Overadvance Loan to zero; provided, that if the aggregate principal balance of all Multicurrency Facility Loans owed by such Borrowers and all outstanding Multicurrency LC Obligations exceeds the Multicurrency Facility Borrowing Base solely as a result of a fluctuation in Exchange Rates between the currencies in which such Multicurrency Facility Loans were funded or Letters of Credit were issued and Dollars, no repayment due to such Overadvance shall be required under this Section 5.2 until and unless such excess amount is equal to or greater than 105% of the Multicurrency Facility Borrowing Base and (y) if a US Overadvance exists, US Borrowers shall on the sooner of Agent’s demand or the first Business Day after the Administrative Borrower has knowledge thereof, repay the outstanding US Facility Loans in an amount sufficient to reduce the principal balance of the related Overadvance Loan to zero. If at any time the sum of the Dollar Equivalent of (x) the aggregate principal balance of all Multicurrency Facility Loans owed by the Borrowers plus (y) the Multicurrency LC Obligations exceeds the Multicurrency Facility Commitments (whether as a result of a fluctuation of Exchange Rates between the currencies in which such Loans were funded or Letters of Credit were issued and Dollars or otherwise), the Borrowers under the Multicurrency Facility shall, on the sooner of Agent’s demand or the first Business Day after the Administrative Borrower has knowledge thereof, repay its outstanding Multicurrency Facility Loans (or Cash Collateralize its Canadian Letters of Credit or UK Letters of Credit, as applicable) in an amount sufficient to reduce such excess to zero. If at any time the sum of (x) the aggregate principal balance of all US Facility Loans plus (y) the US LC Obligations exceeds the US Facility Commitments, the US Borrowers shall, on the sooner of Agent’s demand or the first Business Day after the Administrative Borrower has knowledge thereof, repay its outstanding US Facility Loans (or Cash Collateralize its US Letters of Credit) in an amount sufficient to reduce such excess to zero. If at any time the aggregate principal balance of all Multicurrency Facility Loans owed by the US Borrowers exceeds the US Borrowing Base (provided that for this purpose the US Borrowing Base shall be deemed to be reduced by the amount of the Total US Facility Exposure), the US Borrowers shall, on the sooner of Agent’s demand or the first Business Day after the Administrative Borrower has knowledge thereof, repay its outstanding Multicurrency Facility Loans in an amount sufficient to reduce such excess to zero.
5.3    Payment of Other Obligations. Obligations shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within thirty (30) days of demand by Agent therefor.
5.4    Marshaling; Payments Set Aside. None of Agent, Fronting Banks or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any payment by or on behalf of any Borrower or Borrowers is made to Agent, any Fronting Bank or any Lender, or Agent, any Fronting Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Fronting Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
5.5    Post-Default Allocation of Payments.
5.5.1    Allocation. Notwithstanding anything herein to the contrary, during the continuance of an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by or on behalf of any Loan Party, realization on Collateral, setoff or otherwise, shall, in each case, be allocated as follows:
(a)with respect to monies, payments, Property or Collateral of or from any US Loan Parties:
(i)first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any US Loan Party;
(ii)second, to all amounts owing to US Swingline Lender on US Swingline Loans;
(iii)third, to all amounts owing to any US Fronting Bank on US LC Obligations;
(iv)fourth, to all US Obligations constituting fees owing by the US Loan Parties (exclusive of any Canadian Obligations and UK Obligations which are guaranteed by the US Loan Parties);
(v)fifth, to all US Obligations constituting interest owing by the US Loan Parties (exclusive of any Canadian Obligations and UK Obligations which are guaranteed by the US Loan Parties);
(vi)sixth, to Cash Collateralization of US LC Obligations;
(vii)seventh, to the principal amount of all Loans and all Qualified Secured Bank Product Obligations of any US Loan Party (exclusive of any Qualified Secured Bank Product Obligations which are guaranteed by the US Loan Parties) to the extent a Bank Product Reserve has been established with respect thereto up to and including the amount most recently specified to Agent pursuant to the terms hereof;

(viii)eighth, to all other US Secured Obligations (exclusive of any Canadian Secured Obligations and UK Secured Obligations which are guaranteed by the US Loan Parties); and
(ix)ninth, to be applied to clause (b) below; and
(b)with respect to monies, payments, Property or Collateral of or from any Non-US Loan Parties, together with any allocations pursuant to subclause (ix) of Section 5.5.1(a):
(i)first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any Non-US Loan Party;
(ii)second, to all amounts owing to Canadian Swingline Lender on Canadian Swingline Loans to such Canadian Swingline Lender and UK Swingline Lender on UK Swingline Loans to such UK Swingline Lender;
(iii)third, to all amounts owing to any Canadian Fronting Bank on Canadian LC Obligations of any Canadian Loan Party and any UK Fronting Bank on UK LC Obligations of any UK Loan Party, in each case constituting fees;
(iv)fourth, to all Canadian Obligations and UK Obligations constituting fees owing by the Non-US Loan Parties;
(v)fifth, to all Canadian Obligations and UK Obligations constituting interest owing by the Non-US Loan Parties;
(vi)sixth, to Cash Collateralization of Canadian LC Obligations and UK LC Obligations;
(vii)seventh, to the principal amount of all Loans and all Qualified Secured Bank Product Obligations of any Non-US Loan Party (exclusive of any Qualified Secured Bank Product Obligations which are guaranteed by the Non-US Loan Parties) to the extent a Bank Product Reserve has been established with respect thereto up to and including the amount most recently specified to Agent pursuant to the terms hereof; and
(viii)eighth, to all other Canadian Secured Obligations and UK Secured Obligations of the Non-US Loan Parties.
Amounts shall be applied to each category of Secured Obligations set forth within subsections (a) and (b), as applicable, until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, last reported to Agent or the actual Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be the maximum amount of the applicable Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, last reported to Agent. The allocations set forth in this Section 5.5.1 are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and any allocation within subsection (a) and (b) of proceeds of the realization of Collateral may be changed by agreement among them without the consent of any Loan Party. This Section 5.5.1 is not for the benefit of or enforceable by any Loan Party. Notwithstanding the preceding two sentences and anything else to the contrary set forth in any of the Loan Documents, all payments by or on behalf of any Loan Party shall be applied first to the Secured Obligations of any member of the Loan Party Group of which such Loan Party is a member then due until paid in full and then to all other Secured Obligations (subject to the limitations contained herein including in Section 2.5) until paid in full. Notwithstanding anything contained in this Section 5.5.1, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
5.6    Application of Payments. The ledger balance (x) in the Dominion Accounts of the US Loan Parties as of the end of a Business Day shall be applied to the US Obligations and, after that, at the discretion of Agent to any other Secured Obligations, (y) in the Dominion Accounts of the Canadian Loan Parties as of the end of a Business Day shall be applied to the Canadian Obligations and, after that, at the discretion of Agent, but subject to Section 2.5 to any other Secured Obligations and (z) in the Dominion Accounts of the UK Loan Parties as of the end of a Business Day shall be applied to the UK Obligations and, after that, at the discretion of Agent, but subject to Section 2.5, to any other Secured Obligations, in each case, at the beginning of the next Business Day during the existence of any Cash Dominion Event. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers of the applicable Loan Party Group as long as no Event of Default exists. During the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.
5.7    Loan Account; Account Stated.
5.7.1    Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Obligations of Borrowers resulting from each Loan made to such Borrowers or issuance of a Letter of Credit for the account of Borrowers from time to time; it being understood that with respect to US Borrowers, such Loan Accounts shall indicate the amount of such Obligations that constitute US Facility Obligations and the amount of such Obligations that constitute Multicurrency Facility Obligations. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of any Borrower to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of each Borrower from the same jurisdiction (in the name of any such Borrower), and each Borrower confirms that, subject to Section 2.5, such arrangement shall have no effect on the joint and several character of its liability for the Secured Obligations.
5.7.2    Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 45 days after receipt or inspection that specific information is subject to dispute.
5.8    Taxes. For purposes of this Section 5.8, the term “Lender” includes any Fronting Bank.
5.8.1    Payments Free of Taxes. All payments by or on behalf of any Loan Party of Obligations shall be free and clear of and without deduction, remittance or withholding for any Taxes, unless required by Applicable Law. If Applicable Law requires any Loan Party or Agent to withhold, remit or deduct any Taxes (as determined in good faith by the applicable Loan Party or Agent), the withholding, remittance or deduction shall be based on Applicable Law and the information provided pursuant to this Section 5.8 and Section 5.9, and the applicable Loan Party or Agent shall be entitled to make such deduction or withholding and shall timely pay the amount withheld, remitted or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes then (subject to Section 5.8.2 in respect of Tax imposed by the United Kingdom) the sum payable by Loan Parties shall be increased so that the applicable Credit Parties receive an amount equal to the sum they would have received if no such withholding, remittance or deduction (including deductions applicable to additional sums payable under this Section 5.8) had been made. Without limiting the foregoing, Loan Parties shall timely pay and remit all Other Taxes to the relevant Governmental Authorities in accordance with Applicable Law or, at the option of Agent, timely reimburse it for the payment of any Other Taxes.
5.8.2    Exclusion to the Tax Gross-Up for UK Borrowers. A payment shall not be increased under Section 5.8.1 above in respect of any advance under any Loan Document to a Borrower incorporated in the UK on account of a UK Tax Deduction, if on the date on which the payment falls due:
(a)the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(b)the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender, and:
(i)an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Loan Party making the payment or from the Administrative Borrower a certified copy of that Direction; and
(ii)the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(c)the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and:
(i)the relevant Lender has not given a Tax Confirmation to Agent; and
(ii)the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Agent, on the basis that the Tax Confirmation would have enabled the Loan Party making the payment to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or
(d)the relevant Lender is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Sections 5.9.3(a), 5.9.3(b) or 5.9.3(c) (as applicable) below.

5.8.3    Payment. Loan Parties shall indemnify, hold harmless and reimburse each Credit Party for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes and Other Taxes attributable to amounts payable under this Section 5.8) paid or payable by such Credit Party with respect to any Obligations, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto. A certificate setting forth in reasonable detail the amount and basis for calculation of any such payment or liability delivered to the Administrative Borrower by a Credit Party (with a copy to Agent) shall be conclusive, absent manifest error, and all amounts payable by Loan Parties under this Section 5.8.3 shall be due in accordance with Section 5.3. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party, the Administrative Borrower shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment reasonably satisfactory to Agent. This Section 5.8.3 shall not apply to a UK Tax Deduction which would have been compensated for under Section 5.8.1 or Section 5.8.5, but was not so compensated solely because one of the exclusions in Section 5.8.2 or Section 5.8.5 applied.
5.8.4    Treatment of Certain Refunds. If any Credit Party determines, in its sole discretion in good faith, that it is entitled to claim a refund from a Governmental Authority in respect of any Indemnified Tax or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.8 (including by the payment of additional amounts pursuant to Section 5.8.1), such Credit Party shall promptly notify such Loan Party of the availability of such refund claim and, if such Credit Party determines in good faith that making a claim for refund will not place such party in a less favorable net after-Tax position than such party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid, shall, within 60 days after receipt of a request by such Loan Party, make a claim to such Governmental Authority for such refund. If a Credit Party determines, in its sole discretion, that it has received a refund of any Indemnified Tax or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.8 (including by the payment of additional amounts pursuant to Section 5.8.1), it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 5.8 with respect to the Indemnified Tax or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Credit Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Loan Parties agree in writing to repay the amount paid over to Loan Parties (plus interest attributable to the period during which the Loan Parties held such funds) to such Credit Party in the event that such Credit Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.8.4, in no event will the Credit Parties be required to pay any amount to the Loan Parties pursuant to this Section the payment of which would place the Credit Party in a less favorable net after-Tax position than the Credit Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its Taxes) to any Loan Party or any other Person.
5.8.5    VAT
(a)All amounts set out or expressed in a Loan Document to be payable by any party to any Credit Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (b) below, if VAT is or becomes chargeable on any supply made by any Credit Party to any party under a Loan Document and such Credit Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Credit Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Credit Party shall promptly provide an appropriate VAT invoice to such party).
(b)If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration),
(i)where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT. The Recipient must (where this subsection (b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)where the Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense in connection with such Loan Document, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this Section 5.8.5 to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(e)In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must as promptly as reasonably practicable provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
5.9    Lender Tax Information. For purposes of this Section 5.9, the term “Lender” includes any Fronting Bank.
5.9.1    Generally. Other than with respect to any advance under any Loan Document to a Borrower incorporated in the UK (to which Section 5.9.3 shall apply), any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which a relevant Loan Party is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Agent and the Administrative Borrower, at the time or times prescribed by Applicable Law or reasonably requested by Agent or the Administrative Borrower, such properly completed and executed documentation or such other evidence as prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition and only to the extent applicable, any Lender, if requested by Agent or the Administrative Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or the Administrative Borrower as will enable Agent and the Administrative Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Agreement, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.2 below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
5.9.2    US Borrowers. If a Lender has a Loan or Revolver Commitment with respect to a US Borrower that is a US Person, such Lender, if it is a US Person, shall deliver to Agent and the Administrative Borrower (on or prior to the date on which such Lender becomes a Lender under this Agreement, and from time to time thereafter upon the reasonable request of Agent or Administrative Borrower) executed copies of IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Administrative Borrower to determine whether such Lender is subject to information reporting requirements and to establish that such Lender is not subject to backup withholding. If any Foreign Lender with a Loan or Revolver Commitment with respect to a US Borrower is entitled to any exemption from or reduction of US withholding tax for payments with respect to the US Obligations, it shall, to the extent it is legally permitted to do so, deliver to Agent and Administrative Borrower, on or prior to the date on which it becomes a Lender or US Fronting Bank hereunder (and from time to time thereafter upon request by Agent or Administrative Borrower, but only if such Foreign Lender is legally entitled to do so) two executed copies of, (a) IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation (including, a certificate in the form of Exhibit I-2 (a “Non-Bank Certificate”) applicable to a partnership, if applicable); (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or section 881(c) of the Code, IRS Form W-8BEN or W-8BEN-E and a Non-Bank Certificate in the form of Exhibit I-1 or Exhibit I-2, as applicable; and/or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in US withholding tax, together with such supplementary documentation as may be necessary to allow Agent and US Borrowers to determine the withholding or deduction required to be made.
5.9.3    Lender Obligations. In respect of any advance under a Loan Document to a Borrower incorporated in the UK:
(a)Subject to subclause (b) below, a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a UK Tax Deduction.
(b)
(i)A UK Treaty Lender which is an Original UK Treaty Lender and that holds a passport under the HMRC DT Treaty Passport scheme and which wishes that scheme to apply to this Agreement shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.1.1; and
(ii)Each Additional UK Treaty Lender that becomes a Lender after the Closing Date and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme apply to such Lender’s participation in this Agreement shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Acceptance which it executed on becoming a Party as a Lender, to which it is a party;
and having done so, that Lender shall be under no further obligation pursuant to subclause (a) above.

(c)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with subclause (b) above and:
(i)a UK Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(ii)a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but (1) that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or (2) HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or (3) HMRC gave but subsequently withdrew authority for that UK Borrower to make payments to that Lender without a Tax Deduction or such authority has otherwise terminated or expired or is due to otherwise terminate or expire within the next three months, and in each case of clause (c)(i) above and this clause (c)(ii), the UK Borrower has notified that Lender in writing requesting such cooperation, the applicable Lender shall co-operate with the applicable UK Borrower in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a Tax Deduction.
(d)If a UK Treaty Lender has not made the HMRC DT Treaty Passport scheme elections and confirmations in accordance with subclause (b) above, no Loan Party shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of a commitment by such Lender or its participation in any advance unless the Lender otherwise agrees.
(e)Each UK Borrower shall, promptly on making any Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to Agent for delivery to the relevant Lender.
(f)A UK Non-Bank Lender which becomes a party on the Closing Date gives a Tax Confirmation to Agent by entering into this Agreement. A UK Non-Bank Lender shall promptly notify Agent and the Administrative Borrower if there is any change in the position from that set out in the Tax Confirmation.
(g)If Agent receives a Tax Confirmation from a UK Non-Bank Lender it shall promptly provide a copy of such Tax Confirmation to the Administrative Borrower.
(h)A Lender shall notify Agent on becoming aware that a Loan Party must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction). If Agent receives such notification from a Lender, it shall promptly notify the Administrative Borrower.

5.9.4    Lender Status Confirmation. Each New Lender which makes an advance to a Borrower incorporated in the UK shall indicate, in the relevant Assignment and Acceptance which it executes on becoming a party (or pursuant to the Fourth Amendment), and for the benefit of Agent and without liability to any Loan Party, which of the following categories it falls within:
(a)not a UK Qualifying Lender;
(b)a UK Qualifying Lender (other than a UK Treaty Lender); or
(c)a UK Treaty Lender.
If such a New Lender fails to indicate its status in accordance with this Section 5.9.4, then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies Agent which category of UK Qualifying Lender applies (and Agent, upon receipt of such notification, shall promptly inform the Administrative Borrower). For the avoidance of doubt, an Assignment and Acceptance (and the Fourth Amendment) shall not be invalidated by any failure of a New Lender to comply with this Section 5.9.4.
5.9.5    Lender Obligations. Other than with respect to any advance under any Loan Document to a Borrower incorporated in the UK (to which Section 5.9.3 shall apply), each Lender shall promptly notify the Administrative Borrower and Agent of any change in circumstances that would change any claimed Tax exemption or reduction or information reporting obligation. Each Lender, severally and not jointly with any other Lender, shall indemnify, hold harmless and reimburse (within ten days after demand therefor) Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable and documented attorneys’ fees limited to the fees, disbursements and other charges or one primary counsel and one local counsel in each relevant jurisdiction) incurred by or asserted against Agent by any Governmental Authority due to such Lender’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to Section 5.8 or this Section 5.9. Each Lender authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender under any Loan Document. Each Lender agrees that if any form or certificate it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update the form or certification or promptly notify the applicable Borrower or Agent in writing of its legal inability to do so. If a payment made to Agent or a Lender under any Loan Document would be subject to United States withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Agent or such Lender shall deliver to the Borrowers and Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or Agent as may be necessary for the Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.9.3, “FATCA” shall include any amendments made to FATCA after the Fourth Amendment Effective Date.
5.9.6    Indemnification by Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of a Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2.1 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 5.9.6.
5.10    Guarantees.
5.10.1    Joint and Several Liability of Loan Parties. Each Guarantor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and the other Secured Parties (as primary obligor, and not merely as a surety) the prompt payment and performance of, all Secured Obligations and all agreements of each other Loan Party under the Credit Documents provided, that a Guarantor shall not have any liability with respect to, or guarantee, any Excluded Swap Obligations of such Guarantor; and provided, further that notwithstanding anything contained herein or in any other Loan Document to the contrary, no UK Loan Party or Canadian Loan Party shall guarantee or be liable for the Secured Obligations of any US Loan Party. Each Guarantor agrees that its guarantee obligations as a Guarantor of the Secured Obligations hereunder constitute a continuing guarantee of payment and not of collection, that such guarantee obligations shall not be discharged until Full Payment of the Secured Obligations, and that such guarantee obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Secured Obligations or Credit Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.10) or any other Credit Document, or any waiver, consent or indulgence of any kind by Agent or any other Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guarantee for the Secured Obligations or any action, or the absence of any action, by Agent or any other Secured Party in respect thereof (including the release of any security or guarantee); (d) the insolvency of any Loan Party; (e) any election by Agent or any other Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the US Bankruptcy Code or any other Applicable Law of any other jurisdiction of similar effect; (f) any borrowing or grant of a Lien by any other Loan Party as debtor-in-possession under Section 364 of the US Bankruptcy Code or any other Applicable Law of any other jurisdiction of similar effect or otherwise; (g) the disallowance of any claims of Agent or any other Secured Party against any Loan Party for the repayment of any Secured Obligations under Section 502 of the US Bankruptcy Code or any other Applicable Law of any other jurisdiction of similar effect or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Secured Obligations. For the avoidance of doubt, the guarantees contained in this Agreement are subject to the reinstatement provisions contained in Section 13.21 of this Agreement.
5.10.2    Waivers by Loan Parties.
(a)Each Loan Party hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or the other Secured Parties to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Secured Obligations before, or as a condition to, proceeding against such Loan Party. To the extent permitted by Applicable Law, each Loan Party waives diligence, presentment, protest, demand, notice of dishonor, notice of default, notice of non-payment and all other defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Secured Obligations. It is agreed among each Loan

Party, Agent and the other Secured Parties that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Credit Documents and that, but for such provisions, Agent, Fronting Banks and Lenders would decline to make Loans and issue Letters of Credit. Each Loan Party acknowledges that its guarantee pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)Agent and the other Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon the Collateral by judicial foreclosure or non-judicial sale or enforcement, to the extent permitted under Applicable Law, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any other Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Loan Party or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Loan Party consents to such action and, to the extent permitted under Applicable Law, waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Loan Party might otherwise have had. To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of Agent or any other Secured Party to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Secured Obligations. To the extent permitted under Applicable Law, each Loan Party waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Secured Obligations, even though that election of remedies destroys such Loan Party’s rights of subrogation against any other Person. To the extent permitted under Applicable Law, Agent may bid all or a portion of the Secured Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Secured Obligations in accordance with the terms of this Agreement. To the extent permitted under Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any other Secured Party might otherwise be entitled but for such bidding at any such sale.
5.10.3    Extent of Liability of Loan Parties; Contribution.
(a)Notwithstanding anything herein to the contrary but provided that in no circumstance shall any Non-US Loan Party guarantee or be liable for the Secured Obligations of any US Loan Party, each Loan Party’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such Loan Party is primarily liable hereunder, as described below, and (ii) such Loan Party’s Allocable Amount.
(b)If any Loan Party makes a payment under this Section 5.10 of any Secured Obligations (other than amounts for which such Loan Party is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Loan Party, exceeds the amount that such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Secured Obligations satisfied by such Guarantor Payments in the same proportion that such Loan Party’s Allocable Amount bore to the total Allocable Amounts of all Loan Parties, then, subject to Section 5.10.4, such Loan Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Loan Party shall be the maximum amount that could then be recovered from such Loan Party under this Section 5.10 without rendering such payment voidable under Section 548 of the US Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law or any other Applicable Law of any other jurisdiction of similar effect.
(c)Nothing contained in this Section 5.10 shall limit the liability of any Loan Party to pay Loans made to that Loan Party, LC Obligations relating to Letters of Credit issued to support such Loan Party’s business, and all accrued interest, fees, expenses and other related Secured Obligations with respect thereto, for which such Loan Party shall be primarily liable for all purposes hereunder.

5.10.4    Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of all Secured Obligations.
5.11    Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by Agent; provided, that:
(a)each repayment of a Revolver Loan, LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC Obligation is denominated at the time of that repayment;
(b)each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;
(c)each payment of fees pursuant to Section 3.2.1 shall be in the currency therein provided, and if not so provided, in Dollars;
(d)each payment of fees pursuant to Sections 3.2.2 through 3.2.4 shall be in the currency of the underlying Letter of Credit; and
(e)each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made.
No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Loan Party in respect of which it was made unless and until such Credit Party shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.11. Agent has the right, at the expense of the applicable Loan Party, to convert any payment made in an incorrect currency into the applicable currency required under this Agreement. To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Loan Party (together with the other Loan Parties within its Loan Party Group or other obligors pursuant to any Guarantee of the Obligations of such Loan Party Group) agrees to indemnify and hold harmless such Credit Party, with respect to the amount of the shortfall with respect to amounts payable by such Loan Party hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the affected Borrowers.
5.12    Release of Guarantors. Agent and Lenders agree that any Guarantor shall be automatically released from its guarantee hereunder prior to Full Payment of the Secured Obligations to the extent the Equity Interests or all or substantially all of the property, so that such Guarantor would no longer be a Material Subsidiary) of such Guarantor are being sold, transferred or otherwise disposed of to a Person that is not a Loan Party (including through an Investment, a merger, consolidation, amalgamation, liquidation, dissolution or designation as an Unrestricted Subsidiary) or such Guarantor otherwise becomes an Excluded Subsidiary (other than pursuant to clause (b) of the definition thereof, unless such Guarantor is no longer a Subsidiary as a result of the applicable transaction), in each case, in any transaction not prohibited by Sections 9.2.3, 9.2.4, and 9.2.5, in each case, in accordance with Section 11.2.1.

5.13    Keepwell. Subject to Section 2.5, Each Qualified ECP Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee under Section 5.10 of this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.13, or otherwise under the Guarantee under Section 5.10 of this Agreement, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 5.13 shall remain in full force and effect until a Full Payment of the Secured Obligations. Each Qualified ECP Guarantor intends that this Section 5.13 constitute, and this Section 5.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 6.    CONDITIONS PRECEDENT
6.1    [Reserved].
6.2    Conditions Precedent to All Credit Extensions after the Closing Date. Agent, Fronting Banks and Lenders shall not be required to fund any Loans or arrange for issuance, extension or renewal of any Letters of Credit after the Closing Date, unless the following conditions are satisfied:

(a)No Default or Event of Default shall exist at the time of, and after giving effect to the making of, such funding or issuance, provided, that the requirements of this clause (a) may be limited by the proviso in Section 2.1.9(c)(i) as it pertains to Revolver Commitment Increases;
(b)The representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects as of the date of such extension of credit (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and any representation or warranty qualified by materiality, material adverse effect or similar language shall be true and correct in all respects), provided, that the requirements of this clause (b) may be limited by the proviso in Section 2.1.9(c)(v) as it pertains to Revolver Commitment Increases;
(c)In the case of the funding of Revolver Loans or the issuance, extension or renewal of any Letters of Credit, (i) Availability for the relevant Facility of not less than the amount of the proposed Borrowing or Letter of Credit shall exist and (ii) both immediately before and immediately after giving effect thereto, no Overadvance shall exist or would result therefrom and the Total Revolver Exposure would not exceed the Maximum Revolver Facility Amount;
(d)With respect to the making of Loans, a completed Notice of Borrowing shall have been delivered to Agent on a timely basis; and
(e)With respect to the issuance of a Letter of Credit, the conditions set forth in clauses (b) through (i) of the applicable definition of LC Conditions shall be satisfied, together with the conditions set forth in Section 2.2.1, Section 2.3.1 or Section 2.4.1, as applicable.
Each request (or any deemed request, except a deemed request in connection with a Protective Advance or pursuant to Sections 2.2.2(a), 2.3.2(a) or 2.4.2(a)) by the Administrative Borrower or any Borrower for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by all Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.
SECTION 7.    COLLATERAL ADMINISTRATION
7.1    Administration of Accounts.
7.1.1    Records and Schedules of Accounts. Each Loan Party shall keep materially accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent in accordance with Section 9.1.1(f).
7.1.2    Taxes. During the continuance of an Event of Default, if an Account of any Loan Party includes a charge for any Taxes, Agent is authorized, in its discretion, if the applicable Loan Party has not paid such Taxes when due, to pay the amount thereof to the proper Governmental Authority for the account of such Loan Party and to charge the Loan Parties therefor; provided, however, that neither Agent nor any other Secured Party shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.
7.1.3    Account Verification. During the continuance of an Event of Default or Cash Dominion Event, Agent shall have the right, in the name of Agent, any designee of Agent or any Loan Party, upon notice to the relevant Loan Parties, to verify the validity, amount or any other matter relating to any Accounts of the Loan Parties by mail, telephone or otherwise. The Loan Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
7.1.4    Proceeds of Collateral. (a) Each Loan Party shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts, Chattel Paper and all proceeds of other Collateral, in each case, included in any Borrowing Base are made directly to a Dominion Account. If any such Loan Party receives cash or Payment Items with respect to any such Collateral, it shall hold same in trust for Agent and within one (1) Business Day (or such later date as Agent shall reasonably agree) deposit the same into a Dominion Account.

        (b)    The Loan Parties shall not participate in any cash pooling arrangements.
7.2    Administration of Rental Equipment, Equipment and Inventory.
7.2.1    Records and Reports of Rental Equipment, Equipment and Inventory. Each Loan Party shall keep accurate and complete records of its Rental Equipment, Equipment and Inventory, including costs and daily withdrawals and additions, and shall submit to Agent Rental Equipment reconciliation reports (which reports shall set forth the Rental Equipment, Equipment and Inventory information by location) in form reasonably satisfactory to Agent in accordance with Section 9.1.1(f).
7.2.2    Storage and Maintenance. The Loan Parties shall use, store and maintain all Rental Equipment located at any owned or leased property with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with all Applicable Law, including the FLSA, if applicable, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations of such Loan Party where any Collateral is located.
7.3    Administration of Deposit Accounts.
7.3.1    Deposit Accounts. Schedule 7.3 sets forth all Deposit Accounts maintained by the Loan Parties as of the Closing Date and identifies Deposit Accounts intended to constitute Dominion Accounts pursuant to Section 7.3.2. A Loan Party shall be the sole account holder of each of their Deposit Accounts (other than Excluded Deposit Accounts) and shall not allow any other Person (other than Agent or, in the case of Capital Lease Deposit Accounts, the lessor with respect to the related Capital Lease) to have control over a Deposit Account (other than Excluded Deposit Accounts) or any Property deposited therein. The Administrative Borrower shall, concurrent with its delivery of a Borrowing Base Certificate pursuant to Section 9.1.1(e), notify Agent of any opening or closing of a Deposit Account (other than a Capital Lease Deposit Account or Excluded Deposit Account) of any Loan Party, and upon Agent’s receipt of such notice, Schedule 7.3 will automatically be deemed amended to reflect the opening or closing of such Deposit Account(s).
7.3.2    Dominion Accounts. Each Loan Party (other than any New Loan Party, which shall be subject to the requirements set forth in Section 9.1.12) shall use commercially reasonable efforts to obtain a Deposit Account Control Agreement establishing Agent’s control over and Lien on each lockbox or Deposit Account (other than Excluded  Deposit Accounts) (or equivalent in each relevant jurisdiction which, in the UK, shall be either (a) a fixed charge lien in favor of Agent or (b) a floating charge lien in favor of Agent which shall, upon the occurrence of a Cash Dominion Event and subsequent creation of a fixed charge lien in favor of Agent over such lockboxes or Deposit Accounts, become a fixed charge lien) as soon as reasonably practicable following the Closing Date and, in any event, within 120 days after the later of the Closing Date and the establishment of such account (or such later date as Agent shall reasonably agree). If a Loan Party is unable to obtain a Deposit Account Control Agreement (or equivalent in each relevant jurisdiction which, in the UK, shall be either (a) a fixed charge lien in favor of Agent or (b) a floating charge lien in favor of Agent which shall, upon the occurrence of a Cash Dominion Event and subsequent creation of a fixed charge lien in favor of Agent over such lockboxes or Deposit Accounts, become a fixed charge lien) with respect of any lockbox or Deposit Account (other than Excluded Accounts) within such time, such Loan Party shall move such lockbox or Deposit Account to Agent or such other bank which will provide a Deposit Account Control Agreement (or equivalent in each relevant jurisdiction which, in the UK, shall be either (a) a fixed charge lien in favor of Agent or (b) a floating charge lien in favor of Agent which shall, upon the occurrence of a Cash Dominion Event and subsequent creation of a fixed charge lien in favor of Agent over such lockboxes or Deposit Accounts, become a fixed charge lien). If a Dominion Account is not maintained with Bank of America, Agent may (or shall at the request of the Required Lenders), during the existence of any Cash Dominion Event, require immediate transfer of all cash receipts in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to any Loan Party for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. For the avoidance of doubt, (i) in no event shall any Excluded Deposit Account be a Dominion Account, (ii) prior to the occurrence of a Cash Dominion Event, Loan Parties shall be permitted to freely operate their lockboxes and Deposit Accounts in accordance with the terms of the Loan Documents, including, without limitation, with respect to making deposits and withdrawing funds notwithstanding such lockboxes or Deposit Accounts may be subject to a Deposit Account Control Agreement or, with respect to any Deposit Account of a UK Loan Party, a floating charge and (iii) notwithstanding anything to the contrary in this Agreement, on or prior to the Closing Date each UK Loan Party shall enter into a fixed charge Lien in favor of Agent over the Eligible Qualified Cash Account (as defined in the UK Security Agreements) and a floating charge Lien in favor of Agent in respect of its other lockboxes or Deposit Accounts (other than Excluded Deposit Accounts), pursuant to the UK Security Agreements and clause (ii) above shall not apply to the Eligible Qualified Cash Account (as defined in the UK Security Agreements) secured by a fixed charge Lien thereunder. For the avoidance of doubt, immediately upon and following the occurrence of a Cash Dominion Event, each UK Loan Party shall, upon request from Agent, enter into a new fixed charge Lien in favor of Agent in relation to any lockboxes or Deposit Accounts (other than Excluded Deposit Accounts) of any UK Loan Party.
7.4    General Provisions.
7.4.1    Location of Collateral. (a) All tangible items of Specified Assets, other than goods in transit, shall at all times be kept by the Loan Parties at the Loan Parties’ business locations set forth in Schedule 7.4.1, except that the Loan Parties may (i) make sales, leases or other dispositions of Specified Assets not prohibited by Sections 9.2.3, 9.2.4, and 9.2.5; (ii) in the case of any US Loan Party, move Specified Assets to another location in the United States or Canada; (iii) in the case of any UK Loan Party, move Specified Assets to another location in England and Wales; and (iv) in the case of a Canadian Loan Party, move Specified Assets to another location in Canada or the United State set forth on Schedule 7.4.1 or, upon five (5) Business Days’ prior written notice to Agent, and so long as all actions shall have been taken prior to such move to ensure that Agent has a perfected first priority security interest in and Lien on such Specified Assets, any other location in Canada or the United States. The Administrative Borrower may, in its own discretion, from time to time revise Schedule 7.4.1 (provided that such revisions shall not include any locations (x) in the case of the Canadian Loan Parties and the US Loan Parties, outside of Canada and the US and (y) in the case of the UK Loan Parties, outside of England and Wales) by providing a copy of such revised schedule to Agent and, upon Agent’s receipt thereof, such revised Schedule shall be deemed to replace any previous version of such Schedule and shall be deemed to be part of this Agreement.
(a)Each Loan Party shall maintain insurance with respect to the Collateral as required under Section 9.1.4. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of their insurance policies. Unless not customary in the relevant insurance market or available on commercially reasonable terms in the insurance market for the applicable jurisdiction in the good faith determination of the Administrative Borrower, each policy shall within 120 days of the later of the Closing Date and the establishment of such policy (or such later date as Agent shall reasonably agree) include endorsements (i) showing Agent as loss payee or additional insured, as appropriate, and (ii) requiring at least ten (10) daysʼ prior written notice to Agent (or such shorter period as agreed to by Agent) in the event of cancellation of the policy for any reason whatsoever. If any Loan Party fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge such Loan Party therefor.
7.4.2    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of a Loan Party, all Taxes payable with respect to any Collateral of a Loan Party (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral of a Loan Party, shall be borne and paid by Loan Parties. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, and the same shall be at Loan Parties’ sole risk.
7.4.3    Defense of Title to Collateral. Each Loan Party shall use commercially reasonable efforts at all times to defend its title to Collateral owned by it and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Liens permitted pursuant to Section 9.2.2.
7.4.4    Power of Attorney. Each of the Loan Parties hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes provided in this Section 7.4.4. Agent, or Agent’s designee, may, without notice and in either its or a Loan Party’s name, but at the cost and expense of such Loan Parties and exercisable only once an Event of Default has occurred and is continuing:
(a)endorse a Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
(b)(i) notify any Account Debtors of a Loan Party whose Accounts constitute Collateral of the assignment of their Accounts, demand and enforce payment of such Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to such Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts included in the Collateral or other Collateral of the Loan Parties or any legal proceedings brought to collect Accounts included in the Collateral or other Collateral of the Loan Parties; (iii) sell or assign any Accounts included in the Collateral and other Collateral of the Loan Parties upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or Securities Accounts of the Loan Parties included in the Collateral, and take control, in any manner, of proceeds of Collateral of the Loan Parties; (v) prepare, file and sign a Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor whose Accounts constitute Collateral, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Loan Party, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Rental Equipment or other Collateral of the Loan Parties (other than Accounts, Rental Equipment or Stand-Alone Customer Capital Leases subject to a Permitted Stand-Alone Capital Lease Transaction) of the Loan Parties; (viii) use a Loan Party’s stationery and sign its name to verifications of Accounts included in the Collateral and notices to the related Account Debtors of the Loan Parties; (ix) use information contained in any data processing, electronic or information systems relating to Collateral of a Loan Party; (x) make and adjust claims under insurance policies of the Loan Parties required to be maintained under Section 7.4.1(b); (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument, in each case, relating to the Collateral for which a Loan Party is a beneficiary; and (xii) take all other actions as Agent reasonably deems appropriate to fulfill any Loan Party’s obligations under the Loan Documents.
7.5    Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Permitted Investments, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Loan Party, and shall have no responsibility for any investment or loss. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Loan Party or other Person claiming through or on behalf of any Loan Party shall have any right to any Cash Collateral, until Full Payment of all Secured Obligations or as otherwise expressly provided herein or in the relevant documentation governing such Cash Collateral.
SECTION 8.    REPRESENTATIONS AND WARRANTIES
8.1    General Representations and Warranties. In order to induce the Lenders and Fronting Banks to enter into this Agreement and (as applicable) to make the Loans and issue or participate in Letters of Credit as provided for herein, each Loan Party (which term, for purposes of this Section 8.1, shall exclude Holdings other than as used in Sections 8.1.1 and 8.1.2) makes the following representations and warranties to, and agreements with, Agent, the Lenders and the Fronting Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:
8.1.1    Corporate Status. Each Loan Party (a) is a duly organized, incorporated or established and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such jurisdiction provides for the designation of entities organized, incorporated or established thereunder as existing in good standing) and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) is duly qualified and is authorized to do business and in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. No Loan Party is a Relevant Financial Institution.
8.1.2    Power and Authority; Enforceability. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement or similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).
8.1.3    No Violation. Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) contravene any material provision of any Applicable Law applicable to such Loan Party, (b) except as set forth on Schedule 8.1.3, result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Loan Party (other than Liens created under the Loan Documents and Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Loan Party is a party or by which it or any of its property or assets is bound, (c) violate any provision of the Organizational Documents of such Loan Party or (d) violate any provision of the 2028 Senior Secured Notes or the 2025 Senior Secured Notes.
8.1.4    Litigation. Except as set forth on Schedule 8.1.4, there are no actions, suits or proceedings pending or, to the knowledge of such Loan Party, threatened with respect to such

Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.
8.1.5    Margin Regulations. The making of any Loan hereunder (or the proceeds thereof) will not be used to purchase or carry any “margin stock” (as defined in Regulation U) or to extend credit for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board of Governors.
8.1.6    Governmental Approvals. Under the laws of the United States, Canada and the UK (including any state, province, district or territory thereof), the execution, delivery and performance of each Loan Document, and the enforcement by Agent of its rights thereunder, does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) registrations, filings and recordings in respect of the Liens created pursuant to the Loan Documents, (c) registrations, filings and associated actions necessary to perfect the Liens of Agent granted under any Security Document, (d) registrations and filings that may be necessary in connection with (i) the sale or transfer of any Equity Interests constituting Collateral under any applicable securities laws of the United States or any state thereof and (ii) the foreclosure on, or sale or other transfer of, Collateral under any applicable laws of any foreign jurisdiction and (e) such consents, approvals, registrations, filings or actions the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.
8.1.7    Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
8.1.8    True and Complete Disclosure.
(a)All written information and written data (other than (i) third party reports (but not the information upon which such memos or reports are based on to the extent otherwise made available to the Joint Lead Arrangers), (ii) the Projections (as defined below), (iii) forward looking information and (iv) information of a general economic or industry specific nature), that has been made available to any Joint Lead Arranger on or before the Closing Date by a Loan Party or any of its representatives on its behalf in connection with the Transactions, when taken as a whole is, as of the Closing Date, correct in all material respects and does not when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto).
(b)The financial estimates, forecasts and other projections (collectively, the “Projections”) and other forward looking information contained in the information materials provided to the Joint Lead Arrangers on or before the Closing Date have been prepared in good faith based upon assumptions that were believed by the applicable Loan Party to be reasonable at the time such Projections were furnished to the Joint Lead Arrangers; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are (i) subject to significant uncertainties and contingencies, many of which are beyond any Loan Party’s control, that no assurance can be given that any such Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) not a guarantee of performance.

(c)As of the Closing Date, the information included in any Beneficial Ownership Certification (if any) with respect to the Loan Parties provided to any Lender is true and correct in all respects.
8.1.9    Financial Condition; Financial Statements. The (a) consolidated financial statements of Parent contained in the Closing Date Financial Statements and (b) the consolidated financial statements delivered pursuant to Section 9.1.1, in each case present or will, when provided, present fairly in all material respects the consolidated financial position of WS and its Subsidiaries at the respective dates of said information, statements and the consolidated results of operations for the respective periods covered thereby. The financial statements referred to in this Section 8.1.9 have been prepared in accordance with GAAP consistently applied (except to the extent provided in the notes to said financial statements) (subject, in the case of quarterly financial statements, to changes resulting from audit and normal year-end audit adjustments), and the audit reports accompanying such financial statements delivered pursuant to Section 9.1.1(a) are not (except as otherwise permitted by such Section) subject to any qualification as to the scope of the audit or the status of WS as a going concern. There has been no event or circumstance which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect since December 31, 2019.
8.1.10    Tax Returns. Such Loan Party and each of its Subsidiaries have filed all federal and all material state and provincial or territorial income tax returns and all other material tax returns, domestic and foreign, required to be filed by any of them and have paid all income and other material Taxes payable by them that have become due, other than those (i) not yet delinquent, (ii) contested in good faith as to which adequate reserves have been provided in accordance with GAAP or (iii) with respect to which a failure to pay those Taxes would not reasonably be expected to result in a Material Adverse Effect. Such Loan Party and each of its Material Subsidiaries have paid, or have provided adequate reserves in accordance with GAAP for the payment of, all federal and all material state, provincial, territorial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.
8.1.11    Employee Benefit Plans.
(a)US Employee Plans; Multiemployer Plans.
(i)Compliance with ERISA. Each US Employee Plan is in compliance with ERISA, the Code, all Applicable Laws and the terms of such US Employee Plan; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any US Employee Plan; no Multiemployer Plan is “insolvent” (as defined under Section 4245 of ERISA) and no notice of any such insolvency has been given to a US Loan Party or any ERISA Affiliate; no US Employee Plan has failed to satisfy the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 or 303 of ERISA); no US Loan Party or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a US Employee Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 of the Code, or on account of a Multiemployer Plan pursuant to Section 4201 or 4204 of ERISA, or has been notified that it will or may incur any liability under any of the foregoing Sections with respect to any US Employee Plan or Multiemployer Plan, as applicable; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate any US Employee Plan or to appoint a trustee to administer any US Employee Plan, no notice of any such proceedings has been given to such US Loan Party or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of such US Loan Party or any ERISA Affiliate exists (or is reasonably likely to exist) nor has such US Loan Party or any ERISA Affiliate been notified that such a lien will be imposed on the assets of such US Loan Party or any ERISA Affiliate on account of any

US Employee Plan or Multiemployer Plan, and there are no pending or, to the knowledge of such US Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any US Employee Plan (and no such claim, action or lawsuits or action by any Governmental Authority is reasonably likely to be asserted), except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.1.11(a)(i) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No US Employee Plan has an Unfunded Current Liability that would, if such plan or plans were to be terminated as of the Closing Date, individually, in the aggregate or when taken together with any other liabilities referenced in this Section 8.1.11(a)(i), be reasonably likely to have a Material Adverse Effect.
(ii)Each US Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or is comprised of a master or prototype plan that is the subject of a favorable opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the US Loan Party or any Subsidiary or any ERISA Affiliate, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such qualification, except to the extent that any non-qualification would not be reasonably likely to have a Material Adverse Effect.
(iii)As of the Fourth Amendment Effective Date, the Loan Parties and the Restricted Subsidiaries are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolver Commitments.
(b)Canadian Pension Plans.
(i)Except as would not reasonably be expected to give rise, individually or in the aggregate, to Material Adverse Effect (it being acknowledged that, for purposes of this Section 8.1.11(b), funding deficiencies, other benefit liabilities and events, conditions and circumstances that could give rise to liabilities, as such deficiencies, liabilities and circumstances exist as of the Closing Date, to the extent that they remain applicable at the relevant determination date, and any future obligations arising therefrom shall be included or considered in the determination of whether as of any date a Material Adverse Effect has occurred, exists or would reasonably be expected to occur):
(ii)Canadian Loan Parties are in compliance in all material respects with the requirements of the PBA and any binding FSRA requirements of general application with respect to each Canadian Pension Plan and in compliance with any FSRA directive or order directed specifically at a Canadian Pension Plan. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Canadian Loan Party or Subsidiary contributes to or participates in a Canadian Multi-Employer Plan. No Canadian Loan Party or an Affiliate thereof maintains, contributes or has any liability with respect to a Canadian Pension Plan which provides benefits on a defined benefit basis. No Termination Event has occurred. All contributions required to be made by any Canadian Loan Party or Subsidiary to any Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and the PBA. No Lien has arisen, choate or inchoate, in respect of any Canadian Loan Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
(c)UK Plans. No UK Loan Party is or has at any time been an employer in relation to a UK DB Pension Plan or is or has been at any time in the previous six years “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 of the United Kingdom) (except to the extent any such connection or association has not, individually or in the aggregate, and would not, reasonably be expected to have a Material Adverse Effect) of such employer.
8.1.12    Subsidiaries. Schedule 8.1.12 lists each Restricted Subsidiary of each Loan Party (and the direct and indirect ownership interest of such Loan Party therein), in each case existing on the Fourth Amendment Effective Date.
8.1.13    Intellectual Property. Such Loan Party and each of the Restricted Subsidiaries own, or otherwise possess the right to use, all intellectual property that is necessary for the operation of their respective businesses as currently conducted, without any known conflict with the rights of others which would, or except where the failure to own or otherwise possess the right to use such intellectual property would not, reasonably be expected to have a Material Adverse Effect.
8.1.14    Environmental Law.
(a)Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of the Restricted Subsidiaries and all Real Estate are, and have been, in compliance with, and possess all permits, licenses and registrations required pursuant to, all Environmental Laws; (ii) neither such Loan Party, nor any of the Restricted Subsidiaries is subject to any pending, or to the knowledge of such Loan Party and its Restricted Subsidiaries, threatened Environmental Claim, or has received written notice of potential liability under any Environmental Laws; (iii) to the knowledge of such Loan Party or any of its Restricted Subsidiaries, Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Estate currently or formerly owned, leased or operated by such Loan Party or any of its Subsidiaries or, to the knowledge of such Loan Party or any other Restricted Subsidiaries, any property adjoining or adjacent to any Real Estate, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law, require any investigation, removal, remediation or corrective action by any Loan Party, give rise to an Environmental Claim against, or other material liability of, any Loan Party pursuant to Environmental Law.
8.1.15    Properties. Each Loan Party and each of the Restricted Subsidiaries has good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement), except where the failure to have such good title or such leasehold interest would not reasonably be expected to have a Material Adverse Effect. Subject to the Certain Funds Provision and, with respect to Certificated Units, Section 9.1.20(a), all Liens of Agent are duly perfected and first priority Liens (or in the case of Canadian Loan Parties and UK Loan Parties valid and first priority Liens), in each case, (i) except where (A) any filings are required to be made in the UK in respect of the Security Documents granted by UK Loan Parties, including but not limited to filings required under the UK Companies Act 2006, or (B) any notices of assignment or charge are required to be given promptly following the execution of the UK Security Agreements to record or perfect Liens created under the UK Security Agreements, (ii) subject only to Liens permitted pursuant to Section 9.2.2 that are allowed to have priority over Agent’s Liens by operation of law, (iii) except with respect to Non-Certificated Units owned by the Unit Subsidiary other than to the extent perfected by the filing of a UCC-1 financing statement and (iv) except with respect to New Mexican Units.
8.1.16    Solvency. On the Closing Date, after giving effect to the Transactions, the Borrowers and their Subsidiaries, taken as a whole, are Solvent.

8.1.17    Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Each Borrower warrants with respect to each of its Accounts at the time it is shown as an Eligible Account in a Borrowing Base Certificate that, to such Borrower’s knowledge, in all material respects, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account.
8.1.18    Sanctions.
(a)No Loan Party (a) is a Restricted Party, (b) is engaged directly or knowingly indirectly in any dealings or transactions with any Restricted Party that would be prohibited by applicable Sanctions, or (c) is otherwise the target of any other applicable Sanctions. Each relevant Loan Party is and has been for the last five years in compliance with applicable Sanctions. No part of the proceeds of the Loans or the Letters of Credit will be paid, directly or, knowingly, indirectly, to any Restricted Party or Sanctioned Country or in any manner that reasonably would result in placing any Party to this Agreement in violation of applicable Sanctions or becoming a Restricted Party.
(b)If making any representation and warranty in clause (a) above would result in the UK Loan Parties breaching the Blocking Regulation, the UK Loan Parties are deemed not to make the representation and warranty but only to the extent of the breach.
8.1.19    AML Legislation; Anti-Corruption. Each relevant Loan Party is in compliance, in all material respects, with (a) applicable AML Legislation, (b) the Patriot Act and (c) all applicable Anti-Corruption Laws. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or, knowingly, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable Anti-Corruption Laws, including the UK Bribery Act and the Corruption of Foreign Public Officials Act (Canada).
8.1.20    Compliance with Applicable Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
8.1.21    Insurance. The properties of the Loan Parties and each Restricted Subsidiary thereof are insured with insurance companies that each Loan Party believes (in the good faith judgment of the management of such Loan Party) are financially sound and reputable (after giving effect to any self-insurance which such Loan Party believes (in the good faith judgment of management of such Loan Party) is reasonable and prudent in light of the size and nature of its business), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Restricted Subsidiary operates.
8.1.22    Labor Matters. There are no collective bargaining agreements covering the employees of any Loan Party as of the Closing Date except as set forth on Schedule 8.1.22 and neither any Loan Party nor any of its Restricted Subsidiaries has suffered any strikes, walkouts, work stoppages resulting from its labor practices within the last five years which has had, or would reasonably be expected to have, a Material Adverse Effect.

8.1.23    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions.
8.1.24    Unit Subsidiary. All Non-Certificated Units located in the United States of America or any State or territory thereof are owned by the Unit Subsidiary other than those Units that are not owned by a US Loan Party or are the subject of a Stand-Alone Customer Capital Lease.
SECTION 9.    COVENANTS AND CONTINUING AGREEMENTS
9.1    Affirmative Covenants. Each Loan Party (which term, for purposes of this Section 9.1, shall exclude Holdings, other than as used in Sections 9.1.2, 9.1.3, 9.1.6, 9.1.18(a)(i) and 9.1.19, as such Sections pertain to Holdings) hereby covenants and agrees that from the Closing Date and thereafter, until the Revolver Commitments and the Swingline Commitments have terminated and Full Payment has occurred:
9.1.1    Financial and Other Information. The Loan Parties will furnish to Agent:
(a)as soon as available and in any event on or before the date that is ninety (90) days after the end of each of WS’ fiscal years, (i) the consolidated balance sheet of WS and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of income and consolidated statement of cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified (or contain an explanatory paragraph) as to the scope of audit or as to the status of WS or any other Loan Party as a going concern (other than solely with respect to, or resulting solely from an upcoming maturity date or prospective non-compliance with any financial covenants under any agreement, indenture or other document governing any Indebtedness), together with a copy of management’s discussion and analysis of the financial condition and results of operations of WS and its Subsidiaries for such fiscal year, as compared to the previous fiscal year, and (ii) at the request of Agent, unaudited consolidating balance sheets as at the end of such fiscal year and the related unaudited consolidating statements of income and consolidating statements of Capital Expenditures for such fiscal year, in each case, of WS and its Subsidiaries to the extent available under, and consistent with, WS’ internal reporting framework;
(b)as soon as available and in any event on or before the date that is forty-five (45) days after the end of each quarterly accounting period (other than the fourth fiscal quarter of any fiscal year) of WS, the consolidated balance sheet of WS and its Subsidiaries, in each case as at the end of each of such quarterly accounting periods and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by a Senior Officer of WS as presenting fairly in all material respects the consolidated financial position of WS and its Subsidiaries at the respective dates of said statements and the consolidated results of operations for the respective periods covered thereby, subject to changes resulting from audit and normal year-end audit adjustments, together with a copy of management’s discussion and analysis of the financial condition and results of operations of WS and its Subsidiaries for such fiscal quarter, as compared to the previous fiscal quarter; provided that solely with respect to the quarterly accounting period ending on June 30, 2020, the Loan Parties will also furnish to the Agent unaudited quarterly financial statements with respect to MMI and its Subsidiaries of a similar nature as described above in this clause (b);
(c)not more than ninety (90) days after the commencement of each fiscal year of WS, a budget of WS and its Subsidiaries in reasonable detail for such fiscal year on a quarterly basis consistent in scope with the financial statements provided pursuant to Section 9.1.1(a), setting forth the material assumptions upon which such budgets are based;
(d)at the time of the delivery of the financial statements provided for in Sections 9.1.1(a) and (b), a Compliance Certificate of a Senior Officer of the Administrative Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) in the case of financial statements provided pursuant to Section 9.1.1(a) or (b), the Consolidated Fixed Charge Coverage Ratio (and accompanying calculations, including any pro forma adjustments used in making such calculations and not previously reflected in prior Compliance Certificates and, in reasonable detail, all relevant financial information in support of such calculations) as at the end of such fiscal year or fiscal quarter, as the case may be, together with a reconciliation between the calculation of such ratios and the financial statements so delivered (including the exclusion of Unrestricted Subsidiaries) from the consolidated financial condition and results of WS and its Subsidiaries and (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or fiscal quarter, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or fiscal quarter, as the case may be;
(e)as soon as available but in any event within twenty-five (25) days of the end of each calendar month, a Borrowing Base Certificate (which, subject to in Section 2.6, shall be calculated in a consistent manner with the most recently delivered Borrowing Base Certificate) covering each Borrowing Base, provided, that (i) on and after the Closing Date until the earlier of (x) January 31, 2021 and (y) the date of receipt by Agent of the New WS Appraisals and Field Exams, the Administrative Borrower shall deliver an Existing Borrowing Base Certificate in lieu of a Borrowing Base Certificate each time a Borrowing Base Certificate is required to be delivered during such period), (ii) the Administrative Borrower will be required to furnish a Borrowing Base Certificate on or before the Wednesday following each calendar week as of the end of such calendar week during which a Borrowing Base Test Event is continuing, and (iii) the Administrative Borrower may, at its option, furnish a Borrowing Base Certificate more frequently than otherwise required pursuant to this clause (e) so long as such frequency of reporting is maintained for at least four weeks;
(f)as soon as available but in any event, within twenty-five (25) days after the end of each calendar month, in each case, as of the period then ended:
(i)(1) a schedule in form reasonably satisfactory to Agent identifying the locations (whether owned or leased) of Rental Equipment, Equipment and Inventory of each Loan Party and (2) a roll-forward of the Rental Equipment fleet as of the end of such month;
(ii)a worksheet of calculations prepared by the Administrative Borrower to determine Eligible Accounts, Eligible Container Inventory Held For

Sale, Eligible Machinery and Equipment, Eligible Raw Materials Inventory, Eligible Rental Equipment and Eligible Work-In-Process Container Inventory, such worksheets detailing the Accounts, Rental Equipment, Equipment and Inventory excluded from Eligible Accounts, Eligible Container Inventory Held For Sale, Eligible Machinery and Equipment, Eligible Raw Materials Inventory, Eligible Rental Equipment and Eligible Work-In-Process Container Inventory and the reason for such exclusion; and
(iii)a summary of Accounts agings for each Loan Party as of the end of the preceding month, specifying each Account’s Account Debtor name and address (if requested);
(g)promptly after a Senior Officer of any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Loan Party proposes to take with respect thereto (which notice, to the extent captioned a “Notice of Default,” shall be promptly forwarded by Agent to the Lenders) and (ii) any litigation or governmental proceeding pending against any Loan Party or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect;
(h)promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Parent, Holdings, WS or any Restricted Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Parent, Holdings, WS or any Restricted Subsidiary shall send to the holders of any debt of Holdings, WS and/or any Restricted Subsidiary in their capacity as such holders (in each case to the extent not theretofore delivered to Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as Agent on its own behalf or on behalf of any Lender (acting through Agent) may reasonably request in writing from time to time;
(i)(i) not later than fourteen (14) days prior to any change in the jurisdiction of organization of any Loan Party (and, for purposes of the PPSA, the location of its chief executive office) (or such later date as Agent may agree in its reasonable discretion) for purposes of the Uniform Commercial Code or PPSA and (ii) reasonably promptly but not later than forty-five (45) days following the occurrence of any change referred to in subclauses (w) through (z) below (or such later period of time as Agent may agree in its reasonable discretion), written notice of any change (w) in the legal name of any Loan Party, (x) in the location of any Loan Party for purposes of the Uniform Commercial Code or PPSA (for purposes of the PPSA, at least fourteen (14) days’ prior written notice, or such shorter period to which Agent may agree, of any change in location of such Loan Party to a jurisdiction in which no PPSA filing has been previously made or no Lien has otherwise been previously perfected by or in respect of such Loan Party in favor of Agent), (y) in the identity or type of organization of any Loan Party or (z) in the Federal Taxpayer Identification Number (or the equivalent identifier in any other jurisdiction including tax file numbers) or organizational or corporate identification number of any Loan Party, provided, that, notwithstanding the foregoing, with respect to any Loan Party incorporated in Canada or any Loan Party who has granted a security interest over any Property which is subject to the terms of the PPSA, at least fourteen (14) days’ prior written notice of any change in the legal name of any such Loan Party must be provided

(subject to any extensions of time as Agent may agree in its reasonable discretion). The Loan Parties shall also promptly provide Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this clause (k);
(j)(A) upon the written request of Agent, copies of (i) any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each US Employee Plan, any Foreign Plan that is required by Applicable Law to be funded or any Canadian Pension Plan and (ii) any notice, demand, inquiry or subpoena received from a Governmental Authority in connection with (x) any US Employee Plan concerning a Reportable Event, or (y) any Canadian Pension Plan concerning a Termination Event which would reasonably be expected to result in a Material Adverse Effect or any other event described in clauses (ii) or (iii) of Section 10.1.7, and (B) upon written request of Agent, such other documents relating to any US Employee Plan or Canadian Pension Plan as may be reasonably requested by Agent;
(k)promptly following receipt, a copy of any warning notice from the Pensions Regulator in which it proposes to take action which may result in the issuance of a Contribution Notice or Financial Support Direction in respect of any UK DB Pension Plan; and
(l)at the time of the delivery of the financial statements provided for in Sections 9.1.1(a) and (b), a list of the Permitted Stand-Alone Capital Lease Transactions in effect as of the end of the applicable fiscal year or fiscal quarter.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) above may be satisfied with respect to financial information of WS and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings or any other Parent Entity or (B) the Form 10-K or 10-Q, as applicable, of WS, Holdings or any other Parent Entity, as applicable, filed with the SEC; provided, that, with respect to each of subclauses (A) and (B) of this paragraph, such information shall be accompanied by a reasonably detailed description of the differences between the information relating to Holdings or such Parent Entity, as applicable, on the one hand, and the information relating to WS and its Restricted Subsidiaries on a standalone basis, on the other hand and, if such differences are material, the Agent may request delivery of a reconciliation.
Notwithstanding the foregoing, and any documentation required to be delivered pursuant to this Section 9.1.1 may be delivered electronically and (other than in the case of documents required to be delivered under clauses (e) and (f), above) if so delivered, shall be deemed to be delivered on the earliest date on which (i) the Administrative Borrower (or a Parent Entity) posts such documents, or provides a link thereto, on its website on the Internet to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); (ii) such documents are posted on behalf of the Borrowers on IntraLinks/IntraAgency or another website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided, that (A) the Administrative Borrower shall, at the request of Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to Agent and (B) the Administrative Borrower shall notify (which notification may be by facsimile or electronic transmission) Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from Agent and maintaining its copies of such documents.

9.1.2    Books, Records and Inspections. Each Loan Party will, and will cause each of its respective Restricted Subsidiaries to, permit officers and designated representatives of Agent or the Required Lenders to visit and inspect any of their properties or assets in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine their books and records and discuss their affairs, finances and accounts with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as Agent or the Required Lenders may desire (upon reasonable advance notice to the Administrative Borrower); provided, that, excluding any such visits and inspections during the continuation of an Event of Default, only Agent (or any of its representatives or independent contractors) on behalf of the Required Lenders may exercise rights of Agent and the Lenders under this Section 9.1.2 and Agent shall not exercise such rights more often than one time during any fiscal year absent the existence of an Event of Default, provided, that, if Excess Availability is less than the greater of (i) 15% of the Line Cap and (y) $360,000,000 for a period of thirty (30) consecutive calendar days, Agent may conduct one additional visit and inspection per fiscal year, in which case the second time shall be at the Borrowers’ expense; provided, further, that when an Event of Default exists, Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. Agent and the Required Lenders shall give any Loan Party the opportunity to participate in any discussions with such Loan Party’s independent public accountants.
9.1.3    Payment of Taxes. Each Loan Party will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien (other than those Liens permitted pursuant to Section 9.2.2) upon any properties of such Loan Party or any Restricted Subsidiary, provided, that no Loan Party, nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings (other than any requirement of Applicable Law to make such payment while such proceedings are pending) if it has maintained adequate reserves (in the good faith judgment of the management of such Loan Party) with respect thereto in accordance with GAAP or if the failure to pay would not reasonably be expected to result in a Material Adverse Effect.
9.1.4    Maintenance of Insurance.
(a) The Loan Parties will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, with insurance companies that each Loan Party believes (in the good faith judgment of the management of such Loan Party) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which such Loan Party believes (in the good faith judgment of management of such Loan Party) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as such Loan Party believes (in the good faith judgment of management of such Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to Agent (for delivery to the Lenders), upon written request from Agent, information presented in reasonable detail as to the insurance so carried.
(b)If any portion of any Material Real Estate is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under Flood Insurance Laws, then the Administrative Borrower shall, or shall cause the applicable US Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws or as otherwise required by the Lenders (and such flood insurance shall name Agent as loss payee and mortgagee or similar terms) and (ii) deliver to Agent evidence of such compliance in form and substance reasonably acceptable to Agent.
9.1.5    Quarterly Lender Calls.     The Loan Parties will participate in conference calls for Lenders to discuss financial and other information regarding the Loan Parties and their business, at times to be mutually agreed by Agent and the Administrative Borrower, each acting reasonably; provided, that such calls shall be limited to once per quarter and, for the avoidance of doubt, such calls (i) may be a joint call among (a) the Lenders and the holders of the 2028 Senior Secured Notes and 2025 Senior Secured Notes and/or (b) the Lenders and investors holding public equity in a Parent Entity and (ii) shall not be required to the extent the 2028 Senior Secured Notes and the 2025 Senior Secured Notes are no longer outstanding unless requested by the Required Lenders.
9.1.6    Compliance with Statutes, Regulations, etc. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all Environmental Laws and governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each Restricted Subsidiary to, promptly investigate and remediate any Release of Hazardous Substances, to the extent such Release results in Hazardous Substances in the environment that exceed allowable limits under applicable Environmental Law or as otherwise required by Environmental Law, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
9.1.7    ERISA. Promptly after any US Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate with such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Administrative Borrower will deliver to each Lender a certificate of a Senior Officer of the applicable Borrower setting forth details as to such occurrence and the action, if any, that such US Loan Party or such ERISA Affiliate is required or proposes to take, together with any written notices (required, proposed or otherwise) given to or filed with or by such US Loan Party, such ERISA Affiliate, the PBGC, a US Employee Plan participant (other than notices relating to an individual participant’s benefits) or the US Employee Plan administrator with respect thereto: that a Reportable Event has occurred; that any US Employee Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA) or that any Multiemployer Plan has failed to satisfy the minimum funding standards of Section 412 of the Code or Sections 304 or 305 of ERISA or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a US Employee Plan or Multiemployer Plan; that a US Employee Plan or a Multiemployer Plan has been or is to be terminated, reorganized or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a US Employee Plan or Multiemployer Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a US Employee Plan or Multiemployer Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a US Loan Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a US Employee Plan or Multiemployer Plan; that the PBGC has notified in writing any US Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any US Employee Plan or Multiemployer Plan; that any US Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a US Employee Plan or Multiemployer Plan; or that any US Loan Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a US Employee Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 of the Code, or on account of a Multiemployer Plan pursuant to Section 4201 or 4204 of ERISA.
9.1.8    Canadian Pension Plans and UK DB Pension Plans.
(a)Promptly after any Canadian Loan Party or any of its Subsidiaries or any of its Affiliates knows or has reason to know of the occurrence of any of the following events, the applicable Canadian Loan Party will deliver to Agent a certificate of a Senior Officer of the applicable Canadian Loan Party setting forth details as to such occurrence and the action, if any, that such Canadian Loan Party, such Subsidiary or such Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Canadian Loan Party, such Subsidiary, such Affiliate, the FSRA, a Canadian Pension Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan administrator with respect thereto: any violation or asserted violation of any Applicable Law (including the PBA), for which there is a reasonable likelihood that there will be an adverse determination, and such adverse determination would reasonably be expected to have a Material Adverse Effect; or the occurrence of any Termination Event.
(b)Each Canadian Loan Party’s and its Subsidiaries’ Canadian Pension Plans shall be duly registered and administered in all respects in material compliance with, as applicable, the PBA, the Income Tax Act (Canada) and all other Applicable Law (including regulations, orders and directives), and the terms of the Canadian Pension Plans and any agreements relating thereto. Each Canadian Loan Party shall ensure that it and its Subsidiaries: (i) pays all amounts required to be paid by it or them in respect of such Canadian Pension Plan when due; (ii) has no Lien on any of its or their property that arises or exists in respect of any Canadian Pension Plan (except with respect to contribution amounts not yet due); (iii) does not engage in a prohibited transaction or breach any Applicable Laws with respect to any Canadian Pension Plan; (iv) does not permit to occur or continue any Termination Event; and (v) during the term of this Agreement, does not maintain, contribute or have any liability in respect of a Canadian Multi-Employer Plan or Canadian Pension Plan which provides benefits on a defined benefit basis, in each case, to the extent that such action or inaction would reasonably be expected to result in a Material Adverse Effect in respect of such Canadian Pension Plan.
(c)Each Loan Party shall ensure that no UK Loan Party is or has been at any time (i) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 of the United Kingdom) of a UK DB Pension Plan or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004 of the United Kingdom) such an employer without the Loan Party disclosing that the UK Loan Party is or was “connected” with or an “associate” of an employer (“connected” and “associated” all as defined previously in this clause) to Agent promptly upon the Loan Party becoming aware of this and in advance of any acquisition unless the Loan Party having made reasonable due diligence inquiries in this regard does not become aware of this until after any acquisition.
9.1.9    Maintenance of Properties. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.1.10    Transactions with Affiliates. Each Loan Party will conduct, and cause each of its Restricted Subsidiaries to conduct, any transaction or series of related transactions involving consideration in excess of $30,000,000 with any of its Affiliates (other than any such transaction or series of transactions solely among Restricted Subsidiaries) on terms that are substantially as favorable to such Loan Party or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided, that the foregoing restrictions shall not apply to (a) transactions permitted by Section 9.2.6, (b) the payment of any Transaction Expenses, (c) the issuance of Stock or other Equity Interests of Holdings or any Parent Entity to the management of a Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries pursuant to arrangements described in clause (e) of this Section 9.1.10 or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of WS, any of WS’ Subsidiaries or any direct or indirect parent of WS and the granting and performing of reasonable and customary registration rights, (d) loans, investments and other transactions by the Loan Parties and the Restricted Subsidiaries to the extent permitted under Section 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.5, and 9.2.7, (e) employment and severance arrangements between the Loan Parties and the Restricted Subsidiaries and their respective officers and employees in the Ordinary Course of Business, (f) payments by any Loan Party (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among such Loan Party (and any such parent) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of such Loan Party and the Restricted Subsidiaries, (g) the payment of customary fees and reasonable out of pocket costs, fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future directors, managers, consultants, officers and employees of the Loan Parties and the Restricted Subsidiaries (or any Parent Entity) in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Loan Parties and the Restricted Subsidiaries, (h) transactions pursuant to (x) agreements in existence on the Closing Date and set forth on Schedule 9.1.10 and (y) in each case, any amendment to the foregoing to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (i) transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the Ordinary Course of Business and otherwise in compliance with the terms of this Agreement and which are fair to WS and the Restricted Subsidiaries, in the reasonable determination of the board of directors of WS or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (j) sales of accounts receivable, or participations therein, by WS or any Restricted Subsidiary (other than Loan Parties) to the extent permitted by Section 9.2.4(j), (k) investments by Affiliates (other than Holdings and its Subsidiaries) in securities of WS or any of the Restricted Subsidiaries (other than a Loan Party) (and payment of reasonable out-of-pocket expenses incurred in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 10.0% of the proposed issue amount of such class of securities, (l) payments or loans (or cancellation of loans) to employees, directors or consultants of WS, any of the Restricted Subsidiaries to the extent permitted by Sections 9.2.1(b)(xix), 9.2.5(c) and 9.2.6(b) or any direct or indirect parent of WS and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by WS in good faith, (m) any lease entered into between WS or any Restricted Subsidiary, as lessee, and any Affiliate of WS, as lessor, in the Ordinary Course of Business, (n) intellectual property licenses in the Ordinary Course of Business to the extent permitted by Section 9.2.4(f), (o) the pledge, charge or mortgage of Equity Interests of any Unrestricted Subsidiary to support Indebtedness not prohibited hereunder, (p) payments to any future, current or former employee, director, officer or consultant of WS, any of its Subsidiaries or any Parent Entity pursuant to a management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants that are, in each case, approved by WS in good faith, (q) any contribution to the capital of WS or any Restricted Subsidiary otherwise permitted hereunder, (r) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, (s) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of WS or any of the Restricted Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally, (t) payments to and from and transactions with any joint venture in the Ordinary Course of Business and (u) transactions in which any Loan Party or any other Restricted Subsidiary delivers to Agent a letter from an independent accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing (which is, in the good faith judgment of the Administrative Borrower, disinterested in the applicable transaction) stating that such transaction is fair to such Loan Party or Restricted Subsidiary from a financial point of view.
9.1.11    End of Fiscal Years; Fiscal Quarters. Each Loan Party will, for financial reporting purposes, (a) not, nor will it permit any of its Subsidiaries’ to, change its fiscal year to end on a date other than December 31 of each year and (b) cause its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end.
9.1.12    Additional Loan Parties, etc.
(a)Any Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Administrative Borrower organized under the laws of Canada, the United States or the United Kingdom may, at the election of the Administrative Borrower, become a Borrower and/or a Guarantor, as applicable, hereunder within the applicable Loan Party Group for its jurisdiction of organization upon (i) the execution and delivery to Agent (A) by such Subsidiary of a supplement or joinder to this Agreement, substantially in the form of Exhibit H and a joinder to the Intercreditor Agreement, (B) by such Subsidiary of Security Documents (or joinders or supplements to existing Security Documents) in form and substance reasonably satisfactory to Agent as may be required for the relevant jurisdiction (provided, that any new Security Document shall be in substantially the same form as the comparable Security Documents (if any) to which the existing Loan Parties of the Loan Party Group of the New Loan Party are party and, in any event, shall not be more onerous with respect to the obligations of such New Loan Party than those contained in the Security Documents (if any) to which the other members of such New Loan Party’s Loan Party Group are party), and (C) by a Senior Officer of the Administrative Borrower, of a Borrowing Base Certificate for such Subsidiary effective as of not more than 25 days preceding the date on which such Subsidiary becomes a Borrower and/or Guarantor, as applicable, and (ii) the completion of Agent’s and the Lenders’ due diligence to their reasonable satisfaction and of compliance procedures for applicable “know your customer” and anti-money laundering rules; provided, that, prior to permitting such Subsidiary to borrow any Revolver Loans or obtain the issuance of any Letters of Credit hereunder or including such Subsidiary’s assets in the Borrowing Base,

Agent shall conduct an appraisal and field examination with respect to such Subsidiary, including, without limitation, of (x) such Subsidiary’s practices in the computation of its Borrowing Base and (y) the assets included in such Subsidiary’s Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to Agent and at the sole expense of such Subsidiary; provided, further, that Agent shall have the discretion not to require any appraisal or field examination as a condition to such New Loan Party becoming a Borrower hereunder if such New Loan Party’s Specified Assets would constitute less than 10% of the aggregate Borrowing Base in effect after giving effect to the joinder of such New Loan Party.
(b)In the event that the Administrative Borrower has not elected to have any Wholly-Owned Subsidiary of the Administrative Borrower organized under the laws of Canada, the United Kingdom or the United States become a Borrower under clause (a) above, within forty-five (45) days (or such longer period as Agent may agree in its discretion) after such Subsidiary (other than an Excluded Subsidiary) (x) has been formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) or (y) has ceased to be an Excluded Subsidiary, the Borrowers shall (i) cause such Subsidiary to execute (A) a supplement or joinder to this Agreement, substantially in the form of Exhibit H, in order for such Subsidiary to become a Guarantor under Section 5.10 and a joinder to the Intercreditor Agreement, (B) such Security Documents (or joinders to existing Security Documents) in form and substance reasonably satisfactory to Agent as may be required for the relevant jurisdiction (provided, that any such new Security Document shall be in substantially the same form as the comparable Security Documents (if any) to which the existing Loan Parties of the Loan Party Group of the New Loan Party are party and, in any event, shall not be more onerous with respect to the obligations of such New Loan Party than those contained in the Security Documents (if any) to which the other members of such New Loan Party’s Loan Party Group are party) and (ii) cause such Subsidiary to provide such information as reasonably requested by Agent and the Lenders to assist in the completion of Agent’s and the Lenders’ due diligence to their reasonable satisfaction and of compliance procedures for applicable “know your customer” and anti-money laundering rules, provided, that, prior to including such Subsidiary’s assets in the Borrowing Base, (1) a Senior Officer of the Administrative Borrower shall have delivered a Borrowing Base Certificate for such Subsidiary effective as of not more than 25 days preceding the date on which such Subsidiary becomes a Borrower and/or Guarantor, as applicable and (2) Agent shall conduct an appraisal and field examination with respect to such Subsidiary, including, without limitation, of (x) such Subsidiary’s practices in the computation of its Borrowing Base and (y) the assets included in such Subsidiary’s Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to Agent and at the sole expense of such Subsidiary; provided, further, that Agent shall have the discretion not to require any appraisal or field examination as a condition to such New Loan Party becoming a Guarantor hereunder if such New Loan Party’s Specified Assets would constitute less than 10% of the aggregate Borrowing Base in effect after giving effect to the joinder of such New Loan Party.
(c)In connection with a New Loan Party becoming a Borrower or Guarantor hereunder, the Loan Parties agree to cause such New Loan Party (i) to execute and deliver a completed Perfection Certificate to Agent on or before the day such New Loan Party becomes a Borrower or Guarantor, (ii) to deliver such other documentation as Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 or PPSA financing statements (and Lien searches) in such jurisdiction as may reasonably be requested by Agent, and such other documentation necessary to grant

Agent a security interest in and Lien on the Collateral of such New Loan Party with the priority herein contemplated, including an amendment to the applicable Security Documents so as to grant Agent a Lien on the equity interests of such New Loan Party by any other Loan Party (to the extent required under the applicable Security Document) with the priority herein contemplated, certified resolutions and other organizational and authorizing documents of such New Loan Party, and, if requested by Agent, favorable opinions of counsel to such New Loan Party, all in form, content and scope reasonably satisfactory to Agent and (iii) use commercially reasonable efforts to obtain a Deposit Account Control Agreement establishing Agent’s control over and Lien on each lockbox or Deposit Account (other than Excluded Deposit Accounts) (or equivalent in each relevant jurisdiction which, in the UK, shall be either (a) a fixed charge lien in favor of Agent or (b) a floating lien charge in favor of Agent which shall, upon the occurrence of a Cash Dominion Event and subsequent creation of a fixed charge lien in favor of Agent over such lockboxes or Deposit Accounts, become a fixed charge lien) as soon as reasonably practicable following the date on which such New Loan Party became a Loan Party and, in any event, within 120 days after such date (or such later date as Agent shall reasonably agree), provided, that, if a New Loan Party is unable to obtain a Deposit Account Control Agreement (or equivalent in each relevant jurisdiction which, in the UK, shall be either (a) a fixed charge lien in favor of Agent or (b) a floating lien charge in favor of Agent which shall, upon the occurrence of a Cash Dominion Event and subsequent creation of a fixed charge lien in favor of Agent over such lockboxes or Deposit Accounts, become a fixed charge lien) with respect of any lockbox or Deposit Account (other than Excluded Accounts) within 120 days of the date on which such New Loan Party became a Loan Party (or such later date as Agent shall reasonably agree), such Loan Party shall move such lockbox or Deposit Account to Agent or such other bank which will provide a Deposit Account Control Agreement (or equivalent in each relevant jurisdiction which, in the UK, shall be either (a) a fixed charge lien in favor of Agent or (b) a floating lien charge in favor of Agent which shall, upon the occurrence of a Cash Dominion Event and subsequent creation of a fixed charge lien in favor of Agent over such lockboxes or Deposit Accounts, become a fixed charge lien).
(d)With respect to any Certificated Units at any time acquired by any US Loan Party after the Closing Date, such US Loan Party shall take, or cause to be taken, all actions required pursuant to Section 9.1.20.
(e)If any US Loan Party acquires Material Real Estate after the Closing Date, such Loan Party shall, within ninety (90) days therefrom (or such longer period as Agent may agree in its sole discretion), execute, deliver and record a Mortgage sufficient to create a fully perfected first priority Lien in favor of Agent on such Material Real Estate, subject to no Liens other than those Liens permitted pursuant to Section 9.2.2, and shall deliver all Related Real Estate Documents, together with an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in the state in which such Material Real Estate is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent, provided, that, notwithstanding any other provision of this Agreement or any other Loan Document, the Administrative Borrower may, in its sole discretion, deem any real property located in a flood zone as not being Material Real Estate by providing written notice to Agent at any time and, upon providing such written notice, such real property shall be treated as if it were not Material Real Estate for all purposes under this Agreement and each Loan Document and the applicable US Loan Party shall not be required to deliver a Mortgage on such real property or portion thereof with respect thereto.

9.1.13    Use of Proceeds.
(a)The Borrowers will use the proceeds of all Revolver Loans made on the Closing Date solely for the purposes described in the final sentence of Section 2.1.1(c).
(b)After the Closing Date, the Borrowers will use Letters of Credit and the proceeds of all Revolver Loans and Swingline Loans (i) to finance ongoing working capital needs, (ii) for other general corporate purposes of any Borrower, including to fund permitted Dividends, Investments and Permitted Acquisitions and (iii) to pay Transaction Expenses.
9.1.14    Appraisals; Field Examinations. At any time that Agent reasonably requests, each Loan Party will permit Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by Agent, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations or updates thereof including, without limitation, of (i) such Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to Agent and at the sole expense of the Borrowers; provided, that the New Appraisals and Field Exams shall not be conducted prior to September 30, 2020, provided, however, if no Default or Event of Default shall have occurred and be continuing, only one such appraisal and one such examination or update per fiscal year shall be conducted (exclusive of (i) the appraisal and field examination commenced under the Existing WS Credit Agreement prior to the Closing Date and (ii) any appraisals and field examinations conducted pursuant to Section 9.1.12); provided, further, however, that (a) if Excess Availability is, for a period of thirty (30) consecutive calendar days, less than the greater of (1) 15% of the Line Cap and (2) $360,000,000 at such time, one additional appraisal and one additional examination per fiscal year may be conducted (for the avoidance of doubt, at the Borrowers’ expense) if more than ninety (90) days have elapsed since the last appraisal or examination or update (as the case may be) and (b) to the extent the Borrowing Base includes Eligible Machinery and Equipment, Agent may conduct one additional appraisal of such Eligible Machinery and Equipment per fiscal year at the Borrowers’ expense. The foregoing shall not limit Agent’s ability to perform additional appraisals, examinations and updates upon its reasonable request and at the sole expense of the Borrowers upon the occurrence and continuance of an Event of Default.
9.1.15    Post-Closing Matters. Each Loan Party agrees that it will, or will cause its relevant Restricted Subsidiaries or Affiliates to, complete each of the actions described on Schedule 9.1.15 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.1.15 with respect to such action or such later date as Agent may reasonably agree. All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 9.1.15 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).
9.1.16    Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), and/or (where relevant) the Regulation as it may form part of retained EU law as defined in the European Union (Withdrawal) Act 2018, each of the UK Loan Parties’ centre of main interests is situated in England and Wales and it has no establishment in any other jurisdiction.
9.1.17    Anti-Corruption Laws, Sanctions and AML Legislation.
(a)Each Loan Party shall (and the Administrative Borrower shall cause each Subsidiary to) comply with the requirements of applicable Anti-Corruption Laws,

applicable Sanctions and applicable AML Legislation and shall not engage in any activity in connection with this Agreement that reasonably would result in placing any Party to this Agreement in violation of applicable Sanctions or becoming a Restricted Party.
(b)If complying with the undertaking in clause (a) above would result in the UK Loan Parties breaching the Blocking Regulation, the UK Borrowers need not comply with that undertaking but only to the extent of the breach.
9.1.18    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, (a) preserve, renew and maintain in full force and effect (i) its legal existence under the laws of the jurisdiction of its organization or incorporation (except in a transaction permitted by Section 9.2.3), except, with respect to Persons other than Loan Parties, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) its good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such concept exists in such jurisdiction and except, with respect to Persons other than Loan Parties, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect) and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that any Loan Party and its Subsidiaries may consummate any transaction permitted under Section 9.2.3, 9.2.4 or 9.2.5.
9.1.19    Further Assurances. Promptly upon the reasonable request by Agent, or any Lender through Agent, each Loan Party shall (a) correct any technical defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Agent, or any Lender through Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder, including obtaining, providing and making notations of Agent’s security interest in and Lien on Certificates of Title of any Certificated Unit to the extent required by applicable law for perfection of such Liens and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. Notwithstanding anything to the contrary contained in this Section 9.1.19 and Section 9.1.20(a), Agent shall not request that any Loan Party obtain or provide any Certificates of Title with respect to any Non-Certificated Units; provided, that, if any Certificates of Title are obtained, or are required to be obtained pursuant to the statutes of a Titling State where any Non-Certificated Unit is permanently located, for any previously Non-Certificated Units owned by a US Loan Party (other than New Mexican Units owned by the Unit Subsidiary or any Unit that is subject to a Permitted Stand-Alone Capital Lease Transaction), a notation of Agent’s security interest and Lien shall be made thereon as required by Section 9.1.20(a). All actions required to be taken pursuant to this Section 9.1.19, as well as pursuant to Section 10 of the US Security Agreement and any further assurance or similar provision under any other Security Document, shall be at the cost and expense of the Borrowers.

9.1.20    Provisions Relating to Units.
(a)Certificated Units. With respect to any Certificated Units (other than (x) Units located outside of the United States of America or any state or territory thereof and (y) Units that are the subject of a Stand-Alone Customer Capital Lease) (i) owned by a US Loan Party as of the Closing Date, such US Loan Party shall take, or cause to be taken, all action as is necessary so that within one-hundred-twenty (120) days (or such longer period as Agent may agree in its sole discretion) after the Closing Date, the security interest and Lien of Agent therein and thereon is noted on the Certificate of Title issued with respect to such Certificated Unit and (ii) at any time acquired by any US Loan Party after the Closing Date, such US Loan Party shall take, or cause to be taken, all action as is necessary so that within ninety (90) days (or such longer period as Agent may agree in its sole discretion) after any such acquisition of Certificated Units the security interest and Lien of Agent therein and thereon is noted on the Certificate of Title issued with respect to such Certificated Unit.
(1)Non-Certificated Units. With respect to any Non-Certificated Units (other than (x) Units located outside of the United States of America or any state or territory thereof and (y) Units that are the subject of a Stand-Alone Customer Capital Lease) (i) owned by a US Loan Party as of the Closing Date, such US Loan Party shall take, or cause to be taken, all action as is necessary so that within one-hundred-twenty (120) days (or such longer period as Agent may agree in its sole discretion) after the Closing Date, each such Non-Certificated Unit is contributed as a capital contribution to the equity of the Unit Subsidiary and (ii) at any time acquired by any US Loan Party after the Closing Date, such US Loan Party shall take, or cause to be taken, all action as is necessary so that within ninety (90) days (or such longer period as Agent may agree in its sole discretion) after any such acquisition of Non-Certificated Units each such Non-Certificated Unit is contributed as a capital contribution to the equity of the Unit Subsidiary As a result of the requirements of the immediately preceding sentence, all Non-Certificated Units owned by a US Loan Party (other than (i) Units located outside of the United States of America or any state or territory thereof and (ii) Units that are the subject of a Stand-Alone Customer Capital Lease) shall have been transferred to the Unit Subsidiary and shall be the exclusive property of the Unit Subsidiary.
9.1.21    Unit Subsidiary.
(a)Each Loan Party shall at all times cause the Unit Subsidiary to be a direct, Wholly-Owned US Subsidiary of WS or another US Loan Party.
(b)No Loan Party nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which would be reasonably likely to result in the separate existence of the Unit Subsidiary being ignored, or in the assets and liabilities of the Unit Subsidiary being substantively consolidated with those of any of Holdings, any US Loan Party or any of their respective Subsidiaries (other than the Unit Subsidiary) in a bankruptcy, reorganization or other insolvency proceeding. The Loan Parties shall not permit the Unit Subsidiary to voluntarily incur any liabilities other than (i) the Unit Subsidiary’s Guarantee of the Obligations hereunder and its obligations under the other Loan Documents to which it is a party, (ii) the guaranty by the Unit Subsidiary under the 2028 Senior Secured Notes Indenture and the 2025 Senior Secured Notes Indenture, and the Indebtedness permitted under Sections 9.2.1(a), 9.2.1(b)(iv) and 9.2.1(b)(xi), in each instance, to the extent permitted under Sections 9.2.1(b)(i)(B), 9.2.1(a), 9.2.1(b)(iv) and 9.2.1(b)(xi), respectively, and (iii) liabilities under the Unit Subsidiary Management Agreement, the Master Lease Agreements and the Custodian Agreement.

9.1.22    Financial Assistance. Each Loan Party shall ensure that each Borrowing or Loan shall comply in all respects with sections 678 and 679 (inclusive) of the UK Companies Act 2006, including the execution of any Loan Document and payment of amounts due under this Agreement.
9.2    Negative Covenants. Each Loan Party (which term, for purposes of any prohibition in this Section 9.2, shall exclude Holdings, other than under Section 9.2.14) hereby covenants and agrees that from the Closing Date and thereafter, until the Revolver Commitments and the Swingline Commitments have terminated and Full Payment has occurred:
9.2.1    Limitation on Indebtedness and Disqualified Stock.
(a)The Loan Parties will not, and not permit their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), any Indebtedness and the Loan Parties and their Restricted Subsidiaries will not issue any shares of Disqualified Stock; provided, however, that the Loan Parties and their Restricted Subsidiaries may incur Indebtedness and issue shares of Disqualified Stock if either (i) the Total Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b) of Section 9.1.1 on or immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been (x) no greater than 6.00 to 1.00 or (y) if such Indebtedness or Disqualified Stock is incurred or issued to finance a Permitted Acquisition or similar Investment, no greater than the Total Net Leverage Ratio immediately prior to such incurrence or issuance or (ii) the Interest Coverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b) of Section 9.1.1 on or immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued is not less than (x) 2.0 to 1.0 or (y) if such Indebtedness or Disqualified Stock is incurred or issued to finance a Permitted Acquisition or similar Investment, the Interest Coverage Ratio immediately prior to such incurrence or issuance, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom, but without otherwise netting the cash proceeds of any such Indebtedness from the calculation of Consolidated Total Debt), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom, had occurred at the beginning of such Test Period, so long as, other than with respect to an aggregate principal amount of such Indebtedness at any time then outstanding not to exceed the greater of (x) $240,000,000 and (y) 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, such Indebtedness has a final maturity date no earlier than (other any customary bridge loan facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this provision and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges), and no scheduled amortization payments (other than 1.0% per annum or less) prior to, the date that is ninety-one (91) days following the Revolver Facility Termination Date; provided, further, that (i) Non-US Loan Parties and Restricted Subsidiaries that are not Loan Parties may not incur Indebtedness or issue shares of Disqualified Stock pursuant to this Section 9.2.1(a) in an aggregate principal amount at any time outstanding which is in excess of the greater of (x) $480,000,000 and (y) 8.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, (ii) such Indebtedness incurred pursuant to this Section 9.2.1(a) shall not be (A) secured Indebtedness unless (x) the Total Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b) of Section 9.1.1 on or immediately preceding the date on which such additional Indebtedness is incurred or issued would have been no greater than (i) 6.00 to 1.00 or (ii) if such Indebtedness is incurred or issued to finance a Permitted Acquisition or similar Investment, the Total Net Leverage Ratio immediately prior to such incurrence or issuance, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom, but without otherwise netting the cash proceeds of any such Indebtedness from the calculation of Consolidated Total Debt), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such Test Period and (y) the Liens on the assets of any Loan Party securing such Indebtedness shall be on Collateral and shall be subordinated to the Liens securing the Secured Obligations pursuant to the terms of the Intercreditor Agreement (and the holders of such Indebtedness (or their duly appointed agent or other representative) shall have become party to the Intercreditor Agreement) or (B) guaranteed by any Person that is not a Loan Party unless such Indebtedness is incurred pursuant to clause (i) of the second proviso above and (iii) the Unit Subsidiary may not incur Indebtedness under this Section 9.2.1(a) other than Guarantee Obligations that are subordinated to the Secured Obligations in a manner at least as favorable to the Credit Parties as the subordination terms applicable to the Unit Subsidiary’s guaranty of the 2028 Senior Secured Notes on the Fourth Amendment Effective Date and the 2025 Senior Secured Notes on the Closing Date.
(b)The limitation set forth in clause (a) of this Section 9.2.1 will not prohibit any of the following:
(i)(A) Indebtedness arising under the Loan Documents, (B)(x) Indebtedness arising under the 2025 Senior Secured Notes and (y) any Refinancing Indebtedness with respect thereto; provided, that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (i)(B)(x), so long as, in each case with respect to this clause (B), the guarantee of the Unit Subsidiary thereof is subordinated on the terms as provided in the 2025 Senior Secured Notes Indenture as in effect on the Closing Date and (C)(x) Indebtedness arising under the 2028 Senior Secured Notes and (y) any Refinancing Indebtedness with respect thereto; provided, that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (i)(C)(x), so long as, in each case with respect to this clause (C), the guarantee of the Unit Subsidiary thereof is subordinated on the terms as provided in the 2028 Senior Secured Notes Indenture as in effect on the Fourth Amendment Effective Date;
(i)Indebtedness or Disqualified Stock of any Loan Party or any Restricted Subsidiary in respect of intercompany Investments permitted under Section 9.2.5;
(ii)Indebtedness of the Loan Parties and the Restricted Subsidiaries (other than the Unit Subsidiary) in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the Ordinary Course of Business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the payment of such guarantees, such obligations are reimbursed within 30 days

(or such later date as provided for under the documents relating thereto, inclusive of any grace periods) following such drawing or incurrence and provided, further, that the outstanding amount of Indebtedness of the Loan Parties and the Restricted Subsidiaries under any such bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities shall not exceed an aggregate principal amount at any one time outstanding equal to the greater of (x) $150,000,000 and (y) 2.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period;
(iii)subject to compliance with Section 9.2.5 at the time of incurrence, Guarantee Obligations incurred by any Loan Parties or other Restricted Subsidiaries in respect of Indebtedness of any Loan Parties or other Restricted Subsidiaries otherwise permitted to be incurred hereunder or of other obligations of Loan Parties or other Restricted Subsidiaries that are not prohibited by the terms of this Agreement, provided, that (A) in the event any Indebtedness so guaranteed is subordinated, the Guarantee Obligations with respect thereto shall be subordinated to the same extent and (B) in the event of any guarantee by the Unit Subsidiary, such guarantee shall be subordinated to the Secured Obligations on a basis at least as favorable to the Secured Parties as the subordination terms applicable to the Unit Subsidiary’s guarantee of the 2028 Senior Secured Notes on the Fourth Amendment Effective Date and the 2025 Senior Secured Notes on the Closing Date;
(iv)Guarantee Obligations incurred in the Ordinary Course of Business in respect of obligations of (or to) suppliers, customers, franchises, lessors and licensors;
(v)(A) Indebtedness (including Capitalized Lease Obligations and Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and Permitted Stand-Alone Capital Leases) and Disqualified Stock incurred by WS or any of the Restricted Subsidiaries to finance the purchase, lease, construction, installation or improvement of property (real or personal), equipment or other assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Stock of any Person owning such assets; provided, that the aggregate principal amount of Indebtedness and Disqualified Stock incurred pursuant to this clause (vi) does not exceed an aggregate principal amount at any time outstanding equal to the greater of (x) $480,000,000 and (y) 8.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period; and (B) any Refinancing Indebtedness in respect of each of the foregoing; provided, that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);
(vi)(A) Indebtedness (including any unused commitment) outstanding on the Closing Date, provided, that, to the extent such Indebtedness is in excess of $50,000,000 in the aggregate, it is listed on Schedule 9.2.1 and (B) any Refinancing Indebtedness with respect to the foregoing; provided, that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);
(vii)Indebtedness of the Loan Parties and the Restricted Subsidiaries (other than the Unit Subsidiary) in respect of Hedge Agreements (excluding Indebtedness in respect of Hedge Agreements entered into for speculative purposes);

(viii)(A) Indebtedness or Disqualified Stock of a Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger or is the continuing entity following an amalgamation with such Person) after the Closing Date as the result of a Permitted Acquisition or similar Investment and that, if secured, is not secured by any Specified Assets (other than to the extent such Specified Assets may be subject to a Permitted Lien pursuant to clause (h) or (i) of the definition thereof), or Indebtedness secured only by assets that are acquired by a Restricted Subsidiary after the Closing Date as the result of a Permitted Acquisition or similar Investment that do not constitute Specified Assets (other than to the extent such Specified Assets may be subject to a Permitted Lien pursuant to clauses (h) or (i) of the definition thereof), provided, that (1) such Indebtedness or Disqualified Stock existed at the time such Person became a Restricted Subsidiary or at the time such assets subject to such Indebtedness were acquired and, in each case, was not created in anticipation thereof, (2) such Indebtedness is not guaranteed in any respect by any Loan Party or any Restricted Subsidiary (other than by any such Person that guaranteed such Indebtedness at the time such Person became a Restricted Subsidiary or at the time such assets subject to such Indebtedness were acquired or is the survivor of a merger or is the continuing entity following an amalgamation with such Person and any of its Subsidiaries or if such guarantees would be permitted by Section 9.2.5), (3) to the extent required under Section 9.1.12, such Person executes a supplement or joinder to this Agreement, substantially in the form of Exhibit H, in order to become a Loan Party and such other agreements, documents and actions required thereunder, (4) to the extent such Indebtedness or Disqualified Stock is at any time outstanding in an amount or liquidation preference in excess of the greater of $180,000,000 and 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, either (i) the Total Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b) of Section 9.1.1 on or immediately preceding the date of the consummation of the applicable Permitted Acquisition would be (x) no greater than 6.00 to 1.00 or (y) no greater than the Total Net Leverage Ratio immediately prior to the consummation of the applicable Permitted Acquisition or (ii) the Interest Coverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b) of Section 9.1.1 on or immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued is not less than (x) 2.0 to 1.0 or (y) the Interest Coverage Ratio immediately prior to the consummation of the applicable Permitted Acquisition, in each case, determined on a pro forma basis (including the assumption of such Indebtedness or Disqualified Stock), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such Test Period, (5) to the extent such Indebtedness or, Disqualified Stock is at any time outstanding in an amount or liquidation preference in excess of the greater of $150,000,000 and 2.75% of Consolidated Total Assets as of the last day of the most recently ended Test Period, if such Indebtedness is secured, the Total Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b) of Section 9.1.1 on or immediately preceding the date of the consummation of the applicable Permitted Acquisition would be (x) no greater than 6.00 to 1.00 or (y) no greater than the Total Net Leverage Ratio immediately prior to the consummation of the applicable Permitted Acquisition, determined on a pro forma basis (including the assumption of such Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such Test Period and (6) other than with respect to an aggregate principal amount of such Indebtedness at any time then outstanding not to exceed the greater of (x) $240,000,000 and (y) 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, such Indebtedness has a final maturity date no earlier than (other any customary bridge loan facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this provision and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges), and no scheduled amortization payments (other than 1.0% per annum or less) prior to, the date that is ninety-one days following the Revolver Facility Termination Date, and (B) any Refinancing Indebtedness with respect thereto; provided, that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);
(ix)obligations in respect of self-insurance and Indebtedness of the Loan Parties and the Restricted Subsidiaries in respect of Surety Bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case, provided in the Ordinary Course of Business, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business, in an amount at any time outstanding not to exceed the greater of (x) $240,000,000 and (y) 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period; provided, that the Unit Subsidiary shall not incur any obligations or Indebtedness under this clause (b)(x);
(x)(A) Indebtedness and Disqualified Stock of the Loan Parties or any other Restricted Subsidiary in an aggregate principal amount, which when aggregated with the principal amount and liquidation preference of all other Indebtedness and Disqualified Stock incurred and then outstanding pursuant to this clause (xi)(A), does not at any one time outstanding exceed the greater of (x) $420,000,000 and (y) 7.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period; provided, that the Unit Subsidiary may not incur Indebtedness under this Section 9.2.1(b)(xi) other than Guarantee Obligations that are subordinated to the Secured Obligations in a manner at least as favorable to the Credit Parties as the subordination terms applicable to the Unit Subsidiary’s guaranty of the 2028 Senior Secured Notes on the Fourth Amendment Effective Date and the 2025 Senior Secured Notes on the Closing Date and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided, that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);
(xi)customer deposits and advance payments received in the Ordinary Course of Business from customers of goods and services purchased in the Ordinary Course of Business;
(xii)cash management obligations and other Indebtedness of WS and the Restricted Subsidiaries (other than the Unit Subsidiary) in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections, other Bank Products and similar arrangements, in each case incurred in the Ordinary Course of Business;

(xiii)Indebtedness arising from agreements of WS or the Restricted Subsidiaries (other than the Unit Subsidiary) providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with (A) the disposition of any business, assets or Equity Interests permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition or (B) any Permitted Acquisition or other similar Investment permitted pursuant to Section 9.2.5;
(xiv)Indebtedness of WS or any of the Restricted Subsidiaries (other than the Unit Subsidiary) consisting of (A) the financing of insurance premiums or (B) take or pay obligations contained in supply arrangements in each case, incurred in the Ordinary Course of Business;
(xv)(A) Indebtedness of any Receivables Entity in respect of any Qualified Receivables Transaction that is without recourse to any Loan Party or any of their respective assets (other than as a result of a breach of representation, warranty or covenant in such purchase and sale agreement or similar agreement entered into in connection with such Qualified Receivables Transaction) and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided, that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);
(xvi)Indebtedness supported by any letter of credit otherwise permitted to be incurred hereunder;
(xvii)(A) Indebtedness and Disqualified Stock of the Loan Parties or any other Restricted Subsidiary in an aggregate principal amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Administrative Borrower elects to apply this clause (xviii)(A) (which amounts shall reduce the amount of the Available Excluded Contribution Amount that may be applied for any other purpose hereunder) and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided, that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);
(xviii)(A) unsecured or Subordinated Indebtedness consisting of promissory notes issued by WS or its Restricted Subsidiaries to future, current or former officers, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or other Equity Interests of Holdings (or any direct or indirect parent thereof); provided, that the aggregate principal amount of Indebtedness incurred under this clause (xix)(A) at any one time outstanding does not exceed the greater of (x)$30,000,000 and (y) 0.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided, that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);
(xix)(A) Indebtedness incurred by Non-US Loan Parties and Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $550,000,000 and (y) 9.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (B) any Refinancing Indebtedness with respect to any of the foregoing;

provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);
(xx) (A) Indebtedness incurred by Persons in connection with any Permitted Sale Leaseback and (B) any Refinancing Indebtedness with respect thereto; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A); provided that, except to the extent otherwise permitted hereunder, the aggregate principal amount of such Indebtedness incurred in reliance on clause (xxi)(A) shall not at any time outstanding exceed the greater of (x) $225,000,000 and (y) 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period; and
(xxi)Permitted Capped Debt, so long as (A) before and immediately after giving effect to the incurrence thereof and any contemporaneous use of proceeds thereof, no Default or Event of Default has occurred and is continuing or would be created thereby, (B) as of the date of incurrence thereof, the Payment Condition is satisfied, (C) no such Indebtedness shall (x) be subject to scheduled amortization in excess of 1% of its original principal balance per year or (y) have a final maturity, in either case prior to the date that is ninety-one (91) following the Revolver Facility Termination Date and (D) such Permitted Capped Debt shall not constitute an obligation (including pursuant to a guarantee) of any Person unless such Person is also a US Loan Party.
Notwithstanding anything to the contrary contained in this Agreement, the Loan Parties shall not be permitted to enter into Purchase Money Indebtedness, Capital Leases, Capitalized Lease Obligations or operating leases with respect to Specified Assets (other than Real Estate) other than (i) Purchase Money Indebtedness, Capital Leases, Capitalized Lease Obligations, Permitted Sale Leasebacks, Permitted Stand-Alone Capital Lease Transactions and Stand Alone Customer Capital Leases in an aggregate amount at any one time outstanding not to exceed the greater of (x) $360,000,000 and (y) 6.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, (ii) operating leases with respect to such assets that are consistent with past practices of the Loan Parties in all material respects and (iii) to the extent permitted by Section 9.2.1(b)(vii). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of this covenant.
9.2.2    Limitation on Liens. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of such Loan Party or any Restricted Subsidiary, whether now owned or hereafter acquired, except:
(a)(i) Liens arising under the Credit Documents, (ii) Liens on Collateral of the US Loan Parties arising under the 2025 Senior Secured Notes Documents and Refinancing Indebtedness with respect thereto to the extent permitted by Section 9.2.1(b)(i)(B) and (iii) Liens on Collateral of the US Loan Parties arising under the 2028 Senior Secured Notes Documents and Refinancing Indebtedness with respect thereto to the extent permitted by Section 9.2.1(b)(i)(C); provided, that such Liens pursuant to the foregoing clauses (ii) and (iii) shall be subordinated to the Liens securing the Secured Obligations pursuant to the terms of the Intercreditor Agreement (and the holders of such Indebtedness (or their duly appointed agent or other representative) shall have become party to the Intercreditor Agreement); and

(b)Permitted Liens.
Notwithstanding anything to the contrary contained in this Agreement, the Unit Subsidiary shall not create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) other than Liens permitted under Section 9.2.2(a), Liens permitted under clause (f) and (g) of the definition of “Permitted Liens”, and Liens permitted hereunder (and not securing Indebtedness) which arise in the Ordinary Course of Business of the Unit Subsidiary.
9.2.3    Limitation on Fundamental Changes. Except as permitted by, or to effect a transaction permitted by, Section 9.2.4 (other than Section 9.2.4(d) as it pertains to Section 9.2.3) or 9.2.5 (other than Section 9.2.5(p)), each Loan Party will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its assets, except:
(a)(i) any Loan Party (other than the Unit Subsidiary) may be merged, amalgamated or consolidated with or into, or liquidated or dissolved into, a Loan Party (other than the Unit Subsidiary) domiciled in the same Principal Jurisdiction, provided that (x) if a Borrower is a party to such merger, amalgamation or consolidation, a Borrower shall be the surviving or continuing entity or the surviving or continuing entity shall assume such Borrower’s obligations under the Loan Documents in a manner reasonably satisfactory to Agent and (y) if the Administrative Borrower is a party to such merger, amalgamation or consolidation, the surviving or continuing entity shall assume such Administrative Borrower’s obligations under the Loan Documents in a manner reasonably satisfactory to Agent; and (ii) any Restricted Subsidiary may be merged into, or consolidated or amalgamated with, any other Restricted Subsidiary; provided that in the case of clause (ii), if a Loan Party is a party to such merger, amalgamation or consolidation, such Loan Party shall be the surviving or continuing entity of such merger, amalgamation or consolidation or the transaction shall be treated as resulting in an Investment in a non-Loan Party that must be permitted hereunder;
(b)that any Restricted Subsidiary that is not a Loan Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party or any other Restricted Subsidiary (other than the Unit Subsidiary);
(c)in connection with the Acquisition as contemplated by the Acquisition Agreement;
(d)that any Loan Party (other than the Unit Subsidiary) may sell, lease, transfer or otherwise dispose of substantially all or any of its assets (upon voluntary liquidation or otherwise) to another Loan Party (other than the Unit Subsidiary), but only if such sale, lease, transfer or other disposition is permitted by Section 9.2.4(b) or (c); and
(e)that any Restricted Subsidiary may liquidate or dissolve if (i) the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties and if such Restricted Subsidiary is a Loan Party, that such liquidation or dissolution is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 9.2.4 or 9.2.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Loan Party (other than the Unit Subsidiary) after giving effect to such liquidation or dissolution.

Notwithstanding anything to the contrary contained above, in no event shall the Unit Subsidiary be merged with or into or consolidated or amalgamated with or into any other Person or be liquidated.
9.2.4    Limitation on Sale of Assets. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, (x) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation of any assets of such Loan Party or the Restricted Subsidiaries) or (y) sell to any Person any shares owned by it of any Restricted Subsidiary’s Stock and other Equity Interests of any Restricted Subsidiary, except that:
(a)(x) any Loan Party and the Restricted Subsidiaries (other than the Unit Subsidiary) may sell, lease, transfer or otherwise dispose of (i) Inventory, Equipment, and Rental Equipment in the Ordinary Course of Business, (ii) used or surplus equipment, vehicles and other assets in the Ordinary Course of Business and (iii) Permitted Investments and (y) the Unit Subsidiary may sell or lease Non-Certificated Units from time to time held by the Unit Subsidiary to WS or any other US Loan Party pursuant to the Master Lease Agreements; provided, that in the case of any such sale the respective Non-Certificated Units are contemporaneously sold to a third party as provided in subclause (a)(x) above;
(b)any Loan Party and the Restricted Subsidiaries (other than the Unit Subsidiary) may sell, transfer or otherwise dispose of assets (collectively, each a “Disposition”) for fair value, provided, that:
(i)with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of the greater of (x) $120,000,000 and (y) 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, such Loan Party or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash, Permitted Investments, assets of the type that would be included in the Borrowing Base not to exceed $250,000,000 in fair market value over the term of this Agreement, or Designated Non-Cash Consideration (provided, (x) such Designated Non-Cash Consideration shall not have an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 9.2.4(b) that is at that time outstanding, in excess of 5% of Consolidated Total Assets as of the last day of the most recently ended Test Period at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value and (y) any liabilities of such Loan Party or other Restricted Subsidiary (as shown on such Loan Party or other Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected on such balance sheet had it taken place on the date of such balance sheet), other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee (or a third party on its behalf) of the assets subject to such Disposition pursuant to an agreement that releases or indemnifies such Loan Party or other Restricted Subsidiary (or a third party on behalf of the transferee) from further liability, and any notes or other obligations or other securities or assets received by such Loan Party or other Restricted Subsidiary from such transferee that are converted into cash within 180 days of receipt thereof (to the extent of cash received), shall each be deemed to be a Permitted Investment for purposes of this clause (b)(i));

(ii)if the purchase price for Specified Assets (as reasonably determined by the Administrative Borrower) exceeds the greater of (x) $120,000,000 and (y) 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, or if the assets so sold constitute the Stock or all or a substantial portion of the assets of any Loan Party, the Administrative Borrower shall deliver an updated Borrowing Base Certificate, giving effect to such Disposition and showing compliance with the applicable Borrowing Base; and
(iii)after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing;
(c)any Loan Party and the Restricted Subsidiaries (other than the Unit Subsidiary) may make a Disposition of assets to any Loan Party or to any Restricted Subsidiary (other than the Unit Subsidiary), provided that with respect to any such sales by US Loan Parties to Non-US Loan Parties and any such sales by Loan Parties to Restricted Subsidiaries that are not Loan Parties, (i) such sale, transfer or disposition shall be for fair value, (ii) if the purchase price for Specified Assets (as reasonably determined by the Administrative Borrower) exceeds the greater of (x) $120,000,000 and (y) 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, or if the assets so sold constitute the Stock or all or a substantial portion of the assets of any Loan Party, the Administrative Borrower shall deliver an updated Borrowing Base Certificate, giving effect to such Disposition and showing compliance with the applicable Borrowing Base, and (iii) after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing;
(d)any Loan Party and any Restricted Subsidiary may effect any transaction permitted by Section 9.2.2, 9.2.3 (other than pursuant to the carveout in the introductory paragraph thereof), 9.2.5 (other than Section 9.2.5(i) and Section 9.2.5(j)) or 9.2.6;
(e)in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, Loan Parties and the Restricted Subsidiaries (other than the Unit Subsidiary) may sell or discount without recourse Accounts arising in the Ordinary Course of Business in connection with the compromise or collection thereof consistent with such Person’s current credit and collection practices;
(f)any Loan Party and any Restricted Subsidiary (other than the Unit Subsidiary) may lease, sublease, license or sublicense real, personal or intellectual property in the Ordinary Course of Business;
(g)any Loan Party and any Restricted Subsidiary (other than the Unit Subsidiary) may make sales, transfers and other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(h)any Loan Party and any Restricted Subsidiary (other than the Unit Subsidiary) may make sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i)any Loan Party and any Restricted Subsidiary (other than the Unit Subsidiary) may make Dispositions in connection with Permitted Sale Leasebacks permitted under Section 9.2.8;
(j)any Restricted Subsidiary that is not a Loan Party and is domiciled outside of Canada, the UK and the US may make Dispositions of Accounts, Chattel Paper and Related Assets to a Receivables Entity so long as the requirements included in the definition of Qualified Receivables Transaction have been satisfied;
(k)Dispositions of Equity Interests of, or sales of Indebtedness of, Unrestricted Subsidiaries;

(l)Dispositions made to comply with any order of any anti-trust agency of the US federal government or any state anti-trust authority or other anti-trust regulatory body or any applicable anti-trust law; and

(m)other Dispositions involving assets having a fair market value (as reasonably determined by the Administrative Borrower at the time thereof) in the aggregate since the Closing Date of not more than the greater of (x) $180,000,000 and (y) 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

Notwithstanding anything to the contrary contained above, (x) in no event shall WS sell or otherwise dispose of any of its interests in the Unit Subsidiary (other than to another US Loan Party) and (y) in no event shall the Unit Subsidiary transfer any Non-Certificated Units or any interest therein (except for the sale or lease thereof pursuant to the Master Lease Agreements, provided, that in the case of any such sale the respective Non-Certificated Units are contemporaneously sold to a third party pursuant to Section 9.2.4(a)(x)) to any Loan Party or any other Person).
9.2.5    Limitation on Investments. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, make any Investment in, any Person, except:

(a)extensions of trade credit and purchases of assets and services in the Ordinary Course of Business;
(b)cash or Investments that are Permitted Investments or were Permitted Investments at the time made;
(c)loans and advances to officers, directors and employees of any Loan Party or any of its Restricted Subsidiaries (other than, in the case of subclauses (ii) and (iii) below, the Unit Subsidiary (except if such Persons are also employees, officers or directors of another Loan Party or Restricted Subsidiary)) (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or other Equity Interests of Holdings (or any Parent Entity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount under this clause (c) at any time outstanding not to exceed the greater of (x) $30,000,000 and (y) 0.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period;
(d)Investments existing on, or contemplated as of, the Closing Date and listed on Schedule 9.2.5 and any extensions, renewals or reinvestments thereof; provided, that the amount of such Investment may be increased in such extension, renewal or reinvestment only (x) as required by the terms of such Investment as in existence on the Closing Date and detailed on

Schedule 9.2.5 (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted hereunder;
(e)Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the Ordinary Course of Business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(f)Investments to the extent that payment for such Investments is made solely with Stock or other Equity Interests of a Parent Entity; provided, that if a Restricted Subsidiary is acquired as a result of such Investment, then such Restricted Subsidiary shall become a Guarantor to the extent required by, and in accordance with, Section 9.1.12 and shall grant Agent a security interest in and Lien on the assets so acquired to the extent required by Section 9.1.12;
(g)(i) Investments by the Loan Parties and their Restricted Subsidiaries (other than the Unit Subsidiary) in Loan Parties (provided that if any Investment by a US Loan Party in Non-US Loan Parties consists of a contribution of Specified Assets (as reasonably determined by the Administrative Borrower) exceeding the greater of (x) $120,000,000 and (y) 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period or of Stock or all or a substantial portion of the assets of any US Loan Party, the Administrative Borrower shall deliver an updated Borrowing Base Certificate, giving effect to such Investment and showing compliance with the applicable Borrowing Base), (ii) Investments by Restricted Subsidiaries that are not Loan Parties in other Restricted Subsidiaries, (iii) loans and advances by the Loan Parties or any Restricted Subsidiary to Parent or Holdings in an amount necessary (when combined with Dividends made by the Loan Parties in reliance on Section 9.2.6(d)(i) or 9.2.6(d)(iii)) to permit Parent, Holdings or any direct or indirect parent thereof, as applicable, to pay income tax or, as the case may be, franchise taxes or other fees, taxes or exceptions required to maintain the corporate existence of Holdings or any direct or indirect parent of Holdings, to the extent a Dividend by such Loan Party or Restricted Subsidiary (the proceeds of which would be used to pay such obligations) would be permitted under Section 9.2.6(d)(i) or 9.2.6(d)(iii), as the case may be, provided that Parent or Holdings, as applicable, shall apply the proceeds of such loans and advances to such income tax or other obligations within thirty (30) days of its receipt of such proceeds, and (iv) Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties, provided that unless the Payment Condition is satisfied after giving effect to any Investment made pursuant to this subclause (iv), such Investments in Restricted Subsidiaries that are not Loan Parties, together with other Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties pursuant to this subclause (iv) made at any other time when the Payment Condition was not satisfied, shall not exceed an aggregate amount at any one time outstanding equal to the greater of (x) $360,000,000 and (y) 6.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period (provided that if any Investment by a Loan Party in Restricted Subsidiaries that are not Loan Parties consists of a contribution of Specified Assets (as reasonably determined by the Administrative Borrower) exceeding the greater of (x) $120,000,000 and (y) 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period or of Stock or all or a substantial portion of the assets of any Loan Party, such Loan Party shall deliver an updated Borrowing Base Certificate, giving effect to such Investment and showing compliance with the applicable Borrowing Base) (provided, that (x) notwithstanding anything to the contrary in this clause (g), a Loan Party may make an Investment in a Restricted Subsidiary that is not a Loan Party if such Investment is part of a Series of Cash Neutral Transactions and no Event of Default has occurred and is continuing at the time such Investment is made and (y) any loans or advances by any Restricted Subsidiary of Holdings that is not a Loan Party to a Loan Party shall be subject to the subordination provisions contained in the Intercompany Note and (z) any obligations of Restricted Subsidiaries that are not Loan Parties to a Loan Party in connection with an Investment permitted under subclause

(g)(iv) above, shall be evidenced by an Intercompany Note which shall be promptly delivered to Agent (with any necessary endorsement in blank);
(h)Permitted Acquisitions; provided, that, unless the Payment Condition is satisfied, the amount of such Permitted Acquisitions of Persons that do not become Loan Parties and/or assets that do not constitute Collateral shall not exceed (A) with respect to any individual Permitted Acquisition, the greater of (x) $150,000,000 and (y) 2.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (B) with respect to all Permitted Acquisitions in the aggregate for which the Payment Condition was not satisfied at the applicable time of determination, the greater of (x) $300,000,000 and (y) 5.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period;
(i)Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 9.2.4 (other than Section 9.2.4(d));
(j)Investments by a Loan Party or a Restricted Subsidiary resulting from a disposition of stock or assets by another Loan Party or Restricted Subsidiary permitted by Section 9.2.4 (other than Section 9.2.4(d));
(k)the Loan Parties and the Restricted Subsidiaries (other than the Unit Subsidiary) may make Investments (i) so long as the Payment Condition is met after giving effect to such Investment; or (ii) if the Payment Condition is not satisfied after giving effect to such Investment, all Investments under this subclause (k)(ii) made at any time the Payment Condition is not satisfied shall not exceed an aggregate amount at any one time outstanding equal to the sum of (1) the greater of (x) $150,000,000 and (y) 2.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period plus (2) (a) the aggregate amount available pursuant to Section 9.2.6(c) that has not otherwise been used to pay a Dividend or make a prepayment, repurchase, redemption, other defeasances or sinking fund payments of Junior Debt plus (b) the aggregate amount available pursuant to Section 9.2.7(a)(i)(x) that has not otherwise been used to make a prepayment, repurchase or redemption of Junior Debt; provided, that Investments made pursuant to clause (2) will reduce the amount of Dividends or prepayments, repurchases, redemptions, other defeasances or sinking fund payments with respect to Junior Debt that may be made pursuant to the aforementioned provisions (and, in the case of loans or advances made to or from the Loan Parties pursuant to this clause (ii), any applicable conditions contained in subclauses (y) and (z) of clause (g), above, are satisfied);
(l)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;
(m)Investments in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(n)advances of payroll payments to its employees in the Ordinary Course of Business;
(o)Guarantee Obligations of any Loan Party or any Restricted Subsidiary (other than the Unit Subsidiary) of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business or that are otherwise permitted pursuant to Section 9.2.1(b)(v);

(p)Investments of a Restricted Subsidiary acquired after the Closing Date or of any Person merged into any Loan Party or merged or consolidated with a Restricted Subsidiary in accordance with Section 9.2.3 (other than pursuant to the carveout in the introductory paragraph thereof) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(q)Investments made after the Closing Date by the Borrowers or any of their Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Administrative Borrower elects to apply to this clause (q) (which amounts shall reduce the amount of the Available Excluded Contribution Amount that may be applied for any other purpose hereunder);
(r)Investments by any Restricted Subsidiary that is not a Loan Party in a Receivables Entity pursuant to a Qualified Receivables Transaction;
(s)loans and advances to any direct or indirect parent of any Borrower in lieu of, and not in excess of the amount of, Dividends to the extent permitted to be made to such parent in accordance with Section 9.2.6, subject to the limitations contained therein;
(t)Investments made by a Loan Party or a Restricted Subsidiary to repurchase or retire Equity Interests of Holdings (or any Parent Entity) owned by any employee stock ownership plan or key employee stock ownership plan of any Borrower (or any direct or indirect parent thereof);
(u)Investments in hedge obligations permitted under Section 9.2.1(b)(viii);
(v)Investments in Unrestricted Subsidiaries not to exceed an aggregate amount at any one time outstanding equal to the greater of (x) $120,000,000 and (y) 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period;
(w)(i) Investments in Subsidiaries and joint ventures in connection with reorganizations and related activities related to tax planning; provided, that, after giving effect to any such reorganization and/or related activity, the value of the guarantees provided for herein and the security interest of Agent in the Collateral, taken as a whole, are not materially impaired, and (ii) Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date (and any modification, replacement, renewal or extension of such Investments so long as no such modification, renewal or extension thereof increased the amount of any such Investment except by the terms thereof or as otherwise permitted by this Section 9.2.5); and
(x)Investments consisting of advances and loans (but not sales on open account on ordinary course of business terms) made in the ordinary course of business, including those made to finance the sale of Inventory, not to exceed $2,500,000 outstanding at any one time to any one Person and $15,000,000 in the aggregate outstanding at any one time.
9.2.6    Limitation on Dividends. No Loan Party or any Restricted Subsidiary shall (x) declare or pay any dividends (other than dividends payable solely in its Stock (other than Disqualified Stock)) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or (y) redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or other Equity Interests or the Stock or other Equity Interests of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes (all of the foregoing “Dividends”); provided, that this Section 9.2.6 shall not prevent any Dividend or payment if the Payment Condition is met with respect to such Dividend or payment at the time thereof and after giving effect thereto or, in the case of a Limited Condition Transaction, at the LCT Test Date; provided, further, that:
(a)so long as no Event of Default exists or would exist after giving effect thereto, the Loan Parties and their Restricted Subsidiaries (other than the Unit Subsidiary) may redeem in whole or in part any of its Stock or other Equity Interests for another class of its Stock or other Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Stock or other Equity Interests, provided, that such new Stock or other Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or other Equity Interests redeemed thereby;
(b)so long as no Event of Default exists or would exist after giving effect thereto, the Loan Parties and their Restricted Subsidiaries (other than the Unit Subsidiary) may (or may make Dividends to permit any direct or indirect parent thereof to) repurchase shares of Holdings’ (or a Parent Entity’s) Stock or other Equity Interests held by present or former officers, directors, employees or consultants of the Loan Parties and the Restricted Subsidiaries (or any such parent), so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements; provided, that the aggregate amount of all cash paid in respect of all such shares so repurchased in any calendar year does not exceed in any calendar year the sum of (i) the greater of (x) $35,000,000 and (y) 0.60% of Consolidated Total Assets as of the last day of the most recently ended Test Period (with unused amounts in any calendar year being carried over to succeeding calendar years; provided that Dividends made under this clause (b)(i) do not exceed the greater of (x) $75,000,000 and (y) 1.25% of Consolidated Total Assets as of the last day of the most recently ended Test Period in any calendar year); plus (ii) all amounts obtained by Holdings (or a Parent Entity) (to the extent contributed to a Borrower) during such calendar year from the sale of such Stock or other Equity Interests to other officers, directors, employees or consultants of Holdings and its Subsidiaries in connection with any permitted compensation and incentive arrangements plus (iii) all amounts obtained from any key-man life insurance policies received during such calendar year;
(c)so long as no Event of Default exists or would exist after giving effect thereto, the Loan Parties and their Restricted Subsidiaries (other than the Unit Subsidiary) may pay additional Dividends in an aggregate amount per annum not to exceed the greater of (x) $175,000,000 and (y) 5.0% of Market Capitalization as of the last day of the most recently ended Test Period, less (y) the amount of voluntary prepayments, repurchases, redemptions, other defeasances and sinking fund payments in respect of Junior Debt made pursuant to Section 9.2.7(a)(i)(y) and less (z) the amount of Investments made pursuant to clause (2)(a) of Section 9.2.5(k)(ii);
(d)each Loan Party and each Restricted Subsidiary may pay Dividends:
(i)so long as no Specified Default exists or would exist after giving effect thereto, to its direct or indirect parent in amounts sufficient (when combined with loans and advances made by the Loan Parties for such purpose under Section 9.2.5(g)(iv)) for any such parent to pay its income tax obligations for so long as such Loan Party is a member of a group filing a consolidated, combined, unitary, affiliated or other similar tax return with such parent; provided that the amount of Dividends paid under this clause (i) in respect of income tax obligations is limited to the extent such tax liability is directly attributable to the taxable income of such Loan Party (that are included in such consolidated, combined, unitary, affiliated or other similar tax return), determined as if such Loan Party and its Restricted Subsidiaries filed a separate consolidated, combined, unitary, affiliated or other similar tax return as a stand-alone group and will be used to pay (or to make Dividends to allow any direct or indirect parent to pay), within thirty (30) days of the receipt thereof, the tax liability in each relevant jurisdiction in respect of such consolidated, combined, unitary, affiliated or other similar returns;
(ii)the proceeds of which (when combined with loans and advances made by the Loan Parties for such purpose under Section 9.2.5(g)(iv)) shall be used to allow any direct or indirect parent of such Loan Party to pay (A) its accrued operating expenses incurred in the Ordinary Course of Business and other accrued corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the Ordinary Course of Business of WS (or any Parent Entity) plus any reasonable and customary indemnification claims made by directors or officers of WS (or any parent thereof) attributable to the ownership or operations of WS and its Subsidiaries or (B) fees and expenses otherwise (1) due and payable by WS or any of its Subsidiaries and (2) permitted to be paid by WS or such Subsidiary under this Agreement;
(iii)without duplication of clause (i), above, the proceeds of which (when combined with loans and advances made by the Loan Parties for such purpose in reliance on Section 9.2.5(g)(iii)) shall be used to pay franchise taxes and other fees, similar taxes and expenses required, in each case, to maintain the corporate existence of any Parent Entity within thirty (30) days of the receipt thereof;
(iv)constituting repurchases of Stock or other Equity Interests upon the cashless exercise of stock options; and
(v)the proceeds of which are applied on the Closing Date, solely to effect the consummation of the Transactions;
(e)(i) any Restricted Subsidiary that is not a Loan Party may pay Dividends to a Loan Party, to any other Restricted Subsidiary or to its equityholders ratably and (ii) any Loan Party may pay a Dividend to any other Loan Party (provided that if any Dividend by a US Loan Party to a non-US Loan Party consists of a distribution of Specified Assets (as reasonably determined by the Administrative Borrower) exceeding the greater of (x) $120,000,000 and (y) 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period or of Stock or all or a substantial portion of the assets of any US Loan Party, the Administrative Borrower shall deliver an updated Borrowing Base Certificate, giving effect to such Dividend and showing compliance with the applicable Borrowing Base) or any Restricted Subsidiary that is not a Loan Party if, in the case of a payment to a Restricted Subsidiary that is not a Loan Party, (x) such Dividend is a part of a series of transactions by which such Dividend is ultimately and promptly paid to a Loan Party or (y) such Dividend is part of a Dividend being made to the equityholders of any class of such Loan Party ratably;
(f)the Loan Parties and the Restricted Subsidiaries may make additional Dividends in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Administrative Borrower elects to apply to this clause (f) (which amounts shall reduce the amount of the Available Excluded Contribution Amount that may be applied for any other purpose hereunder);
(g)the Loan Parties and other Restricted Subsidiaries may make additional Dividends within sixty (60) days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if (i) at the date of such declaration or notice, such Dividend would have complied with another provision of this Section 9.2.6 and (ii) the Administrative Borrower reasonably expects, as of such date of declaration or such date of provision of a redemption notice, the Loan Parties and the other Restricted Subsidiaries to be able to comply with such other provision of this Section 9.2.6 through either (x) the end of such sixty (60) day period or (y) if earlier, the latest date on which such declaration or provision of a redemption notice allows for such Dividend to be made; provided, that the making of any such Dividend will reduce capacity for Dividends pursuant to such other provision of this Section 9.2.6 when the declaration or provision of a redemption notice is so made; and
(h)so long as no Event of Default exists or would exist after giving effect thereto, the Loan Parties and Restricted Subsidiaries may make Dividends to Holdings or any Parent Entity in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by or contributed to WS from a capital contribution to Holdings or the issuance or offering of Equity Interests of Holdings, other than (x) with respect to Disqualified Stock, (y) to the extent such proceeds constitute Available Excluded Contribution Amounts the Administrative Borrower has elected to apply to clause (f) above or any other provision of this Agreement or (z) with respect to a Cure Amount.
9.2.7    Limitations on Debt Payments and Amendments; Limitations on Repayment of Intercompany Indebtedness.
(a)No Loan Party will, or will permit any Restricted Subsidiary to, voluntarily prepay, repurchase or redeem or otherwise defease, or make any sinking fund payment in respect of, any Junior Debt prior to the stated maturity thereof (other than Indebtedness owing to a Loan Party or any Restricted Subsidiary); provided, that this clause (a) shall not prevent the voluntary prepayment, repurchase, redemption or defeasance of, or the making of any sinking fund payment in respect of, any Junior Debt if the Payment Condition is met at the time thereof and after giving effect thereto; provided, further, that (i) so long as no Event of Default exists or would exist after giving effect thereto, any Loan Party or any Restricted Subsidiary (other than the Unit Subsidiary) may prepay, repurchase, redeem or otherwise defease, or make any sinking fund payment in respect of, Junior Debt in an aggregate amount not to exceed (x) the greater of (x) $360,000,000 and (y) 6.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, plus (y) the aggregate amount available pursuant to Section 9.2.6(c) that has not otherwise been used to pay a Dividend or make an Investment, less (z) the amount of Investments made pursuant to clause (2)(b) of Section 9.2.5(k)(ii) in reliance on this Section 9.2.7(a), (ii) such Junior Debt may be refinanced with the proceeds of Refinancing Indebtedness and (iii) any Loan Party or any Restricted Subsidiary (other than the Unit Subsidiary) may prepay, repurchase, redeem or otherwise defease, or make any sinking fund payment in respect of Junior Debt (A) in exchange for, or with proceeds of any issuance of, Equity Interests (other than Disqualified Stock) of the Loan Parties and/or any Restricted Subsidiaries (other than the Unit Subsidiary) and/or any capital contribution in respect of such Equity Interests, in each case, other than any amounts constituting a Cure Amount or any amount that has been added to the Available Excluded Contribution Amount or any amount that is otherwise applied to make a Dividend or a prior voluntary prepayment, repurchase, redemption, other defeasances or sinking fund payment in respect of Junior Debt, (B) as a result of the conversion of all or any portion of any Junior Debt into Equity Interests of any Loan Party and/or any Restricted Subsidiary (other than the Unit Subsidiary) (other than Disqualified Stock), (C) in the form of payment-in-kind interest with respect to any Junior Debt that is permitted under Section 9.2.1 and (D) in an aggregate amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Administrative Borrower elects to apply to this clause (a)(iii)(D) (which amounts shall reduce the amount of the Available Excluded Contribution Amount that may be applied for any other purpose hereunder).
(b)No Loan Party will, or will permit any Restricted Subsidiary to, waive, amend or modify any of the 2028 Senior Secured Note Documents or the 2025 Senior Secured Note

Documents, in each case to the extent that any such waiver, amendment or modification would be materially adverse to the Lenders.
(c)No Loan Party will, or will permit any Restricted Subsidiary to, waive, amend, modify or terminate the Master Lease Agreements or the Unit Subsidiary Management Agreement in any way that is materially adverse to the interests of the Lenders.
9.2.8    Limitations on Sale Leasebacks. No Loan Party will, or will permit any Restricted Subsidiary to, enter into or effect any Sale Leasebacks other than Permitted Sale Leasebacks; provided, that the aggregate amount of such Indebtedness in connection with such Sale Leaseback is permitted under Section 9.2.1.
9.2.9    Changes in Business. The Loan Parties and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Loan Parties and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other Similar Businesses.
9.2.10    Burdensome Agreements. No Loan Party will, or will permit any Restricted Subsidiary that is not a Loan Party to enter into (a) any prohibition or restriction on any Restricted Subsidiary to pay any Dividends to a Borrower or any other Loan Party (other than any such prohibition or restriction in the Loan Documents), (b) any prohibition or restriction on any Restricted Subsidiary to transfer property to or loan money to or otherwise invest in any Loan Party (other than any such prohibition or restriction in the Loan Documents), or (c) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of Agent and the Secured Parties) on the creation or existence of any Lien upon the Collateral of any Loan Party to secure the Obligations (other than under the documents governing any Purchase Money Indebtedness and Capital Lease Obligations so long as such restrictions are limited to the property subject thereto), other than, in each case, (A) by reason of Applicable Law, (B) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Loan Party or Restricted Subsidiary, (C) customary provisions restricting assignment of any licensing agreement (in which any Loan Party or Restricted Subsidiary is the licensee) or other contract entered into by any Loan Party or Restricted Subsidiary in the Ordinary Course of Business, (D) restrictions on the transfer of any asset pending the close of the sale of such asset, (E) pursuant to the terms of any Indebtedness incurred pursuant to Sections 9.2.1(a)¸ 9.2.1(b)(i)(B) or (C), 9.2.1(b)(vi), 9.2.1(b)(ix), 9.2.1(b)(xi), 9.2.1(b)(xviii), 9.2.1(b)(xx) and 9.2.1(b)(xxii) (provided that, with respect to clause (c) above, (i) in the case of Indebtedness incurred pursuant to Sections 9.2.1(a), 9.2.1(b)(i)(B) or (C), 9.2.1(b)(xi), 9.2.1(b)(xviii), 9.2.1(b)(xx) or 9.2.1(b)(xxii), any such prohibition or restriction is no more restrictive than those in the 2025 Senior Secured Notes Documents as in effect on the Closing Date or those in the 2028 Senior Secured Notes Documents as in effect on the Fourth Amendment Effective Date and (ii) in the case of Indebtedness incurred pursuant to Sections 9.2.1(b)(vi) or 9.2.1(b)(ix), any such prohibition or restriction is limited to the property or Person subject thereto), (F) existing on the Closing Date and (to the extent not otherwise permitted by this Section 9.2.10) are listed on Schedule 9.2.10 and to the extent such contractual obligations are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation, (G) binding only a Loan Party (and not any other Person) at the time such Loan Party first becomes a Loan Party or are assumed in connection with an acquisition of assets permitted hereunder (so long as such prohibitions, restrictions and contractual obligations only apply to such acquired assets), so long as such prohibitions, restrictions and contractual obligations were not entered into solely in contemplation of such Person becoming a Loan Party or in connection with such acquisition, (H) arising in connection with any Disposition permitted by Section 9.2.4 (but only to the extent relating directly to the property to be disposed of), (I) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.2.5, (J) customary restrictions on leases, subleases, licenses, sublicenses, asset sale agreements or other similar agreements entered into in the Ordinary Course of Business (including with respect to intellectual property) so long as such restrictions relate to the assets subject thereto, (K) restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business, (L) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which any Loan Party is a party entered into in the Ordinary Course of Business; provided, that such agreement prohibits the encumbrance of solely the property or assets of such Loan Party that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Loan Party or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary, (M) purchase money obligations for property acquired in the Ordinary Course of Business and Capitalized Lease Obligations that impose restrictions on the transfer of the property so acquired, (N) in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition, (O) arising under or as a result of the terms of any license, authorization, concession or permit, and (P) any encumbrances or restrictions of the type referred to in clauses (a), (b), (c) and (d) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
9.2.11    Amendments of Organizational Documents; etc. The Loan Parties and their Restricted Subsidiaries shall not amend any of their Organizational Documents, the Master Lease Agreements or the Unit Subsidiary Management Agreement, in any manner that would reasonably be expected to be materially adverse to Agent or the Lenders.
9.2.12    Unit Subsidiary. Notwithstanding anything to the contrary contained elsewhere in this Agreement, in no event shall (i) the Unit Subsidiary be liquidated and/or dissolved, or (ii) the Unit Subsidiary be merged or consolidated with or into any Loan Party or any of their respective Subsidiaries or any other Person.
9.2.13    Hedge Agreements. The Loan Parties and their Restricted Subsidiaries shall not enter into Hedge Agreement other than in the Ordinary Course of Business and not for speculative purposes.
9.2.14    Limitation on Activities of Holdings. In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document:
(a)Holdings shall not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations or own any material assets other than (i) its ownership of the Equity Interests of the Administrative Borrower and Williams Scotsman México, S. de R.L. de C.V. and activities incidental thereto (including, but not limited to, its indirect ownership of Subsidiaries of the Administrative Borrower and Williams Scotsman México, S. de R.L. de C.V.), (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, including filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes), preparing reports to Governmental Authorities and to its shareholders, holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law, (iii) activities relating to the performance of obligations under the Loan Documents and the documentation governing other permitted Indebtedness to which it is a party, (iv) holding Cash, Permitted Investments and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Equity Interests of, any Parent Entity pending application thereof, (v) providing indemnification for its officers, directors, members of management, employees and advisors or consultants, (vi) issuing its own Equity Interests and the making of Dividends, (vii) the receipt of Dividends permitted to be made to Holdings under Section 9.2.6 and (viii) incurring Indebtedness, or creating, assuming or suffering to exist Liens pursuant to clause (b) below and (ix) activities related to the Transactions and activities incidental to any of the foregoing; and
(b)Holdings shall not incur Indebtedness, or create, assume or suffer to exist any Liens, except (i) the Secured Obligations, (ii) Guarantee Obligations in respect of Indebtedness that is permitted by Section 9.2.1, (iii) obligations with respect to its Equity Interests and (iv) non-consensual obligations imposed by operation of law.
9.3    Consolidated Fixed Charge Coverage Ratio. The Loan Parties shall maintain a Consolidated Fixed Charge Coverage Ratio for each Test Period ending on the last day of the fiscal quarter occurring immediately prior to the occurrence of (and as of the last day of each fiscal quarter ending during) a Financial Covenant Test Event not less than 1.0 to 1.0.
SECTION 10.         EVENTS OF DEFAULT; REMEDIES ON DEFAULT
10.1    Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”), if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
10.1.1    Payments. Any Loan Party shall (a) default in the payment when due of any principal of the Loans, (b) default in the payment when due of any interest on the Loans or any fees or any other amounts owing hereunder or under any other Loan Document and such default shall continue for five (5) or more Business Days or (c) default on the reimbursement of any amounts drawn under a Letter of Credit and such default shall continue for one (1) day beyond the relevant Canadian Reimbursement Date, UK Reimbursement Date or US Reimbursement Date, as applicable; or
10.1.2    Representations, etc. Any representation, warranty or statement made or deemed made by any Loan Party herein or in any Loan Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (or, to the extent qualified by materiality, material adverse effect or similar language, untrue in any respect) on the date as of which made or deemed made; or
10.1.3    Covenants. Any Loan Party shall:
(a)default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.3.2, 9.1.1(g)(i), 9.1.18(a)(i) (solely with respect to Holdings or any Borrower), 9.2 or 9.3;
(b)default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1.1(e) and, other than with respect to the furnishing of any

Borrowing Base Certificate required to be so furnished on a weekly basis, such default shall continue unremedied for a period of five (5) or more Business Days;
(c)default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1.1(f) and (g)(ii) and such default shall continue unremedied for a period of fifteen (15) days or more after the earlier of the date on which a Senior Officer of such Loan Party has knowledge of such default and the date of receipt of written notice by such Loan Party from Agent or the Required Lenders; or
(d)default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.1.1 or 10.1.2 or clauses (a), (b) or (c) of this Section 10.1.3) contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of at least thirty (30) days from the earlier of (x) a Senior Officer of any Loan Party having knowledge of such default and (y) receipt of written notice by such Loan Party from Agent or the Required Lenders; or
10.1.4    Default Under Other Agreements. (a) Any of the Loan Parties or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $120,000,000 in the aggregate, for such Loan Parties and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a mandatory prepayment, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or
10.1.5    Bankruptcy, etc. (a) Holdings, any Borrower or any Material Subsidiary shall commence a voluntary Insolvency Proceeding; (b) an involuntary Insolvency Proceeding is commenced against Holdings, any Borrower or any Material Subsidiary and the petition is not dismissed or stayed within 60 days after commencement thereof; (c) a Creditor Representative or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, any Borrower or any Material Subsidiary; (d) Holdings, any Borrower or any Material Subsidiary commences any other proceeding or action under any reorganization, arrangement, composition, adjustment of debt, relief of debtors, dissolution, winding-up, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, any Borrower or any Material Subsidiary; (e) there is commenced against Holdings, any Borrower or any Material Subsidiary any proceeding referred to in clause (d) above or action that remains undismissed or unstayed for a period of 60 days; (f) Holdings, any Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt by a court of competent jurisdiction; (g) Holdings, any Borrower or any Material Subsidiary suffers any appointment of any Creditor Representative or the like for it or any substantial part of its Property to continue undischarged or unstayed for a period of 60 days; (h) Holdings, any Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; (i) any corporate action is taken by Holdings, any Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or (j) with respect to the UK Loan Parties (in addition to the preceding provisions of this Section 10.1.5, such provisions not to be deemed to otherwise limit the following): (i) such UK Loan Party suspends or threatens in writing to suspend making payment on any of its debts, is unable or admits in writing its inability to pay its debts as they fall due or is deemed to, or is declared to, be unable to pay its debts under Applicable Law; (ii) a petition is presented or meeting convened or application made for the purpose of appointing an administrator (either in or out of court) or receiver or other similar officer of, or for the making of an administration order in respect of, any UK Loan Party and (A) (other than in the case of a petition to appoint an administrator) such petition or application is not discharged within 14 days; or (B) in the case of a petition to appoint an administrator, Agent is not satisfied that it will be discharged before it is heard; (iii) any corporate action, legal proceedings or other procedure or step is taken in relation to a composition, compromise, assignment or arrangements with any creditor of a UK Loan Party; (iv) any meeting of any UK Loan Party is convened for the purpose of considering any resolution for (or to petition for) its winding up or any UK Loan Party passes such a resolution; (v) a petition is presented for the winding-up of any UK Loan Party (other than a frivolous or vexatious petition discharged within 14 days of being presented or any other petition which is contested on bona fide grounds and discharged at least 7 days before its hearing date); or (vi) any order is made or resolution passed or other action taken for the suspension of payments, protection from creditors or bankruptcy or insolvency of any UK Loan Party; or
10.1.6    ERISA. (a) Any US Employee Plan shall fail to satisfy the minimum funding standards required for any plan year or part thereof under Sections 412 and 430 of the Code or Sections 302 or 303 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 302(c) of ERISA or Section 412(c) of the Code; any Reportable Event shall have occurred with respect to any US Employee Plan; any US Employee Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any US Employee Plan or to appoint a trustee to administer any US Employee Plan (including the giving of written notice thereof); any US Loan Party or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a US Employee Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069 of ERISA or Section 4971 or 4975 of the Code, or on account of a Multiemployer Plan pursuant to Section 4201 or 4204 of ERISA (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 10.1.6 the imposition of a lien, the granting of a security interest, or the incurrence of any liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) any such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect.
10.1.7    Canadian Pension Plans and UK Pensions Regulation
(a)(i) A Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which would result or would reasonably be expected to result in a Canadian Loan Party being required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan or results in the appointment, by the FSRA, of an administrator to wind-up a Canadian Pension Plan, (ii) any Canadian Loan Party is in default with respect to any required contributions to a Canadian Pension Plan, or (iii) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, provided, that the events set forth in clause (i), individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (it being acknowledged that, for purposes of this Section, funding deficiencies and other benefit liabilities existing as of the Closing Date shall be included in the determination of whether a Material Adverse Effect has occurred or exists); or
(b)The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any UK Loan Party and such Financial Support Direction or Contribution Notice will or would be reasonably likely to have a Material Adverse Effect; or
10.1.8    Guarantee. Any Guarantee of a Loan Party shall cease to be in full force or effect or any such Loan Party thereunder or any Loan Party shall deny or disaffirm, or purports to revoke, terminate or rescind, in writing, any such Loan Party’s obligations under the Guarantee, in each case, other than in a transaction not prohibited hereby; or
10.1.9    Security Documents. Any Security Document pursuant to which the assets of any Loan Party are pledged, charged, mortgaged or otherwise secured as Collateral (whether or not any non-Loan Party is a party thereto) shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof and other than as a result of Agent failing to file any continuation statements required under the Uniform Commercial Code or the PPSA or take similar action on a timely basis) or any Loan Party shall deny or disaffirm, or purports to revoke, terminate or rescind, in writing any grantor’s obligations under such Security Document; or
10.1.10    Judgments. One or more judgments or decrees shall be entered against any Loan Party or any of the Restricted Subsidiaries (i) involving a liability of $120,000,000 or more in the aggregate for all such judgments and decrees for the Loan Parties and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) or (ii) in the case of non-monetary judgments, which would reasonably be expected to result in a Material Adverse Effect, and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
10.1.11    Change of Control. A Change of Control shall occur; or
10.1.12    Intercreditor; Subordination. The Intercreditor Agreement or any material provision thereof shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Second Lien Claimholders (as defined therein), enforceable in accordance with its terms (to the extent that any Indebtedness held by such parties remains outstanding) or the subordination or intercreditor provisions of any document or instrument evidencing or relating to any Subordinated Indebtedness having a principal amount in excess of $120,000,000 shall be invalidated or otherwise cease to be legal, valid and binding obligations of the holders of such Subordinated Indebtedness, enforceable in accordance with their terms; or
10.1.13    Inability to Pay Debts; Attachment. (i) Any Loan Party admits in writing its inability to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within 60 days after its issue or levy; or
10.1.14    Invalidity of Loan Documents. This Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Subsidiary thereof contests in any manner any of its Obligations under this Agreement or any material obligations under any Loan Document other than this Agreement or a Loan Document not referred to in Section 10.1.8, Section 10.1.9 or Section 10.1.12; or any Loan Party denies or disaffirms its Obligations under, or purports to revoke, terminate or rescind, in writing any of its Obligations under this Agreement or any of its material obligations under any such other Loan Document;
then, (1) upon the occurrence of any Event of Default described in Section 10.1.5 with respect to any Person other than a UK Loan Party, automatically, and (2) upon the occurrence of any other Event of Default, upon a determination by Agent, or at the request of (or with the consent of) the Required Lenders, upon notice to the Administrative Borrower by Agent, (A) the Revolver Commitment of each Lender and the obligation of any Fronting Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, that the foregoing shall not affect in any way the obligations of Lenders under Section 2.2.2, 2.3.2 or 2.4.2; (C) Agent may enforce any and all Liens and security interests created pursuant to Security Documents and may exercise any other rights and remedies available to it under the Loan Documents, at law or in equity; and (D) Agent shall direct the Borrowers to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.1.5 to pay) to Agent such additional amounts of cash as reasonably requested by any Fronting Bank, to be held as security for the Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding.
10.2    Cure Right. (a) Notwithstanding anything to the contrary contained in Section 10.1, in the event that the Loan Parties fail to comply with the covenant contained in Section 9.3 (the “Financial Performance Covenant”) with respect to any fiscal quarter, after the end of such fiscal quarter until the expiration of 15 Business Days subsequent to the date on which financial statements with respect to the fiscal quarter for which Financial Performance Covenant is being measured are required to be delivered pursuant to Section 9.1.1(a) or (b), any Specified Holder shall have the right to make a Specified Equity Contribution to Holdings (collectively, the “Cure Right”), and upon the receipt by the Administrative Borrower from Holdings (which shall contribute such amount in cash as common equity of the Administrative Borrower) (the “Cure Amount”) pursuant to the exercise by a Specified Holder of such Cure Right (and so long as such Cure Amount is actually received by the Administrative Borrower no later than 15 Business Days after the date on which financial statements with respect to the fiscal quarter for which the Financial Performance Covenant is being measured are required to be delivered pursuant to Section 9.1.1(a) or (b)) and notice from the Administrative Borrower to Agent as to the fiscal quarter with respect to which such Cure Amount is made, then the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments (but without regard to any pro forma or actual reduction in Indebtedness in such fiscal quarter made with all or any portion of such Cure Amount or any portion of the Cure Amount on the balance sheet of the Administrative Borrower and its Restricted Subsidiaries (including for purposes of determining the amount of Consolidated Total Debt), provided that, to the extent any portion of the Cure Amount is actually used to repay Indebtedness, such repayment and the effects thereof shall be regarded for all purposes of this Agreement in any quarter following the quarter in which such Cure Right was exercised):

    (i)    Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant and determining the existence of an Event of Default set forth in Section 10.1 resulting from a breach of the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount for such fiscal quarter and any four fiscal quarter period that contains such fiscal quarter; and

    (ii)    if, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of the Financial Performance Covenant, the Loan Parties shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and any applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for purposes of this Agreement.

(b)    Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than 100% of the amount required for purposes of complying with the Financial Performance Covenant, (iii) the Cure Right shall not be exercised more than five times during the term of this Agreement and (iv) no Specified Equity Contribution nor the proceeds thereof may be relied on for purposes of calculating any financial ratios (other than as applicable to the Financial Performance Covenant for purposes of increasing Consolidated EBITDA as provided in clause (a) above) or any available basket or thresholds under this Agreement and shall not result in any adjustment to any amounts or calculations other than the amount of the Consolidated EBITDA to the extent provided in clause (a) above. Neither Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Revolver Commitments and none of Agent, any Lender or any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 10.1, the other Loan Documents or Applicable Law prior to the 15th Business Day after the date on which financial statements with respect to the fiscal quarter for which the Financial Performance Covenant is being measured are required to be delivered pursuant to Section 9.1.1(a) or (b) solely on the basis of an Event of Default having occurred and being continuing due to a breach of the Financial Performance Covenant (except to the extent that the Administrative Borrower has confirmed in writing that it does not intend to provide a Specified Equity Contribution). For the avoidance of doubt, from the time that the Loan Parties fail to comply with the Financial Performance Covenant until the time of the exercise of the Cure Right and the receipt by the Administrative Borrower of the Cure Amount, the Borrowers shall not be able to borrow any Loans hereunder or request the issuance, extension or renewal of any Letter of Credit hereunder.
10.3    Setoff. At any time during the continuation of an Event of Default, each of Agent, any Fronting Bank, any Lender, and any of their Affiliates is authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Fronting Bank, such Lender or such Affiliate to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not Agent, such Fronting Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Fronting Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of Agent, each Fronting Bank, each Lender and each such Affiliate under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
10.4    Remedies Cumulative; No Waiver.
10.4.1    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Loan Parties under the Credit Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
10.4.2    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by the Loan Parties with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by the Loan Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
10.5    Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in any currency (hereinafter in this Section 10.5 called the “first currency”) into any other currency (hereinafter in this Section 10.5 called the “second currency”), then the conversion shall be made at the Exchange Rate for buying the first currency with the second currency prevailing at Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by any Loan Party to any Credit Party pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Loan Parties to pay to such Credit Party any amount originally due to the Credit Party in the first currency under this Agreement only to the extent of the amount of the first currency which such Credit Party is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Credit Party’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to such Credit Party in the first currency under this Agreement, the Loan Parties agree that they will indemnify each Credit Party against and save such Credit harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Loan Party separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Credit Party under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Credit Party and Loan Parties shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due to a Credit Party in the first currency under this Agreement, such Credit Party shall promptly remit such excess to Loan Parties. The covenants contained in this Section 10.5 shall survive the Full Payment of the Obligations under this Agreement.
SECTION 11.     AGENT
11.1    Appointment, Authority and Duties of Agent.
11.1.1    Appointment and Authority.
(a)Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of the Secured Parties. Each Secured Party agrees that any action taken by Agent, the Required Lenders, Required Facility Lenders, the Super-Majority Lenders or the Super-Majority Facility Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement (or joinder thereto), and accept delivery of each Loan Document from any Loan Party or other Person; (iii) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv)

manage, supervise or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts, Rental Equipment, Equipment or Inventory constitute Eligible Accounts, Eligible Goods Inventory, Eligible Container Inventory Held for Sale, Eligible Machinery and Equipment, Eligible Raw Materials Inventory, Eligible Real Property, Eligible Rental Equipment or Eligible Work-In-Process Container Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.
(b)For the purposes of holding any security granted to a Secured Party pursuant to the laws of the Province of Quebec each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the Secured Parties as contemplated under Article 2692 of the Civil Code, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon Agent under any hypothec. Agent shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent pursuant to any hypothec, applicable laws or otherwise, (ii) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (iii) be entitled to delegate from time to time any of its powers or duties under any hypothec on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed Agent as the hypothecary representative of the Secured Parties as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by Agent in such capacity. The substitution of Agent pursuant to the provisions of this Section 11 also constitute the substitution of Agent in its capacity as hypothecary representative as aforesaid.
11.1.2    Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
11.1.3    Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
11.1.4    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from the Required Lenders, the Required Facility Lenders, the Super-Majority Lenders or the Super-Majority Facility Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from the Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of the Required Lenders, Required Facility Lenders, the

Super-Majority Lenders or the Super-Majority Facility Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of such Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 13.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
11.2    Agreements Regarding Collateral and Field Examination Reports.
11.2.1    Lien and Guarantee Releases; Care of Collateral.
(a)The Multicurrency Secured Parties authorize Agent to release, terminate and discharge any Lien with respect to any Collateral and release any Guarantor from its Guarantee of the Multicurrency Facility Obligations (i) upon Full Payment of the Multicurrency Facility Obligations; (ii) that the Administrative Borrower certifies in writing to Agent is permitted to be sold, transferred or otherwise disposed of (including through a merger, consolidation, amalgamation, liquidation or dissolution, Investment or designation as an Unrestricted Subsidiary) to a Person that is not a Loan Party or that is not required to be a Loan Party pursuant to a transaction not prohibited by Sections 9.2.3, 9.2.4 or 9.2.5; (iii) following an Event of Default, in connection with an enforcement action and realization by Agent on Collateral; or (iv) with the written consent of all Multicurrency Facility Lenders.
(b)The US Secured Parties authorize Agent to release, terminate and discharge any Lien with respect to any Collateral and release any Guarantor from its Guarantee of the US Facility Obligations (i) upon Full Payment of the US Facility Obligations; (ii) that the Administrative Borrower certifies in writing to Agent is permitted to be sold, transferred or otherwise disposed of (including through a merger, consolidation, amalgamation, liquidation or dissolution, Investment or designation as an Unrestricted Subsidiary) to a Person that is not a Loan Party or that is not required to be a Loan Party pursuant to a transaction not prohibited by Sections 9.2.3, 9.2.4 or 9.2.5; (iii) following an Event of Default, in connection with an enforcement action and realization by Agent on Collateral; or (iv) with the written consent of all US Facility Lenders.
(c)In connection with any release, termination or discharge pursuant to this Section 11.2.1 or in connection with any release of a Guarantor pursuant to Section 5.12, Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, any acknowledgment, release or document that such Loan Party shall reasonably request to evidence such termination, release or discharge and Agent shall be entitled to rely exclusively on an officer’s certificate of such Loan Party when executing such acknowledgment, release or document. Any execution and delivery of documents pursuant to this Section 11.2.1 shall be without recourse to or warranty by Agent.
(d)Agent shall have no obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
11.2.2    Possession of Collateral.
(a)Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens on any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control.

(b)If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
11.2.3    Reports. Agent shall promptly forward to each Applicable Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the applicable Loan Parties’ books and records as well as upon representations of the applicable Loan Parties’ officers and employees; and (c) subject to the exceptions contained in Section 13.12.1, to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.
11.3    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.
11.4    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Loan Party or Required Lenders specifying the occurrence and nature thereof. Notwithstanding anything herein to the contrary, the Loan Parties, Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Security Document, it being understood and agreed that all powers, rights and remedies under any of the Security Documents may be exercised solely by Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Agent on any of the Collateral pursuant to a public or private sale or other Disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the US Bankruptcy Code or other applicable law), Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the US Bankruptcy Code or other applicable law) may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale or other Disposition.
11.5    Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from Agent, any Fronting Bank and the other Applicable Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set-off against any Dominion Account without the prior consent of Agent.
11.6    Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF LOAN PARTIES UNDER ANY CREDIT DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH AGENT INDEMNITEE, PROVIDED, THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct or bad faith of such Agent Indemnitee. In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to the Secured Parties. If Agent is sued by any Creditor Representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.
11.7    Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Credit Documents, except for losses directly caused by Agent’s gross negligence, willful misconduct or bad faith, as determined in a final, non-appealable judgment by a court of competent jurisdiction. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Credit Documents. Agent does not make any express or implied warranty, representation or guarantee to the Secured Parties with respect to any Obligations, Collateral, Credit Documents or Loan Party. No Agent Indemnitee shall be responsible to the Secured Parties for any recitals, statements, information, representations or warranties contained in any Credit Documents; the execution, validity, genuineness, effectiveness or enforceability of any Credit Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Credit Documents, or the satisfaction of any conditions precedent contained in any Credit Documents. Neither the Joint Lead Arrangers nor the Joint Bookrunners shall have any power, obligation, liability, responsibility or duty under this Agreement other than (to the extent such Person is a Lender) those applicable to all Lenders as such.

11.8    Successor Agent and Co-Agents.
11.8.1    Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and the Administrative Borrower. Upon receipt of a notice of resignation from Agent, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a US Facility Lender or an Affiliate of a US Facility Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Event of Default exists) is reasonably acceptable to the Administrative Borrower. If no such successor Agent shall have been so appointed by the Required Lenders and, to the extent applicable, approved by the Administrative Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notices of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date. In addition, if Agent shall become a Defaulting Lender, then Agent may be removed from its capacity as Agent hereunder upon the request of the Required Lenders and the Borrowers and by notice in writing to such Person. Upon delivery of a notice of removal to Agent, Required Lenders shall have the right to appoint a successor Agent meeting the qualifications set forth above that is (provided no Event of Default exists) reasonably acceptable to the Administrative Borrower. If no such successor Agent shall have been so appointed by the Required Lenders and, to the extent applicable, approved by the Administrative Borrower and shall have accepted such appointment within 30 days after the delivery of the notice of removal (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the Fronting Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and each Fronting Bank directly, until such time, if any, as the Required Lenders appoint (and, to the extent applicable, the Administrative Borrower approves) a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 13.2 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Agent Indemnitees in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
11.8.2    Separate Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Credit Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate security trustee, collateral agent or co-

collateral agent. If Agent so appoints a security trustee, collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Credit Documents shall also be vested in such separate agent. The Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any security trustee, collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
11.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it deems necessary concerning the Credit Documents, the Collateral and each Loan Party. Each Secured Party further acknowledges and agrees that the other Secured Parties and Agent have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Credit Documents or Secured Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Credit Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.
11.10    Remittance of Payments and Collections.
11.10.1    Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Local Time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Local Time) on such day, and if request is made after 11:00 a.m. (Local Time), then payment shall be made by 11:00 a.m. (Local Time) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.
11.10.2    Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Loan Parties be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.
11.10.3    Recovery of Payments. If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from a Loan Party and such related payment is not received, then Agent may recover such amount from each Secured Party that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
11.11    Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Credit Documents as any other Lender, and the terms “Lenders,” “Required Lenders”, “Required Facility Lenders”, “Super-Majority Lenders” or “Super-Majority Facility Lenders” or any similar term shall include Bank of America and its Affiliates in their capacities as Lenders. Each of Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, the Loan Parties and their Affiliates, as if Bank of America was not Agent hereunder, without any duty to account therefor to Lenders. In their individual capacities, Bank of America and its Affiliates may receive information regarding the Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.
11.12    ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Agent, each Joint Lead Arranger, each Joint Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Revolver Commitments or this Agreement,

(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolver Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolver Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolver Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolver Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.
(b)In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Agent, each Joint Lead Arranger, each Joint Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:
none of Agent, any Joint Lead Arranger or any Joint Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Revolving Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
11.13    Bank Product Providers. By accepting the benefit of the provisions of the Loan Documents directly relating to the Guarantee or the Collateral or any Lien granted thereunder, each Secured Bank Product Provider shall agree to be bound by Section 5.5 and this Section 11.
11.14    No Third Party Beneficiaries. This Section 11 is an agreement solely among the Secured Parties and Agent, and shall survive Full Payment of the Secured Obligations. Except to the extent expressly set forth herein (including with respect to consent rights and approvals), this Section 11 does not confer any rights or benefits upon Loan Parties or any other Person. As between Loan Parties and Agent, any action that Agent may take under any Credit Documents or with respect to any Secured Obligations shall be conclusively presumed to have been authorized and directed by the Secured Parties.
11.15    Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceedings or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting Banks and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting Banks and Agent and their respective agents and counsel and all other amounts due the Lenders, the Fronting Banks and Agent hereunder) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, interim receiver, receiver and manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Fronting Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and the Fronting Banks, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due to Agent hereunder.
11.16    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
SECTION 12.     BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
12.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, Secured Parties, and their respective successors and assigns, except that (a) other than as a result of transactions permitted under Section 9.2.3(a), no Loan Party shall have the right to assign its rights or delegate its obligations under any Loan Documents without the consent of each Lender (and any such assignment or delegation without such consent shall be null and void) and (b) any assignment by a Lender must be made in compliance with Section 12.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 12.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender. Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and Fronting Banks, and the Revolver Commitments of, and principal amounts (and stated interest) of the Loans, Letters of Credit and other obligations owing to, each Lender or Fronting Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error (provided, that a failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans, Letters of Credit or other obligations), and the Borrowers, Agent, the Lenders and the Fronting Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the Revolver Commitments, Loans, Letters of Credit and other obligations recorded in the Register as owing to such Person for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and, with respect to its own interests only, any Lender or Fronting Bank, at any reasonable time and from time to time upon reasonable prior notice. Such Register shall be kept and maintained in the United States at all times.
12.2    Participations.
12.2.1    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such

Lender shall remain the holder of its Loans and (if applicable) Revolver Commitments for all purposes, all amounts payable by Loan Parties within the applicable Loan Party Group shall be determined as if such Lender had not sold such participating interests, and Loan Parties within the applicable Loan Party Group and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Loan Parties, Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless it agrees to comply with Section 5.8 as if it were a Lender (it being understood that any documentation required under Section 5.8 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolver Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolver Commitment, Loan, Letter of Credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
12.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents; provided, that a Lender may agree with its Participant that such Lender will not, without the consent of such Participant, consent to any amendment, waiver or other modification which would require the consent of all directly and adversely affected Lenders under Section 13.1.1(c) or of all Lenders under Section 13.1.1(d).
12.3    Assignments.
12.3.1    Permitted Assignments. Subject to Section 12.3.3 below, a Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents (unless otherwise agreed by Agent), (it being understood and agreed that assignments hereunder shall not be required to be made on a pro rata basis between the Multicurrency Facility Commitments and the US Facility Commitments of a transferor Lender) and, in the case of a partial assignment of Revolver Commitments and any related Revolver Loans, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent and the Administrative Borrower) and integral multiples of $1,000,000 in excess of that amount or, in each case, if less, is all of the transferor Lender’s Revolver Commitments and any related Revolver Loans of a given Facility; (b) the written consent of (i) the Administrative Borrower and Agent is obtained, in each case as and to the extent required by the definition of Eligible Assignee, (ii) except in the case of an assignment to another Lender or an Affiliate or branch of a Lender or to an Approved Fund, each Fronting Bank under the applicable Facility (such consent not to be unreasonably conditioned, withheld or delayed) is obtained and (iii) except in the case of an assignment to another Lender or an Affiliate or branch of a Lender or to an Approved Fund, the Swingline Lender under the applicable Facility (such consent not to be unreasonably conditioned, withheld or delayed) is obtained; (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an

Assignment and Acceptance and Agent shall promptly send to the relevant Borrowers a copy of that Assignment and Acceptance and (d) if a Lender assigns or transfers any of its rights or obligations under the Loan Documents or changes its Lending Office and as a result of circumstances existing at the date the assignment, transfer or change occurs, a relevant Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Lending Office under Section 3.7, then the New Lender or Lender acting through its new Lending Office is only entitled to receive payment under Section 3.7 to the same extent as the existing Lender or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the New Lender acquired the applicable participation. Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Revolver Commitments, or disclosure of confidential information, to any Disqualified Institution. Agent is hereby authorized by the Administrative Borrower to make available the list of Disqualified Institutions to all Lenders and potential Lenders. From and after the Fifth Amendment Effective Date, any Eligible Assignee in respect of an assignment relating to the Multicurrency Facility shall be required to notify the Agent that it has obtained Term CORRA Capability prior to the effectiveness of such assignment as a condition to the effectiveness of such assignment.
Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to any Federal Reserve Bank, the United States Treasury or any other central bank as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank or similar regulation or notice issued by any other central bank; provided, however, (1) such Lender shall remain the holder of its Loans and owner of its interest in any Letter of Credit for all purposes hereunder, (2) Borrowers, Agent, the other Lenders and Fronting Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (3) any payment by Loan Parties to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Loan Parties’ obligations hereunder to the extent of such payment, and (4) no such assignment shall release the assigning Lender from its obligations hereunder.
12.3.2    Effect; Effective Date. Subject to acceptance and recording thereof by Agent pursuant to Section 12.1, and receipt by Agent of a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), from and after the effective date specified in each Assignment and Acceptance, such Assignment and Acceptance shall become effective if it complies with this Section 12.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder (and the transferor Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) but shall continue to be entitled to the benefits of Section 3.4, Section 3.7, Section 5.8 and Section 13.2). Upon consummation of an assignment, the transferor Lender, Agent and Loan Parties shall make appropriate arrangements for issuance of replacement and/or new Revolver Notes, as applicable. The transferee Lender shall comply with Sections 5.8 and 5.9 and deliver, upon request, an administrative questionnaire reasonably satisfactory to Agent.
12.3.3    Certain Assignees. No assignment or participation may be made to any Borrower, any Affiliate of any Borrower, any Disqualified Institution or a Defaulting Lender. In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Revolver Loans and LC Obligations. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.
12.3.4    Replacement of Certain Lenders. If (x) a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders or of all directly and adversely affected Lenders (or of all Lenders in a Facility or of all directly and adversely affected Lenders in a Facility) was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) gives a notice under Section 3.5 or requests compensation under Section 3.7, or (y) if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.8, then, in addition to any other rights and remedies that any Person may have, Agent or the Administrative Borrower may, by notice to such Lender, require such Lender to assign all of its rights and obligations under the Loan Documents to one or more Eligible Assignees pursuant to appropriate Assignment and Acceptances; provided, that any such Lender shall be deemed to have consented to the applicable Assignment and Acceptances and the assignments of all of its rights and obligations under the Loan Documents to one or more Eligible Assignees if it does not execute and deliver the applicable Assignment and Acceptances to Agent within one Business Day after having received a request therefor. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents at par, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge other than any amounts payable pursuant to Section 3.9). Notwithstanding anything to the contrary contained above, any Lender that acts as a Fronting Bank may not be replaced as a Fronting Bank hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Fronting Bank (including the furnishing of a back-up standby letter of credit in form and substance and issued by an issuer reasonably satisfactory to such Fronting Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Fronting Bank) have been made with respect to each such outstanding Letter of Credit issued by such Fronting Bank.
12.3.5    No Assignments or Participations to Natural Persons. Notwithstanding anything to the contrary herein, no assignments or participations shall be made to any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, any natural person).
12.3.6    Disqualified Institutions. In the event of any assignment by a Lender without the Administrative Borrower’s consent or, in the case of clause (ii), deemed consent (if applicable) (i) to any Disqualified Institution or (ii) to the extent the Administrative Borrower’s consent is required under Section 12.3 but has not been obtained (or deemed obtained), to any other Person, the Administrative Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution or Person and Agent, (A) terminate any Commitments of such Disqualified Institution or Person and repay all obligations of the Borrowers owing to such Disqualified Institution or Person hereunder and the other Loan Documents and/or (B) require such Disqualified Institution or Person to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.3), all of its interest, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution or Person paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided, that (i) the Administrative Borrower shall have paid to Agent the assignment fee (if any) required under this Section 12.3 and (ii) such assignment does not conflict with applicable laws. The rights of the Administrative Borrower under this Section 12.3.6 with respect to non-permitted assignments shall be in addition to any other rights of the Administrative Borrower at law or in equity.
SECTION 13.    MISCELLANEOUS
13.1    Consents, Amendments and Waivers.
13.1.1    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders or Agent (acting at the direction of the Required Lenders or other percentage or composition of Lenders set forth below) and each Loan Party party to such Loan Document and, with respect to any modifications of Section 5.10 or Section 13.1.1(d)(iv) only, the consent of the Guarantors; provided, however, that:
(a)without the prior written consent of Agent or the applicable Swingline Lender, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent or such Swingline Lender;
(b)(i) without the prior written consent of each Canadian Fronting Bank, no modification shall be effective with respect to any Canadian LC Obligations or Section 2.2.1, 2.2.2 or 2.2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the Canadian Fronting Bank, (ii) without the prior written consent of each UK Fronting Bank, no modification shall be effective with respect to any UK LC Obligations or Section 2.3.1, 2.3.2 or 2.3.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the UK Fronting Bank and (iii) without the prior written consent of each US Fronting Bank, no modification shall be effective with respect to any US LC Obligations or Section 2.4.1, 2.4.2 or 2.4.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of any US Fronting Bank;
(c)subject to the provisions of Section 2.8, without the prior written consent of each directly and adversely affected Lender, including a Defaulting Lender, and Agent, but without the consent of the Required Lenders, no modification shall be effective that would (i) increase the Revolver Commitments of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) other than as contemplated under Section 2.1.8, extend any applicable Facility Termination Date or the Revolver Facility Termination Date with respect to such Lender; provided, however, that (A) only the consent of the Required Facility Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or fees in respect of Letters of Credit with respect to the applicable Facility at the Default Rate, (B) only the consent of the Required Lenders shall be necessary to amend any financial covenant or calculation hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan, Letter of Credit or other extension of credit hereunder or to reduce any fee payable hereunder or to waive a Default or Event of Default and (C) only the consent of the Required Facility Lenders shall be necessary to waive any mandatory prepayment hereunder with respect to the applicable Facility or (iv) modify the ratable commitment reduction requirements set forth in the parenthetical appearing in clause (2) of Section 2.1.3(d);
(d)without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.5 (it being understood that Section 5.5 of this Agreement may be amended by the Administrative Borrower and Agent to provide additional extensions of credit pursuant to Section 2.1.9 of this Agreement substantially similar benefits to those afforded to the Revolver Loans and other Secured Obligations on the Closing Date) or Section 11.5; (ii) amend the definitions of Pro Rata, Required Lenders, Required Facility Lenders, Super-Majority Lenders or Super-Majority Facility Lenders (it being understood such definitions may be amended by the Administrative Borrower and Agent to provide additional extensions of credit pursuant to Section 2.1.9 of this Agreement substantially the same treatment in the determination of Pro Rata, Required Lenders, Required Facility Lenders, Super-Majority Lenders or Super-Majority Facility Lenders as the extensions of Revolver Loans and Revolver Commitments are included on the Closing Date); (iii) amend this Section 13.1.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit pursuant to Section 2.1.9 of this Agreement substantially the same treatment of the type provided to the Revolver Loans and Revolver Commitments and the Loans on the Closing Date); (iv) subordinate the Liens granted for the benefit of the Lenders to secure the Obligations hereunder; (v) other than as a result of transactions permitted under Section 9.2.3 (a)(i), consent to the assignment or transfer by any Borrower or any Guarantor of their rights or obligations hereunder; (vi) amend clause (a) of the first sentence of Section 12.1; (vii) release all or substantially all of the value of the guaranties of the Obligations made by the Guarantors; (viii) release all or substantially all of Agent’s Liens in the Collateral; or (ix) subordinate any Obligations in right of payment to any other Indebtedness;
(e)without the prior written consent of the Super-Majority Facility Lenders under the applicable Facility, no amendment or waiver shall be effective that would:
(i)increase the advance rates under the Borrowing Base for such Facility (or have the effect of increasing such advance rates);
(ii)(A) amend the definition of the Borrowing Base for such Facility (and the defined terms used in such definition) if the effect of such amendment is to increase the advance rates contained therein, to make more credit available or to add new types of Collateral thereunder or (B) amend the applicable Availability for such Facility in a manner that could have the effect of increasing the amount of such Availability thereunder; provided, that the foregoing shall not impair the ability of Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in its Permitted Discretion; or
(iii)amend the definition of Specified Excess Availability or Excess Availability in a manner that would have the effect of increasing the amount thereof; and
(f)notwithstanding anything in this Section 13.1.1 to the contrary, (i) if Agent and the Administrative Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Agent and the Administrative Borrower shall be permitted to amend such provision and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to Agent within five (5) Business Days following receipt of notice thereof and (ii) this Agreement and the other Loan Documents may be amended by Agent and each Loan Party party thereto in accordance with Sections 2.1.8 or 2.1.9 to incorporate the terms of any Extended Tranches or increased Commitments and the related Loans thereunder and to provide for non-Pro Rata borrowings and payments of any amounts hereunder as between the Loans and any Extended Tranches or increased Commitments in connection therewith, in each case with the consent of Agent but without the consent of any Lender.

Notwithstanding anything herein to the contrary, each of the parties hereto acknowledges and agrees that, if there is any Mortgage then in effect, any increase, extension or renewal of any of the Commitments or Loans (including the provision of Revolver Commitment Increases or any other incremental credit facilities hereunder or any Extension hereunder, but excluding (i) any continuation or conversion of Borrowings, (ii) the making of any Revolver Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to the Material Real Estate that is subject to any such Mortgage as required by Flood Insurance Laws and as otherwise reasonably required by Agent and (2) Agent having received written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction (such written confirmation not to be unreasonably withheld, conditioned or delayed).
13.1.2    Limitations. The agreement of Loan Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or any Fronting Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product or any Hedge Agreement shall be required for any modification of such agreement. No party to a Bank Product Document or Hedge Agreement that is not a Lender shall have any right to participate in any manner in modification of any Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
13.2    Indemnity. In addition to the indemnification obligations set forth in Section 5.8 or any other provision of this Agreement or any other Loan Document, each Loan Party shall indemnify and hold harmless the Indemnitees against any Claims that may be incurred by or asserted against any Indemnitee, including Claims asserted by any Loan Party or other Person or arising from the negligence of an Indemnitee, regardless of whether any such Indemnitee is a party to any such claim, litigation, investigation or proceeding (including any inquiry or investigation) and whether or not any such claim, litigation, investigation or proceeding (including any inquiry or investigation) is brought by the Administrative Borrower, its equity holders, Affiliates, creditors or any other third person; provided that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim (i) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of such Indemnitee, (ii) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from a material breach by such Indemnitee of its obligations under this Agreement or any other Loan Document or (iii) arising from any claim, litigation, investigation or proceeding (including any inquiry or investigation) (other than a claim, litigation, investigation or proceeding (including any inquiry or investigation) against Agent, a Joint Lead Arranger or a Joint Bookrunner acting pursuant to this Agreement or any other Loan Document in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing but subject to clauses (i) and (ii) above) solely between or among Indemnitees not arising from any act or omission by the Administrative Borrower, a Loan Party or any of its Restricted Subsidiaries or any of their respective Affiliates. The indemnity under this Section 13.2 shall not apply to any Taxes, other than Taxes arising with respect to a non-Tax Claim.
13.3    Notices and Communications.
13.3.1    Notice Address. Subject to Section 4.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Loan Party, at the Administrative

Borrower’s address shown on Schedule 13.3.1, to any Lender at the address shown on the administrative details provided by such Lender to Agent, and to Agent or any Fronting Bank at its respective address shown on Schedule 13.3.1 (or, in the case of a Person who becomes a Lender after the Fourth Amendment Effective Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 13.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received (it being understood that any transmission received after normal business hours will be deemed to be received at the opening of business of the recipient on its next succeeding business day); (b) if given by mail, three Business Days after deposit in the local mail system of the recipient, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery (including overnight and courier service), when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Sections 2.1.3, 2.2, 2.3, 2.4, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Administrative Borrower shall be deemed received by all Loan Parties.
13.3.2    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 9.1.1, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.3. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic mail and voice mail may not be used as effective notice under the Loan Documents.
13.3.3    Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Loan Party even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Loan Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Loan Party.
13.4    Performance of Loan Parties’ Obligations. Agent may, in its discretion at any time and from time to time, at the expense of the Loan Parties of the applicable Loan Party Group, pay any amount or do any act required of a Loan Party under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens on any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 13.4 shall be reimbursed to Agent by Loan Parties, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to US Base Rate Loans. Any payment made or action taken by Agent under this Section 13.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
13.5    Credit Inquiries. Each Loan Party hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.
13.6    Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. Any provision of this Agreement or the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
13.7    Cumulative Effect; Conflict of Terms; Headings. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control. The Section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
13.8    Counterparts. This Agreement and any other Loan Documents may be executed by one or more of the parties to this Agreement or such other Loan Document on any number of separate counterparts (including by facsimile or other electronic imaging means), each of which shall constitute an original, but all of which when taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any other Loan Document by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, Notices of Conversion/Continuation, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Agent pursuant to procedures approved by it.
13.9    Entire Agreement. Time is of the essence of the Loan Documents. This Agreement and the other Loan Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.
13.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Credit Documents shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Loan Party.

13.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Credit Document, Loan Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Loan Parties and such Person; (ii) Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Credit Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
13.12    Confidentiality.
13.12.1    General Provisions. Each of Agent, Lenders and each Fronting Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, members, directors, officers, employees, agents, advisors and representatives (provided that such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as this Section 13.12, to any Transferee (other than Participants that are also Disqualified Institutions) (it being understood and agreed that, for the avoidance of doubt, the list of Disqualified Institutions may be provided to any such Transferee (other than Participants that are also Disqualified Institutions) pursuant to this clause (f)) or any actual or prospective party (or its advisors) to any Bank Product; (g) with the written consent of the Administrative Borrower; (h) to the extent such Information (i) becomes publicly available or independently developed in each case other than as a result of a breach of this Section 13.12 or (ii) is available to Agent, any Lender, Fronting Bank or any of their Affiliates on a non-confidential basis from a source other than Loan Parties or (i) on a confidential basis to (A) any rating agency in connection with rating any Borrower or its Subsidiaries or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder. Notwithstanding the foregoing, Agent, the Fronting Banks and the Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ businesses. In addition, Agent, the Fronting Banks and the Lenders may disclose the existence of this Agreement and nonconfidential information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Agent, the Fronting Banks and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. As used herein, “Information” means all information received from a Loan Party or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section 13.12 shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and each Fronting Bank acknowledges that (A) Information may include material non-public information concerning a Loan Party or Subsidiary; (B) it has developed compliance procedures regarding the use of material non-public information; and (C) it will handle such material non-public information in accordance with Applicable Law, including federal, state, provincial and territorial securities laws.
13.13    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
13.14    Consent to Forum; Process Agent.
13.14.1    Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND EACH LOAN PARTY AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT; PROVIDED, THAT AGENT, ANY APPLICABLE SECURITY TRUSTEE OR THE LENDERS MAY BRING ACTIONS TO ENFORCE ANY SECURITY DOCUMENT OR LIEN GOVERNED BY LAWS OTHER THAN THE STATE OF NEW YORK IN SUCH JURISDICTION AS MAY BE SELECTED BY AGENT, THE APPLICABLE SECURITY TRUSTEE OR THE APPLICABLE LENDER, IN WHICH CASE THE BORROWERS AND GUARANTORS SHALL SUBMIT TO THE JURISDICTION OF SUCH COURT. EACH PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.3.1. Nothing herein shall limit the right of Agent, any security trustee or any Lender to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent or any security trustee of any judgment or order obtained in any forum or jurisdiction. Final judgment against a Loan Party in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the country in which such Loan Party is domiciled, by suit on the judgment.
13.15    Process Agent. Without prejudice to any other mode of service allowed under any relevant law, each Canadian Borrower, UK Borrower and each other Loan Party organized, incorporated or established outside the US (a) irrevocably appoints the Administrative Borrower as its agent for service of process in relation to any action or proceeding arising out of or relating to any Loan Documents, and (b) agrees that failure by a process agent to notify such Borrower or such Loan Party of any process will not invalidate the proceedings concerned. For purposes of clarity, nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
13.16    Waivers by Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party waives (a) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY

KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENT, OBLIGATIONS OR COLLATERAL; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Loan Party may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Document or transactions relating thereto; and (g) notice of acceptance hereof. Each Loan Party acknowledges that the foregoing waivers are a material inducement to Agent, each Fronting Bank and Lenders entering into this Agreement and that Agent, each Fronting Bank and Lenders are relying upon the foregoing in their dealings with Loan Parties. Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
13.17    Patriot Act Notice. Agent and Lenders hereby notify Loan Parties that pursuant to the requirements of the Bank Secrecy Act, the Patriot Act, the Canadian AML Legislation and other applicable anti-money laundering, anti-terrorist financing and “know your client” policies, regulations, laws or rules (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders are required to obtain, verify and record certain information that identifies each Loan Party, including its legal name, address, tax ID number and other similar information that will allow Agent and Lenders to identify it in accordance with the AML Legislation. Agent and Lenders may require information regarding Loan Parties’ management and owners, such as legal name, address, social security number and date of birth. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with the AML Legislation and the Beneficial Ownership Regulation.
13.18    Canadian Anti-Money Laundering Legislation. If Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of applicable AML Legislation, then Agent:
(a)shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and Agent within the meaning of the applicable AML Legislation; and
(b)shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Agent has no obligation to ascertain the identity of the Canadian Loan Parties or any authorized signatories of the Canadian Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Loan Party or any such authorized signatory in doing so.
13.19    Know Your Customer. At the request of Agent, the Borrowers shall promptly supply or procure the supply of documentation and other evidence as is reasonably requested by Agent (on its behalf or for any Credit Party or prospective Credit Party) in order for a Credit Party to comply with all necessary AML Legislation in connection with the transactions contemplated in the Loan Documents.
13.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 13.20, the following terms have the following meanings:
“BHC ACT Affiliate” means an “affiliate” (as defined under, and interpreted in accordance with, 12 U.S.C 1841(k)).
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C 5390(c)(8)(D).

13.21    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for an Insolvency Proceeding, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a Creditor Representative be appointed for all or any significant part of such Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
13.22    Nonliability of Lenders. Neither Agent, any Fronting Bank nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees, on behalf of itself and each other Loan Party, that neither Agent, any Fronting Bank nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or bad faith of the party from which recovery is sought. NO LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.
13.23    Certain Provisions Regarding Perfection of Security Interests. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Lenders acknowledge and agree that, except to the extent that further actions are required to be taken in accordance with the terms of Section 9.1.19 of this Agreement, (i) with respect to Non-Certificated Units from time to time held by the Unit Subsidiary, certificates of title have not been issued with respect thereto and, accordingly, no notation of a security interest has been made under the titling statutes of any jurisdiction in connection therewith and (ii) except as otherwise agreed by the Administrative Borrower and Agent, with respect to Units from time to time leased to customers, “fixture filings” will not be made under the provisions of the UCC or the PPSA (or other Applicable Law) as in effect in the relevant jurisdiction, both because of the administrative difficulty of ascertaining whether any such Unit is or becomes a fixture and the inability of the Loan Parties to provide the relevant information which would be required to make such filings.
13.24    Acknowledgement and Consent to Bail-In. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(a)a reduction in full or in part or cancellation of any such liability;
(i)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(ii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
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